Exhibit 10.1

Execution Version

SENIOR SECURED SUPERPRIORITY DEBTOR-IN-POSSESSION

TERM LOAN CREDIT AGREEMENT

dated as of April 8, 2024

among

AIRSPAN NETWORKS Inc.,
as Borrower and a Debtor and Debtor-in-Possession under Chapter 11 of the Bankruptcy Code,

AIRSPAN NETWORKS HOLDINGS INC.

(formerly known as New Beginnings Acquisition Corp)

as Holdings, a Guarantor and

a Debtor and Debtor-in-Possession under Chapter 11 of the Bankruptcy Code,

and

CERTAIN SUBSIDIARIES OF HOLDINGS,

each as a Guarantor and

a Debtor and Debtor-in-Possession under Chapter 11 of the Bankruptcy Code,

THE LENDERS FROM TIME TO TIME PARTY HERETO

and

DBFIP ANI LLC,

as Administrative Agent and Collateral Agent

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APPENDICES

Appendix A:	Commitment
Appendix B:	Principal Office
Appendix C:	Performance Milestones

SCHEDULES

Schedule 1.01(b):	Guarantors
Schedule 2.01(a)(iii):	Rolled-Up Term Loans
Schedule 5.03:	Governmental Authorization; Other Consents
Schedule 5.05:	No Material Adverse Effect
Schedule 5.09:	Environmental Compliance
Schedule 5.13:	Subsidiaries; Equity Interests
Schedule 5.17:	Intellectual Property
Schedule 5.23:	Material Contracts
Schedule 5.24:	Employee Matters
Schedule 5.25:	Regulatory Restrictions
Schedule 5.33:	Products
Schedule 6.03:	Website Address

EXHIBITS

Exhibit A-1:	Form of Notice of Borrowing
Exhibit A-2:	Form of Conversion/Continuation Notice
Exhibit B:	[Reserved]
Exhibit C:	Form of Compliance Certificate
Exhibit D:	Closing Agenda
Exhibit H:	Form of Assignment and Assumption Agreement
Exhibit J:	Forms of Tax Certificates
Exhibit K:	Form of Counterpart Agreement
Exhibit L:	[Reserved]
Exhibit M:	Form of Interim Order

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SENIOR SECURED SUPERPRIORITY DEBTOR-IN-POSSESION

TERM LOAN CREDIT AGREEMENT

THIS SENIOR SECURED SUPERPRIORITY DEBTOR-IN-POSESSION TERM LOAN CREDIT AGREEMENT dated as of April 8, 2024 (as the same may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), is entered into by, among others, airspAn networks Inc., a Delaware corporation and a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code (successor by merger to Artemis Merger Sub Corp.) (the “Initial Borrower” and together with each other Person that becomes a Borrower hereunder from time to time, each a “Borrower” and collectively, the “Borrowers”), AIRSPAN NETWORKS HOLDINGS INC. (formerly known as New Beginnings Acquisition Corp.), a Delaware corporation, the parent of the Initial Borrower and a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code (“Holdings”) and each Subsidiary of the Borrower that is identified as a guarantor on Schedule 1.01(b) hereto or that becomes a Guarantor hereunder from time to time, the Lenders from time to time party hereto and DBFIP ANI LLC, a Delaware limited liability company (“Fortress”), in its capacity as the administrative agent for the Lenders and other Secured Parties (Fortress, together with its successors and assigns in such capacity, the “Administrative Agent”) and as the collateral agent and trustee for the Lenders and other Secured Parties (Fortress, together with its successors and assigns in such capacity, the “Collateral Agent” and together with the Administrative Agent, each, an “Agent” and collectively, the “Agents”).

WITNESSETH

WHEREAS, On March 31, 2024 (the “Petition Date”), the Borrower, Holdings and the Guarantors (each a “Debtor” and collectively, the “Debtors”) filed voluntary petitions with the Bankruptcy Court commencing their respective cases that are pending under Chapter 11 of the Bankruptcy Code (each such case, a “Chapter 11 Case” and collectively, the “Chapter 11 Cases”) and have continued in the possession of their assets and the management of their business pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

WHEREAS, the Borrower has requested that the Lenders provide a superpriority secured debtor-in-possession term loan credit facility in an aggregate principal amount of $53,848,8371 (the “DIP Term Facility”), consisting of (i) Initial Term Loans in an aggregate principal amount on the Closing Date of $7,500,000, (ii) Delayed Draw Term Loan Commitments in an aggregate amount on the Closing Date of $9,000,000; and (iii) Rolled-Up Term Loans in an aggregate principal amount equal to $37,348,837, with all of the Borrower’s obligations under the DIP Term Facility to be guaranteed by each Guarantor.

WHEREAS, the priority of the DIP Term Facility with respect to the Collateral granted to secure the Obligations shall be as set forth in the Loan Documents and the Interim Order and the Final Order, as applicable, in each case upon entry thereof by the Bankruptcy Court.

[1]	For the avoidance of doubt, the aggregate principal commitments of the DIP Term Facility (including any fees earned and paid in kind on the Closing Date, and all funded and unfunded principal commitments) plus all accrued interest as of the Closing Date is $55,690,642.99, consisting of (i) $7,500,000.00 funded Initial Term Loans, (ii) $9,000,000.00 Delayed Draw Term Loan Commitments, (iii) $495,000.00 Commitment Premium with respect to the Initial Term Loans and Delayed Draw Term Loan Commitments, which is payable in kind and added to the balance of the Initial Term Loans on the Closing Date, (iv) $50,000.00 Administration Fee, which is payable in kind and added to the balance of Initial Term Loans on the Closing Date, (v) $37,348,837.00 funded Rolled-Up Term Loans, (vi) $1,125,601.25 Commitment Premium with respect to the Rolled-Up Term Loans, which is payable in kind and added to the balance of the Rolled-Up Term Loans on the Closing Date, and (vii) $171,204.74 unpaid interest for the period from the Petition Date to the Closing Date.

WHEREAS, all of the claims and the Liens granted under the Orders and the Loan Documents to the Agents and the Lenders in respect of the DIP Term Facility shall be subject to the Carve-Out.

WHEREAS, the Borrower and the Guarantors are engaged in related businesses, and each Guarantor will derive substantial direct and indirect benefit from the making of the extensions of credit under this Agreement.

WHEREAS, the Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the premises and mutual agreements and subject to the terms and conditions set forth herein, and intending to be legally bound hereby, the parties agree as follows:

Article I
DEFINITIONS AND ACCOUNTING TERMS

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptable Plan of Reorganization” means a plan of reorganization in form and substance acceptable to the Requisite Lenders (and to the Administrative Agent and Collateral Agent, as applicable, with respect to those provisions thereof that affect the rights, obligations, liabilities, duties or treatment of the Administrative Agent and/or the Collateral Agent) in all respects, that, among other things, (i) is consistent with the terms and conditions as set forth in the RSA and the exhibits thereto and (ii) contains a release by the Debtors in favor of the Administrative Agent, the Collateral Agent, the Lenders and their respective Affiliates and Related Parties in their capacities as such to the extent permitted under applicable law.

“Account” is any “account” as defined under the UCC with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to any Loan Party.

“Accounting Change” is defined in Section 1.02(d)(ii).

“Additional Asset Security Jurisdictions” is defined in Section 6.12(c)(ii).

“Additional Asset Security Provider” is defined in Section 6.12(c)(ii).

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment.

“Administration Fee” is defined in Section 2.02(b)(i).

“Administrative Agent” is defined in the preamble.

“Affiliate” means, as applied to any Person (the “Specified Person”), any other Person directly or indirectly controlling, controlled by, or under common control with, the Specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Specified Person, whether through the ownership of voting securities or by contract or otherwise; provided, however, that none of Softbank, any member of the Softbank Group, Mubadala nor any member of the Mubadala Group shall be deemed to be an Affiliate of FIG, of any Fortress Member, or of their respective Affiliates.

“Agents” is defined in the preamble.

“Aggregate Amounts Due” is defined in Section 2.04(a).

“Aggregate Payments” is defined in Section 9.02.

“Agreement” is defined in the preamble.

“Agreement Currency” is defined in Section 13.20.

“Applicable Default Interest Rate” is defined in clause (c)(i) of the definition of “Applicable Rate.”

“Applicable Rate” means, as of any date of determination, with respect to the interest rate of any Loan (or any portion thereof):

(a) with respect to any Base Rate Loan, the Base Rate plus 10.00% per annum; and

(b) with respect to any SOFR Loan, the Adjusted Term SOFR plus 11.00% per annum.

(c) Notwithstanding the foregoing, the Applicable Rate shall be increased 3.75% above the then applicable rates set forth in clauses (a) and (b) above (such rate, the “Applicable Default Interest Rate” (provided that, with respect to a SOFR Loan, the determination of the applicable interest rate is subject to Section 2.02(a)(v) to the extent that Loans may not be converted to, or continued as, SOFR Loans pursuant thereto)): (x) at the option of the Requisite Lenders, upon the occurrence and during the continuation of any other Default or Event of Default, or (y) if for any period, the Administrative Agent does not receive the financial statements and certificates described in Section 6.02(a), Section 6.02(b), Section 6.02(c), Section 6.03(b), Section 6.27 (including Appendix C) or Section 6.29 of this Agreement, for the period commencing on the date such financial statements and certificate were required to be delivered through the date on which such financial statements and certificate are delivered to the Administrative Agent.

“Approved Bankruptcy Court Order” means (a) each of the Orders, as such order is amended and in effect from time to time in accordance with this Agreement, (b) any order entered by the Bankruptcy Court regarding, relating to or impacting (i) any rights or remedies of any Secured Party, (ii) the Loan Documents (including the Loan Parties’ obligations thereunder), (iii) the Collateral, any Liens thereon or any Superpriority Claims (including, without limitation, any sale or other disposition of Collateral or the priority of any such Liens or Superpriority Claims), (iv) use of Cash Collateral, (v) debtor-in-possession financing, (vi) adequate protection granted with respect to, or otherwise relating to, any Prepetition Indebtedness, (vii) any Chapter 11 Plan or order approving a sale of all or substantially all o the assets of any Loan Party pursuant to section 363 of the Bankruptcy Code, (viii) the assumption or rejection of contracts, and (ix) ordinary course unsecured claims, in the case of each of the foregoing clauses (i) through (ix), that (A) is in form and substance satisfactory to the Administrative Agent (solely with respect to its own rights, obligations, liabilities, duties and treatment), the Collateral Agent (solely with respect to its own rights, obligations, liabilities, duties and treatment) and the Requisite Lenders, (B) has not been vacated, reversed or stayed and (C) has not been amended or modified in a manner adverse to the rights of the Lenders in any material respect except as agreed in writing by Administrative Agent (solely with respect to its own rights, obligations, liabilities, duties and treatment), the Collateral Agent (solely with respect to its own rights, obligations, liabilities, duties and treatment) and the Requisite Lenders in their sole discretion, and (c) with respect to any other order, an order entered by the Bankruptcy Court that (i) is in form and substance reasonably satisfactory to the Administrative Agent (solely with respect to its own rights, obligations, liabilities, duties and treatment), the Collateral Agent (solely with respect to its own rights, obligations, liabilities, duties and treatment) and the Requisite Lenders, (ii) has not been vacated, reversed or stayed and (iii) has not been amended or modified except in a manner reasonably satisfactory to the Administrative Agent (solely with respect to its own rights, obligations, liabilities, duties and treatment), the Collateral Agent (solely with respect to its own rights, obligations, liabilities, duties and treatment) and the Requisite Lenders.

“Approved Fund” means any fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender or an Affiliate of a Lender.

“Asset Disposition” means any Transfer (i) made pursuant to Section 7.01(a) or (ii) to the extent not permitted hereunder.

“Asset Security Jurisdictions” is defined in Section 6.12(c)(ii).

“Asset Security Providers” means Holdings, the Borrower and any Subsidiary of Holdings that is or becomes a Loan Party and provides asset security pursuant to Section 3.01, Section 6.12, Section 6.24, Section 6.26 and/or the Collateral and Guarantee Requirements hereof.

“Assigned Patent Rights” means all of the following, whether now owned or hereafter acquired or arising:

(a) all Assigned Patents;

(b) all patents and patent applications (i) to which any of the Assigned Patents directly or indirectly claims priority or (ii) for which any of the Assigned Patents directly or indirectly forms a basis for priority;

(c) all reissues, reexaminations, extensions, renewals, continuations, continuations in part, continuing prosecution applications, requests for continuing examinations, and divisionals of any item in any of the foregoing categories (a) and (b);

(d) all foreign patents, patent applications, and counterparts relating to any item in any of the foregoing categories (a) through (c), including certificates of invention, utility models, industrial design protection, design patent protection and other governmental grants or issuances;

(e) all items in any of the foregoing in categories (b) through (d), whether or not expressly listed on the Disclosure Schedule and whether or not claims in any of the foregoing have been rejected, withdrawn, cancelled, or the like;

(f) inventions, invention disclosures, and discoveries described in any of the Assigned Patents or any item in the foregoing categories (b) through (e) that: (i) are included in any claim in the Assigned Patents or any item in the foregoing categories (b) through (e); (ii) are subject matter capable of being reduced to a patent claim in a reissue or reexamination proceeding brought on any of the Assigned Patents or any item in the foregoing categories (b) through (e); or (iii) could have been included as a claim in any of the Assigned Patents or any item in the foregoing categories (b) through (e);

(g) all rights to apply in any or all countries of the world for Patents or other governmental grants or issuances of any type related to any item in any of the foregoing categories (a) through (f), including under the Paris Convention for the Protection of Industrial Property, the International Patent Cooperation Treaty, or any other convention, treaty, agreement, or understanding;

(h) all causes of action (whether known or unknown or whether currently pending, filed, or otherwise) and other enforcement rights under, or on account of, any of the Assigned Patents or any item in any of the foregoing categories (b) through (g), including all causes of action and other enforcement rights for (i) damages, (ii) injunctive relief and (iii) any other remedies of any kind for past, current, and future infringement, misappropriation or other violation; and

(i) all rights to collect income, royalties, damages and other payments due or payable under or with respect to any of the Assigned Patents or any item in any of the foregoing categories (b) through (h).

“Assigned Patents” means all Patents issued to, or for which applications are pending in the name of, Holdings or any of its Subsidiaries and (a) assigned to IP Hold-Co in accordance with the Patent Assignment Agreement or that are thereafter acquired by, or filed in the name of, Holdings or any of its Subsidiaries, including Patents that are the subject of Section 6.18.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit H, with such amendments or modifications as may be approved by Administrative Agent.

“Avoidance Action” has the meaning assigned to such term in the Interim Order or the Final Order, as applicable.

“Avoidance Proceeds” has the meaning assigned to such term in the Interim Order or the Final Order, as applicable.

“Audited Financial Statements” means (x) the audited consolidated balance sheet of Borrower and its Subsidiaries on a consolidated basis for the fiscal year ended 2021 and 2022, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Borrower and its Subsidiaries, including the notes thereto, (y) the audited consolidated balance sheet of Holdings and its Subsidiaries on a consolidated basis for the fiscal year ended December 31, 2022 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Holdings and its Subsidiaries, including the notes thereto, and (z) for each other fiscal year ended thereafter, the audited consolidated balance sheet of Holdings and its Subsidiaries on a consolidated basis for the fiscal year ended, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Holdings and its Subsidiaries, including the notes thereto, in each case, which audited financial statements shall be accompanied by a report and opinion prepared in accordance with generally accepted auditing standards.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.05(e) of this Agreement.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.).

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware or any other court having jurisdiction over the Chapter 11 Cases from time to time.

“Bankruptcy Law” means each of (i) the Bankruptcy Code, (ii) any domestic or foreign law relating to liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, administration, insolvency, reorganization, debt adjustment, receivership or similar debtor relief laws from time to time in effect and affecting the rights of creditors generally (including without limitation any plan of arrangement provisions of applicable corporation statutes), and (iii) any order made by a court of competent jurisdiction in respect of any of the foregoing.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as the same may from time to time be in effect and applicable to the Chapter 11 Cases.

“Base Rate” means, for any day, a rate per annum equal to the greater of (i) the Prime Rate in effect on such day, but in no event less than the Base Rate Floor and (ii) the Federal Funds Effective Rate in effect on such day plus one-half of one percent (½ of 1%), but in no event less than the Base Rate Floor and (iii) Adjusted Term SOFR in effect on such day for an Interest Period of one (1) month plus one percent (1%), but in no event less than the Base Rate Floor. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or Adjusted Term SOFR shall be effective from and including the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or Adjusted Term SOFR, respectively. Base Rate, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such borrowing, are bearing interest at a rate determined by the reference to the Base Rate.

“Base Rate Floor” means 1.50% per annum.

“Base Rate Loan” means any Loan that, at any time, bears interest at or by reference to the Base Rate in accordance with the term hereof.

“Base Rate Term SOFR Determination Day” is defined in clause (b) of the definition of “Term SOFR”.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.05(a). Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth below that can be determined by the Agent:

(a) the sum of (i) Daily Simple SOFR and (ii) 0.10% (10 basis points) for an Available Tenor of one-month’s duration or three-months’ duration; or

(b) the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.05 hereto and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.05 hereto.

“Beneficiary” means Administrative Agent, Collateral Agent and each Lender.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. § 1841(k)) of such party.

“Board of Directors” means, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers or managing member of such Person (or, in relation to any limited liability company incorporated under the laws of England and Wales, the board of directors of such Person), (iii) in the case of any partnership, the board of directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing.

“Board Reporting Materials” is defined in Section 6.03(b).

“Borrower” and “Borrowers” are defined in the preamble.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of SOFR Loans, as to which a single Interest Period is in effect.

“Budget” means the 13-week cash flow forecast reflecting Borrower’s good faith projection of all weekly cash receipts and disbursements and cash balances, for the 13-week period commencing on the Closing Date and which shall be in substance and form acceptable to the Administrative Agent, as the same may be updated from time to time as agreed between the Administrative Agent and the Borrower.

“Business Combination” means the merger, combination or consolidation of Holdings or any of its Subsidiaries with or into any Person or the sale of all or substantially all of the assets, stock or other evidence of beneficial ownership of Holdings or any of its Subsidiaries.

“Business Day” is any day that is not a Saturday, Sunday or a day on which commercial banks are authorized to close under the Laws of the State of New York.

“Capitalized Lease” means, with respect to any Person, any lease of (or other arrangement conveying the right to use) real or personal property by such Person as lessee that is required under GAAP to be capitalized on the balance sheet of such Person.

“Capitalized Lease Obligations” means, with respect to any Person, obligations of such Person and its Subsidiaries under Capitalized Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP. Notwithstanding the foregoing, for purposes of this Agreement, any lease (whether entered into before or after December 31, 2018) that, in the good faith determination of such Person, would have been classified as an operating lease pursuant to IFRS as in effect on December 31, 2018 shall be deemed to be an operating lease and shall not be included in the definition of “Capitalized Lease Obligations.”

“Carve-Out” has the meaning assigned to such term in the Interim Order or the Final Order, as applicable.

“Cases” means the Chapter 11 Cases, or any other action or proceeding taken in furtherance of or in connection with the Restructuring Transactions (as defined in the RSA) with the consent of the Loan Parties and the Requisite Lenders.

“Cash” means money, currency or a credit balance in any demand or Deposit Account; provided, however, that notwithstanding anything to the contrary contained herein, for purposes of calculating compliance with the requirements of Article III and Article VII hereof “Cash” shall exclude any amounts that would not be considered “cash” under GAAP or “cash” as recorded on the books of the Borrower and the Guarantors.

“Cash Collateral” shall have the meaning assigned to such term in the Interim Order or the Final Order, as applicable.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having a rating of at least A 1 or P 1 from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) certificates of deposit maturing no more than one (1) year after issue; and (d) money market funds in which at least ninety-five percent (95.0%) of the assets of such fund constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“Cash Management Order” means an order of the Bankruptcy Court entered in the Chapter 11 Cases, together with all extensions, modifications and amendments thereto, in form and substance reasonably acceptable to the Requisite Lenders, which among other matters authorizes the Debtors to maintain their existing cash management and treasury arrangements or such other arrangements as shall be reasonably acceptable to the Requisite Lenders in all material respects.

“Change in Law” means the occurrence of any of the following: (a) the adoption or introduction of, or any change in any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not applicable to the Secured Parties on such date, (b) any change in interpretation, administration or implementation of any such law, treaty, rule or regulation by any Governmental Authority or (c) the issuance, making or implementation by any Governmental Authority of any interpretation, administration, request, regulation, guideline, or directive (whether or not having the force of law), including any risk-based capital guidelines; provided however that for purposes of this definition, (x) a change in law, treaty, rule, regulation, interpretation, administration or implementation shall include, without limitation, any change made or which becomes effective on the basis of a law, treaty, rule, regulation, interpretation administration or implementation then in force, the effective date of which change is delayed by the terms of such law, treaty, rule, regulation, interpretation, administration or implementation, (y) the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub. L. 111-203, H.R. 4173) and all requests, rules, regulations, guidelines, interpretations or directives promulgated thereunder or issued in connection therewith shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued, implemented, or promulgated, whether before or after the Closing Date and (z) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall each be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued, implemented, or promulgated, whether before or after the Closing Date.

“Change of Control” means the occurrence of any of: (i) the Key Investors shall fail to beneficially and of record own and control (directly or indirectly), at least fifty percent (50%) on a fully diluted basis of the aggregate outstanding voting and economic power of the Equity Interests of Holdings (inclusive of warrants and other convertible instruments) owned by the Key Investors on the Closing Date; (ii) an acquisition by an individual, legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of Equity Interests of Holdings, by contract or otherwise) of in excess of fifty percent (50%) of the Equity Interests of Holdings, (iii) Holdings or any Subsidiary thereof sells or transfers all or any substantial portion of its assets to another Person (other than the Liens under the Loan Documents and Transfers, Investments and Business Combinations expressly permitted by Article VII), (iv) (x) at any time, Holdings shall cease to own and control, of record and beneficially, directly or indirectly, one hundred percent (100%) of the aggregate voting and economic power of the Equity Interests of each Subsidiary of Holdings (other than the IP Hold-Co) free and clear of all Liens (except Permitted Liens) or (y) at any time, Borrower shall cease to own and control, of record and beneficially, directly or indirectly, at least ninety nine and eight tenths percent (99.8%) of the aggregate voting and economic power of the Equity Interests of IP Hold-Co free and clear of all Liens (except for Permitted Liens), or (v) a “change of control” occurs under the Prepetition Note Documents or the Prepetition Loan Documents or any other Material Indebtedness (other than the Obligations) of Holdings or any of its Subsidiaries.

“Chapter 11 Cases” has the meaning assigned to such term in the recitals to this Agreement.

“Chapter 11 Plan” means the Joint Prepackaged Chapter 11 Plan of Reorganization of Airspan Networks Holdings Inc. and its Debtor Affiliates under Chapter 11 of the Bankruptcy Code Case No. 24-10621 (TMH), as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and the RSA; provided that any such amendment, supplement or other modification shall be in form and substance acceptable to the Requisite Lenders and the Agent.

“Class” means (a) with respect to Lenders, each of the following classes of Lenders: (i) Lenders having Initial Term Loan Exposure, (ii) Lenders having Delayed Draw Term Loan Exposure and (iii) Lenders having outstanding Rolled-Up Term Loans and (b) with respect to Loans, each of the following classes of Loans: (i) Initial Term Loans, (ii) Delayed Draw Term Loans and (iii) Rolled-Up Term Loans.

“Closing Agenda” means that certain Closing Agenda attached hereto as Exhibit D.

“Closing Date” means April 8, 2024.

“Code” means the means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means the “Collateral”, “DIP Collateral” or words of similar intent as defined in the Interim Order (and, when applicable, the Final Order) or in any of the Collateral Documents, and shall include all present and after acquired assets and property, whether real, personal, tangible, intangible or mixed of the Loan Parties, wherever located, on which Liens are or are purported to be granted pursuant to the Orders or any Collateral Document in favor of the Collateral Agent, on behalf of the Secured Parties, to secure any of the Obligations; provided that in no case shall “Collateral” include Excluded Assets.

“Collateral Agent” is defined in the preamble.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Agent shall have received each Collateral Document required to be delivered at such time as may be designated therein, pursuant to the terms of the Collateral Documents or Section 6.12, Section 6.15, Section 6.24 or Section 6.26, subject, in each case, to the limitations and exceptions of this Agreement, duly executed by each Loan Party thereto;

(b) all Guaranteed Obligations shall have been unconditionally guaranteed by each Subsidiary of Holdings identified as a Guarantor on Schedule 1.01(b) hereto;

(c) except as otherwise provided hereunder or under any Collateral Document, the Obligations and the Guaranteed Obligations shall have been secured by a security interest with the priority set forth in the Orders in all of the Equity Interests of each Domestic Subsidiary owned by Holdings and the other Loan Parties;

(d) except to the extent otherwise provided hereunder or under any Collateral Document, the Obligations and the Guaranteed Obligations shall have been secured by a perfected security interest in with the priority set forth in the Orders, and mortgages on, substantially all tangible and intangible assets of each Loan Party (including, without limitation, accounts receivable, insurance, inventory, equipment, investment property, Intellectual Property, other general intangibles, owned (but not leased) Material Real Property and proceeds of the foregoing, but excluding Excluded Assets), in each case, with the priority required by the Collateral Documents;

(e) [Reserved];

(f) if requested by the Collateral Agent, the Collateral Agent shall have received (i) counterparts of a Mortgage with respect to each Material Real Property required to be delivered pursuant to Section 3.01, Section 6.12, Section 6.24 and/or Section 6.26 (the “Mortgaged Properties”), within the time periods set forth therein, duly executed and delivered by the record owner of such property together with evidence that counterparts of the Mortgages are in form suitable for filing or recording in all filing or recording offices that the Collateral Agent may deem reasonably necessary or desirable in order to create a valid and subsisting perfected Lien on the property and/or rights described therein in favor of the Collateral Agent for the benefit of the Secured Parties and that all filing and recording taxes and fees have been paid or otherwise provided for, (ii) a title insurance policy for such property or the equivalent or other form (if applicable) available in each applicable jurisdiction (the “Mortgage Policies”) insuring the Lien of each such Mortgage as a valid Lien on the property described therein, free of any other Liens except Permitted Liens, in amounts (not to exceed the value of the real properties covered thereby) and together with such endorsements, coinsurance and direct access reinsurance as the Collateral Agent may reasonably request and providing for such other affirmative insurance as the Collateral Agent shall reasonably request (including endorsements for future advances under the Loan Documents), (iii) if requested by the Agent, a Survey of such property, provided that new or updated Surveys will not be required if an existing survey, ExpressMap or other similar documentation is available and survey coverage (including deletion of the general survey and issuance of survey-related endorsements) is available for the Mortgage Policies without the need for such new or updated Surveys, (iv) an opinion of local counsel, with respect to the execution, delivery, enforceability and perfection of the security interests created by the Mortgages and any related fixture filings in form and substance reasonably satisfactory to the Collateral Agent, (v) and other documents (including subordination or pari passu confirmations, and lien searches) as the Collateral Agent may reasonably request with respect to any such Mortgaged Property and (vi) to the extent reasonably requested by the Administrative Agent, if such Loan Party is in receipt of a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination, and if any improvements on such Mortgaged Property are located in a special flood hazard area, (1) a notice about special flood hazard area status and flood disaster assistance duly executed by the applicable Loan Parties and (2) evidence of insurance required by Section 6.13 and/or the applicable Collateral Documents in form and substance reasonably satisfactory to the Agent;

(g) (i) except with respect to intercompany Indebtedness, if any Indebtedness for borrowed money in a principal amount in excess of One Million Dollars ($1,000,000) (individually) is owing to any Loan Party and such Indebtedness is evidenced by a promissory note, the Collateral Agent shall have received such promissory note, together with undated instruments of transfer with respect thereto endorsed in blank and (ii) with respect to intercompany Indebtedness, all Indebtedness of Holdings and each of its Subsidiaries shall be subject to the Intercompany Subordination Agreement and upon request of the Agent, any Indebtedness that is owing to any Loan Party (or Person required to become a Loan Party) shall be evidenced by a subordinated intercompany note (in form and substance satisfactory to the Agent and otherwise conforming with the requirements of the Intercompany Subordination Agreement), and such intercompany note shall be delivered to the Collateral Agent, along with undated instruments of transfer with respect thereto endorsed in blank;

(h) if requested by the Collateral Agent, the Collateral Agent shall have received all certificates, agreements, documents and instruments, including, Uniform Commercial Code financing statements (or equivalent) and Control Agreements or as applicable notices and acknowledgement or equivalent with respect to deposit accounts, securities accounts or commodities accounts or other account Collateral, to the extent required by this Agreement, the Collateral Documents or as reasonably requested by the Collateral Agent to be filed, delivered, registered or recorded to create the Liens intended to be created by the Collateral Documents and perfect such Liens to the extent required by, and with the priority required by, the Collateral Documents and the other provisions of the term “Collateral and Guarantee Requirement,” shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording; and

(i) if requested by the Collateral Agent, at any time any Collateral with a book value in excess of Seven Hundred and Fifty Thousand Dollars ($750,000) (when aggregated with all other Collateral at the same location) is located on any real property in a state of the United States or the District of Columbia (whether such real property is now existing or acquired after the Closing Date) which is not owned by a Loan Party, or is stored on the premises of a bailee, warehouseman, or similar party, use commercially reasonable efforts to obtain written subordinations or waivers or collateral access agreements, as the case may be, in form and substance reasonably satisfactory to the Collateral Agent.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, (a) with respect to leases of real property entered into by any Loan Party, such Loan Party shall not be required to take any action with respect to creation or perfection of security interests with respect to such leases; provided that each Loan Party, as applicable, shall use commercially reasonable efforts to deliver landlord lien waivers, estoppels and collateral access letters and equivalent in respect of each such leased real property required by clause (h) above, (b) Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in the Collateral Documents and, to the extent appropriate in the applicable jurisdiction, as agreed between the Collateral Agent and the Borrower, (c) prior to a Default, no perfection actions other than a UCC-filing shall be required in the United States, or in any state of the United States or the District of Columbia with respect to (i) motor vehicles and other assets and personal property subject to certificates of title with an individual book value of less than Two Hundred and Fifty Thousand Dollars ($250,000) except to the extent perfection is accomplished by the filing of a UCC financing statement or equivalent under applicable Law and letter of credit rights with a value of less than Two Hundred and Fifty Thousand Dollars ($250,000), except to the extent constituting a supporting obligation for other Collateral as to which perfection is accomplished by the filing of a UCC financing statement or equivalent under applicable Law (it being understood that no actions shall be required to perfect a security interest in assets subject to certificates of title or letter of credit rights, other than the filing of a UCC financing statement or equivalent under applicable Law), or (ii) commercial tort claims with an individual value of less than Two Hundred and Fifty Thousand Dollars ($250,000), (d) no perfection actions shall be required in the United States or any state of the United States or the District of Columbia with respect to any deposit account, securities account or commodities account which is an Excluded Account or accounts of the Loan Parties which have average monthly balances on deposit of less than One Hundred and Fifty Thousand Dollars ($150,000) individually and Two Hundred Thousand Dollars ($200,000) in the aggregate (such accounts, “De Minimis Accounts”), (e) unless specifically requested by the Collateral Agent, acting in its sole discretion, and required pursuant to Section 6.24 with respect to an additional Asset Security Jurisdiction after the Closing Date, no actions in any non-U.S. jurisdiction shall be required to be taken to create any security interests in assets located or titled outside of the United States or to perfect or make enforceable any security interests in any assets (it being understood that there shall be no Collateral Document (or other security agreements or pledge agreements) governed under the laws of any non-U.S. jurisdiction) unless specifically requested by the Collateral Agent, acting in its sole discretion, (f) no actions shall be required to be taken to perfect any security interest in Equity Interests other than Equity Interests of each Domestic Subsidiary owned by Holdings, the Borrower or any Guarantor, (g) so long as the Indebtedness evidenced by the Subordinated Term Loan Documents remains outstanding, there shall be no requirement to take any actions to grant or perfect any security interest in the Dense Air Group (including in the Equity Interests issued by any member thereof), and (h) the Specified Immaterial Foreign Subsidiary shall be excluded from the Collateral and Guarantee Requirements at all times such Person qualifies as a Specified Immaterial Foreign Subsidiary.

The Collateral Agent may grant extensions of time or exceptions for the provision or perfection of security interests in, or the obtaining of Mortgages, Mortgage Policies and Surveys with respect to, particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Borrower, that provision or perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents.

“Collateral Documents” means each of the Loan Documents, the Interim Order (and, when applicable, the Final Order), each Security Document, each Control Agreement, the Perfection Certificate and each other collateral document, debenture, mortgage, share charge, pledge, security agreement, intellectual property security agreement and any other similar document, notices, instruments or agreements entered into as of the Closing Date or from time to time thereafter pursuant to the requirements of Section 6.12 or 6.26 or any of the Loan Documents and all other collateral access agreements, mortgages, notices of pledge of accounts; perfection certificates, financing statements, security trustee deeds, collateral assignment agreements, deeds of trust, collateral access arrangements, collateral assignments, collateral reports, share transfer forms, powers of attorney and other similar instruments, documents, notices, acknowledgments, filings, registrations, endorsements delivered from time to time by any Loan Parties pursuant to this Agreement or any of the other Loan Documents in order to evidence, perfect, protect, assign, or grant a Lien on any real, personal or mixed property of that Person as security for the Obligations or the Guaranteed Obligations to the Collateral Agent for the benefit of the Secured Parties.

“Commitment Premium” is defined in Section 2.02(b)(ii).

“Commitments” means, with respect to any Lender, such Lender’s Initial Term Loan Commitment and/or Delayed Draw Term Loan Commitment, as applicable.

“Company Data and Data Sets” is defined in Section 5.17(m).

“Company Financial Advisor” means Intrepid Investment Bankers LLC or such other financial advisor acceptable to the Administrative Agent in its sole and reasonable discretion.

“Compliance Certificate” means a certificate in the form attached hereto as Exhibit C.

“Conduct of Business Provisions” is defined in Section 6.14.

“Confirmation Order” means the order of the Bankruptcy Court confirming the Chapter 11 Plan under section 1129 of the Bankruptcy Code, which shall be in form and substance acceptable to the Requisite Lenders and the Agent.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate”, the definition of “Business Day”, the definition of “U.S. Government Securities Business Day”, the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.02(f) and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary or desirable in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contingent Obligation” means, with respect to any Person, any obligation of such Person guaranteeing or intending to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (b) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, (c) any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include any product warranties extended in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contributing Guarantors” is defined in Section 9.02.

“Control Agreement” means, with respect to any Deposit Account, any securities account, commodity account, securities entitlement or commodity contract, an agreement, in form and substance reasonably satisfactory to Collateral Agent, among Collateral Agent, the financial institution or other person at which such account is maintained or with which such entitlement or contract is carried and the Loan Party maintaining such account, effective to grant “control” (as defined under the applicable UCC) over such account to the Collateral Agent (including, where consistent with market practice in the relevant jurisdiction, obtaining an acknowledgement of such notice in respect of accounts subject to the Collateral Agent’s Liens where consistent with market practice in the relevant jurisdiction); it being understood that unless specifically specified in this Agreement or any Loan Document, any reference to a Control Agreement shall mean a Control Agreement subject to springing dominion pursuant to which the applicable Loan Party shall maintain control unless and until a notice of sole control has been given by Collateral Agent to the financial institution or other person at which such account is maintained or with which such entitlement or contract is carried.

“Controlled Account” means each Deposit Account, Securities Account, commodities account, securities entitlement or commodity contract that is (x) subject to a Control Agreement for the benefit of the Secured Parties, in accordance with the terms of this Agreement and of the applicable Collateral Documents or (y) which is otherwise subject to the sole dominion and control of the Collateral Agent pursuant to Section 6.15 hereof, for the benefit of the Secured Parties, in accordance with the terms of the applicable Collateral Documents, or subject to an equivalent arrangement required for perfection under English law or where applicable other applicable local law in the Relevant Jurisdictions and reasonably acceptable to the Collateral Agent.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.

“Copyrights” means all of the following: (a) all copyright rights in any work subject to the copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise (including all copyrights in software), (b) all registrations and applications for registration of copyright in the United States or any other country, including registrations, renewals and pending applications for registration, (c) all income, royalties, damages and other payments now or hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past or future infringements or other violations, and (d) the right to sue for past, present and future infringement or other violation thereof.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit K delivered by a Loan Party pursuant to Section 6.12(b).

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” is defined in Section 13.25(b).

“Credit Date” means the date of a Credit Extension.

“Credit Extension” means the making of a Loan.

“Critical Technology” is defined in Section 5.32.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debtors” has the meaning specified in the recitals herein.

“Declining Lender” is defined in Section 2.01(e)(iii).

“De Minimis Accounts” is defined in the definition of “Collateral and Guarantee Requirement.”

“Debtor Relief Law” means (i) the Bankruptcy Code of the United States, and (ii) all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, administration, compulsory winding up, management winding up, moratorium, rearrangement, receivership, insolvency, reorganization, rehabilitation or similar debtor relief Laws of the United States, any Relevant Jurisdiction and/or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, the making of a determination or any combination of the foregoing, would become an Event of Default.

“Default Period” means, with respect to any Defaulting Lender, the period commencing on the date it became a Defaulting Lender and ending on the earliest of the following dates: (a) the date on which all Term Loan Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable, and (b) the date on which the Borrower and Administrative Agent determine such Lender is no longer a Defaulting Lender under Section 2.08(b).

“Default Rate” means SOFR or the Base Rate, as applicable, plus the Applicable Default Interest Rate.

“Default Rights” is defined in, and shall be interpreted in accordance with, 12 C.F.R. § 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 2.08(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one (1) or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within five (5) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Laws, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such

Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one (1) or more of clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.08(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Delayed Draw Term Loan” means a loan made by a Lender pursuant to Section 2.01(a)(ii).

“Delayed Draw Term Loan Borrowing Date” shall mean the date on which the conditions set forth in Section 3.02 of this Agreement are satisfied or waived by the Requisite Lenders.

“Delayed Draw Term Loan Commitment” means the commitment of a Lender to make or otherwise fund a Delayed Draw Term Loan Commitment, and “Delayed Draw Term Loan Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Delayed Draw Term Loan Commitment, if any, is set forth on Appendix A or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Delayed Draw Term Loan Commitments as of the Closing Date and prior to giving effect to any Borrowing on such date is Nine Million Dollars ($9,000,000).

“Delayed Draw Term Loan Exposure” means, with respect to any Lender as of any date of determination, the sum of that Lender’s unused Delayed Draw Term Loan Commitment and the aggregate outstanding principal amount of the Delayed Draw Term Loans of that Lender.

“Delayed Draw Term Loan Lender” means each Lender holding a Delayed Draw Term Loan Commitment or a Delayed Draw Term Loan.

“Dense Air Group” means Dense Air Holdco, Dense Air Limited and their respective subsidiaries from time to time.

“Dense Air Holdco” means any entity that holds, either directly or indirectly whether now or in the future not less than ninety-five percent (95%) of the outstanding issued share capital in Dense Air Limited from time to time.

“Dense Air Limited” means Dense Air Limited, a company organized under the laws of England and Wales.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Designated Jurisdiction” is defined in Section 5.22(b)(v).

“DIP Term Facility” has the meaning assigned to such term in the preamble herein.

“Disclosure Schedule” means each of the Disclosure Schedules attached hereto.

“Disqualified Equity Interests” means Equity Interests that by their terms (or by the terms of any security into which they are convertible or for which they are exchangeable) (a) require the payment of any cash dividends, (b) mature or are mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof, in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation, on a fixed date or otherwise, prior to the date that is three hundred and sixty-five (365) days after the Maturity Date at such time of any then outstanding Loan or (c) are convertible or exchangeable, automatically or at the option of any holder thereof, into any Indebtedness other than Permitted Indebtedness; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of Holdings or any Subsidiary or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by such entity in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Distributable Income” means, at any time, the maximum amount of income distributable by a Person at such time under the laws of such Persons jurisdiction.

“Distribution” is defined in Section 6.22(a).

“Divestiture Transaction” means the Borrower’s sale of all of the issued and outstanding shares of common stock of Mimosa to Radisys Corporation, an Oregon corporation, for an aggregate purchase price of approximately $60,000,000 in cash (subject to customary adjustments as set forth in the Mimosa Purchase Agreement) on the terms and subject to the conditions set forth in the Mimosa Purchase Agreement) as in effect on the Petition Date.

“Dollars,” “dollars” or use of the “$” sign means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Domestic Subsidiary” means a Subsidiary of Holdings organized under the laws of the United States, any state, territory or province thereof; provided that no Person that is a direct or indirect Subsidiary of a Foreign Subsidiary shall be a Domestic Subsidiary.

“Eligible Assignee” means any Person (other than a natural person or a trust of which any natural person is the beneficiary) that is (i) a Lender, an Affiliate of a Lender or a Related Fund (any two (2) or more Related Funds being treated as a single Eligible Assignee for all purposes hereof) and (ii) a commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans in the ordinary course of business; provided, no Direct Competitor (unless approved by Borrower and the Administrative Agent, acting in consultation with the Requisite Lenders) and no Loan Party or any Affiliate thereof shall be an Eligible Assignee; provided further, no consent of the Borrower shall be required if an Event of Default has occurred. “Direct Competitor” as used herein shall mean an operating business of a 5G wireless telecommunications provider.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any applicable Environmental Law; (b) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (c) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future Laws, or any other requirements of Governmental Authorities relating to (a) environmental matters, or (b) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Holdings or any of its Subsidiaries or any Facility owned, leased or operated by Holdings or any of its Subsidiaries.

“Environmental Liability” means all liabilities (contingent or otherwise, known or unknown), monetary obligations, losses (including monies paid in settlement), damages, natural resource damages, costs and expenses (including all reasonable fees, costs, client charges and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest arising directly or indirectly as a result of or based upon (a) any Environmental Claim; (b) any actual, alleged or threatened non-compliance with any applicable Environmental Law or Environmental Permit; (c) any actual, alleged or threatened Release of or exposure to Hazardous Materials; (d) any Remedial Action; or (e) any contract, agreement, or other arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, license, authorization, approval, registration or entitlement required by or issued pursuant to any Environmental Law or by any Governmental Authority pursuant to Environmental Law.

“Equipment” means all present and future “equipment” as defined in the Code (or equivalent in the equivalent applicable Law of a relevant non-U.S. jurisdiction) in effect on the Closing Date with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such securities convertible into or exchangeable for shares of capital stock (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, and its regulations.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Holdings or any of its Subsidiaries within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by a Loan Party, either Borrower or any other Loan Party or ERISA Affiliate thereof from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate; (g) or any Foreign Plan Event.

“Event of Default” is defined in Section 8.01.

“Exchange Act” is the Securities Exchange Act of 1934, as amended.

“Excluded Account” means any segregated deposit account or securities account specifically and exclusively used to hold payroll and payroll taxes and other employee benefit payments, Taxes required to be collected, remitted or withheld (including sales taxes) and other funds which any Loan Party holds in trust or as an escrow or fiduciary for another third party which is not a Loan Party or its Subsidiary (including for the purposes of paying taxes in the ordinary course of business).

“Excluded Assets” means the following assets and property of any Loan Party (i) any of such Loan Party’s right, title or interest in any license, contract or agreement to which such Loan Party is a party or any of its right, title or interest thereunder to the extent, but only to the extent, that such a grant would, under the express terms of such license, contract or agreement result in the termination, a material breach of the terms of, or constitute a material default under, such license, contract or agreement (other than to the extent that any such term (A) has been waived or (B) would be rendered ineffective pursuant to Sections 9-406, 9-408, 9-409 of the UCC or other applicable provisions of the UCC (or equivalent) of any relevant jurisdiction or any other applicable law (including the applicable Debtor Relief Laws) or principles of equity); provided, that (x) immediately upon the ineffectiveness, lapse, termination or waiver of any such provision, the Collateral shall include, and such Loan Party shall be deemed to have granted a security interest in, all such right, title and interest as if such provision had never been in effect and (y) the foregoing exclusion shall in no way be construed so as to limit, impair or otherwise affect the Collateral Agent’s unconditional continuing security interest in and liens upon any rights or interests of a Loan Party in or to the proceeds of, or any monies due or to become due under, any such license, contract or agreement, provided that such security interest or lien would not itself result in the termination, material breach of the terms of a material default under such license, contract or agreement (other than to the extent that any such term (A) has been waived or (B) would be rendered ineffective pursuant to Sections 9-406, 9-408, 9-409 of the UCC or other applicable provisions of the UCC (or equivalent) of any relevant jurisdiction or any other applicable law (including the applicable Debtor Relief Laws) or principles of equity), (ii) any intent-to-use United States trademark applications for which an amendment to allege use or statement of use has not been filed under 15 U.S.C. § 1051(c) or 15 U.S.C. § 1051(d), respectively, or if filed, has not been deemed in conformance with 15 U.S.C. § 1051(a) or examined and accepted, respectively, by the United States Patent and Trademark Office, provided that upon such filing and acceptance, such intent-to-use applications shall be included in the definition of Collateral, (iii) any Excluded Accounts if and for so long as the accounts described therein as used solely for the purposes described in the definition of “Excluded Accounts”, (iv) Equity Interests issued by Dense Air Limited, Dense Air Holdco, or any of their subsidiaries and held by any Loan Party or any of their Subsidiaries, and (v) such other assets and property as to which the Collateral Agent (in its sole discretion) determines that the cost of obtaining or perfecting a security interest therein is excessive in relation to the benefits afforded to the Secured Parties by the security to be afforded thereby; provided, however, that (x) the exclusions described in clauses (i) through (v) above shall in no way be construed as to limit, impair or otherwise affect the Collateral Agent’s unconditional continuing security interest in and liens upon any rights or interest of the Loan Parties in or to the proceeds of, or any monies due or to become due under, any such leases, contracts, agreements, licenses, permits, equipment, Equity Interests, accounts or other assets and (y) immediately upon the effectiveness, lapse termination or waiver of any such restriction, provision or agreement, references to the Collateral shall include and the Loan Parties shall be deemed to have granted a security interest with respect to such leases, contracts, agreements, licenses, permits, equipment, Equity Interests, accounts and other assets as if such provision or restriction or agreement had never been in effect.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Lender or required to be withheld or deducted from a payment to such Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of a Lender being organized under the laws of, or having its principal office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) that are Other Connection Taxes; (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of a Lender with respect to an applicable interest in a Loan or Term Loan Commitment pursuant to a law in effect on the date on which such Lender designates a new lending office or acquires its interests or rights under this Agreement, except, in each case, to the extent that, (x) pursuant to Section 2.03, amounts with respect to such Taxes were payable either to such Lender immediately before it changed its lending office or to such Lender’s assignor immediately before such Lender became a party hereto or (y) such assignment of a Lender’s interest under this Agreement was triggered by any Loan Party’s request; (c) Taxes attributable to a Lender’s failure to comply with Section 2.03(e); and (d) any U.S. federal withholding Taxes imposed under FATCA as a result of a Lender not being in compliance with FATCA or such Lender failing to provide the Borrower with all forms reasonably requested by the Borrower establishing an exemption from U.S. federal withholding Taxes imposed under FATCA.

“Executive Order” is defined in Section 5.22(b)(i).

“Existing Asset Security Jurisdictions” is defined in Section 6.12(c)(i).

“Exit Premium” is defined in Section 2.02(b)(iii).

“Export Control Regulations” shall mean the Export Administration Act, the Arms Export Control Act, the Export Administration Regulations and the International Traffic in Arms Regulations, the Export Control Act 2002 (United Kingdom) each as amended from time to time, and any similar law applicable to the operations or activities of Holdings or any of its Subsidiaries in any jurisdiction.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Holdings or any of its Subsidiaries or any of their respective predecessors.

“Fair Share” is defined in Section 9.02

“Fair Share Contribution Amount” is defined in Section 9.02.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCC” means the Federal Communications Commission or any Governmental Authority substituted therefor.

“FCPA” shall mean the Foreign Corrupt Practices Act of 1977 (as amended from time to time).

“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher one one-hundredth of one percent (1/100 of 1%)) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“FIG” is defined in Section 13.08.

“Final Order” means a final order of the Bankruptcy Court satisfactory in form and substance to the Requisite Lenders, in substantially the form of the Interim Order, with only such modifications thereto as are reasonably necessary to convert the Interim Order to a final order and such other modifications as are satisfactory in form and substance to the Debtors, the Requisite Lenders and (in each case, solely with respect to its own rights, obligations, liabilities, duties and treatment) the Administrative Agent and the Collateral Agent, in each case in their sole respective discretion.

“Final Order Entry Date” shall mean the date on which the Final Order is entered by the Bankruptcy Court.

“First Day Orders” means the orders entered by the Bankruptcy Court in respect of first day motions and applications in respect of the Chapter 11 Cases, which shall be satisfactory in form and substance to the Requisite Lenders.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to any SOFR Loan, which floor shall in no event be less than zero.

“Foreign Lender” shall mean a Lender that is not a U.S. Person.

“Foreign Plan” means (a) any employee pension benefit plan (within the meaning of Section 3(2) of ERISA, whether or not subject to ERISA) that is not subject to United States law, that is maintained or contributed to by any Loan Party or any of their Subsidiaries or any ERISA Affiliate and (b) any other material foreign pension in accordance to any other applicable Law and special arrangements, collective bargaining agreements and extension orders in any applicable jurisdiction that is maintained or contributed to by any Loan Party or any of their Subsidiaries or any ERISA Affiliate.

“Foreign Plan Event” means (a) with respect to any Foreign Plan, (i) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions or payments required by applicable Law or by the terms of such Foreign Plan, (ii) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Plan required to be registered, or (iii) the failure of any Foreign Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Plan, or (b) a final determination that any Loan Party is responsible for a deficit or funding shortfall in a multi-employer pension plan as that term is defined under applicable foreign pension and benefits standards statute or regulation or other Foreign Plan administered by an entity other than a Loan Party under a collective bargaining agreement, in each case to the extent material to Holdings and Subsidiaries, taken as a whole.

“Foreign Subsidiary” means a Subsidiary that is not a Domestic Subsidiary.

“Foreign Subsidiary Accession Requirements” is defined in Section 6.12(c)(i).

“Fortress” is defined in the preamble.

“Fortress Member” means the Agent and its respective Permitted Transferees (as defined in the IP Hold-Co Operating Agreement).

“Funding Guarantor” is defined in Section 9.02.

“GAAP” means (a) in the case of Holdings, the Borrower, IP Hold-Co and the Domestic Subsidiaries, United States generally accepted accounting principles; and (b) in the case of any Loan Party which is a Foreign Subsidiary, the generally accepted accounting principles applying to it in the country of its incorporation or in a jurisdiction agreed to by the Administrative Agent or, if adopted by the relevant Loan Party, the international accounting standards within the meaning of IAS Regulation 1606/2002, in each case, to the extent applicable to the relevant financial statements and applied on a consistent basis.

“Governmental Authority” means any nation or government, any federal, supranational, state, local or other political subdivision of any of the foregoing, any ministry, agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers of functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“Guaranteed Obligations” is defined in Section 9.01.

“Guarantor” means Holdings and each Subsidiary of Holdings (other than the Borrower) listed on Schedule 1.01(b) hereto and each other Person, if any, that from time to time becomes a Guarantor by executing and delivering a Guaranty, or becomes a party to this Agreement as Guarantor by joinder or otherwise.

“Guaranty” means the guaranty of each Guarantor set forth in Article IX.

“Harmful Code” is defined in Section 5.17(g).

“Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any applicable Governmental Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedging Contract” means any rate or currency swap, cap or collar agreement or any other agreement designed to hedge risk with respect to interest rate or currency fluctuations, whether or not pursuant to a master agreement.

“Holdings” is defined in the preamble.

“IFRS” means International Financial Reporting Standards.

“Immaterial Foreign Subsidiary” means any Foreign Subsidiary of the Loan Parties that (a) does not own any Patents and has neither (i) revenues (excluding intercompany transactions and balances) for the most recently completed twelve (12) month period of more than the lesser of (x) Five Million Dollars ($5,000,000) (or its equivalent) and (y) three percent (3%) of total revenues of Holdings and its consolidated Subsidiaries for the last twelve months (as measured as of the last day of the most recently completed fiscal period for which financial statements have been delivered pursuant Section 6.02(a), Section 6.02(b) or Section 6.02(c), as applicable), nor (ii) assets or Investments having fair market value (as of the last day of the most recently completed twelve-month period) of more than Two Million Five Hundred Thousand Dollars ($2,500,000) (or its equivalent) on average as of the last day of each fiscal period ending, during such period, in each case, as determined based on the most recently completed fiscal period for which financial statements have been delivered pursuant to Section 6.02(a), Section 6.02(b) or Section 6.02(c), as applicable, for the preceding twelve (12) month period then ended (but giving pro forma effect to any material Indebtedness, Investment, Transfer or Asset Dispositions during such period).

“Immaterial Foreign Subsidiary Threshold” means for all Subsidiaries of Holdings that are not Loan Parties and Asset Security Providers (on a combined basis with all of the Non-Loan Party Subsidiaries taken as a whole) (i) revenues (excluding intercompany transactions and balances) for the most recently completed twelve (12) month period of no more than the lesser of (x) Ten Million Dollars ($10,000,000) (or its equivalent) and (y) six percent (6%) of the total revenues of Holdings and its consolidated Subsidiaries for the last twelve months (as measured as of the last day of the most recently completed fiscal period for which financial statements have been delivered pursuant Section 6.02(a) or Section 6.02(b) or Section 6.02(c), as applicable,), and (ii) assets or Investments (as of the last day of the most recently completed twelve-month period) of no more than Five Million Dollars ($5,000,000) (or its equivalent) on average as of the last day of each fiscal period ending during such period, in each case, as determined based on the most recently completed fiscal period for which financial statements have been delivered pursuant to Section 6.02(a), Section 6.02(b) or Section 6.02(c), as applicable, for the preceding twelve (12) month period then ended (but giving pro forma effect to any material Investment, Transfer or Asset Dispositions during such period).

“Increased-Cost Lender” is defined in Section 2.09(b).

“Indebtedness” means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money; (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables or other account payables incurred in the ordinary course of such Person’s business and not overdue or overdue by fewer than 60 days); (c) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made (excluding surety bonds, performance bonds, bid bonds and similar obligations); (d) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder may be limited to repossession or sale of such property; (e) all Capitalized Lease Obligations of such Person; (f) all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, acceptances and similar facilities (other than to the extent undrawn or cash collateralized); (g) all obligations and liabilities, calculated on a basis satisfactory to the Administrative Agent and in accordance with accepted practice, of such Person under Hedging Contracts; (h) all monetary obligations under any receivables factoring, receivable sales or similar transactions and all monetary obligations under any synthetic lease, tax ownership/operating lease, off-balance sheet financing or similar financing; (i) all surety bonds, performance bonds, bid bonds, appeal bonds, completion guarantees and similar obligations; (j) all Contingent Obligations; (k) all Disqualified Equity Interests; and (l) all obligations referred to in clauses (a) through (k) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness. The Indebtedness of any Person shall include, without duplication, the Indebtedness of any partnership of or joint venture in which such Person is a general partner or a joint venturer to the extent such Person is liable therefor as a result of such Person’s ownership interest in such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of Indebtedness of any Person for purposes of clause (l) above shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as reasonably determined by such Person in good faith.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and applicable Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (a) this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including each Lender’s agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); (b) the statements contained in the commitment letter delivered by any Lender to Borrower with respect to the transactions contemplated by this Agreement or the other Loan Documents; (c) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of the Loan Parties or any of their Subsidiaries; or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) of this definition of “Indemnified Taxes”, Other Taxes.

“Indemnitee” is defined in Section 13.02(b).

“Indemnitee Related Party” is defined in Section 10.07.

“Information Declination Notice” is defined in Section 6.03.

“Initial Asset Security Jurisdiction” means the United States, the United Kingdom, the State of Israel and Japan.

“Initial Borrower” is defined in the preamble.

“Initial Term Loan” is defined in Section 2.01(a)(i).

“Initial Term Loan Commitment” means the commitment of a Lender to make or otherwise fund an Initial Term Loan. The amount of each Lender’s Initial Term Loan Commitment as of the Closing Date is set forth on Appendix A or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Initial Term Loan Commitments as of the Closing Date is as set forth on Appendix A. The Initial Term Loans shall be fully-advanced on the Closing Date.

“Initial Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Initial Term Loans of such Lender.

“Insolvency Proceeding” means any proceeding under any Debtor Relief Law.

“Intellectual Property” means collectively, all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, all Copyrights, Patents, Trademarks, Trade Secrets, Product Authorizations, Product Agreements, computer software, databases, data and documentation, know-how, inventions, manufacturing processes and techniques, research and development information data and other information included in or supporting Product Authorizations, other intellectual property or similar proprietary rights, copies and tangible embodiments of any of the foregoing (in whatever form or medium) and any and all improvements to any of the foregoing or rights or licenses to or from a third party in connection therewith.

“Intercompany Subordination Agreement” means the Amended and Restated Intercompany Subordination Agreement dated as of the First Restatement Effective Date (as defined in the Prepetition Credit Agreement), by and among Holdings, the Borrower and certain Subsidiaries thereof, as the same may be amended, amended and restated, restated, supplemented or otherwise modified from time to time.

“Interest Payment Date” means with respect to any Loan, (i) the last day of each calendar month ending after the Closing Date, and (ii) the Maturity Date of such Loan; provided if such date is not a Business Day, the applicable Interest Payment Date shall be the next succeeding Business Day.

“Interest Period” means, in connection with any SOFR Loan, an interest period of one (1) month or three (3) months, or such shorter other period as consented to by Administrative Agent and the Requisite Lenders, as selected by Borrower in the applicable Conversion/Continuation Notice or Notice of Borrowing, (i) initially, commencing on the Closing Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c), of this definition, end on the last Business Day of a calendar month; and (c) no Interest Period shall extend beyond the Maturity Date.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is (i) for the purpose of hedging the interest rate exposure associated with Holdings and its Subsidiaries’ operations, (ii) approved by Administrative Agent, and (iii) not for speculative purposes.

“Interim Order” means an interim order of the Bankruptcy Court that is in form and substance satisfactory to the Requisite Lenders (and as the same may be amended, supplemented, or modified from time to time after entry thereof with the consent of the Requisite Lenders in their sole discretion and (in each case, solely with respect to its own rights, obligations, liabilities, duties and treatment)) the Administrative Agent and the Collateral Agent, in substantially the form set forth as Exhibit M, with changes to such form as are satisfactory to the Debtors, the Requisite Lenders and (in each case, solely with respect to its own rights, obligations, liabilities, duties and treatment) the Administrative Agent and the Collateral Agent, in each case in their respective sole discretion, approving the Loan Documents and related matters.

“Interim Order Entry Date” means the date on which the Interim Order is entered by the Bankruptcy Court.

“Inventory” is all “inventory” as defined in the UCC in effect on the Closing Date with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of a Loan Party’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” means (a) any beneficial ownership interest in any Person (including Equity Interests and other securities), (b) any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances or other extensions of credit (excluding accounts receivable arising in the ordinary course of business), capital contributions or acquisitions of Indebtedness (including, any bonds, notes, debentures or other debt securities), Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), (c) the purchase or ownership of any futures contract or liability for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or (d) any investment in any other items that are or would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“IP Hold-Co” means Airspan IP Holdco LLC, a Delaware limited liability company and a Subsidiary of Borrower which, as of the First Restatement Effective Date, has ninety nine and eight tenths percent (99.8%) of its Equity Interests owned by the Borrower and two-tenths percent (0.2%) owned by the Fortress Member and which is managed by (x) Borrower until the occurrence of a Triggering Event (as defined in the IP Hold-Co Operating Agreement), and (y) after the occurrence of a Triggering Event (as defined in the IP Hold-Co Operating Agreement), the Fortress Member (or its designee) shall become the sole manager of the IP Hold-Co.

“IP Hold-Co Operating Agreement” means that certain Operating Agreement dated as of December 30, 2020 entered into by IP Hold-Co, the Borrower and the Agent in its capacity as the Fortress Member, as amended and restated by that certain Amended and Restated Operating Agreement dated as of the First Restatement Effective Date (as defined in the Prepetition Credit Agreement), and as the same may be further amended, restated, amended and restated, modified or supplemented from time to time with the consent of the Agent.

“IP Security Agreement” means each Intellectual Property Security Agreement or other short-form copyright, patent or trademark (as the case may be), security agreement, entered into from time to time by a Loan Party in favor of the Collateral Agent (on behalf of the Secured Parties) with such changes as approved by the Agent, in each case, as the same may be amended, amended and restated, restated, supplemented or otherwise modified from time to time.

“IRS” means the United States Internal Revenue Service.

“IT Systems” means all software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) in the current conduct of the business of the Loan Parties.

“Joinder Date” is defined in Section 6.12(c)(ii).

“Judgment Currency” is defined in Section 13.20.

“Key Investors” means Oak Investments, Reliance Jio Infocomm Limited, and Softbank Group Capital Limited.

“Knowledge” means, with respect to any Person, the actual knowledge of executive officers (as defined in Rule 405 under the Securities Act) of such Person, after due inquiry.

“Laws” means, collectively, all international, foreign, supranational, Federal, state and local laws, statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations, clearances, approvals, exemptions and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” means each Person listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement.

“Liabilities” is defined in Section 13.17.

“Licenses” shall mean all licenses and any other agreement granting any right (or under which any Person agrees to refrain from exercising any right, including any covenant not to sue) with respect to any Intellectual Property (whether a Person is the grantor or grantee thereunder).

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge, assignment or encumbrance or security or preferential arrangement of any kind (including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof, any agreement to give any security interest, and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security).

“Liquidation Event” has the meaning assigned to such term in the IP Hold-Co Operating Agreement.

“Liquidity” means, on any date of determination, all Cash and Cash Equivalents owned by Holdings and its Loan Party Subsidiaries (or a non-Loan Party Subsidiary that has granted a first priority perfected Lien in such Account and the cash therein subject to the “control” (as defined in the UCC) of the Collateral Agent) and held in any Controlled Account in the United States, the United Kingdom, or otherwise subject to the “control” and a first priority perfected Lien in favor of Collateral Agent, in each case, on the date of determination (excluding, for purposes of clarity, any amounts available to be drawn or funded under lines of credit or other debt facilities, including any revolving loans); provided that amounts included under this definition shall (a) be included only to the extent such amounts are not subject to any consensual Lien or other restriction or encumbrance of any kind (other than Liens in favor of the Collateral Agent or Liens securing obligations under or in connection with the Prepetition Credit Agreement), (b) include any proceeds of the funded Term Loans (to the extent otherwise included pursuant to this definition), (c) exclude any amounts held by Holdings or any of its Subsidiaries in escrow, trust or other fiduciary capacity for or on behalf of a client, borrower or customer of Holdings, its Subsidiaries or any of their respective Affiliates, (d) exclude cash in an amount equal to trade payables that have been overdue for more than sixty (60) days and (e) in any event, shall exclude cash pledged to support the Cash Collateral (as defined in the Orders).

“Loan Documents” means this Agreement, the Orders, the Disclosure Schedules, the Perfection Certificate, the Compliance Certificate, each Collateral Document, the Patent Assignment Agreement, the Patent License Agreement, each intercreditor agreement, fee letter, subordination agreement, joinder agreement, process agent appointment letters, notice, acknowledgment and consents, powers of attorney and any and all other present or future documents, instruments, agreements, reports, deeds and certificates required to be executed and delivered by a Loan Party in connection herewith or in connection with this Agreement or otherwise designated by the Borrower and the Administrative Agent as a “Loan Document” from time to time.

“Loan Parties” means each Borrower and Guarantor.

“Loan Party Agent” is defined in Section 12.07(a).

“Loans” means Initial Term Loans, Delayed Draw Term Loans and/or Rolled-Up Term Loans as the context may require.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, performance, contingent liabilities, material agreements, prospects, properties or financial condition of Holdings and its Subsidiaries taken as a whole (other than (x) by virtue of the commencement of the Cases and the events and circumstances giving rise thereto and any defaults under pre-petition agreements, so long as the exercise of remedies as a result of such defaults are stayed under any Bankruptcy Law, (y) any litigation or claim threatened or initiated by creditors of the Loan Parties or their Subsidiaries against the Loan Parties or their Subsidiaries or any of their respective officers or directors, in each case, arising out of filing of the Cases or the transactions contemplated thereby or (z) the existence of any claim or liability from the period prior to the commencement of the Cases, which is unsecured and junior in priority to the Obligations); (b) a material impairment of the ability of any Loan Party to perform its obligations under the Loan Document to which it is a party; (c) a material impairment in the perfection or priority of the Collateral Agent’s Lien in and on the Collateral as a whole; or (d) a material adverse effect upon the legality, validity, binding effect or enforceability against any Secured Party of any Loan Document to which it is a party (as represented in, and subject to the qualifications contained in, Section 5.04).

“Material Contract” means (i) each of the contracts listed on Schedule 5.23 and (ii) each contract, agreement, instrument, permit, lease or license, written or oral, of any Loan Party, (a) which is material to any Loan Party’s business or which the failure to comply with could reasonably be expected to result in a Material Adverse Effect; or (b) the aggregate value of which any Loan Party has a right to make or receive payments in respect thereof exceeds One Million Dollars ($1,000,000).

“Material Indebtedness” means Indebtedness of Holdings or any of its subsidiaries in an aggregate amount in excess of One Million Dollars ($1,000,000).

“Material Intellectual Property” means all (a) Assigned Patents, and (b) other Intellectual Property owned or exclusively licensed by Holdings or any Subsidiary of Holdings that is material to the business of Holdings and its Subsidiaries, taken as a whole.

“Material License” is defined in Section 5.17(a).

“Material Real Property” means any real property with a book value (at the time of acquisition) or fair market value in excess of One Million Five Hundred Thousand Dollars ($1,500,000) owned by any Loan Party.

“Material Regulatory Permits” means any Regulatory Permits where the failure to possess or maintain such Regulatory Permits, or restrictions placed thereon, in either case, could reasonably be expected, either individually or in the aggregate, to result in either (a) a material adverse effect on any Assigned Patent or (b) a Material Adverse Effect.

“Maturity Date” means the earlier of (i) the Stated Maturity Date, (ii) the consummation (as defined in 11 U.S.C. § 1101(2)) of any plan of reorganization under the Chapter 11 Cases, including pursuant to a Chapter 11 Plan that has been confirmed by the Confirmation Order, (iii) the consummation of a sale or other disposition of all or substantially all assets of the Debtors, taken as a whole, under section 363 of the Bankruptcy Code and (iv) the date of acceleration of the Term Loans and the termination of unused Commitments with respect to the DIP Term Facility in accordance with the terms of this Agreement.

“Maximum Rate” is defined in Section 13.16.

“Mortgage” means, collectively, the deeds of trust, trust deeds, debentures, deeds and/or other local law equivalent to secure debt and mortgages creating and evidencing a Lien on a Mortgaged Property made by any Loan Party in favor or for the benefit of the Collateral Agent on behalf of the Secured Parties executed and delivered pursuant to Section 6.12, Section 6.24 and/or Section 6.26 as applicable.

“Mortgage Policies” is defined in clause (f) of the definition of “Collateral and Guarantee Requirement.”

“Mortgaged Properties” is defined in clause (f) of the definition of “Collateral and Guarantee Requirement.”

“Mubadala” means Mubadala Investment Company PJSC.

“Mubadala Group” means any Person controlling, controlled by or under common control with Mubadala and/or any other direct owner of FIG, that is not also controlled by FIG (for purposes of this definition, “control” means the power, through ownership of securities, contract or otherwise, to direct the policies of the applicable person or entity).

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(a) with respect to any Transfer (other than the issuance of Equity Interests of Holdings, which is addressed under clause (b) of this definition), Asset Disposition or any insurance or condemnation award, the aggregate cash proceeds (including cash proceeds received pursuant to policies of insurance or condemnation awards or by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when cash is actually received) received by Holdings or any Subsidiary pursuant to any such Transfer, Asset Disposition or insurance proceeds or condemnation award net of (i) the direct costs relating to such Asset Disposition (including sales commissions and legal, accounting and investment banking fees), (ii) net income taxes paid as a result thereof (after taking into account any tax credits or deductions and any tax sharing arrangements) and (iii) amounts required to be applied to the repayment of any Indebtedness secured by a Lien on the asset subject to any such Transfer or other Asset Disposition (other than the Loans) or required to be paid to parties (other than Affiliates of any Loan Party) having superior rights to the proceeds of any such Transfer or other Asset Disposition to the extent such superior rights are permitted hereunder; and

(b) with respect to any issuance of Equity Interests of Holdings or Indebtedness (excluding Permitted Indebtedness), the aggregate cash proceeds received by Holdings or any of its Subsidiaries pursuant to such issuance, net of the direct costs of such issuance (including reasonable and documented up-front, underwriters’ and placement fees and any related tax, legal and accounting fees) to the extent that such costs, fees and expenses are paid to non-Affiliates.

“New Money Term Loans” means, individually or collectively, as the context may require, the Initial Term Loans and the Delayed Draw Term Loans.

“Non-Consenting Lender” is defined in Section 2.09(b).

“Non-Loan Party Subsidiary” means any Subsidiary of Holdings that is not a Loan Party.

“Notice of Borrowing” means a written notice of a requested Borrowing substantially in the form of Exhibit A-1 signed by an authorized signatory of the Borrower, in which the Borrower requests a Loan and specifies and certifies, amongst other things, (a) the name of the Borrower, (b) the requested date of Borrowing (which shall be a Business Day), (c) the principal amount of the Loans to be borrowed and the tranche and Type of Loan to be requested; (d) the use of proceeds of the Loan (which must be a purpose permitted by Section 6.09 for the type of Loan requested),

(e) the account to which the proceeds of the Borrowing should be directed, (f) that all conditions precedent for such Loan set forth in Section 3.01 or Section 3.02, as applicable, have been satisfied, and (g) if the Borrowing is for a date other than the Closing Date, containing a calculation of the financial covenants and attaching supporting evidence demonstrating compliance both before and after giving pro forma effect to such Borrowing based on the most recent reporting delivered to the Lenders but giving pro forma effect to any material acquisitions, Transfer, or incurrence of additional Indebtedness, or Liens occurring during such period (detailing in such calculation any such adjustments made). Except as otherwise provided herein, each such Notice of Borrowing for each Loan shall be irrevocable and the Borrower shall be bound to make such borrowings in accordance therewith.

“Oak Investments” means Oak Investment Partners XI, LP and Oak Investment Partners XIII, LP.

“Obligations” means all unpaid principal of and accrued and unpaid interest (including interest accruing after the Maturity Date but prior to Payment in Full) on the Term Loans, all accrued and unpaid fees and premiums (including the Administration Fee, Commitment Premium and Exit Premium) and all expenses, reimbursements, indemnities and all other advances to, debts, liabilities and obligations of the Loan Parties to the Lenders or to any Lender, the Administrative Agent, the Collateral Agent or any indemnified party arising under the Loan Documents in respect of any Term Loan, whether direct or indirect (including those acquired by assumption), absolute, contingent, due or to become due, now existing or hereafter arising.

“Obligee Guarantor” is defined in Section 9.07.

“OFAC” is defined in Section 5.22(b)(iv).

“Operating Expenses” means the sum of, commission fees and expenses, distributor fees and expenses, group purchasing organization fees and expenses, other network operations expenses, clinical, research and development expenses, sales and marketing expenses and general and administrative expenses of Holdings and its Subsidiaries; provided, however, that in no event shall any of the expenses, fees and costs arising from or related to the transactions contemplated by this Agreement and the Loan Documents, in each case to be paid on the Closing Date and identified to the Agents and Secured Parties in writing, be considered or deemed to constitute “Operating Expenses” for purposes of this Agreement.

“Orders” means individually or collectively, as the context may require, the Interim Order and the Final Order.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation, the bylaws, articles of association, memorandum (where applicable), shareholders registry and directors registry, limited liability agreement, operating agreement and all shareholder agreements, voting trusts and similar arrangements applicable to such company’s Equity Interests, or any equivalent document of any of the foregoing; (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership (or, with respect to any limited liability company incorporated under the laws of England and Wales, its certificate of incorporation, articles of association and memorandum of association), joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means Taxes imposed as a result of a present or former connection between a Lender and the jurisdiction imposing such Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any rights under any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Material Jurisdictions” means, as of the Closing Date, India.

“Other Taxes” means all present or future stamp duty, stamp duty land tax, court or documentary, intangible, excise, sales, value added, property or franchise taxes, taxes on deemed income or other taxes, registration, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.09).

“Participant Register” is defined in Section 13.01(d).

“Patent Act” means the United States law applicable to patents commonly referred to as the US Patent Act that is codified in 35 U.S.C. § 1 et seq.

“Patent Assignment Agreement” means the agreement providing for the assignment of the Assigned Patent Rights by certain of the Loan Parties (other than IP Hold-Co) in favor of IP Hold-Co dated as of the Closing Date (as defined in the Prepetition Credit Agreement) (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time).

“Patent License Agreement” means a non-exclusive license agreement by and between certain of the Loan Parties (other than IP Hold-Co) and their Subsidiaries, as licensees of the Assigned Patent Rights, and IP Hold-Co, as licensor dated as of the Closing Date (as defined in the Prepetition Credit Agreement) (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time).

“Patents” means all of the following: (a) all letters patent of the United States or the equivalent thereof in any other country, and all applications for letters patent of the United States or the equivalent thereof in any other country, including certificates of invention, utility models, industrial design protection, design patent protection, and other governmental grants or issuances, and the right to make application for any of the foregoing, (b) all reissues, reexaminations, extensions, renewals continuations, continuations in part and divisionals thereof, (c) the inventions disclosed or claimed therein, including the right to make, use or sell the inventions disclosed or claimed therein, (d) all income, royalties, damages and payments now or hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and other payments for past or future infringements or other violations, and (e) the right to sue for past, present and future infringement or other violation thereof.

“PATRIOT Act” shall mean the USA PATRIOT Act, Pub. L. 107-56 (signed into law October 26, 2001), as amended by the USA PATRIOT Improvement and Reauthorization Act, Pub. L. 109-177 (signed into law March 9, 2006) (as amended from time to time).

“Payment in Full” has the meaning assigned to such term in the introductory paragraph of Article VI.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) and/or any other foreign pension plans in accordance to any other applicable Laws and special arrangements, collective bargaining agreements and extension orders in any applicable jurisdiction, in each case, other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by a Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years.

“Perfection Certificate” means the perfection certificate dated as of the Closing Date (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time).

“Performance Due Date” is defined in Section 6.27.

“Performance Milestones” means, collectively, the milestones set forth on Appendix C hereto which the Borrower and the other Loan Parties have agreed to adhere to within the time limits specified on such Appendix C (as such time limits may be extended in writing by the Requisite Lenders (or the Administrative Agent acting at the direction of the Requisite Lenders, including by email from the Specified Lender Advisors).

“Periodic Term SOFR Determination Day” is defined in clause (a) of the definition of “Term SOFR”.

“Permitted Indebtedness” means:

(i) the Obligations;

(ii) (A) unsecured Indebtedness of any Loan Party to any other Loan Party; (B) unsecured Indebtedness of any Subsidiary which is not a Loan Party to any Loan Party in an aggregate amount collectively not to exceed One Million Dollars ($1,000,000) outstanding at any time and (C) unsecured Indebtedness of any Subsidiary which is not a Loan Party to any other Subsidiary which is not a Loan Party; provided that all such Indebtedness shall be in form and substance satisfactory to the Agent and shall be subject to the Intercompany Subordination Agreement and, where required by the Agent, shall be delivered to the Collateral Agent (together with such documents and instruments as may be requested by Administrative Agent pursuant to the terms of this Agreement, the Intercompany Subordination Agreement or any of the other Loan Documents);

(iii) [Reserved];

(iv) (A) unsecured Indebtedness incurred by Holdings or any of its Subsidiaries in the ordinary course of business arising from agreements not for borrowed money providing for indemnification or from guaranties or letters of credit, surety bonds or performance bonds or similar reimbursed type obligations incurred in the ordinary course of business and securing the performance of Holdings or any such Subsidiary pursuant to such agreements, in connection with dispositions permitted by Section 7.01 or permitted dispositions of any business, assets of Holdings, the Borrower or any of its Guarantor Subsidiaries in accordance with this Agreement, so long as any such obligations are those of the Person making the respective acquisition or sale, and are not guaranteed by any other Person except as permitted by clause (B) of this clause and (B) (i) Indebtedness consisting of unsecured guaranties by any Loan Party of the Indebtedness and lease and other contractual obligations (including, without limitation, guaranties of any License entered into in the ordinary course of business by a Loan Party), in each case, of any other Loan Party, to the extent permitted under this Agreement, solely to the extent that, if any such Indebtedness of a Loan Party is Subordinated Indebtedness, any such guarantee of such Subordinated Indebtedness is contractually subordinated to the Obligations, on terms and conditions acceptable to the Agent;

(v) [Reserved];

(vi) unsecured Indebtedness in respect of netting services, overdraft protections and otherwise in connection with Deposit Accounts incurred in the ordinary course of business; provided however that such Indebtedness is extinguished within ten (10) Business Days of incurrence and/or in respect of cash management obligations provided by such bank or other financial institution, such Indebtedness is unsecured or has been subordinated to the Obligations in a manner reasonably acceptable to the Collateral Agent;

(vii) [Reserved];

(viii) Indebtedness outstanding on the Petition Date, but not any extensions, renewals or replacements of such Indebtedness;

(ix) Indebtedness in an aggregate amount not to exceed One Million Five Hundred Thousand Dollars ($1,500,000) at any time with respect to (A) Capitalized Leases and (B) purchase money Indebtedness to finance the acquisition of fixed or capital assets (including any Indebtedness acquired in connection with a disposition permitted by Section 7.01); provided, that no Default or Event of Default shall exist at the time of incurrence and in the case of clause (A), that any such Indebtedness shall be secured only by the asset subject to such Capitalized Lease, and, in the case of clause (B), that any such Indebtedness shall be secured only by the asset acquired in connection with the incurrence of such Indebtedness and provided further that, if requested by the Agent, the Loan Parties shall use commercially reasonable efforts to cause the holders of any such Indebtedness incurred to finance the acquisition of assets containing information relating to Intellectual Property, licensing arrangements or financial information to enter into an intercreditor agreement with the Agent on terms satisfactory to the Agent;

(x) [Reserved];

(xi) overdue trade payables incurred in the ordinary course of business in an aggregate amount not to exceed at any time Five Million Dollars ($5,000,000) (it being understood that for purpose of calculating such amount, trade payable amounts which are overdue because they are being contested in good faith and by appropriate proceedings diligently conducted shall not be included in such Five Million Dollars ($5,000,000) limit (and shall be permitted) for so long as such amounts remain disputed provided that during the pendency of such dispute adequate reserves to make such payments if and when due shall have been established in accordance with GAAP on the books of Holdings, the Borrower or, as applicable, such Subsidiary);

(xii) Indebtedness incurred as a result of endorsing negotiable instruments for deposit or collection received in the ordinary course of business;

(xiii) Indebtedness incurred in the ordinary course of business consisting of interest rate, currency, or commodity swap agreements, interest rate cap or collar arrangements or arrangements designed to protect a Person against fluctuations in interest rates, currency exchange rates, or commodity prices and not for speculative purposes, provided the potential total liability thereon does not at any time exceed the amount permitted for such investments pursuant to clause (xi) of the definition of Permitted Investments;

(xiv) [Reserved];

(xv) [Reserved];

(xvi) Prepetition Indebtedness in an aggregate amount not to exceed the Prepetition Indebtedness outstanding as of the Petition Date plus accrued interest and interest paid in kind; and

(xvii) other unsecured Indebtedness of Holdings or any Subsidiary of Holdings other than the types listed in (i) through (xvi) above, which is unsecured and subordinated to the Obligations in a manner satisfactory to Administrative Agent in an aggregate amount not to exceed One Million Dollars ($1,000,000) in the aggregate at any time.

“Permitted Intercompany Investments” is defined in the definition of “Permitted Investments.”

“Permitted Investments” means:

(i) Investments consisting of Cash and Cash Equivalents in the ordinary course of business;

(ii) the Loan Parties and their Subsidiaries may own the Equity Interests of their respective Subsidiaries or Subsidiaries created or acquired in accordance with this Agreement (so long as all amounts invested in such Subsidiaries are independently justified under another clause of this definition);

(iii) (i) advances in the form of a prepayment of expenses to vendors, suppliers and trade creditors consistent with their past practices, so long as such expenses were incurred in the ordinary course of business and (ii) Investments in the ordinary course of business of consisting of (A) deposits made to secure the performance of leases or (B) endorsements of negotiable instruments for collection or deposit and customary trade arrangements with customers, suppliers, franchisee and licensees consistent with past practices;

(iv) (i) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and to the extent consistent with past practice Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent necessary in order to prevent or limit loss; (ii) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business; and (iii) Investments consisting of deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Holdings and its Subsidiaries;

(v) (i) Investments by any Loan Party and its Subsidiaries in their respective Subsidiaries; provided, that such Investments are outstanding on the Closing Date, (ii) additional Investments by any Loan Party and its Subsidiaries in other Loan Parties, (iii) Investments made by any non-Guarantor Subsidiaries in the Loan Parties so long as they are subject to the Intercompany Subordination Agreement and any Investments in the form of Indebtedness are permitted under clause (ii) of the definition of “Permitted Indebtedness”, (iv) Investments by any non-Guarantor Subsidiaries in any other non-Guarantor Subsidiaries and (v) Investments by any Loan Party and its Subsidiaries in non-Guarantor Subsidiaries constituting (A) non-monetary Investments consisting of the acquisition or formation and ownership of the Equity Interests thereof to the extent permitted pursuant to another clause of this definition and (B) so long as no Default or Event of Default has occurred and is continuing or would result therefrom at the time of such Investment, additional Investments made in the ordinary course of business by any Loan Party in an aggregate amount not to exceed One Million Dollars ($1,000,000) at any time outstanding (“Permitted Intercompany Investments”);

(vi) Investments existing on the Petition Date, but not any additional Investment in respect thereof unless otherwise independently permitted under another clause of this definition;

(vii) (a) loans and advances to employees of Holdings and its Subsidiaries consisting of travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (b) loans to employees, officers or directors the proceeds of which are used for the purchase of equity securities of the Loan Parties pursuant to employee stock purchase plan agreements approved by the Board of Directors of the Loan Parties in an aggregate amount not to exceed One Hundred Thousand Dollars ($100,000);

(viii) Investments made in connection with dispositions permitted by Section 7.01;

(ix) Investments consisting of deposit accounts in which the Secured Parties have a perfected security interest to the extent required hereunder;

(x) To the extent constituting Investments, the assignment of the Assigned Patent Rights by the Loan Parties (other than IP Hold-Co) in favor of IP Hold-Co pursuant to the terms of the Patent Assignment Agreement and the execution of the Patent License Agreement;

(xi) Investments acquired in the ordinary course of business consisting of interest rate, currency or commodity swap agreement, interest rate cap or collar agreements or arrangements designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices, in a total amount not to exceed One Million Dollars ($1,000,000) in any fiscal year; and

(xii) other Investments in an aggregate amount not to exceed Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000) per annum; so long as (i) no Default or Event of Default has occurred and is continuing either immediately before or after giving effect to such Investment.

“Permitted Liens” means:

(i) Liens in favor of Collateral Agent for the benefit of the Secured Parties granted to secure the Obligations;

(ii) non-exclusive licenses of software to customers for use with purchased products, and non-exclusive licenses to patents and trademarks to manufacturers and other vendors to allow them to manufacture and supply to Holdings and its Subsidiaries portions or all of one or more of their products and other intellectual property rights, in each case granted by Holdings or any of its Subsidiaries in the ordinary course of business and not adversely affecting the value of the Collateral or interfering in any respect with the ordinary conduct of the business of Holdings or such Subsidiary or the rights and remedies of the Secured Parties under the Loan Documents;

(iii) Liens for taxes, fees, assessments or other government charges or levies, either (a) not due and payable or (b) that are being contested in good faith by appropriate proceedings diligently conducted and for which Holdings and/or its Subsidiaries maintains adequate reserves on its books in conformity with GAAP or IFRS, as applicable; provided that no notice of any such Lien has been filed or recorded under the Code (or equivalent);

(iv) Liens incurred in the ordinary course of business in order to secure payment of workers’ compensation, unemployment insurance, old-age pensions and other types of social security;

(v) any interest or title of a lessor or sublessor under any lease or sublease granted in the ordinary course of Holdings’ and its Subsidiaries’ business, including in connection with the lease or sublease of premises or of tangible real property granted in the ordinary course of business;

(vi) the Patent License Agreement;

(vii) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Section 8.01(j);

(viii) deposits to secure the performance of bids, tenders, trade contracts (other than for borrowed money), leases, government contracts, bank obligations, statutory obligations, surety, stay, customs and appeal bonds, performance and return of money bonds and other obligations of a like nature incurred in the ordinary course of business;

(ix) easements, rights-of-way, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions and other similar charges or encumbrances or minor title deficiencies incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case detract from the value of the property subject thereto or materially interfere with the ordinary course of business;

(x) deposits (other than in respect of borrowed money) made in the ordinary course of business to in connection with workers compensation, unemployment insurance, social security and other like laws or to secure the performance of statutory obligations;

(xi) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods in the ordinary course of business;

(xii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(xiii) statutory Liens of landlords, banks (and rights of set-off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 430(k) of the Code or by ERISA), in each case incurred in the ordinary course of business (i) for amounts not yet overdue, or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five (5) days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(xiv) the filing of UCC financing statements (or equivalents) solely as a precautionary measure in connection with operating leases or consignment of goods in the ordinary course of business;

(xv) Liens existing as of the Petition Date; provided, that each Loan Party hereby agrees and acknowledges on its own behalf and on behalf of its Subsidiaries that any Liens in favor of such Loan Party or Subsidiary on the assets of any other Loan Party or Subsidiary shall be deemed to be subordinated to the Liens granted to the Agents, for the benefit of the Secured Parties, to secure the Obligations hereunder and under the Loan Documents;

(xvi) purchase money security interests in specific items of Equipment and Liens to secure any Indebtedness permitted under clause (ix) of the definition of Permitted Indebtedness; provided that such Lien on the Indebtedness secured thereby does not exceed the cost of acquisition of the applicable assets, and such Liens shall attach only to the assets acquired, improved or refinanced with such Indebtedness and shall not extend to any other property or assets of the Loan Parties or their Subsidiaries;

(xvii) Liens in existence on the Petition Date securing the Prepetition Indebtedness (it being understood that any Liens permitted pursuant to this clause must be junior to the Liens granted in connection with the Loan Documents);

(xviii) [Reserved];

(xix) pledges of cash in existence as of the Closing Date, to secure obligations in connection with existing letters of credit for the account of the Borrower and its Subsidiaries, which shall not at any time exceed an aggregate amount of One Million Dollars ($1,000,000) for Holdings and its Subsidiaries collectively;

(xx) [Reserved];

(xxi) [Reserved];

(xxii) [Reserved];

(xxiii) [Reserved];

(xxiv) Liens granted to provide adequate protection pursuant to the Interim Order or the Final Order; and

(xxv) other Liens on assets other than the Collateral and other than the types listed in clause (i) through (xxiv) of this definition of “Permitted Liens” securing Indebtedness in an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000) at any time outstanding.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Personal Information” refers to data that, separately or when combined with other data, can be used to identify an individual person, such as name, address, email address, photograph, internet protocol address, and unique device identifier.

“Petition Date” has the meaning assigned to such term in the recitals herein.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Plan Effective Date” means the date of the substantial consummation (as defined in section 1101(2) of the Bankruptcy Code, which for purposes hereof shall be no later than the effective date) of an Acceptable Plan of Reorganization.

“Post-Closing Obligations” is defined in Section 6.26.

“Post-Petition” means the time period commencing immediately upon the filing of the Chapter 11 Cases.

“Prepetition Convertible Note” means each Senior Secured Convertible Note issued by Holdings pursuant to the Prepetition Note Purchase Agreement, in each case, as the same may be amended, restated, amended and restated, modified or supplemented from time to time.

“Prepetition Credit Agreement” means that certain Sixth Amended and Restated Credit Agreement dated as of March 7, 2024, by and among Borrower, the Guarantors, and the other lenders and financial institutions party thereto and the Agents, as the same may be amended, restated, amended and restated, supplemented or modified from time to time.

“Prepetition Indebtedness” means the Prepetition Convertible Notes, the Prepetition Term Loans, Indebtedness and other obligations outstanding under the Prepetition Credit Agreement, the Prepetition Note Documents, the Subordinated Term Loan Documents and/or the Subordinated Convertible Note.

“Prepetition Loan Documents” means the “Loan Documents” as defined in the Prepetition Credit Agreement.

“Prepetition Note Purchase Agreement” means that certain Senior Secured Convertible Note Purchase and Guarantee Agreement dated as of July 30, 2021, by among others, Holdings, Borrower and the other guarantors party thereto from time to time, Fortress in its capacity as collateral agent thereunder, and the Purchasers (as defined therein), as the same has been and may be amended, restated, amended and restated, supplemented or modified from time to time.

“Prepetition Note Documents” means the “Note Documents” as defined in the Prepetition Note Purchase Agreement and the Prepetition Convertible Notes issued in connection therewith and the other agreements and other instruments issued in connection therewith, together with any guarantees thereof and any security documents, other collateral documents and other instruments relating thereto, to the extent such are effective at the relevant time, as each has been and may be amended and restated, modified, restated, supplemented, replaced or refinanced from time to time.

“Prepetition Term Loans” means “Loans” under and as defined in the Prepetition Credit Agreement.

“Prime Rate” means the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as reasonably determined by the Administrative Agent).

“Principal Office” means Administrative Agent’s “Principal Office” as set forth on Appendix B, or such other office or office of a third party or sub-agent, as appropriate, as such Person may from time to time designate in writing to Borrower, the Agents and each Lender.

“Pro Rata Share” means (a) with respect to all payments, computations and other matters relating to the Initial Term Loan of any Lender, the percentage obtained by dividing (i) the Initial Term Loan Exposure of that Lender, by (ii) the aggregate Initial Term Loan Exposure of all Lenders; (b) with respect to all payments, computations and other matters relating to the Delayed Draw Term Loan of any Lender, the percentage obtained by dividing (i) the Delayed Draw Term Loan Exposure of that Lender, by (ii) the aggregate Delayed Draw Term Loan Exposure of all Lenders, (c) with respect to all payments, computations and other matters relating to the Rolled-Up Term Loans of that Lender, the percentage obtained by dividing (i) the outstanding Rolled-Up Term Loans of that Lender, by (ii) the aggregate outstanding Rolled-Up Term Loans of all Lenders.

“Process Agent” is defined in Section 12.05.

“Product” means and any current or future product developed, manufactured, licensed, marketed, sold or otherwise commercialized by Holdings or any of its Subsidiaries, including any such product in development or which may be developed.

“Product Agreement” means each agreement, license, document, instrument, interest (equity or otherwise) or the like under which one (1) or more parties grants or receives any right, title or interest with respect to any Product Development and Commercialization Activities in respect of one (1) or more Products specified therein or to exclude third parties from engaging in, or otherwise restricting any right, title or interest as to any Product Development and Commercialization Activities with respect thereto, including each contract or agreement with suppliers, manufacturers, distributors, or any other Person related to any such entity.

“Product Authorizations” means any and all approvals, including applicable supplements, amendments, pre- and post-approvals, clearances, licenses, notifications, registrations, certifications or authorizations of any Governmental Authority, any Standard Body necessary for the manufacture, development, distribution, use storage, import, export, transport, promotion, marketing, sale or other commercialization of a Product in any country or jurisdiction.

“Product Development and Commercialization Activities” means, with respect to the Product, any combination of research, development, manufacture, import, use, sale, go-to market plans, the development of customer and revenue projections, financing plans pricing strategy, product positioning, board-approved operating budgets, Product Authorizations, supply, distribution, testing, packaging, purchasing or other commercialization activities, receipt of payment or financing in respect of any of the foregoing, or like activities and plan (each in form and substance satisfactory the Administrative Agents and the Lenders), the purpose of which is to commercially exploit such Product.

“PWB” means Pacific Western Bank.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).

“QFC Credit Support” is defined in Section 13.25(a).

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Loan Party in any real property.

“Recipient” means each Agent and any Lender and any other recipient of any payment by or on account of any Obligation of any Loan Party under any Loan Document.

“Reciprocal License” means any license associated with what is commonly known as “open source” software license terms including licenses that require as a condition of use, modification, distribution of, or linking to, such software subject to such license, that such software or other Intellectual Property relating to or combined with, distributed with, and/or linked to, such software be: (a) disclosed or distributed in source code form; (b) licensed for the purpose of making derivative works; or (c) redistributable at no charge.

“Register” is defined in Section 13.01(c).

“Regulation” is defined in Section 5.29.

“Regulatory Agencies” means any Governmental Authority that is concerned with the use, control, safety, efficacy, reliability, manufacturing, marketing, distribution, sale or other Product Development and Commercialization Activities relating to any Product or the business of the Loan Parties, including without limitation the FCC, and all similar agencies or Governmental Authorities in any applicable jurisdictions.

“Regulatory Permit” means all approvals, clearances, notifications, authorizations, orders, exemptions, registrations, certifications, licenses and permits granted by, submitted to, required by, or filed with any Regulatory Agencies related to the Assigned Patents, the Products or Product Development and Commercialization Activities, including all Product Authorizations.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, representatives investors and potential investors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Relevant Jurisdiction” means in relation to a Loan Party or any of its Subsidiaries (as applicable):

(a) its jurisdiction of incorporation;

(b) the jurisdiction whose laws govern the perfection of any Collateral or Security Document (as applicable) entered into by it; and

(c) any jurisdiction where it conducts its business.

“Remedial Action” means any action (a) to correct or address any actual, alleged or threatened non-compliance with any applicable Environmental Law or Environmental Permit, or (b) to clean up, remove, remediate, contain, treat, monitor, assess, evaluate, investigate, prevent, minimize or in any other way address any environmental condition or the presence, Release or threatened Release of any Hazardous Material (including the performance of pre-remedial studies and investigations and post-remedial operation and maintenance activities).

“Replacement Lender” is defined in Section 2.09(b).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Requisite Lenders” means one (1) or more Lenders having or holding Initial Term Loan Exposure, Delayed Draw Term Loan Exposure and Rolled-Up Term Loan Exposure and representing more than fifty percent (50%) of the sum of (a) the aggregate Initial Term Loan Exposure of all Lenders, (b) the aggregate Delayed Draw Term Loan Exposure of all Lenders and (c) the aggregate outstanding Rolled-Up Term Loans of all Lenders; provided if there is more than one Lender (Lenders that are Affiliates of one another shall be deemed to be one Lender for purposes hereof), then any vote or other action requiring the Requisite Lenders must include Fortress for so long as Fortress holds any Initial Term Loan Exposure, Delayed Draw Term Loan Exposure or Rolled-Up Term Loan Exposure hereunder.

“Responsible Officer” means any of the Chief Executive Officer, or Chief Financial Officer of Borrower or, as applicable, the equivalent officer of another Loan Party.

“Restructuring Steps Memorandum” means the summary of transaction steps contemplated by the Acceptable Plan of Reorganization and the RSA, which summary of transaction steps shall be acceptable to the Requisite Lenders.

“Roll-Up” shall have the meaning given to such term in Section 2.01(a)(iii).

“Rolled-Up Term Loans” shall have the meaning given to such term in Section 2.01(a)(iii).

“Rolled-Up Term Loans Schedule” shall mean the Schedule attached hereto as Schedule 2.01(a)(iii) to reflect the substitution and exchange of Prepetition Term Loans with Rolled-Up Term Loans in accordance with Section 2.01(a)(iii).

“RSA” means that certain Restructuring Support Agreement, dated as of March 29, 2024 among the Loan Parties and the other parties thereto, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Sanctions” is defined in Section 5.22(b)(iv).

“SEC” means the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority in the country of organization of a Foreign Subsidiary.

“Secured Parties” means (a) the Lenders, (b) the Agents, (c) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (d) the successors and assigns of each of the foregoing.

“Securities Account” means any “securities account” within the meaning of Article 8 of the UCC (or equivalent).

“Security Agreement” means the Security Agreement, dated as of the Closing Date, among the Borrower, the Guarantors listed on the signature pages thereto as Grantors, and the Collateral Agent, acting on its own behalf and on behalf of the other Secured Parties, as the same may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Security Documents” means collectively, the Orders, the Security Agreement, any IP Security Agreement, and all other security documents delivered after the Closing Date by the Loan Parties to the Collateral Agent for the benefit of the Secured Parties granting a Lien on their respective assets to secure any of the Obligations or to secure any guarantee of any such Obligations.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Borrowing” means, as to any Borrowing, the SOFR Loans comprising such Borrowing.

“SOFR Loan” means a Loan that bears interest at a rate based on Adjusted Term SOFR, other than pursuant to clause (iii) of the definition of “Base Rate”.

“SoftBank” means Softbank Group Corp.

“Softbank Group” means any Person controlling, controlled by or under common control with SoftBank and/or any other direct owner of FIG, that is not also controlled by FIG (for purposes of this definition, “control” means the power, through ownership of securities, contract or otherwise, to direct the policies of the applicable person or entity).

“Specified Immaterial Foreign Subsidiary” means Airspan Solutions Limited, a company organized under the laws of Israel, for so long as Airspan Solutions Limited remains an inactive Subsidiary of Holdings that does not hold any assets, conduct any business operations, generate any revenue or carry Indebtedness, or make Investments.

“Specified Lender Advisors” means Davis Polk & Wardwell, LLP, as counsel to the Lenders, and Richards, Layton & Finger, P.A., as Delaware counsel to the Lenders and any other advisor retained by the Requisite Lenders in connection with the Transactions.

“Specified Person” is defined in the definition of “Affiliate.”

“Stated Maturity Date” means October 8, 2024.

“Subordinated Convertible Note” means that certain Convertible Promissory Note, dated as of August 6, 2015 (as the same has been and may be amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and between Borrower and the Subordinated Convertible Noteholder.

"Subordinated Convertible Noteholder” means Golden Wayford Limited.

“Subordinated Convertible Note Subordination Agreement” means that certain Subordination Agreement dated August 6, 2015 and executed by the Subordinated Convertible Noteholder with respect to the Borrower’s obligations under the Subordinated Convertible Note, as the same has been amended, amended and restated, restated, supplemented or otherwise modified from time to time pursuant to which the Subordinated Convertible Noteholder agreed to subordinate the Indebtedness evidenced by the Subordinated Convertible Note to the Obligations, the Agent (on its own behalf and on behalf of the Lenders holding such Loans and Obligations) being the successor “Lender” to Pacific Western Bank (the prior agent on behalf of the lenders and other secured parties and the successor by merger to Square 1 Bank).

“Subordinated Term Loan Agreement” means that certain Term Loan Agreement dated as of February 9, 2016 between Borrower and the Subordinated Term Loan Lenders (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and the Subordinated Term Loan Subordination Agreement).

“Subordinated Term Loan Documents” means the “Loan Documents” as defined in the Subordinated Term Loan Agreement as in effect on the Closing Date (as defined in the Prepetition Credit Agreement) and as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and the Subordination Term Loan Agreement.

"Subordinated Term Loan Lenders” means SB Fast Holdings Cayman Limited and StarBright Fleet Holdco (Cayman) Limited as successors in interest under the Subordinated Term Loan Documents to SoftBank Group Capital Limited (f/k/a SoftBank Group International Limited), and SoftBank Group Capital Limited (f/k/a SoftBank Group International Limited).

“Subordinated Term Loan Subordination Agreement” means that certain Intercreditor and Subordination Agreement dated as of December 30, 2020 (as the same may be further amended, amended and restated, supplemented or otherwise modified from time to time) by, among others, Subordinated Term Loan Lenders, as subordinated agent, and the Agent, as senior agent, on behalf and for the benefit of the Secured Parties which subordinates the Indebtedness evidenced by the Subordinated Term Loan Documents or on terms satisfactory to the Agent.

“Subordinated Indebtedness” means, with respect to the Obligations, any unsecured Indebtedness of Loan Parties which is issued prior to the consummation of the subject financing and is contractually subordinated to the Obligations (including, in the case of a Guarantor, Obligations of such Guarantor under its Guaranty), on terms and conditions and subject to a subordination agreement acceptable to the Administrative Agent (acting at the direction of the Requisite Lenders acting reasonably).

“Subordination Agreement” shall mean each of (i) the Intercompany Subordination Agreement, (ii) the Subordinated Term Loan Subordination Agreement, (iii) the Subordinated Convertible Note Subordination Agreement and (iv) each other subordination agreement or other evidence of subordination of Indebtedness of Holdings and its Subsidiaries entered into from time to time; provided that each such agreement is in form and substance satisfactory to the Administrative Agent, in each case, such agreements may be amended, restated, amended and restated, supplemented or otherwise modified from time to time to the extent permitted in accordance with the terms hereof and the applicable Subordination Agreement.

“Subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, limited liability company, unlimited liability company, association or other business entity (a) of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or more than fifty percent (50%) of the general partnership interests are, at the time any determination is being made, owned, controlled or held or (b) that is, at the time any determination is made, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. For the purposes of this definition, “controlled”, as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the specified Person, whether through the ownership of voting securities or by contract or otherwise.

“Subsidiary” shall mean any subsidiary of Holdings and shall in any event include any other Person whose revenues and expenses are included in the consolidated financial statements of the Loan Parties, but unless specified otherwise shall not be a reference to and shall not include Dense Air Limited, Dense Air Holdco or any of their subsidiaries.

“Subsidiary Accession Requirements” means the execution and delivery of a joinder to this Agreement as a Guarantor and all other actions required to provide a Lien with the priority set forth in the Orders on and security interest in the Equity Interests of each such Subsidiary and its assets substantially similar in scope and granting and perfecting in the same types and classes of assets as the Liens granted by the existing Loan Parties in the existing Asset Security Jurisdictions under the existing Collateral Documents by executing and delivering to Collateral Agent for the benefit of the Secured Parties such guarantees and share charges or pledges (as applicable) over Equity Interests and other asset security of the same types entered into by the existing Asset Security Provider either by delivering a supplement or joinder to the existing Collateral Documents where possible or entering into new Collateral Documents to create and perfect the Collateral Agent’s Liens over all of such Persons assets of each such type or category of assets and if at the time of accession, a particular Person does not own assets of a particular category at the time it enters into the Collateral Document(s) in respect of assets of one or more types but a pledge over future assets can be effected by a composite Collateral Document that also secures assets it owns at the time it enters into the Collateral Documents, it will also grant under such composite Collateral Document a Lien on such future classes of assets and entering into such other Collateral Documents as necessary or desirable to perfect, protect or evidence its security interest in the Collateral or as otherwise reasonably requested by the Collateral Agent.

“Superpriority Claims” means superpriority administrative expense claim status in the Chapter 11 Cases having a priority over all administrative expenses and any claims of any kind or nature whatsoever, specified in or ordered pursuant to sections 105, 326, 327, 328, 330, 331, 361, 362, 363, 364, 365, 503, 506, 507(a), 507(b), 546, 552, 726, 1113 or 1114 or any other provisions of the Bankruptcy Code.

“Supported QFC” is defined in Section 13.25(a).

“Survey” shall mean an American Land Title Association/American Congress of Surveying and Mapping (ALTA/CSM) form of survey (or non-US equivalent) of any Mortgaged Property by a duly licensed land surveyor for which all necessary fees have been paid which is (i) dated (or redated) not earlier than six (6) months prior to the date of delivery unless there shall have occurred within six (6) months prior to such date of delivery any exterior construction on the site of such Mortgaged Property or any easement, right of way or other interest in the Mortgaged Property has been granted or become effective through operation of law or otherwise with respect to such Mortgaged Property which, in either case, can be depicted on a survey, in which events, as applicable, such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than twenty (20) days prior to such date of delivery, or after the grant or effectiveness of any such easement, right of way or other interest in the Mortgaged Property, (ii) certified by the surveyor (in a manner reasonably acceptable to the Collateral Agent) to the Collateral Agent and the title company issuing the Mortgage Policies, (iii) complying in all material respects with the minimum detail requirements of the American Land Title Association/American Congress of Surveying and Mapping (ALTA/ACSM) (or non-US equivalent), and (iv) sufficient for the title company to remove all standard survey exceptions from the Mortgage Policies relating to such Mortgaged Property or otherwise reasonably acceptable to the Collateral Agent.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges of any nature whatsoever imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto, in each case, whether disputed or not.

“Term Loan” means, individually or collectively, as the context may require, the Initial Term Loans, the Delayed Draw Term Loans and the Rolled-Up Term Loans.

“Term Loan Commitment” means, with respect to any Lender, such Lender’s Initial Term Loan Commitment and Delayed Draw Term Loan Commitment, as applicable.

“Term SOFR” means,

(a) for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day; provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Adjustment” means, for any calculation with respect to an Base Rate Loan or a SOFR Loan, a percentage per annum as set forth below for the applicable Type of such Loan and (if applicable) Interest Period therefor:

Base Rate Loans:

0.10%

SOFR Loans:

Interest Period	Percentage
One month	0.10%
Three months	0.10%

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Terminated Lender” is defined in Section 2.09(b).

“Trade Secrets” means all of the following: (a) trade secrets and other proprietary or confidential business information, including inventions, invention disclosures, discoveries, know how, systems, processes, methods, data, business and marketing plans, and customer and vendor lists, (b) all income, royalties, damages and payments now or hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and other payments for past or future misappropriation or other violation, and (c) the right to sue for past, present and future misappropriation or other violation thereof.

“Trademarks” means all of the following: (a) all trademarks, service marks, corporate names, company names, business names, trade names, trade dress, logos, Internet domain names, other source or business identifiers, designs and general intangibles of like nature, all registrations thereof, and all registrations and applications filed in connection therewith in the United States Patent and Trademark Office or any similar offices in any State of the United States or any other country or any political subdivision thereof, and all renewals thereof, (b) all goodwill associated therewith or symbolized thereby, (c) all income, royalties, damages and payments now or hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and other payments for past or future infringements or other violations, and (d) the right to sue for past, present and future infringement, dilution or other violation thereof.

“Transaction Costs” means fees and expenses and other transaction costs payable or otherwise borne by the Borrower and its respective Subsidiaries in connection with the Transactions.

“Transactions” shall mean, collectively, (a) the execution, delivery and performance of the Loan Parties of the Loan Documents to which they are a party and the making of the Term Loans hereunder and (b) the payment of the Transaction Costs.

“Transfer” means to sell, exchange, transfer (including any effective transfer of assets by way of division), assign, license, lease, sub-lease, convey hypothecate, pledge or make a gift or dispose of all or any part of any Loan Party’s business, assets or properties of any kind, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereinafter acquired, including the Equity Interests of any Loan Party.

“Type” means a Base Rate Loan or a SOFR Loan.

“UCC” means the Uniform Commercial Code in effect from time to time in the State of New York, except as such term may be used in connection with the perfection of a security interest in the Collateral, in which case, the Uniform Commercial Code (or similar or equivalent legislation) of the applicable jurisdiction with respect to the affected Collateral shall apply.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” shall mean any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” is defined in Section 13.25(a).

“U.S. Tax Compliance Certificate” is defined in Section 2.03(e)(ii)(B)(3).

“Withdrawal Liability” means aggregate liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party, the Administrative Agent and any other Person required by applicable Law to withhold or deduct amounts from a payment made by or on account of any Obligation.

Section 1.02 Other Interpretative Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document); (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns; (c) the words “hereto”, “herein”, “hereof” and “hereunder”, and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (d) all references in a Loan Document to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear; (e) any reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and any reference to any Law or regulation shall, unless otherwise specified, refer to such Law or regulation as amended, modified or supplemented from time to time; and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible, real and personal, assets and properties, including cash, securities, accounts and contract rights.

(b) Any reference to Debtor Relief Laws, insolvency, bankruptcy, liquidation, receivership, administration, reorganization, dissolution, winding-up, relief of debtors, or similar proceedings hereunder shall also include proceedings under the laws of the jurisdiction in which a company or corporation is incorporated or any jurisdiction in which a company or corporation carries on business.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding” and “until but excluding”; and the word “through” means “to and including”. Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d) Accounting Terms.

(i) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement or any other Loan Document shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Loan Parties and their Subsidiaries shall be deemed to be carried at one hundred percent (100%) of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

(ii) Changes in GAAP. If at any time any change in GAAP or IFRS, as applicable (an “Accounting Change”), would affect the computation of any financial ratio or requirement set forth in any Loan Document, the Administrative Agent, on behalf of the Lenders, and the Loan Parties shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such Accounting Change; provided that, until so amended (i) such ratio or requirement shall continue to be computed in accordance with GAAP or IFRS, as applicable, prior to such change therein and (ii) the Borrower, or as the context may require, Holdings shall provide to the Administrative Agent and each Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such Accounting Change. The Loan Parties and Secured Parties agree that notwithstanding any Accounting Change after the Closing Date, any lease that is or would be treated as an operating lease on the Closing Date shall continue to be treated as an operating lease and shall not constitute Indebtedness for purposes of this Agreement regardless of whether or not such operating lease would be required to be reflected as a liability on the balance sheet of the lessee as a result of such Accounting Change.

Section 1.03 Rounding. Any financial ratios required to be maintained by the Loan Parties pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one (1) place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.04 Divisions. For all purposes under the Loan Documents, in connection with any division or plan division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.05 Cashless Rolls. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Documents, to the extent that any Lender extends the maturity date of, or exchanges, replaces, renews or refinances all or any portion of its then-existing Loans with loans incurred under a new or amended and restated facility or any similar transaction permitted by the terms of this Agreement, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender or similar settlement mechanism, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or in any other Loan Document that such payment be made “in Dollars”, “in immediately available funds”, “in cash” or any similar requirement.

Section 1.06 Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to Base Rate, the Term SOFR Reference Rate or Adjusted Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, any alternative, successor or replacement rate (including any Benchmark

Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.07 Currencies. Any amount in a currency other than Dollars is to be taken into account at its Dollar equivalent calculated on the basis of: (i) if the amount is to be calculated on the last day of a financial period of Holdings and its Subsidiaries, the relevant rates of exchange used by such Person in, or in connection with, its financial statements for that period; or (ii) otherwise, the spot rate of exchange of an internationally recognized bank selected by the Administrative Agent for this purpose for the purchase of Dollars in the London foreign exchange market with the relevant currency at or about 11.00 a.m. on the day the relevant amount falls to be calculated.

Article II
LOANS AND TERMS OF PAYMENT

Section 2.01 Term Loans. All Term Loans may be Base Rate Loans or SOFR Loans, as further provided herein. To the extent repaid or prepaid, Term Loans may not be reborrowed.

(a) Term Loans.

(i) Initial Term Loans. Subject to the terms and conditions of this Agreement, the Orders and the other Loan Documents, and in reliance upon the representations and warranties set forth in this Agreement and the other Loan Documents, each of the Lenders, severally and not jointly, agrees to make a loan to Borrower on the Closing Date in an amount equal to such Lender’s Initial Term Loan Commitment (the “Initial Term Loans”). Amounts borrowed under this Section 2.01(a)(i) and repaid or prepaid may not be re-borrowed. Subject to Section 2.01(b), Section 2.01(c), and Section 2.01(d) all amounts owed hereunder with respect to the Initial Term Loans shall be paid in full no later than the Maturity Date. Upon funding the Initial Term Loans on the Closing Date, each Lender’s Initial Term Loan Commitment shall automatically reduce to zero.

(ii) Delayed Draw Term Loans. Subject to the terms and conditions of this Agreement, the Orders and the other Loan Documents, and in reliance upon the representations and warranties set forth in this Agreement and the other Loan Documents, each of the Lenders, severally and not jointly, agrees to make a loan to the Borrower on the Delayed Draw Term Loan Borrowing Date in an amount equal to such Lender’s Delayed Draw Term Loan Commitment (the “Delayed Draw Term Loans”); provided however, no Lender shall be required to make any Delayed Draw Term Loans unless such Lender is satisfied that all of the conditions precedent for such Loan set forth in Section 3.02 have been satisfied or waived in writing. Amounts borrowed under this Section 2.01(a)(ii) and repaid or prepaid may not be reborrowed. Subject to Section 2.01(b), Section 2.01(c) and Section 2.01(d), all amounts and other Obligations owed under the Loan Documents with respect to the Delayed Draw Term Loans shall be paid in full not later than the Maturity Date. Upon funding the Delayed Draw Term Loans on the Delayed Draw Term Loan Borrowing Date, each Lender’s Delayed Draw Term Loan Commitment shall automatically reduce to zero.

(iii) Rolled-Up Term Loans. On the Closing Date, the outstanding Prepetition Term Loans held by any Lender or any Related Fund of any Lender as of the Petition Date shall be automatically substituted and exchanged for term loans hereunder (the “Roll-Up” and such term loans, as so substituted and exchanged, the “Rolled-Up Term Loans”), and the Rolled-Up Term Loans shall be deemed funded hereunder; provided that:

(A) the outstanding principal amount of Prepetition Term Loans held by any Lender (or any of its Related Funds) shall be determined by the Specified Lender Advisors, which determination shall be binding absent manifest error and shall give effect to, and assume the settlement of, any pending assignments of Prepetition Term Loans as of the Petition Date;

(B) the aggregate outstanding principal amount of Prepetition Term Loans subject to the Roll-Up shall not exceed $37,348,837;

(C) the Roll-Up shall be allocated among the Lenders based on their pro rata share of the aggregate principal amount of the Commitments on the Closing Date;

(D) the name of each Lender holding Prepetition Term Loans subject to the Roll-Up, its MEI number and the amount of the Rolled-Up Term Loans to be received by such Lender will be set forth on the Rolled-Up Term Loans Schedule; and

(E) the Rolled-Up Term Loans shall be deemed to have been issued as of the Petition Date and for the avoidance of doubt, shall be deemed to have begun accruing interest as of the Petition Date.

(iv) Classes of Term Loans. For all purposes hereunder, (a) Initial Term Loans and, once funded, Delayed Draw Term Loans constitute a single Class of New Money Term Loans and (b) New Money Term Loans and, once converted, Rolled-Up Term Loans constitute different Classes of Term Loans.

(v) Procedure for Advance of New Money Term Loans.

(A) To request Initial Term Loans, the Borrower shall give the Administrative Agent a fully assembled and irrevocable Notice of Borrowing not later than 1:00 p.m. (New York Time) on the date that is one (1) Business Day prior to the Closing Date, and if such Initial Term Loan is a SOFR Loan and if requested by the Administrative Agent, the Borrower shall have also delivered to the Administrative Agent a letter in form and substance reasonably satisfactory to the Administrative Agent indemnifying the applicable Lenders in the manner set forth in Section 2.02(f) of this Agreement. Upon receipt of a duly executed and completed Notice of Borrowing from the Borrower in form and substance satisfactory to the Administrative Agent, the Administrative Agent shall promptly notify each Lender thereof. Not later than 1:00 p.m. (New York time) on the Closing Date; provided that such Lender is satisfied that each of the conditions precedent for the Initial Term Loans set forth in Section 3.02 have been satisfied or waived in writing, then each such Lender will make available to the Administrative Agent for the account of Borrower, at the Principal Office in immediately available funds, the amount of the Initial Term Loans to be made by such Lender on the Closing Date. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of the Initial Term Loans in immediately available funds by wire transfer to such Person or Persons as may be designated by the Borrower in writing.

(B) To request Delayed Draw Term Loans, the Borrower shall give the Administrative Agent a fully assembled and irrevocable Notice of Borrowing not later than 1:00 p.m. (New York Time) on the date that is two (2) Business Days prior to the anticipated Delayed Draw Term Loan Borrowing Date. Upon receipt of a duly executed and completed Notice of Borrowing from the Borrower in form and substance satisfactory to the Administrative Agent, the Administrative Agent shall promptly notify each Lender thereof. Not later than 1:00 p.m. (New York time) on the Delayed Draw Term Loan Borrowing Date; provided that such Lender is satisfied that each of the conditions precedent for such Delayed Draw Term Loan set forth in Section 3.02 have been satisfied or waived in writing, then each such Lender will make available to the Administrative Agent for the account of Borrower, at the Principal Office in immediately available funds, the amount of the Delayed Draw Term Loan to be made by such Lender on such Credit Date. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of the Delayed Draw Term Loans in immediately available funds by wire transfer to such Person or Persons as may be designated by the Borrower in writing.

(b) Scheduled Payments/Principal Repayment.

(i) [reserved].

(ii) Notwithstanding the foregoing, the unpaid principal of the Loans, together with all other accrued and unpaid interest, fees, premiums and other amounts owed under the Loan Documents, shall, in any event, be paid in full in cash in immediately available funds or any other form of payment acceptable to such Party owed Obligations hereunder no later than the Maturity Date.

(iii) The Loans may only be prepaid in accordance with Section 2.01(c) and Section 2.01(d).

(c) Mandatory Payment Upon Acceleration. If the Obligations are accelerated (whether or not following the occurrence and during the continuation of an Event of Default, by operation of law or otherwise, and whether or not any proceeding under the Debtor Relief Laws is then pending), the Loan Parties shall immediately pay to the Lenders an amount equal to the sum of (i) all outstanding principal plus accrued and unpaid interest; plus (ii) reserved; plus (iii) all other sums, if any, that shall have become due and payable, including interest at the Default Rate.

(d) Permitted Prepayment of Loans/Commitment Reductions.

(i) Voluntary Prepayments. At any time and from time to time, the Borrower shall have the option to prepay all or part of the Loans; provided, that Borrower (x) provides written notice to the Administrative Agent and the Lenders of its election to prepay such Loans at least five (5) Business Days prior to such prepayment (or upon such lesser notice period as the Administrative Agent may permit in its sole discretion), and (y) pays, on the date of such prepayment (A) such outstanding principal plus accrued and unpaid interest for the portion of the Loans specified for prepayment in the written notice provided pursuant to clause (x); and (B) all other sums, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts. Each partial prepayment shall be applied ratably across all Classes of the Loans then outstanding pro rata to the remaining principal payments on such Loans.

(e) Mandatory Prepayment Upon Certain Events.

(i) Subject to the Orders, the Borrower shall make a prepayment of the Loans (in each case, without premium or penalty except as otherwise expressly provided in Section 2.02(f)) upon the occurrence of any of the following at the following times and in the following amounts:

(A) Asset Dispositions. Within five (5) Business Days after the receipt by Holdings or any of its Subsidiaries of any Net Cash Proceeds from any Asset Disposition, in an amount equal to one hundred percent (100%) of such Net Cash Proceeds.

(B) Insurance/Condemnation Proceeds. Within five (5) Business Days after the receipt by Holdings or any of its Subsidiaries of any Net Cash Proceeds of insurance or condemnations awards, an amount equal to one hundred percent (100%) of such Net Cash Proceeds.

(C) Issuance of Indebtedness. Substantially concurrently with the receipt by Holdings or any of its Subsidiaries of any Net Cash Proceeds from any issuance of any Indebtedness of Holdings or any of its Subsidiaries (excluding Permitted Indebtedness), including, without limitation, in any proceeding under Debtor Relief Laws, in an amount equal to one hundred percent (100%) of such Net Cash Proceeds.

(ii) Prepayments pursuant to Section 2.01(e)(i) shall be applied ratably across all Classes of Loans then outstanding. For the avoidance of doubt, amounts attributable to payments of interest and other amounts due and payable as a result of such prepayments pursuant to Section 2.01(e)(i) shall be allocated and paid from the amount of the prepayments required to be made pursuant to Section 2.01(e)(i) and shall not be payable in addition to such required prepayment amounts.

(iii) Notwithstanding any of the foregoing, any Lender may elect by prior written notice to the Administrative Agent prior to the required prepayment date, to decline all or any portion of any prepayment of its Loans pursuant to this Section 2.01(e) (any such Lender, a “Declining Lender”).

Section 2.02 Interest; Fees; Evidence of Debt; Payments.

(a) Interest.

(i) (A) Interest Rate. Subject to Section 2.02(a)(i)(C), the outstanding principal balance of each Loan shall bear interest on and after the date so borrowed (or deemed borrowed) at the then Applicable Rate, which interest shall be payable in kind and automatically capitalized and added to the outstanding aggregate principal amount of the Loans, which shall thereafter be deemed principal bearing interest. Interest accrued on the Loans shall be payable in arrears on and to (i) each Interest Payment Date applicable to that Loan; (ii) upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) at maturity, including the final Maturity Date.

(B) [Reserved].

(C) Default Rate. Immediately upon the occurrence and during the continuance of any Event of Default, the outstanding principal balance of the outstanding Obligations shall bear interest at the Default Rate and shall be payable in cash on demand.

(ii) Interest Computation. All interest hereunder shall be computed on the basis of a year of three-hundred and sixty (360) days, except that interest computed by reference to the Base Rate at times when the Base Rate is based on the Prime Rate shall be computed on the basis of a year of three-hundred and sixty-five (365) days (or three-hundred and sixty-six (366) days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first (1st) day but excluding the last day). The applicable Base Rate and SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(iii) Interest Elections; Borrowings.

(A) Each Borrowing initially shall be of the Type specified in the Notice of Borrowing and, in the case of a SOFR Loan, shall have an initial Interest Period as specified in such Notice of Borrowing. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a SOFR Loan, may elect Interest Periods therefor, all as provided in this Section 2.02(a)(iii). The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing.

(iv) To make an election pursuant to this Section 2.02(a)(iv), the Borrower shall notify the Administrative Agent of such election by telephone not later than 12 p.m. (New York time), five (5) Business Days before the effective date of the proposed election. Each such telephonic Conversion/Continuation Notice shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Conversion/Continuation Notice signed by the Borrower.

(v) Each telephonic and written Conversion/Continuation Notice shall specify the following information:

(A) the Borrowing to which such Conversion/Continuation Notice applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (C) and (D) below shall be specified for each resulting Borrowing);

(B) the effective date of the election made pursuant to such Conversion/Continuation Notice, which shall be a Business Day;

(C) whether the resulting Borrowing is to be a Base Rate Loan or a SOFR Loan; and

(D) if the resulting Borrowing is a SOFR Loan, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If the Borrower fails to deliver a Conversion/Continuation Notice with respect to a SOFR Borrowing prior to the end of the Interest Period therefor, then, unless such SOFR Borrowing is repaid as provided herein, the Borrower shall be deemed to have selected that such SOFR Borrowing shall automatically be continued as a SOFR Borrowing with an Interest Period of one (1) month at the end of such Interest Period.

(vi) Promptly following receipt of a Conversion/Continuation Notice, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(vii) Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Requisite Lenders, so notifies Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a SOFR Loan and (ii) unless repaid, each SOFR Loan shall be converted to a Base Rate Loan at the end of the Interest Period applicable thereto.

(viii) Notwithstanding any other provision of this Agreement, Borrower shall not be entitled to elect to convert or continue any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(ix) In connection with the use or administration of Adjusted Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Adjusted Term SOFR.

(b) Fees and Premiums.

(i) The Borrower agrees to pay to the Administrative Agent, an administration fee in an amount equal to Fifty Thousand Dollars ($50,000) per annum, which fee shall be fully earned, due and payable in kind on the Closing Date, subject to entry of the Interim Order (the “Administration Fee”).

(ii) The Borrower agrees to pay the Administrative Agent, for the account of each Lender, a commitment premium in an amount equal to 3.0% of the aggregate amount of the sum of (i) such Lender’s Commitments as of the Closing Date and (ii) after giving effect to the Roll-Up, the Rolled-Up Term Loans held by such Lender as of the Closing Date, which premium shall be fully earned, due and payable in kind on the Closing Date, subject to entry of the Interim Order (the “Commitment Premium”).

(iii) The Borrower agrees to pay the Administrative Agent, for the account of each Lender, an exit premium in an amount equal to 3.0% of the aggregate amount of such Lender’s outstanding Loans (A) that are prepaid, repaid, refinanced or result in the actual or deemed satisfaction and/or indefeasible repayment of any portion of or all such outstanding Loans prior to the earlier of the Plan Effective Date or Maturity Date, which premium shall be fully earned, due and payable in kind on the date of such prepayment, repayment, refinancing or, actual or deemed satisfaction or (B) that remain outstanding as of the Plan Effective Date or Maturity Date, as applicable, which premium shall be fully earned, due and payable in kind on the earlier of the Plan Effective Date and the Maturity Date (the “Exit Premium”).

(iv) In addition to the foregoing, the Borrower agrees to pay to the Agents and the Lenders any fees and expense reimbursements set forth in any Loan Document or as otherwise separately agreed by the parties, in such amounts and at such times so specified.

(v) The Loan Parties agree that, once earned, all of the fees and premiums described herein or in any other Loan Document or any part thereof payable hereunder will not be refundable under any circumstances and are in addition to any other fees, premiums, costs and expenses payable pursuant to this Agreement or the other Loan Documents. Borrower shall reimburse Agent and each such Lender for such costs and expenses as provided herein. Except as expressly provided herein, all such fees and premiums will be paid in Dollars and in immediately available funds. All such payments shall be made without setoff, counterclaim or deduction for any taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any national, state or local taxing authority. All or any portion of the fees received by Fortress hereunder may be allocated to any affiliate of Fortress, the Administrative Agent or any other Lender or be shared among Fortress, the Administrative Agent and their respective affiliates.

(c) Evidence of Debt; Lenders’ Books and Records. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on the Loan Parties, absent manifest error; provided that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Term Loan Commitments or Borrower’s Obligations in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(d) Payments. Interest on the Obligations shall be payable on each Interest Payment Date provided that (i) interest accrued pursuant to Section 2.02(a)(i)(C) shall be payable in cash on demand and (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment. Except where interest is permitted to be paid in kind, all payments under the Loan Documents shall be made in immediately available funds in Dollars. All payments (including prepayments) to be made by the Loan Parties under any Loan Document shall be made without setoff or counterclaim. Payments received after 2:00 p.m. New York time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid. Each payment made by a Loan Party under a Loan Document is in addition to any payment or distribution to which the Lenders may be entitled or may receive pursuant to such Loan Party’s Organization Documents, and nothing in any Loan Document shall be construed as limiting, reducing or in any way diminishing any payment or distribution to which the Lenders may be entitled or may receive under or with respect to such Loan Party’s Organization Documents.

(e) Application of Payments. The Borrower shall have no right to specify the order or the accounts to which the Lenders shall allocate or apply any payment required to be made by the Borrower or any Loan Party to any Secured Party or otherwise received by a Secured Party under this Agreement or any Loan Document when any such allocation or application is not specified elsewhere in this Agreement or such Loan Document.

(f) Compensation for Losses. Notwithstanding anything herein to the contrary, in the event of (a) the payment of any principal of any SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (c) the failure to borrow, convert, continue or prepay any SOFR Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.09(b), then, in any such event, Borrower shall compensate each Lender for any loss, cost and expense substantiated by such Lender and attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds or from any fees payable (but excluding a loss of anticipated profits). A certificate of the applicable Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate upon receipt thereof.

(g) Inability to Determine Rates. Subject to Section 2.05 of this Agreement, if, on or prior to the first day of any Interest Period for any SOFR Loan:

(i) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof, or

(ii) the Requisite Lenders determine that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that Adjusted Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and the Requisite Lenders have provided notice of such determination to the Administrative Agent, then, in each case, the Administrative Agent will promptly so notify the Borrower and each Lender.

(h) Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert Base Rate Loans to SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until the Administrative Agent revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.02. Subject to Section 2.05 hereto, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Loans shall be determined by the Administrative Agent without reference to clause (iii) of the definition of “Base Rate” until the Administrative Agent revokes such determination.

Section 2.03 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after making such deduction or withholding (including such deductions and withholdings applicable to additional sums payable under this Section 2.03) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by Loan Parties. Without limiting the provisions of Section 2.03(a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Tax Indemnification. The Loan Parties shall jointly and severally indemnify each Recipient, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (including any recording and filing fees with respect thereto or resulting therefrom and any liabilities with respect to, or resulting from, any delay in paying such Indemnified Taxes), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the applicable Loan Party by the applicable Recipient shall be conclusive absent manifest error. If any Loan Party fails to timely pay to the appropriate Governmental Authority any Taxes payable under this Section 2.03, such Loan Party shall indemnify the applicable Recipient for any incremental taxes, interest or penalties that may become payable by such Recipient as a result of any such failure.

(d) Evidence of Payments. As soon as practicable after any payment of Taxes by any Withholding Agent to a Governmental Authority as provided in this Section 2.03, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lender. (i) If a Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation as prescribed by applicable Laws and reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, if reasonably requested by the Borrower or the Administrative Agent, such Lender shall deliver such other documentation prescribed by applicable Law and reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.03(e)(ii)(A), Section 2.03(e)(ii)(B), and Section 2.03(e)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender or if such Lender is legally prohibited from completing, executing or submitting such documentation or cannot obtain, using best efforts and following a good faith effort to do so, any information requested by the Borrower.

(ii) Without limiting the generality of the foregoing in the event that the Borrower is a U.S. Borrower,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Borrower or of Holdings within the meaning of Section 881(c)(3)(B) of the Code or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9 and/or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.03(e)(ii)(D), “FATCA” shall include any amendments made to FATCA after the Closing Date.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by a Loan Party pursuant to this Section 2.03 (including by the payment of additional amounts pursuant to this Section 2.03), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.03 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the indemnifying party, upon the request of such indemnified party, agrees to repay such indemnified party the amount paid over to the indemnifying party pursuant to this Section 2.03(f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.03(f), in no event will the indemnified party be required to pay any amount to any Loan Parties pursuant to this Section 2.03(f), the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.03(f) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g) [Reserved].

(h) Survival. Each party’s obligations under this Section 2.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the resignation or replacement of the Administrative Agent and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.04 Ratable Sharing; Pro Rata Shares; Availability of Funds.

(a) Ratable Sharing; Pro Rata Shares. Except as otherwise expressly provided in this Agreement, each payment or prepayment of principal of any Loan, each payment of interest on the Loans, each payment of fees payable to the Lenders, each reduction of Commitments and each conversion to or continuation of any Loan shall be allocated pro rata among the Lenders of all Classes of Loans then held by the Lenders and entitled to such payment in accordance with their respective Commitments (or, if the Commitments shall have expired or been terminated, pro rata in accordance with the respective principal amounts of the outstanding Loans) held by the Lenders (unless a given Lender or Class of Loans has elected to receive a lesser allocation). The Lenders hereby agree among themselves that, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code of the United States, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of letter of credit fees and other amounts then due and owing to such Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder. The provisions of this Section 2.04(a) shall not be construed to apply to (1) any payment made by the Loan Parties pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (2) any payment obtained by any Lender as consideration for the origination of a new Class of Loans or Commitments or an assignment or sale of a participation in any of its Loans or other Obligations owed to it.

(b) Availability of Funds. Unless Administrative Agent shall have been notified in writing by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Credit Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Borrower a corresponding amount on such Credit Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three (3) Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Borrower and Borrower shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the rate payable hereunder for Base Rate Loans for such Loans. Nothing in this Section 2.04(b) shall be deemed to relieve any Lender from its obligation to fulfill its Term Loan Commitments hereunder or to prejudice any rights that the Loan Parties may have against any Lender as a result of any default by such Lender hereunder. It being understood, however, unless and until a Lender has determined, in its sole discretion, that all conditions precedent for a particular Loan have been satisfied, such Lender shall have no obligation to advance any particular Loan.

Section 2.05 Benchmark Replacement Settings. Notwithstanding anything to the contrary herein or in any other Loan Document:

(a) Replacing Future Benchmarks. (i) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Requisite Lenders. If the Benchmark Replacement is based upon Daily Simple SOFR, all interest payments will be payable on a monthly basis.

(ii) No Hedging Contract or swap agreement shall constitute a “Loan Document” for purposes of this Section 2.05.

(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.05(e) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.05(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.05(c).

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

Section 2.06 Increased Costs; Capital Requirements.

(a) Compensation For Increased Costs. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such other Recipient, Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Term Loan Commitments of such Lender or the Loans made by, or participations in letters of credit held by such Lender, to a level below that which such Lender such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or such other Recipient, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to Borrower, shall be conclusive absent manifest error. Borrower shall pay such Lender or such other Recipient, as the case may be, the amount shown due on any such certificate within 10 days after receipt thereof.

Section 2.07 Application of Prepayments/Reductions.

(a) Subject to the Orders, after any voluntary or mandatory prepayments or repayments of Loans pursuant to Section 2.01 or the exercise of remedies provided for in Section 8.02 (or after the Obligations have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

first, to the payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Agents and amounts payable under Section 2.02(b), Section 2.03, Section 2.05, Section 2.06 and Section 13.02) payable to the Agents;

second, to the payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Lenders and amounts payable under Section 2.02(b), Section 2.03, Section 2.05, Section 2.06 and Section 13.02) payable to the Lenders;

third, to payment of indemnities and other amounts (other than principal, interest and fees) payable to the Lenders, ratably among them in proportion to the amounts described in this clause third payable to them;

fourth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, premiums and fees other than those previously paid pursuant to clause “second” above, ratably among the Lenders in proportion to the respective amounts described in this clause fourth payable to them;

fifth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause fifth held by them;

sixth, except in connection with any waivable prepayment of the type described in Section 2.01(e)(iii), to prepay Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) and shall be further applied in inverse order of maturity to reduce the remaining scheduled installments of principal of the Loans;

seventh, to the payment in full of all other Obligations then owing, ratably among the Secured Parties in proportion to the respective amounts described in this clause seventh held by them; and

eighth, the balance, if any, after all of the Obligations have been indefeasibly paid in full in cash, to the Loan Parties or as otherwise required by applicable Law.

Subject to clauses “first” through “eighth” preceding, Administrative Agent shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations.

Section 2.08 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Requisite Lenders and as set forth in Section 13.05(b):

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 13.15 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made when the conditions set forth in Section 3.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Term Loan Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. (A) No Defaulting Lender shall be entitled to receive any fees described in Section 2.02(b) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the Term Loan Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.09 Mitigation of Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.05, 2.06(a) or 2.06(b), or requires the Loan Parties to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.03, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.03 or 2.06 as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Loan Parties hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased-Cost Lender”) shall give notice to Borrower that such Lender is entitled to receive payments under Section 2.03 or 2.06, (ii) the circumstances which have caused such Lender to be entitled to receive such payments shall remain in effect, (iii) such Lender shall fail to withdraw such notice within five (5) Business Days after Borrower’s request for such withdrawal and (iv) such Lender has declined or is unable to designate a different lending office in accordance with Section 2.09(b); or (b) (i) any Lender shall become a Defaulting Lender, (ii) the Default Period for such Defaulting Lender shall remain in effect, and (iii) such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within five (5) Business Days after Borrower’s request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 13.05(b), the consent of Administrative Agent shall have been obtained but the consent of one (1) or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased-Cost Lender, Defaulting Lender or Non-Consenting Lender (the “Terminated Lender”), Administrative Agent may (which, in the case of an Increased-Cost Lender, only after receiving written request from Borrower to remove such Increased-Cost Lender), by giving written notice to Borrower and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign and delegate its outstanding Loans and its Term Loan Commitments, if any, in full to one (1) or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 13.01 and Terminated Lender shall pay any fees payable thereunder in connection with such assignment; provided, (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender and (B) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.02(b); (2) on the date of such assignment, Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.03 or Section 2.06; (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender. In the event that the Terminated Lender fails to execute an Assignment Agreement pursuant to Section 13.01 within five (5) Business Days after receipt by the Terminated Lender of notice of replacement pursuant to this Section 2.09(b) and presentation to such Terminated Lender of an Assignment Agreement evidencing an assignment pursuant to this Section 2.09(b), the Terminated Lender shall be deemed to have executed and delivered such Assignment Agreement, and upon the execution and delivery of Assignment Agreement by the Replacement Lender and Administrative Agent, shall be effective for purposes of this Section 2.09(b) and Section 13.01. Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Term Loan Commitments, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender. For the avoidance of doubt, all fees that would otherwise be due and payable to any Non-Consenting Lender shall continue to be due and payable to such Non-Consenting Lender.

Section 2.10 Priority and Liens. The relative priorities of the Liens described in Section 7.20 and the Loan Documents with respect to the Collateral of the Debtors shall be as set forth in the Interim Order (and, when entered, the Final Order). All of the Liens of the Debtors described in Section 7.20 shall be effective and perfected upon entry of the Interim Order (and, when entered, the Final Order) without the necessity of the execution or recordation of filings by any Loan Party of security agreements, mortgages, control agreements, pledge agreements, financing statements or other similar documents, or the possession or control by the Administrative Agent or the Collateral Agent of, or over, any Collateral, as set forth in the Interim Order and, when entered, the Final Order; provided that for the avoidance of doubt, each such Lien shall be subject to the Carve-Out in all respects.

Article III
CONDITIONS Precedent to the LOANs

Section 3.01 Conditions to the Closing Date. This Agreement shall become effective and the obligations of the Lenders to make the Initial Term Loans in respect of the Initial Term Commitments on the Closing Date shall become effective on the date on which each of the following conditions is satisfied (or waived by the Requisite Lenders).

(a) The Agent and each Lender received, in form and substance satisfactory to it and its counsel, each of the following duly executed and delivered:

(i) each of the Loan Documents to be executed on the Closing Date;

(ii) from each Loan Party which is a party to any Loan Documents, a certificate dated as of the Closing Date executed by two (2) authorized officers, or as the context may require, two (2) directors of such Loan Party certifying and attaching: (A) copies of the Organization Documents of such Loan Party, together with all amendments thereto (including, without limitation, a true and complete copy of the charter, certificate of formation, certificate of limited partnership or other publicly filed organizational document of each Loan Party certified as of a recent date not more than thirty (30) days prior to the Closing Date by an appropriate official of the jurisdiction of organization of such Loan Party which set forth the same complete name of such Loan Party as is set forth herein and the organizational number of such Loan Party, if an organizational number is issued in such jurisdiction), (B) a copy of the resolutions or written consents (1) of such Loan Party authorizing the borrowings hereunder, and (2) of such Loan Party authorizing the execution, delivery and performance by such Loan Party of each Loan Document to which such Loan Party is or will be a party and the execution and delivery of the other documents to be delivered by such Person in connection herewith and therewith, (C) the names and true signatures of the representatives of such Loan Party authorized to sign each Loan Document to which such Loan Party is or will be a party and the other documents executed and delivered by such Loan Party in connection herewith and therewith, together with evidence of the incumbency of such authorized officers, (D) [Reserved] and (E) with respect to the Borrower and the Loan Parties that are Domestic Subsidiaries, a certificate of the Secretary of State or other appropriate official(s) of the jurisdiction of organization and, except to the extent such failure to be so qualified could not reasonably be expected to have a Material Adverse Effect, in each U.S. state of foreign qualification of such Loan Party certifying as of a recent date not more than fifteen (15) days prior to the Closing Date as to the existence or subsistence in good standing of such Loan Party in such jurisdictions, in each case to the extent generally available in such jurisdictions;

(iii) a duly executed officer’s certificate of the Borrower certifying that the conditions specified in Section 3.01(c), (d), (f), (g), (h), (i), (j), (l)(ii), (n), (o) and (p) have been satisfied.

(iv) evidence of the insurance coverage and endorsements required by Section 6.13 and the terms of the Collateral Documents and such other insurance coverage with respect to the business and operations of the Loan Parties as the Collateral Agent may reasonably request];

(v) a duly executed Notice of Borrowing from the Borrower with respect to the Initial Term Loans in respect of the Initial Term Commitments;

(vi) [reserved]

(vii) such other documents, evidence and information as the Administrative Agent reasonably requires.

(b) The Roll-Up shall have been consummated, or will be consummated substantially concurrently with the funding of the Initial Term Loans;

(c) All the representations and warranties contained in Article V shall be true and correct in all material respects (or, if qualified by materiality, in all respects) on and as of the Closing Date; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects;

(d) No Default or Event of Default exists or would result from the extensions of credit hereunder on the Closing Date or the application of the proceeds thereof and no event or circumstance exists that could reasonably be expected to have a Material Adverse Effect;

(e) (i) The Borrower shall have paid all reasonable and documented out-of-pocket fees and expenses, premiums and other amounts due and payable on the Closing Date from the Borrower and its Subsidiaries to the Administrative Agent, the Collateral Agent and the Lenders under the RSA, the Loan Documents and pursuant to any fee letter or similar agreement executed by the Borrower or any other Loan Party in connection herewith and (ii) the Administrative Agent, the Collateral Agent and the Lenders shall have been reimbursed for all reasonable and documented out-of-pocket expenses (including the reasonable fees, charges and disbursements of each of (x) Davis Polk & Wardwell LLP, counsel for the Secured Parties and (y) the Specified Lender Advisors), required to be reimbursed or paid by the

Borrower hereunder, under any other Loan Document, under the RSA or under any fee letter or similar agreement; provided that this condition will be satisfied on the Closing Date prior to such payment if arrangements reasonably satisfactory to the Administrative Agent, the Collateral Agent and the Lenders are in place at such time for the payment of such fees and expenses on the Closing Date;

(f) There shall not occur as a result of, and after giving effect to, the initial extension of credit hereunder on the Closing Date, a default or event of default (or any event which with the giving of notice or lapse of time or both would be a default or event of default) under any agreement of the Loan Parties’ or their respective Subsidiaries’ under which any Material Indebtedness was created or is governed or under any other material agreement (in each case, other than with respect to any Prepetition Indebtedness) which would permit the counterparty thereto to exercise remedies thereunder (other than any default or event of default the exercise of remedies of which is subject to the automatic stay applicable under section 362 of the Bankruptcy Code or subject to a forbearance);

(g) The Petition Date shall have occurred, and the Borrower and each other Loan Party that is a Debtor as of the Closing Date shall be a debtor and a debtor-in-possession in the Chapter 11 Cases;

(h) Since the Petition Date, other than as a result of the commencement of the Cases, there has not been any event, change, occurrence or circumstance that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(i) The Chapter 11 Cases of any of the Debtors shall not have been dismissed or converted to cases under Chapter 7 of the Bankruptcy Code;

(j) No more than five Business Days prior to the Closing Date, the Interim Order Entry Date shall have occurred and the Interim Order shall be in full force and effect and shall not have been vacated or reversed, shall not be subject to any stay, and shall be in form and substance acceptable to each of the Administrative Agent and Collateral Agent (in each case, solely with respect to its own rights, obligations, liabilities, duties and treatment) and the Requisite Lenders, and the Loan Parties and their Subsidiaries shall be in compliance with the Interim Order;

(k) In order to create in favor of Collateral Agent, for the benefit of the Lenders, a valid, perfected security interest in the personal property Collateral, the Agent and the Lenders received (in form and substance satisfactory to them):

(i) evidence satisfactory to Collateral Agent and the Lenders of the compliance by each Loan Party with their obligations under the Collateral Documents and the other Loan Documents (including, without limitation, (A) their obligations to authorize or execute, as the case may be, and deliver UCC financing statements (or their equivalent) and (B) all share certificates, transfers and stock transfer forms or equivalent duly executed by the applicable Loan Party in blank, (C) if requested by the Collateral Agent, intellectual property filings (including IP Security Agreements to be filed with the Copyright Office, or the Patent and Trademark Office), and (D) if requested by the Collateral Agent, originals of securities, instruments and chattel paper and any Control Agreements, notice or agreements governing deposit and/or securities accounts as provided therein);

(ii) a completed Perfection Certificate dated as of the Closing Date and executed by a Responsible Officer of each Loan Party, together with all attachments contemplated thereby, including the results of a recent search, by a Person satisfactory to Collateral Agent, of all effective UCC financing statements (or equivalent filings) made with respect to any personal or mixed property of any Loan Party that is a Domestic Subsidiary in the jurisdictions specified in the Perfection Certificate, together with copies of all such filings disclosed by such search;

(l) (i) The Lenders and each of the Administrative Agent and Collateral Agent shall have received advanced drafts of all other First Day Orders (including, without limitation, any order approving significant or outside the ordinary course of business transactions entered on (or prior to) the Closing Date and a Cash Management Order), in form and substance satisfactory to the Requisite Lenders and (in each case, solely with respect to its own rights, obligations, liabilities, duties and treatment) each of the Administrative Agent and the Collateral Agent, and (ii) except as otherwise acceptable to the Requisite Lenders, all First Day Orders intended to be entered by the Bankruptcy Court at or immediately after the Debtors’ “first day” hearing shall have been entered by the Bankruptcy Court, shall be Approved Bankruptcy Court Orders or otherwise acceptable to the Requisite Lenders and (in each case, solely with respect to its own rights, obligations, liabilities, duties and treatment) each of the Administrative Agent and the Collateral Agent, shall be in full force and effect, shall not have been vacated or reversed, shall not be subject to a stay and shall not have been modified or amended other than as acceptable to the Requisite Lenders and (in each case, solely with respect to its own rights, obligations, liabilities, duties and treatment) each of the Administrative Agent and the Collateral Agent;

(m) The Administrative Agent and the Lenders shall have received the Budget;

(n) All applicable Performance Milestones designated for satisfaction prior to the Closing Date shall have been accomplished in accordance with the terms herein (along with supporting evidence with respect thereto, in each case, in form and substance satisfactory to the Administrative Agent, unless such Performance Milestone has been waived or extended by the Administrative Agent);

(o) No trustee under Chapter 7 or Chapter 11 of the Bankruptcy Code or examiner with expanded powers shall have been appointed in any of the Chapter 11 Cases;

(p) The RSA shall be in full force and effect and shall not have been amended or modified (other than in accordance with its terms) and shall not have been terminated; and

(q) The Administrative Agent shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, requested by it or any Lender at least two Business Days prior to the Closing Date.

Section 3.02 Conditions to Delayed Draw Term Loan Borrowing Date. The obligation of each Delayed Draw Term Loan Lender to make Delayed Draw Term Loans pursuant to the Delayed Draw Term Loan Commitments on the Delayed Draw Term Loan Borrowing Date is subject to it having received evidence in form and substance satisfactory to it of the satisfaction of each of the following conditions precedent prior to or contemporaneously with the making of such Loan (or such Lender agreeing to waive such condition in writing):

(a) The Administrative Agent and Lenders shall have received (in form and substance satisfactory to them) a fully executed, assembled Notice of Borrowing (including any attachments, calculations or other supporting information and specifying a permitted use for the proceeds of the Loan);

(b) All the representations and warranties contained in Article V shall be true and correct in all material respects (or, if qualified by materiality, in all respects) on and as of the Delayed Draw Term Loan Borrowing Date; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects;

(c) No Default or Event of Default then exists or would result after giving pro forma effect to such Borrowing of Delayed Draw Term Loans or the application of the proceeds thereof and no event or circumstance exists that could reasonably be expected to have a Material Adverse Effect;

(d) each of the Performance Milestones required to be satisfied prior to the Delayed Draw Term Loan Borrowing Date shall have been satisfied (along with supporting evidence with respect thereto, in each case, in form and substance satisfactory to the Administrative Agent, unless such Performance Milestone has been waived or extended by the Administrative Agent);

(e) Evidence that all fees required to be paid to the Agents and Lenders pursuant to Section 2.02(b) or any fee letter on or before the date of such credit extension, shall have been paid and all other fees and expenses required to be paid to the Lenders or the Agents (including all out-of-pocket expenses of the Agents and the Lenders (including the reasonable fees, charges and disbursements of each of (x) Davis Polk & Wardwell LLP, counsel for the Secured Parties and (y) the Specified Lender Advisors) required to be paid or reimbursed by the Loan Parties) on or before or substantially concurrently with the applicable credit extension shall have been paid (or the Administrative Agent shall have received evidence in form and substance satisfactory to it that such fees will be paid substantially concurrently with the extension of credit);

(f) There is no event or circumstance that has occurred since the Petition Date that could reasonably be expected to have a Material Adverse Effect (other than the commencement of the Cases);

(g) The Final Order Entry Date shall have occurred no earlier than three (3) Business Days prior to the Delayed Draw Term Loan Borrowing Date (or such earlier date to which the Requisite Lenders may agree), and the Final Order shall be in full force and effect, shall not have been vacated or reversed, and shall not be subject to any stay, and shall be in form and substance acceptable to each of the Administrative Agent and Collateral Agent (in each case, solely with respect to its own rights, obligations, liabilities, duties and treatment) and the Requisite Lenders;

(h) [Reserved];

(i) All other material “second day orders” intended to be entered on or prior to the Final Order Entry Date and any order establishing material procedures for the administration of the Cases, shall have been entered by the Bankruptcy Court, shall be Approved Bankruptcy Court Orders and shall be in full force and effect;

(j) Any Agent or Lender shall be entitled, but not obligated to, request and receive, prior to the Delayed Draw Term Loan Borrowing Date, any additional information, approvals, documents or opinions reasonably satisfactory to the requesting party as such Agent or Lender may reasonably request or that it reasonably deems necessary to confirm its satisfaction with any of the conditions set forth in this Section 3.02;

(k) The RSA shall be in full force and effect and shall not have been amended or modified (other than in accordance with its terms) and shall not have been terminated;

(l) The Agents, for the benefit of the Secured Parties, shall have valid, binding, enforceable, non-avoidable, and automatically and fully and perfected Liens on, and security interests, in the Collateral (to the extent required by the Administrative Agent in its sole discretion), in each case, having the priorities set forth in the Orders and subject only to the payment in full in cash of any amounts due under the Carve-Out;

(m) The Chapter 11 Cases of any of the Debtors shall not have been dismissed or converted to cases under Chapter 7 of the Bankruptcy Code; and

(n) No trustee under Chapter 7 or Chapter 11 of the Bankruptcy Code or examiner with expanded powers shall have been appointed in any of the Chapter 11 Cases.

Each Lender, by funding a Loan on a Credit Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each condition precedent, Loan Document and each other document or evidence required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on such date.

Article IV
[Reserved].

Article V
REPRESENTATIONS AND WARRANTIES

In order to induce Agents and the Lenders to enter into this Agreement and to make each Credit Extension to be made thereby, each Loan Party represents and warrants to Agents and the Lenders, on the Closing Date, that the following representations are true, complete and correct:

Section 5.01 Existence, Qualification and Power. Each Loan Party and each Subsidiary thereof, as of the Closing Date, (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization as identified in Schedule 5.13; (b) subject to the entry of the Orders and terms thereof and Bankruptcy Law, has all requisite corporate power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business; and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party; and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license in each case except to the extent any failure would not reasonably be expected to have a Material Adverse Effect.

Section 5.02 Authorization; No Contravention. Subject to the entry of the Orders and the terms thereof, the execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not contravene the terms of any of its Organization Documents or conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under: (i) any material Contractual Obligation to which it is a party or affecting it or its properties or any of its Subsidiaries; (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which it or its property is subject; or (iii) violate any applicable Law, in each case, other than violations arising as a result of the commencement of the Cases and except as otherwise excused by the Bankruptcy Court or to the extent any failure would not reasonably be expected to have a Material Adverse Effect.

Section 5.03 Governmental Authorization; Other Consents. Except as set forth in Schedule 5.03 and other than actions to perfect security interests, subject to the entry of the Orders and the terms thereof, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan

Document. No grants, funds or benefits (including, but not limited to, tax benefits actually applied) from the Israel Innovation Authority (formerly known as, the National Authority for Technological Innovation) or any other Governmental Authority were received by any Loan Party and any Loan Party is not obligated to pay any royalties or any other payments to the Israel Innovation Authority or any other Governmental Authority. The transactions contemplated under any Loan Document are not subject to any right and do not require the approval of the Israel Innovation Authority.

Section 5.04 Binding Effect. Subject to the entry of the Orders and the terms thereof, this Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. Subject to the entry of the Orders and the terms thereof, this Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

Section 5.05 Financial Statements; No Material Adverse Effect. The Audited Financial Statements (a) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (b) fairly present the financial condition of Holdings and its Subsidiaries, as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (c) show all material indebtedness and other liabilities (including, without limitation, Indebtedness, liabilities for taxes, long-term leases, Indebtedness and other unusual forward or long-term commitments), direct or contingent, of such Person and its Subsidiaries as of the date thereof. Since the Petition Date, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

Section 5.06 Litigation. As of the Closing Date, except for the Cases, there are no actions, suits, proceedings, claims, investigations or disputes pending or, to the Knowledge of Holdings or any of its Subsidiaries, threatened in writing, at Law, in equity, in arbitration or before any Governmental Authority, by or against Holdings or any of its Subsidiaries or against any of their properties or revenues that purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby which would be adverse to the Loan Parties or the Secured Parties in any material respect. Neither Holdings nor any of its Subsidiaries, nor any director or officer thereof, is or since the Petition Date has been the subject of any action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by Holdings or any Subsidiary under the Securities Act and Exchange Act, as applicable.

Section 5.07 No Default. No Default or Event of Default has occurred and is continuing.

Section 5.08 Ownership of Property; Liens; Permits.

(a) Holdings and each of its Subsidiaries has, in all material respects, good, indefeasible and merchantable title to and ownership of its property, and is the beneficial owner of all Equity Interests in its Subsidiaries and other Persons purported to be owned by such Person, free and clear of all Liens, except Permitted Liens.

(b) Each Loan Party has, and is in compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each property or asset or business currently owned, leased, managed or operated, or to be acquired, by such Person, except to the extent the failure to have or be in compliance therewith could not reasonably be expected to have a Material Adverse Effect. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any material permit, license, authorization, approval, entitlement or accreditation necessary to the operation of the business of the Loan Parties as it is currently operated, and, to the Knowledge of the Loan Parties, there is no claim that any thereof is not in full force and effect.

Section 5.09 Environmental Compliance. Except as set forth on Schedule 5.09, (i) no Loan Party or any of its Subsidiaries is in material violation of any applicable Environmental Law, (ii) each Loan Party and its Subsidiaries has, and is in compliance with, all Environmental Permits for its respective operations and businesses, except to the extent any failure to have or be in compliance therewith could not reasonably be expected to result in any material Environmental Claim or Environmental Liability; (iii) to the knowledge of the Loan Parties or its Subsidiaries, there has been no Release of Hazardous Materials at any properties currently or formerly owned, leased or operated by any Loan Party, its Subsidiaries or a respective predecessor in interest or at any disposal or treatment facility which received Hazardous Materials generated by any Loan Party, its Subsidiaries or any respective predecessor in interest, which in any case of the foregoing could reasonably be expected to result in any material Environmental Claim or Environmental Liability; (iv) neither any Loan Party nor any of its Subsidiaries has received written notice of any pending or threatened Environmental Claims against, or Environmental Liability of, any Loan Party, its Subsidiaries or any respective predecessor in interest that could reasonably be expected to result in any material Environmental Claim or Environmental Liability; (v) neither any Loan Party nor any of its Subsidiaries is performing or responsible for any Remedial Action that could reasonably be expected to result in any material Environmental Claim or Environmental Liability; and (vi) the Loan Parties have made available to the Collateral Agent and Lenders true and complete copies of all material environmental reports, audits, and investigations in the possession or control of any Loan Party or any of its Subsidiaries with respect to the operations and business of the Loan Parties and its Subsidiaries.

Section 5.10 Insurance. The properties of Holdings and its Subsidiaries are insured with insurance companies that are not Affiliates of the Loan Parties that, to their Knowledge, are financially sound and reputable, in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar business as Holdings or applicable Subsidiary), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Holdings or the applicable Subsidiary operates.

Section 5.11 Taxes. Subject to Bankruptcy Law, the terms of the applicable Order and any required approval by the Bankruptcy Court, Holdings and each Subsidiary (a) have properly prepared and timely filed all material Tax returns and reports required to have been filed by them with all appropriate Governmental Authority and (b) have fully and timely paid all Taxes required to be paid by them, other than (i) Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided and reflected in Holdings and its Subsidiaries’ financial statements in accordance with the applicable GAAP or (ii) Taxes the payment of which have been stayed by the commencement of the Chapter 11 Cases. The charges, accruals and reserves on the books of Holdings and its Subsidiaries in respect of Taxes for all fiscal periods are adequate in all material respects, and there are no material unpaid assessments against Holdings or any Subsidiary nor, to Holdings’ or any Subsidiary’s Knowledge, any basis for the assessment of any additional Taxes, penalties or interest for any fiscal period or audits by any federal, state or local taxing authority. All Taxes and other assessments and levies that Holdings or any Subsidiary is required to withhold or to collect for payment have been duly withheld and collected and paid to the proper Governmental Authority or third party when due. There are no Tax liens or claims pending or threatened against Holdings or any Subsidiary or any of their respective assets or property other than Permitted Liens. Neither Holdings nor any of its Subsidiaries is a party to any Tax sharing agreement or other similar arrangement.

Section 5.12 ERISA and Foreign Plans Compliance; Pensions

(a) (i) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws and (ii) each Foreign Plan is in material compliance with applicable Law and regulations, special arrangements, collective bargaining agreements and extension orders in any applicable jurisdiction. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or, with respect to a prototype or volume submitter plan, can rely on an opinion letter from the IRS to the document sponsor, to the effect that such Plan is so qualified and, to the Knowledge of Holdings and its Subsidiaries, nothing has occurred which would prevent, or cause the loss of, such qualification. Holdings and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the Knowledge of Holdings or its Subsidiaries, threatened claims, actions or lawsuits, or action by any Governmental Authority. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) no Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA) (or equivalent Law in a non-U.S. jurisdiction with respect to a Foreign Plan); (iv) no Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan (or equivalent Law in a non-U.S. jurisdiction); and (v) no Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA (or equivalent Law in a non-U.S. jurisdiction).

(d) To the best of its Knowledge, no Loan Party nor any of its Affiliates is or has at any time been (i) an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pensions Schemes Act 1993); or (ii) ‘connected’ with or an ‘associate’ of (as those terms are used in sections 38 and 43 of the Pensions Act 2004) such an employer.

Section 5.13 Subsidiaries; Equity Interests. Holdings has no Subsidiaries other than those specifically disclosed in Schedule 5.13 or as disclosed to the Administrative Agent in writing pursuant to Section 6.12(a), and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by a Loan Party, free and clear of all Liens other than Permitted Liens. IP Hold-Co has no equity investments in any other corporation or entity. All of the outstanding Equity Interests in Holdings and its Subsidiaries have been validly issued and, where applicable, are fully paid and nonassessable. As of the Closing Date, Schedule 5.13 (a) sets forth the name and jurisdiction of organization of Holdings and each Subsidiary, (b) sets forth the ownership interests of each of the Subsidiaries of Holdings and each of its Subsidiaries, including the percentage and classes of such Equity Interests on a fully diluted basis and (c) identifies each Person the Equity Interests of which are required to be pledged on the Closing Date pursuant to the Collateral and Guarantee Requirements.

Section 5.14 Margin Regulations; Investment Company Act. No Loan Party is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Federal Reserve Board), or extending credit for the purpose of purchasing or carrying margin stock. No Loan Party nor any of their Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended, as such terms are defined in the Investment Company Act of 1940. Neither the making of any Loan nor the use of proceeds thereof will violate the provisions of Regulation T, Regulation U or Regulation X of the Federal Reserve Board.

Section 5.15 Disclosure.

(a) Each Loan Party has disclosed to the Agents all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Agents (other than forward-looking information and projections and information of a general economic nature and general information about the Loan Parties’ industry) in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which it was made, not materially misleading.

(b) All projections have been prepared in good faith on a basis that is believed by the Loan Parties to be, and based on assumptions, estimates, methods and tests that are believed by the Loan Parties to be reasonable at the time such projections were prepared and information believed by the Loan Parties to have been accurate based upon the information available to the Loan Parties at the time such projections were furnished to the Agents, and no Loan Party is aware of any facts or information that would lead it to believe that such projections are incorrect or misleading in any material respect; it being understood that projections are by their nature subject to significant uncertainties and contingencies, many of which are beyond the Loan Parties’ control and actual results may differ materially from the projections and such variations may be material.

Section 5.16 Compliance with Laws. Each Loan Party and each Subsidiary thereof is and has been in compliance in all respects with the requirements of all applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its business or properties, except to the extent any noncompliance would not be reasonably expected to adversely affect Holdings and its Subsidiaries taken as a whole or the Obligations in any material respect.

Section 5.17 Intellectual Property; Licensing.

(a) Schedule 5.17(a) sets forth a complete and accurate list of all: (i) issuances, registrations and applications for Intellectual Property owned or exclusively licensed by Holdings or a Subsidiary, indicating for each, as applicable, the title, jurisdiction, record owner, and application or registration number; and (ii) Licenses to which Holdings or any of its Subsidiaries is a party or otherwise bound that are material to the conduct of the business of Holdings or any Subsidiary or that involve any Assigned Patent, excluding for the avoidance of doubt, any commercially available ‘off-the-shelf’ software or open source software licenses used in the business of Holdings or any Subsidiary, or any licenses granted to customers, distributors or agents of Holdings or any Subsidiary for the purpose of testing, demonstrating, using, installing, maintaining, updating, repairing, decommissioning and otherwise exploiting the Products (each, a “Material License”).

(b) Except as set forth on the Disclosure Schedule, Holdings and each Subsidiary exclusively own all right, title and interest in and to, or have a valid and enforceable right to use, free and clear of any Lien other than any Permitted Liens, all Intellectual Property necessary for the conduct of its business as presently conducted. Except as set forth in Schedule 5.17(b), within the three (3) years preceding the Closing Date, no claim has been brought, is pending, or, to the knowledge of the Loan Parties, has been threatened, by any Person (i) alleging that the conduct of the business of Holdings or a Subsidiary infringes, misappropriates, dilutes or otherwise violates the Intellectual Property of any Person or (ii) challenging or questioning the validity, enforceability, ownership, use, registrability or patentability of any Material Intellectual Property. To the knowledge of the Loan Parties, no Person is infringing, misappropriating, diluting or otherwise violating any Intellectual Property of Holdings or any Subsidiary.

(c) Other than as set forth on Schedule 5.17(c), no Foreign Subsidiary owns any registrations or applications to register any Material Intellectual Property. To the knowledge of the Loan Parties, all registrations and pending applications for Material Intellectual Property listed in accordance with paragraph (a) are (i) subsisting and have not been adjudged invalid or unenforceable, in whole or part, and (ii) valid and in full force and effect. Holdings and each Subsidiary has taken commercially reasonable steps to maintain, enforce and protect its Intellectual Property, including by requiring each employee, consultant and independent contractor involved in the creation, development or authorship of any Intellectual Property to execute an agreement pursuant to which such Person (x) agrees to protect the confidential information of Holdings and each Subsidiary and (y) assigns to Holdings or a Subsidiary, as applicable, all rights in any Intellectual Property created in the course of his, her or its employment or other engagement with Holdings or a Subsidiary.

(d) Except as disclosed to the Administrative Agent in writing prior to the Closing Date, the Loan Parties have obtained and properly recorded previously executed assignments from inventors and all other Persons for the Assigned Patents as necessary to fully perfect their rights and title therein in accordance with applicable Law in each respective jurisdiction. All inventors named on the Assigned Patents are true and correct.

(e) Except as may be set forth on Schedule 5.17(e), there is no obligation imposed by a standards-setting organization with respect to any of the Assigned Patents. No funding, facilities or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Intellectual Property assets, or any other products or services of Holdings or its Subsidiaries.

(f) Except as set forth in Schedule 5.17(f), none of the Assigned Patents has ever been found invalid, unpatentable, or unenforceable for any reason in any proceeding and Holdings and its Subsidiaries have no Knowledge of and has not received any notice or information of any kind suggesting that the Assigned Patents may be invalid, unpatentable, or unenforceable. If any of the Assigned Patents are terminally disclaimed to another patent or patent application, all patents and patent applications subject to such terminal disclaimer are included in the Assigned Patents. To the extent “small entity” fees were paid to the United States Patent and Trademark Office for any Assigned Patent, such reduced fees were then appropriate because the payor qualified to pay “small entity” fees at the time of such payment and specifically had not licensed rights in any Assigned Patent to an entity that was not a “small entity”.

(g) Holdings and each Subsidiary has taken all reasonable and necessary steps to maintain and enforce the Material Intellectual Property and Material Licenses and to preserve the confidentiality of all trade secrets and proprietary information included in the set of Material Intellectual Property, including by requiring Persons having access thereto to execute binding, written non-disclosure agreements or otherwise effectively obligate themselves with respect to non-disclosure and non-use. Neither Holdings or any of its Subsidiaries, including their employees, and to the knowledge of the Loan Parties, their agents and contractors, has disclosed any trade secrets or other proprietary, confidential or personal information in which Holdings or any of its Subsidiaries or any other Person has (or purports to have) any right, title, or interest (or any tangible embodiment thereof) to any Person without having the recipient thereof execute a written agreement regarding the non-disclosure and non-use thereof or otherwise effectively obligate themselves with respect to non-disclosure and non-use. All use, disclosure, or appropriation of any trade secret or other proprietary, confidential or personal information not owned by Holdings or any of its Subsidiaries has been pursuant to the terms of a written agreement between Holdings or one or its Subsidiaries and the owner of such trade secret or proprietary, confidential or personal information, or otherwise with such owner’s express written consent. Neither Holdings nor any of its Subsidiaries has received any notice in the past two (2) years from any Person that there has been an unauthorized use or disclosure of any trade secrets or other proprietary, confidential or personal information by Holdings or any of its Subsidiaries, or any of their employees, agents, or contractors. No escrow agents or other Persons other than Holdings or any of its Subsidiaries, and their employees and independent contractors who are subject to written obligations of confidentiality, have access to or otherwise possess any source code, or any current or contingent rights of any kind to any source code, included in the set of Material Intellectual Property, nor has Holdings or any of its Subsidiaries granted access or any current or contingent rights of any kind to any source code that is part of the Intellectual Property owned or controlled by Holdings or any of its Subsidiaries. To the knowledge of Holdings and the Loan Parties, no product, system, program or software module designed, developed, distributed or otherwise made available by Holdings or any of its Subsidiaries to any Person, including products and services, contains any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components designed to permit unauthorized access or to disable or erase software, hardware or data without the consent of the user (“Harmful Code”).

(h) Schedule 5.17(h) of the Prepetition Credit Agreement is a complete and correct list of the following: (i) each open source software module by name and version number that is associated with a Reciprocal License that is incorporated in, linked to, or used in relation to, any product or service sold or distributed by the business of Holdings or any of its Subsidiaries; (ii) the Reciprocal License applicable to each such open source software module and a reference to where the terms of such Reciprocal License may be found (e.g., a link to a site that has the applicable Reciprocal License); (iii) whether Holdings or any of its Subsidiaries has modified any such open source software module, and (iv) whether such open source software module has been, or is expected to be, distributed by Holdings or any of its Subsidiaries or only used internally by Holdings or any of its Subsidiaries. Holdings’ and its Subsidiaries’ use or distribution of each component of software subject to a Reciprocal License complies with the applicable Reciprocal License governing such software, including all notice and attribution requirements. Neither Holdings nor any of its Subsidiaries has used any materials subject to a Reciprocal License in any manner that would (A) require the disclosure or distribution in source code form, (B) require the license thereof for the purpose of making derivative works, (C) impose any restriction on the consideration to be charged for distribution of any Material Intellectual Property, or (D) impose any restriction on Holdings or any of its Subsidiaries, from asserting its rights in relation to any Material Intellectual Property or the Collateral Agent or any Secured Party in exercising its rights hereunder.

(i) Neither Holdings nor any Subsidiary, or to Holdings’ or its Subsidiaries’ Knowledge, any counterparty, is in material breach of or default under the provisions of any of the Material Licenses, or has received written notice of any such breach or default or the intention of the other party to terminate such License, nor is there any event, fact, condition or circumstance which, with notice or passage of time or both, would constitute or result in a material conflict, breach, default or event of default under, any of the foregoing.

(j) Except as set forth in Schedule 5.17(j), none of the Intellectual Property has been or is currently involved in any reexamination, supplemental examination, reissue, interference proceeding, or any similar proceeding, and no such proceedings are pending or threatened.

(k) Except as set forth in Schedule 5.17(b), none of the Loan Parties nor any of their respective Subsidiaries has received any notices alleging that the conduct of its business (including the development, manufacture, use, sale or other commercialization of any Product) infringes any Intellectual Property of any third party, and to the Knowledge of the Loan Parties, the conduct of the business of the Loan Parties and their respective Subsidiaries (including the development, manufacture, use, sale or other commercialization of any Product) does not infringe any Intellectual Property of any third party.

(l) No Loan Party nor any Subsidiary is a party to any agreement that conflicts with the security interest in the Intellectual Property of Holdings or any Asset Security Provider granted under the Collateral Documents, and no license agreement with respect to any such Intellectual Property diminishes in any material respect the value of the Intellectual Property of Holdings or any Subsidiary or interferes with the security interest granted to the Administrative Agent pursuant to the terms of the Loan Documents. No material Intellectual Property of Holdings or any of its Subsidiaries is included in the set of Excluded Assets of the Loan Parties. The consummation of the transactions contemplated hereby and the exercise by the Administrative Agent or the Lenders of any right or protection set forth in the Loan Documents will not constitute a breach or violation of, or otherwise affect the enforceability of, any licenses of any Intellectual Property owned or licensed by any Loan Party or Subsidiary.

(m) Holdings and its Subsidiaries have or had, as appropriate, complete, valid and enforceable rights to use a complete and correct copy of all data, data sets and databases used in, held for use in, or necessary for the conduct of the business of Holdings and its Subsidiaries (including their products), as currently conducted and as had been conducted in the past (collectively, “Company Data and Data Sets”), and all such material Company Data and Data Sets are or were, as appropriate, either (i) owned by Holdings or one of its Subsidiaries, (ii) used under valid, enforceable licenses to Holdings or one of its Subsidiaries, or (iii) otherwise used without encroaching on the rights of any third party.

(n) All IT Systems of the business of Holdings and its Subsidiaries are in good working condition and are sufficient for the operation of such business as currently conducted. In the past twelve (12) months, other than as disclosed in Schedule 5.17(n), there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack or other impairment of the IT Systems that has resulted or is reasonably likely to result in the introduction of any Harmful Code into its products or any other material disruption or damage to Holdings or any of its Subsidiaries. Holdings and its Subsidiaries have been, and is, in compliance in all material respects with all contractual obligations concerning the security and privacy of the IT Systems and information contained therein (including Intellectual Property and personal data, and other information subject to confidentiality obligations). Holdings and its Subsidiaries have taken all commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the IT Systems of Holdings and its Subsidiaries, including implementing and maintaining appropriate backup, disaster recovery, and software and hardware support arrangements. Other than as set forth on Schedule 5.17(n), neither of the business of Holdings nor any of its Subsidiaries has suffered any security breaches in the past twelve (12) months that have resulted in a third party obtaining access to any proprietary or confidential information of Holdings or any of its Subsidiaries or any third parties. Holdings and its Subsidiaries have implemented and maintained, consistent with commercially reasonable practices and its obligations to third persons, security, disaster recovery, business continuity plans, procedures, and facilities, and other measures adequate to protect computers, networks, software, and systems used by Holdings or any of its Subsidiaries to store, process, or transmit information or content from unauthorized access, use or modification.

(o) Holdings and its Subsidiaries have complied with, and are in compliance with, in each case in all material respects, all applicable Laws (including privacy Laws), rules, and regulations governing the collection and use of personal information and such collection and use is in accordance in all material respects with such member of Holdings’ and each Subsidiaries’ privacy policy. There are not, and have not been in the past one (1) year, any investigations, allegations, claims or occurrences pertaining to an actual or potential security or privacy breach. Holdings and its Subsidiaries have implemented industry standard or better information and data security policies and procedures that safeguard the confidential information of Holdings and its Subsidiaries (including the confidential information of Holdings’ and its Subsidiaries’ customers), as well as all Personal Information collected by Holdings and its Subsidiaries both on its own behalf and on behalf of third parties. In the past one (1) year, neither Holdings nor any of its Subsidiaries has (i) experienced any actual, alleged, or suspected unauthorized access, use, or disclosure of, or data breach or other security incident involving Personal Information in its possession or control, or (ii) been subject to or received any notice of any proceeding by any Governmental Authority or other Person concerning Holdings’ or any of its Subsidiaries’ collection, use, processing, storage, transfer, or protection of Personal Information or any actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, and there are no facts or circumstances that could reasonably be expected to give rise to any such proceedings.

Section 5.18 Rights in Collateral; Priority of Liens. Subject to the entry of the Orders and the terms thereof, each Loan Party owns the property granted by it as Collateral under the Loan Documents, free and clear of any and all Liens in favor of third parties other than Permitted Liens. Subject to the entry of the Orders and the terms thereof, upon the proper filing and registration (as applicable) of the UCC financing statements or the equivalent thereof in any other country, the Liens in the Collateral granted to the Collateral Agent on behalf of and for the benefit of the Secured Parties pursuant to the Loan Documents will constitute valid and enforceable, perfected Liens on the Collateral with the priority set forth in the Orders and the Collateral Documents.

Section 5.19 [Reserved].

Section 5.20 [Reserved].

Section 5.21 [Reserved].

Section 5.22 PATRIOT Act; Sanctions; Export Controls; FCPA.

(a) To the extent applicable, Holdings and each of its Subsidiaries is in compliance, in all material respects, with the PATRIOT Act.

(b) Each Loan Party represents that neither Holdings nor any of its Subsidiaries nor any director, officer or employee thereof, nor, to its knowledge, any agent, affiliate or representative of Holdings or any Subsidiary, is an individual or entity that is a Person that is:

(i) listed in the annex to, or otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing effective September 24, 2001 (the “Executive Order”);

(ii) prohibited from dealing or otherwise engaging in any transaction by any domestic or applicable foreign laws with respect to terrorism or money laundering;

(iii) engaged in “terrorism” as defined in the Executive Order or in any applicable foreign laws;

(iv) the subject or target of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union, the State of Israel or His Majesty’s Treasury (collectively, “Sanctions”); or

(v) located, organized or resident in a country or territory that is the subject of comprehensive, territorial Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea, Syria and, as of February 21, 2022, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic) (each a “Designated Jurisdiction”).

(c) Each Loan Party represents and covenants that it and its Subsidiaries will not, directly or, to its knowledge, indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person:

(i) to fund or facilitate any activities or business (x) of or with any Person that, at the time of such funding or facilitation, is the subject or target of Sanctions or (y) in any country or territory that, at the time of such funding or facilitation, is the subject of comprehensive, territorial Sanctions; or

(ii) in any other manner that will result in a violation of Sanctions by any Person (including the Lenders or other party hereto).

(d) To the extent applicable, each of Holdings and its Subsidiaries is in compliance with the Export Control Regulations. Each Loan Party represents that neither it nor any of its Subsidiaries have engaged in transactions with, or exported any products, services or associated technical data: (i) into (or to a national or resident of) Crimea, Cuba, Iran, North Korea, Syria and, as of February 21, 2022, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic or any other country or territory to which the United States had embargoed exports or with which the United States had proscribed economic transactions as of the date of such export or transaction; or (ii) to any person or entity included on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC or the Denied Persons List maintained by the U.S. Department of Commerce as of the date of such transaction or export; or (iii) that would otherwise constitute or give rise to a violation of the Export Control Regulations. Each Loan Party further represents that it and its Subsidiaries have instituted policies and procedures designed to ensure, and which are reasonably expected to ensure, compliance with the Export Control Regulations and with the representation and warranty contained herein.

(e) Each Loan Party represents that neither it nor any of its Subsidiaries nor any director, officer or employee thereof, has taken any action, directly or indirectly, that would result in a violation by any of the foregoing of the FCPA and the rules and regulations thereunder or any other applicable domestic or foreign anti-corruption law in any material respect. Each Loan Party represents that to its knowledge, no agent, affiliate, representative or any other Person acting on behalf of Holdings or any of its Subsidiaries has taken any action, directly or indirectly, that would result in a violation by any of the foregoing of the FCPA and the rules and regulations thereunder or any other applicable domestic or foreign anti-corruption law. Each Loan Party further represents that it and its Subsidiaries have instituted policies and procedures designed to ensure, and which are reasonably expected to ensure, compliance with the FCPA and any other applicable domestic or foreign anti-corruption law and with the representation and warranty contained herein.

(f) Borrower represents that the proceeds of the Loans will not be used by it or any of its Subsidiaries for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage in violation of the FCPA or any other applicable anti-corruption law in any material respect.

Section 5.23 Material Contracts. Schedule 5.23 contains a true, correct and complete list of all the Material Contracts of Holdings and its Subsidiaries as of the Petition Date and, except as previously disclosed to the Agents, all such Material Contracts are in full force and effect and no defaults currently exist thereunder which would be adverse to Holdings and its Subsidiaries or the Secured Parties in any material respect, except to the extent as would not reasonably be expected to have a Material Adverse Effect.

Section 5.24 Employee Matters. Except as set forth on Schedule 5.24, (i) each Loan Party and its Subsidiaries is in compliance with all requirements of applicable Law in all material respects pertaining to employment and employment practices, terms and conditions of employment, wages and hours, and occupational safety and health, (ii) no Loan Party or any Subsidiary is party to any collective bargaining agreement, nor has any labor union been recognized as the representative of the employees of any Loan Party of Subsidiary, (iii) there is no material unfair labor practice complaint pending or, to the best knowledge of any Loan Party, threatened against any Loan Party or any Subsidiary before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Loan Party or any Subsidiary which arises out of or under any collective bargaining agreement, (iv) there has been no strike, work stoppage, slowdown, lockout, or other material labor dispute pending or, to the knowledge of any Loan Party, threatened against any Loan Party or any Subsidiary, (v) to the best knowledge of each Loan Party, no labor organization or group of employees has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board, or any other labor relations tribunal or authority, and (vi) there are no outstanding claims, complaints, assessments or investigations against the Loan Parties or their Subsidiaries under the Employment Standards Act, Labour Relations Code, Human Rights Code or other comparable legislation in any applicable jurisdiction, nor are there any claims, complaints, assessments, or investigations filed against the Loan Parties or their Subsidiaries with the courts, boards and tribunals which govern the aforementioned legislation and regulations in each case which would be adverse to Holdings and its Subsidiaries in any material respect. No Loan Party or Subsidiary has incurred any material liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar requirement of applicable Law which remains unpaid or unsatisfied. All material payments due from any Loan Party or Subsidiary on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Loan Party or Subsidiary.

Section 5.25 No Regulatory Restrictions on Borrowing, Guarantees or Upstreaming Cashflows. Except as disclosed on Schedule 5.25, to the Knowledge of the Loan Parties, no Loan Party nor any of their Subsidiaries is subject to regulation under any other Law, treaty, rule or regulation or determination of an arbitrator or court or other Governmental Authority or any other contractual restriction that limits its ability to incur or guarantee any Indebtedness under this Agreement or any Loan Document or to permit its Subsidiaries to upstream dividends and other distributions in the manner contemplated by Section 6.22 of this Agreement except as would not be adverse to the ability of Holdings and its Subsidiaries to perform under the Loan Documents in any material respect.

Section 5.26 Rank of Debt. Subject to the entry of the Orders and the terms thereof, the obligations of each of the Loan Parties under the Loan Documents to pay the principal of and interest on the Loans and any and all other amounts due thereunder constitute direct and unconditional senior obligations of each such Loan Party and will at all times rank at least equal in right of payment with all other present and future indebtedness and other obligations of such Loan Party, except for any obligations in respect of employee compensation and benefits and taxes and other Permitted Liens in respect of obligations that are immaterial in the aggregate to the Loan Parties and their Subsidiaries, taken as a whole, which have priority under the laws of each Relevant Jurisdiction.

Section 5.27 No Set-off. The obligations of the Loan Parties under the Loan Documents are not subject to any defense, set-off or counterclaim by any of the Loan Parties or any circumstance whatsoever which might constitute a legal or equitable discharge from its obligations thereunder other than the defense of payment in full.

Section 5.28 No Immunity; Proper Legal Form; No Need To Qualify Under Each Relevant Jurisdiction or Other Applicable Law.

(a) None of the Loan Parties nor any of their properties have any immunity from the jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the United States, and each other Relevant Jurisdiction in respect of its obligations under the Loan Documents. To ensure the legality, validity, enforceability or admissibility into evidence in each Relevant Jurisdiction of the Loan Documents, it is not necessary that the Loan Documents or any other document be filed or recorded with any Governmental Authority in each Relevant Jurisdiction except for the translation into Hebrew of the Loan Documents by an approved translator and the filings relating to the grant and perfection of security interest in the Collateral described herein and in the other Loan Documents.

(b) Each of the Loan Documents is in proper legal form under the Laws of each Relevant Jurisdiction for the enforcement thereof against any of the Loan Parties under such Laws; provided that, in the event of enforcement of this Agreement in the courts of each Relevant Jurisdiction, the signatures of the parties signing outside of such country must be notarized and apostilled and a translation of this Agreement into the applicable language, prepared by a court-approved translator or other official translator shall be required. The submission to jurisdiction, appointment of the Process Agent, consents and waivers by the Loan Parties in Article XII of the Agreement are valid and irrevocable.

(c) It is not necessary in order for the Administrative Agent or any Lender to enforce any rights or remedies under the Loan Documents or solely by reason of the execution, delivery and performance by any of the Loan Parties of the Loan Documents that the Administrative Agent or any Lender be licensed or qualified with any Governmental Authority in each Relevant Jurisdiction, or be entitled to carry on business in any of the foregoing.

Section 5.29 Centre of Main Interests and Establishments. For the purposes of Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast) (the “Regulation”), its centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in its jurisdiction of incorporation and it has no “establishment” (as that term is used in Article 2(10) of the Regulation) in any other jurisdiction.

Section 5.30 Exchange Controls. Under current laws and regulations of each Relevant Jurisdiction and each political subdivision thereof, all interest, principal, premium, if any, and other payments due or to be made on the Loan or otherwise pursuant to the Loan Documents may be freely transferred out of such countries and may be paid in, or freely converted into, United States Dollars.

Section 5.31 Reserved.

Section 5.32 Critical Technologies. Except for any items eligible for license exception ENC of the Export Administration Regulations (15 CFR Part 740.17), Holdings and its Subsidiaries do not produce, design, test, manufacture, fabricate or develop any ‘critical technologies’ as that term is defined at 31 C.F.R. Part 800.215 (each a “Critical Technology”). For any product that is eligible for license exception ENC of the Export Administration Regulations (15 CFR Part 740.17), Holdings and each of its Subsidiaries have complied with all Bureau of Industry Security submission requirements to perfect such exception.

Section 5.33 Products. (i) Except as set forth on Schedule 5.33, each Product has been and/or shall be manufactured, imported, possessed, owned, warehoused, marketed, promoted, sold, labeled, furnished, distributed and marketed in accordance with all applicable Regulatory Permits and applicable Laws, other than samples and Products shipped to the United States not for sale in the ordinary course of business without FCC approval and labeled as such; (ii) with respect to any Product being tested or manufactured by any Loan Party or any Subsidiary of any Loan Party, such Person has received, and such Product shall be the subject of, all Material Regulatory Permits needed in connection with the testing or manufacture of such Product as such testing is currently being conducted by or on behalf of such Person, and such Person has not received any notice from any applicable Governmental Authority that such Governmental Authority is conducting an investigation or review of (A) such Person’s manufacturing facilities and processes for such Product which have disclosed any material deficiencies or violations of applicable Law (and/or the Material Regulatory Permits related to the manufacture of such Product), or (B) any such Material Regulatory Permit or that any such Material Regulatory Permit has been revoked or withdrawn, nor has any such Governmental Authority issued any order or recommendation stating that the development, testing and/or manufacturing of such Product by such Person should cease; and (iii) with respect to any Product marketed, leased, rented, or sold by any Loan Party or any Subsidiary of any Loan Party, such Person shall have received, and such Product shall be the subject of, all Material Regulatory Permits needed in connection with the marketing and sales of such Product as currently being marketed, leased, rented, or sold by such Person, and such Person has not received any notice from any applicable Governmental Authority that such Governmental Authority is conducting an investigation or review of any such Material Regulatory Permit or approval or that any such Material Regulatory Permit has been revoked or withdrawn, nor has any such Governmental Authority issued any order or recommendation stating that such marketing or sales of such Product cease or that such Product be withdrawn from the marketplace.

Section 5.34 Use of Proceeds. Subject to the Orders, the proceeds of the Term Loans will be used in accordance with, and as provided in, the Budget (subject to permitted variances), including, without limitation: (a) to pay costs, fees and expenses related to the Cases, including the Carve-Out, (b) to make adequate protection payments and (c) to fund the working capital needs and expenditures of the Debtors and their non-Debtor Affiliates during the Cases in accordance with the Budget, including, for the avoidance of doubt, the claims of prepetition creditors, which may include, without limitation, employees, customers, lienholders, insurers, vendors and taxing authorities, in each case, to the extent authorized by the Interim Order or the Final Order (as applicable) and consistent with the Budget.

Section 5.35 Chapter 11 Cases; Orders.

(a) The Chapter 11 Cases were commenced on the Petition Date and proper notice thereof was given for (i) the motion seeking approval of the Loan Documents, the Interim Order and Final Order, (ii) the hearing for the entry of the Interim Order and (iii) the hearing for the entry of the Final Order. The Loan Parties that are Debtors shall give, on a timely basis as specified in the Interim Order or the Final Order, as applicable, all notices required to be given to all parties specified in the Interim Order or Final Order, as applicable.

(b) After the entry of the Interim Order, and pursuant to and to the extent permitted in the Orders, as applicable, the Obligations of the Debtors will constitute allowed Superpriority Claims in the Chapter 11 Cases having priority over all administrative expense claims and unsecured claims against the Debtors now existing or hereafter arising, of any kind whatsoever, including all administrative expense claims of the kind specified in sections 105, 326, 330, 331, 503(b), 506(c), 507(a), 507(b), 546(c), 726, 1114 or any other provision of the Bankruptcy Code or otherwise, as provided under section 364(c)(l) of the Bankruptcy Code, subject to (i) the Carve-Out and (ii) the priorities set forth in the Interim Order or Final Order, as applicable.

(c) The Interim Order (with respect to the period on and after entry of the Interim Order and prior to entry of the Final Order) or the Final Order (with respect to the period on and after entry of the Final Order), as the case may be, is in full force and effect and has not been reversed, stayed (whether by statutory stay or otherwise), vacated, or, without the Requisite Lenders’ consent, modified or amended. The Loan Parties are in compliance in all material respects with the Orders.

(d) Notwithstanding the provisions of section 362 of the Bankruptcy Code, and subject to the applicable provisions of the Interim Order or the Final Order, as the case may be, upon the Maturity Date (whether by acceleration or otherwise), the Administrative Agent, the Collateral Agent and the Lenders shall be entitled to immediate Payment in Full and to enforce the remedies provided for hereunder or under applicable laws, without further notice, motion or application to, hearing before, or order from, the Bankruptcy Court.

Each of the Secured Parties shall be entitled to rely on each such representation, warranty, certification or other statement made herein or in any Loan Document, including, for the avoidance of doubt, all representations and warranties in this Article V, notwithstanding whether any employee, representative or agent of a Secured Party seeking to enforce a remedy hereunder or under any other Loan Document knew or had reason to know of any breach or potential breach of any such representation, warranty, certification or other statement and regardless of any investigation by any Secured Party.

Article VI
AFFIRMATIVE COVENANTS

On and after the Closing Date until the termination in full of the Commitments and payment in full of all Obligations (other than contingent indemnity or reimbursement obligations for which no claim has been asserted) in cash (the occurrence of either of the foregoing, a “Payment in Full”), the Borrower and the Loan Parties shall, and shall each cause each of their Subsidiaries to:

Section 6.01 Compliance with Laws. Except as excused by Bankruptcy Law, comply in all respects with (i) all applicable Laws, rules, regulations, orders, judgments and decrees of all Governmental Authorities except to the extent noncompliance therewith individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect and (ii) the Bankruptcy Code and the Bankruptcy Rules in all material respects.

Section 6.02 Financial Statements and Reporting. Deliver to the Administrative Agent and the Lenders, in form and detail satisfactory to the Administrative Agent and the Lenders:

(a) (i) as soon as available, but in any event within two hundred forty (240) days after the end of the fiscal year of Holdings ended December 31, 2023, (A) a consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of Grant Thorton LLP or any other independent certified public accounting firm of nationally recognized standing selected by the Loan Parties and reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards; and (B) for each other Subsidiary of Holdings for which separate audited annual reports are available, a copy of such annual report containing unconsolidated and consolidated balance sheets of such reporting Person and its Subsidiaries as of the end of such fiscal year, in each case, if requested by the Administrative Agent, accompanied by a certification of such accountants as to the amount of Distributable Income with respect to such Person and each such Subsidiary during the preceding fiscal year (except to the extent already explicitly included in the foregoing financial statements);

(ii) as soon as available, but in any event within one hundred twenty (120) days after the end of the fiscal year of Holdings ended December 31, 2023, (A) an unaudited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP;

(b) as soon as available, but in any event within forty-five (45) days after the end of each fiscal quarter (or such longer period as may be agreed by the Administrative Agent in its sole discretion), an unaudited consolidated balance sheet of Holdings and its Subsidiaries, in each case as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of Holdings’ fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and corresponding portion of the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP;

(c) if requested by the Administrative Agent, acting in its sole discretion, commencing with the fiscal month ending April 30, 2024, as soon as available, but in any event within thirty (30) days after the end of each month (or forty-five (45) days after the end of each month that is also the last month of a fiscal quarter) (or such longer period as may be agreed by the Administrative Agent in its sole discretion), (i) an unaudited consolidated balance sheet of Holdings and its Subsidiaries, in each case, as at the end of such month, (ii) the related consolidated statements of income or operations, shareholders’ equity and cash flows for such month and for the portion of Holdings’ fiscal year then ended, (iii) Liquidity, expense summaries and gross and net revenue with respect to each Product of the Loan Parties and their Subsidiaries as at the end of such month (and if such month is also a fiscal quarter end, for such fiscal quarter) and (iv) if such month is also a fiscal quarter end, a summary detailing the Products sold to each Key Customer for such fiscal quarter and for the portion of Holdings’ fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and corresponding portion of the previous fiscal year, all in reasonable detail (and where applicable prepared in accordance with GAAP). Notwithstanding anything to the contrary herein, to the extent the deliveries under Section 6.02(b) and 6.02(c) are duplicative, the Borrower shall only be required to provide such information once;

(d) as soon as available and not later than the date quarterly financial statements are required to be delivered pursuant to Section 6.02(b) above, a report specifying the cash and Cash Equivalents of Holdings and its Subsidiaries by entity and by account jurisdictions, Operating Expenses, account aging and other key operating metrics, and detailing the products sold by the Loan Parties and their Subsidiaries, the number of revenue producing customers, backlog and headcount of the Loan Parties and their Subsidiaries, in each case certified by the chief financial officer (or equivalent) of Holdings;

(e) [reserved]; and

(f) if, as a result of any change in accounting principles and policies from those used in the preparation of the Audited Financial Statements, the consolidated financial statements of Holdings and its Subsidiaries delivered pursuant to Section 6.02(a) or Section 6.02(b) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one (1) or more statements of reconciliation for all such prior financial statements in form and substance reasonably satisfactory to Administrative Agent and the Lenders.

Section 6.03 Certificates; Other Information. Deliver to the Administrative Agent and the Lenders, in form and detail reasonably satisfactory to the Administrative Agent and the Requisite Lenders:

(a) concurrently with the delivery of the financial statements referred to in Section 6.02(a)(i), a certificate of independent certified public accountants certifying such financial statements;

(b) concurrently with the delivery of the financial statements referred to in Sections 6.02(a), 6.02(b), and 6.02(c) (provided that solely with respect to financial statements referred to in Section 6.02(c) with respect to a month that is also the last month in a fiscal quarter, such Compliance Certificate shall be combined with the Compliance Certificate delivered and such combined Compliance Certificate shall be required to be for the quarterly financial statement (without a requirement for a separate monthly Compliance Certificate for the month ended contemporaneously therewith)), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer or treasurer of Holdings and certifying to and, as applicable, attaching (i) [reserved], (ii) a copy in form satisfactory to the Administrative Agent of management’s discussion and analysis for the financial conditions and results of operations of the Loan Parties and their Subsidiaries for such period, as compared to prior periods, along with details of any material developments or proposals affecting the Loan Parties or their business and the reason for any significant variations from prior periods, provided that delivery to the Administrative Agent of the board kit and related materials (“Board Reporting Materials”) with respect to such fiscal quarter shall be deemed to satisfy such requirement if the Board Reporting Materials are of a level of detail substantially similar to that provided to the Administrative Agent with respect to the Board Reporting Materials delivered for the fiscal quarters ending prior to the Petition Date; (iii) that all UCC financing statements and other appropriate filings, recordings or registrations, including all re-filings, re-recordings and re-registrations, have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction necessary to protect and perfect the Liens under the Collateral Documents for a period of not less than twelve (12) months after the date of such certificate, or indicating otherwise; (iv) that such consolidated statements fairly present the financial condition, results of operations, shareholders’ equity and cash flows, expenses and sales, as applicable, of Holdings and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes, and (v) a report supplementing Schedules 1, 3(a), 4, 5, 6, 7 and 8 to the Security Agreement and Sections 5(a) and 18 of the Perfection Certificate;

(c) promptly and in no case later than the tenth (10th) day after the same are received by a Responsible Officer of a Loan Party, copies of any final audit reports (if any), management letters or recommendations submitted to Holdings’ or such Subsidiary’s Board of Directors (or the audit committee of the Board of Directors) by independent accountants in connection with the accounts or books of Holdings or any Subsidiary, or any audit of any of them;

(d) [reserved]

(e) [reserved]

(f) promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of (i) each notice or other correspondence received from any Governmental Authority (including the FCC, The Office of Communications, the SEC or comparable agencies in any applicable jurisdictions) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof; and (ii) subpoenas, requests for information and other notices regarding any licenses or permits necessary to operate the business, any active or potential investigation of, or claim or litigation against, any Loan Party or any Subsidiary thereof by any Governmental Authority, and the results of any Governmental Authorities or any inspections of any manufacturing facilities of any Loan Party or any Subsidiary thereof or to the extent provided to a Loan Party or a Subsidiary thereof, any third party suppliers of any Loan Party or any Subsidiary thereof by any Governmental Authority;

(g) [reserved];

(h) within 45 days (or such longer period as the Administrative Agent may agree in its sole discretion) after the Administrative Agent’s request (which shall not be made more than once per fiscal quarter), a report (x) supplementing the Perfection Certificate (as to other matters other than those described in Section 6.03(b)(v)) and disclosure schedules to this Agreement and the Security Documents and Collateral Documents, including (A) a list and description (including the street address, county or other relevant jurisdiction, state, record owner, book value thereof and, in the case of leases of property, lessor, lessee, expiration date and annual rental cost thereof) of all material real property acquired or leased during such fiscal year and a description of such other changes in the information included in such certificate or as may be necessary for the Schedules to the Security Documents and Collateral Documents to be accurate and complete; (B) a list of registration numbers for all patents, trademarks, service marks, trade names and copyrights awarded to any Loan Party or any Subsidiary thereof during such fiscal period, and (C) a list of all patent applications, trademark applications, service mark applications, trade name applications and copyright applications submitted by any Loan Party or any Subsidiary thereof during such period and the status of each such application;

(i) within five (5) days of delivery, copies of all statements, reports and notices (including board kits and other materials) made available to the Board of Directors of any Loan Party or any of their Subsidiaries or the holders of their Equity Interests generally;

(j) [Reserved];

(k) promptly, and in any event within ten (10) days after any Loan Party or any Subsidiary thereof obtains knowledge of any return, recovery, dispute or claim related to Products or inventory or other property or assets of the Loan Parties or their Subsidiaries that involves more than $1,000,000 in each instance or in the aggregate;

(l) Borrower will furnish to Administrative Agent and the Lenders prior written notice of any change (i) in any Loan Party’s corporate name, (ii) in any Loan Party’s identity or corporate structure, or (iii) in any Loan Party’s Federal Taxpayer Identification Number. Each Loan Party agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC (or the local law equivalent in each applicable jurisdiction) or equivalent foreign filings or otherwise that are required in order for Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all of the Collateral and for the Collateral at all times following such change to have a valid, legal and perfected security interest as contemplated in the Loan Documents. Borrower also agrees promptly to notify Administrative Agent and the Lenders if any material portion of the Collateral is damaged or destroyed which would be adverse to Holdings and its Subsidiaries or the Secured Parties in any material respect;

(m) promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary, (i) copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan

Party or any Subsidiary and (ii) copies of any material written correspondence or any other material written communication from the FCC or any other Governmental Authority or other regulatory body;

(n) [Reserved];

(o) [Reserved];

(p) promptly upon request of the Administrative Agent, such additional information regarding the business, financial or corporate affairs of Holdings or any Subsidiary, or compliance with the terms of the Loan Documents, as the Agents or any of the Lenders may from time to time reasonably request; or

(q) promptly upon request by the Administrative Agent or any Lender, information and documentation for purposes of compliance with beneficial ownership regulations or any applicable “know your customer” requirements under the PATRIOT Act or other applicable anti-money laundering laws.

Documents required to be delivered pursuant to this Agreement shall be deemed to have been delivered on the date on which such documents are made available on the SEC’s Electronic Data Gathering, Analysis, and Retrieval system (or any successor system thereto). Documents required to be delivered pursuant to Section 6.02 or Section 6.03(d) may additionally be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Borrower (or another Loan Party) posts such documents, or provides a link thereto on Borrower’s or Holdings’ website on the Internet at the website address listed in Schedule 6.03; or (ii) on which such documents are posted on Borrower’s or Holdings’ behalf on an Internet or intranet website, if any, to which the Secured Parties have access (whether a commercial, third-party website or whether sponsored by the Agents); provided that upon the Lenders’ request Borrower shall (A) deliver paper copies of such documents to the Agents and the Lenders or (B) provide the Agents and Lenders (by fax or electronic mail) with notice of the posting of any such documents contemporaneously with each such posting. Notwithstanding anything to the contrary contained in Section 6.02, Section 6.03 or Section 6.04, effective immediately upon delivery of a written notice (an “Information Declination Notice”) by a Lender to Borrower and the Administrative Agent that such Lender no longer wishes to receive the items described in such sections (or any subclauses thereof), neither Borrower nor any other Loan Party shall be required to deliver any such items to such Lender, pursuant to the terms of this Agreement or any other Loan Document. Each Lender may, in its sole discretion, rescind any Information Declination Notice by the delivery of written notice of such rescission to Borrower, at which time any obligations to comply with Section 6.02, Section 6.03 and/or Section 6.04 (or any subclauses thereof) shall be reinstated as of the date of delivery of such notice.

Section 6.04 Notices. The Borrower shall furnish to the Administrative Agent and the Lenders written notice of any of the following:

(a) promptly, but in any event not later than the third (3rd) Business Day after a Responsible Officer of Holdings or any Subsidiary obtaining Knowledge of the occurrence of any Default or Event of Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b) promptly, but in any event not later than five (5) Business Days after a Responsible Officer of Holdings or any Subsidiary obtaining Knowledge of any of the following: (A) (i) of the occurrence of any ERISA Event specifying in such notice a description ERISA Event and the actions, if any, proposed to be taken with respect to such ERISA Event together with a copy of any notice filed with the PBGC or the IRS pertaining to such ERISA Event, (ii) the receipt of any other notices received by Holdings, such Subsidiary or such ERISA Affiliate from the PBGC or any other governmental agency with respect thereto (attaching copies thereof), and/or (iii) (1) becoming aware that there has been an increase in Unfunded Pension Liabilities (not taking into account Pension Plans with negative Unfunded Pension Liabilities) of more than One Million Dollars ($1,000,000) since the date the representations hereunder are given or deemed given, or from any prior notice, as applicable, (2) of the existence of any Withdrawal Liability, (3) of the adoption of, or the commencement of contributions to, any Pension Plan subject to Section 412 of the Code by Holdings, any of its Subsidiaries or any ERISA Affiliate, or (4) of the adoption of any amendment to a Pension Plan subject to Section 412 of the Code which results in a material increase in contribution obligations of Holdings, any of its Subsidiaries or any ERISA Affiliate, a detailed written description thereof, as well as, (B) copies of such other documents or governmental reports or filings relating to any Pension Plan as Administrative Agent or the Lenders shall reasonably request;

(c) promptly, but in any event not later than the third (3rd) Business Day after a Responsible Officer of Holdings, or any Subsidiary obtaining Knowledge of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, any Material Indebtedness of Holdings, or any subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between Holdings, or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting Holdings, or any Subsidiary, including pursuant to any applicable Environmental Laws in each case to the extent it would reasonably be expected to result in a liability in excess of One Million Dollars ($1,000,000) or a Material Adverse Effect;

(d) promptly, but in any event not later than five (5) Business Days after a Responsible Officer of Holdings, or any Subsidiary obtaining Knowledge of any of the following (i) the termination of any Material Contract other than in accordance with its terms; or (ii) any material amendment to a Material Contract or other notice or event relating to a Material Contract or Material Indebtedness, in each case that could materially impair the value of the interests or rights of Holdings or its Subsidiaries, and in each case, together with copies of all notices, requests and other documents (including amendments, waivers and other modifications) entered into or received in connection therewith;

(e) promptly, but in any event not later than five (5) Business Days after a Responsible Officer of Holdings or any Subsidiary obtaining Knowledge of any of the following: (i) any litigation, arbitration, governmental investigation or Adverse Proceeding not previously disclosed to Holdings which has been instituted or is threatened against the Loan Parties or their Subsidiaries or their properties which could be reasonably be expected to result in losses and/or expenses in excess of One Million Dollars ($1,000,000), or (ii) any material development in any Adverse Proceeding that could be reasonably expected to have a Material Adverse Effect, or that seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information regarding the details thereof and anticipated costs and liabilities associated therewith as may be reasonably available to the Loan Parties and/or necessary or desirable to enable the Secured Parties and their counsel to evaluate such matters;

(f) promptly, but in any event not later than five (5) Business Days after a Responsible Officer of Holdings or any Subsidiary obtaining Knowledge of any of the following, written notice of any change in the board of directors (or similar governing body) of Holdings or any of its subsidiaries;

(g) promptly, but in any event not later than ten (10) Business Days after a Responsible Officer of Holdings or any Subsidiary obtaining Knowledge of any of the following, written notice of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiaries thereof;

(h) [reserved];

(i) promptly upon the occurrence of any Transfer of property or assets, incurrence of Indebtedness or other event, in each case for which the Loan Parties are required to make a mandatory prepayment pursuant to Section 2.01(e) and the receipt of Net Cash Proceeds in connection therewith;

(j) promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary, copies of the findings of any inspections of any manufacturing facilities of any Loan Party, any Subsidiary or any third party suppliers of any Loan Party or any Subsidiary by any Governmental Authority in each case if the result of such inspection would reasonably be expected to result in a material fine, or have an adverse impact on Holdings and its Subsidiaries or their business in any material respect;

(k) to the extent (i) any pre-existing products or services provided by Holdings or any of its Subsidiaries are re-categorized by the U.S. government as a Critical Technology, or would reasonably be considered to constitute the design, fabrication, development, testing, production or manufacture of a Critical Technology after a re-categorization of selected technologies by the U.S. government, or (ii) after the Closing Date any Loan Party engages in any activity that could reasonably be considered to constitute the design, fabrication, development, testing, production or manufacture of a Critical Technology, in each case, that is not eligible for license exception ENC, Borrower shall promptly, and in any event within ten (10) Business Days after a Responsible Officer of Holdings or its Subsidiaries obtains Knowledge thereof notify the Administrative Agent of such change in the categorization of its products or services; and

(l) promptly, but in any event not later than the third (3rd) Business Day after a Responsible Officer of Holdings or any Subsidiary obtaining Knowledge of the occurrence of any material breach of, or default under, the RSA or the Orders.

Notwithstanding anything herein to the contrary, any information that is disclosed on the docket in the Cases shall be deemed delivered to the Administrative Agent in the manner required by this Section 6.04.

Section 6.05 Payment of Obligations. Subject to the approval of the Bankruptcy Court, pay and discharge as the same shall become due and payable, (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless such payment has been stayed by the commencement of the Chapter 11 Cases or the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by Holdings or such Subsidiary; (b) all lawful claims which, if unpaid, would by Law become a Lien upon its property other than Permitted Liens; (c) all Obligations, as and when due and payable subject to any applicable grace or cure periods and (d) all other material obligations and liabilities, in each case except to the extent such nonpayment could not reasonably be expected to have a Material Adverse Effect.

Section 6.06 Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made in all material respects of all financial transactions and matters involving the assets and business of Holdings or such Subsidiary, as the case may be and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over Holdings or such Subsidiary, as the case may be.

Section 6.07 Inspection Rights. Permit representatives and independent contractors of the Secured Parties to visit and inspect any of its properties, to examine its corporate, financial and operating books and records and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Loan Parties and at such reasonable times during normal business hours, upon reasonable advance notice to Borrower not more than two (2) times each calendar year (in the absence of an Event of Default); provided, however, that (a) when an Event of Default exists the Secured Parties (or any of their respective representatives or independent contractors) may do any of the foregoing as often as may be reasonably desired, at the expense of the Loan Parties at any time during normal business hours and without advance notice; and (b) the Loan Parties shall pay the reasonable expenses of two visits and inspections during any calendar year unless an Event of Default has occurred and is continuing.

Section 6.08 Litigation Cooperation. Make available to the Secured Parties, without expense to the Secured Parties, Holdings, its Subsidiaries and their directors, officers, employees and agents and its corporate, financial and operating books and records to the extent that the Secured Parties may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against the Secured Parties with respect to any Collateral (including the Assigned Patent Rights) or the Obligations.

Section 6.09 Use of Proceeds. Use the proceeds of the Term Loans in accordance with Section 5.34.

Section 6.10 Preservation of Existence, Etc.(a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization, except changes otherwise permitted under this Agreement or a loss of status that is not material or adverse in any respect to the Secured Parties or Obligations and that is reinstated promptly after any Loan Party has Knowledge of such loss of status; (b) take all action to maintain all rights, privileges, permits, licenses and franchises reasonably necessary in the normal conduct of its business.

Section 6.11 Maintenance of Properties. (a) Maintain or cause to be maintained in good repair, working order and condition (ordinary wear and tear excepted) all material properties used or useful in the business of Holdings and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof and (b) improve, maintain, enforce and protect all of the Material Intellectual Property, maintain and keep in full force and effect all issued or registered Material Intellectual Property and continue to prosecute all applications for any Material Intellectual Property.

Section 6.12 Collateral and Guarantee Requirements; Formation or Acquisition of Subsidiaries. At the Borrower’s expense, take all action necessary or reasonably requested by either Agent to ensure that the Collateral and Guarantee Requirement (subject to the limitations set forth therein and in the Collateral Documents) continues to be satisfied, including:

(a) With respect to each new Subsidiary of the Loan Parties acquired or formed from time to time, on or prior to the date such Person becomes a Subsidiary of the Loan Parties (or such later date agreed by the Administrative Agent (in its sole discretion)), the Borrower shall send a notice to the Administrative Agent (i) setting forth the date on which such Person became (or will become) a Subsidiary of a Loan Party and (ii) setting forth all of the data required to be set forth in Schedule 5.13 with respect to all Subsidiaries of the Loan Parties (and any such written notice shall be deemed to supplement Schedule 5.13 for all purposes hereof).

(b) Domestic Subsidiaries and Holdings. In the event that (x) any Person becomes a Domestic Subsidiary of Holdings or any other Loan Party, or (y) any Loan Party or any of their

Subsidiaries, divides or splits itself or an existing Subsidiary otherwise creates a new Domestic Subsidiary, then within twenty (20) days after such event (or such later date agreed by the Administrative Agent (in its sole discretion)) the Loan Parties shall (a) cause such Subsidiary to become a Guarantor hereunder and a Grantor under the applicable Collateral Documents by executing and delivering to the Agents and the Lenders a joinder or Counterpart Agreement to this Agreement and all other applicable Subsidiary Accession Requirements, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such formalities, opinions, documents, instruments, agreements, and certificates and other requirements as are similar to those described in, in each case, as applicable, Section 3.01 and Section 6.26 of this Agreement delivered with respect to Domestic Subsidiaries in connection with the Prepetition Credit Agreement, or that are requested by the Agents or the Lenders and necessary or desirable to protect, evidence or perfect the security interest of the Collateral Agent in a manner similar to the Liens and assets granted by the existing Loan Parties under the existing Collateral Documents and/or to comply with the Collateral and Guarantee Requirements or as are necessary or desirable to evidence, grant or perfect a Lien with the priority set forth in the Orders in such assets in favor of Collateral Agent, for the benefit of the Lenders.

(c) Foreign Subsidiaries.

(i) Existing Asset Security Jurisdictions. In the event that (x) any Person becomes a Foreign Subsidiary of Holdings or any other Loan Party (other than any member of the Dense Air Group and the Specified Immaterial Foreign Subsidiary) that is organized or formed in an Asset Security Jurisdiction which is an Initial Asset Security Jurisdiction under the Loan Documents or a jurisdiction in which an existing Foreign Subsidiary which is already a Loan Party (as defined in the Prepetition Credit Agreement) is organized or formed (the “Existing Asset Security Jurisdictions” and each, an “Existing Asset Security Jurisdiction”), (y) any Loan Party or any of their Subsidiaries, limited liability companies, other entities or other Persons divides or splits itself or an existing Subsidiary otherwise creates a new Subsidiary that is organized or formed in an Existing Asset Security Jurisdiction (other than any member of the Dense Air Group), then within (A) in the case of a Person incorporated and registered in England and Wales, twenty (20) days after such event (or such later date agreed by the Administrative Agent (in its sole discretion)) or (B) in the case of a Person organized or formed in a jurisdiction other than the United States of America or England or Wales, sixty (60) days after such event (or such later date agreed by the Administrative Agent (in its sole discretion)), the Loan Parties shall, solely if requested by the Administrative Agent, (a) cause such Subsidiary to become a Guarantor hereunder and a Grantor under the applicable Collateral Documents by executing and delivering to the Administrative Agent and the Lenders a joinder or Counterpart Agreement to this Agreement, and to the other applicable Collateral Documents, or as the context may require, such new or additional Loan Documents to provide a guarantee by such new Subsidiary, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such formalities, opinions, documents, instruments, agreements, and certificates, filings, registrations and comply with such and other requirements as are similar to those described in, in each case, as applicable, Section 3.01 and Section 6.26 of this Agreement delivered with respect to a Loan Party organized in such Existing Asset Security Jurisdiction on the Closing Date (or required to be delivered as part of the post-closing obligations described in Section 6.26), or that are requested by the Agents or the Lenders and necessary or desirable to protect, evidence or perfect the security interest of the Collateral Agent in a manner similar to the Liens and assets granted by the existing Loan Parties to the Collateral Agent for the benefit of the Secured Parties under the existing Collateral Documents and/or to comply with the Collateral and Guarantee Requirement either by executing and delivering to the Agents a counterpart or supplement to the existing Collateral Documents or such new documents as are necessary or desirable to evidence, grant or perfect a Lien with the priority set forth in the Orders to the Collateral Agent for the benefit of the Lenders in the assets of such new Subsidiary and, if such new Subsidiary is a first tier Subsidiary of a Loan Party, the Equity Interests in such Subsidiary as has been previously provided to any holder of Obligations in the Existing Asset Security Jurisdictions (including, if necessary, any new Collateral Documents or additional documents, evidences, certificates, instruments, agreements and filings as may be reasonably requested by the Agent in order to provide a Guarantee or evidence, grant, perfect or protect a Lien with the priority set forth in the Orders in such assets in favor of Collateral Agent, for the benefit of the Secured Parties (including, without limitation, any parallel debt arrangements, local law debentures or share charges, any counterparts or joinders to the Intercompany Subordination Agreement, together with any notices, acknowledgements, powers, certificates, registrations, filings, or local law Mortgages or equivalent Collateral Documents or deliveries necessary or desirable in connection therewith to cover assets classes that had previously been granted or perfected in favor of any holder of Obligations by Collateral Documents in such jurisdiction or in order to cover additional asset classes which had not previously been granted and perfected in such jurisdiction, but that had been previously granted or had previously been required to be granted as Collateral to any holder of Obligations in the Existing Asset Security Jurisdictions generally, including, without limitation, any pledges of Equity Interests in subsidiaries of such Person in Existing Asset Security Jurisdictions)) (each in form and substance reasonably acceptable to the Agent, (a) and (b) collectively, the “Foreign Subsidiary Accession Requirements”).

(ii) Additional Asset Security Jurisdictions. In the event that (x) any Foreign Subsidiary (other than any member of the Dense Air Group) organized in a jurisdiction other than the Existing Asset Security Jurisdictions or the Other Material Jurisdictions ceases to be an Immaterial Foreign Subsidiary or (y) the Subsidiaries of Holdings which are not Asset Security Providers (as defined below) taken as a whole exceed the Immaterial Foreign Subsidiary Threshold, then the Loan Parties shall notify the Agent of such event and, if requested by the Agent, within sixty (60) days after such event (or such later date agreed by the Administrative Agent (in its sole discretion) (the “Joinder Date”), the Loan Parties shall cause a Subsidiary or Subsidiaries as they elect to become parties to this Agreement and other Loan Documents as Guarantors and Asset Security Providers (or if such Subsidiary is organized in India for so long as a guarantee, pledge of its Equity Interests, or other grant of security interest would require consent of the Reserve Bank of India, the Borrower may designate other Subsidiaries of Holdings which are not Loan Parties and Asset Security Providers in jurisdictions other than India or the Existing Asset Security Jurisdictions) (such additional designated jurisdictions, the “Additional Asset Security Jurisdictions” and each, an “Additional Asset Security Jurisdiction” and together with any Existing Asset Security Jurisdictions, the “Asset Security Jurisdictions” and each, an “Asset Security Jurisdiction” and each such additional Subsidiary, an “Additional Asset Security Provider”) as it elects in order comply with the Collateral and Guarantee Requirements and Subsidiary Accession Requirements such that after giving pro forma effect to the Guarantees and additional Collateral Documents in the Additional Asset Security Jurisdiction the Subsidiaries that are not Loan Parties and not Asset Security Providers shall not exceed the Immaterial Foreign Subsidiary Threshold. It being understood that each such Loan Party and Additional Asset Security Provider shall deliver and cause such Subsidiaries to take all actions and execute and deliver, or cause to be executed and delivered by not later than the applicable Joinder Date a joinder to this Agreement as a Guarantor, and supplements and/or joinders to any applicable Collateral Documents and/or other Loan Documents and/or applicable foreign equivalents of the Collateral Documents together with appropriate corporate formalities, opinions, documents, instruments, agreements and certificates and other requirements for such Guarantees and/or Collateral that would have be the local law equivalent of those conditions precedent required to be delivered pursuant to Section 3.01 and Section 6.26 of this Agreement, the Collateral and Guarantee Requirements and the Foreign Subsidiary Accession Requirements, together with such additional documents, evidence, certificates, instruments, agreements and filings as may be reasonably requested by the Agent in order to evidence, grant, perfect or protect a Lien with the priority set forth in the Orders in the same types and classes as had been previously required of the existing Loan Parties in the Existing Asset Security Jurisdictions described above but, in each case, taking into account local law formalities, market practices and requirements in order to effectuate such guarantee and collateral arrangements).

Notwithstanding the foregoing, if a Loan Party does not own assets of a particular category at the time it enters into Collateral Document(s) in respect of assets of one or more other categories specified in the existing Collateral Documents or the Collateral and Guarantee Requirements, such Loan Party will not be required to enter into a Collateral Document solely to create a security interest over future assets of that particular category unless the same can be effected under a composite Collateral Document that also secures assets it owns at the time it enters into the Collateral Document or pursuant to entering into a joinder to the same form of Collateral Document as entered into by another Loan Party in the same jurisdiction covering the same class of assets. However, if such Loan Party subsequently acquires assets of that particular category and other existing Loan Parties in that jurisdiction were required to create a security interest over such class of assets or would have been so required if such assets had been owned at the time the relevant Collateral Document(s) was entered into, the Borrower shall notify the Agent by not later than the date that the next Compliance Certificate is delivered pursuant to Section 6.02(e), and if requested by the Agent, as soon as reasonably practicable thereafter, such Loan Party shall create and perfect its security interest over that asset or those assets to the extent required by the Collateral and Guarantee Requirements and take such actions required under the applicable Law in order to ensure the grant, perfection, protection and enforceability of a Lien with the priority set forth in the Orders in such assets.

Section 6.13 Insurance. Keep its business insured for risks and in amounts standard for companies in Holdings’ and its Subsidiaries’ industry and location. Insurance policies shall be in a form, with companies, and in amounts that are reasonably satisfactory to the Agent. (i) All property policies of Holdings and its Subsidiaries shall have an endorsement evidencing, to the reasonable satisfaction of the Agent, the Agent as a lender loss payee; (ii) all liability policies of Holdings and its Subsidiaries shall show, or have endorsements showing, the Agent as an additional insured; and (iii) all policies of Holdings and its Subsidiaries (or their respective endorsements) shall provide that the insurer shall give the Agent at least thirty (30) days’ before canceling, amending or declining to renew its policy. At the Agent’s request, Holdings and its Subsidiaries shall deliver copies of policies, certificates of insurance, endorsements and evidence of all premium payments. If the Loan Parties fail to obtain insurance as required under this Section 6.13 or to pay any amount or furnish any required proof of payment to third persons and the Agent, the Agent may upon concurrent notice to Holdings make all or part of such payment or obtain such insurance policies required in this Section 6.13, and take any action under the policies the Administrative Agent reasonably deems prudent.

Section 6.14 Conduct of Business and SPV Compliance. Holdings shall, and shall use all commercially reasonable efforts to the full extent of its power to cause each of its Subsidiaries to, comply with the following conduct of business provision (the “Conduct of Business Provisions”):

(a) Except with the advance written consent of the Administrative Agent acting at the direction of the Requisite Lenders, the IP Hold-Co will not own any asset or property other than (i) the Company Patent Portfolio (as defined in the IP Hold-Co Operating Agreement) and the proceeds and revenues thereof; and (ii) incidental tangible property necessary for the ownership or maintenance of the Company Patent Portfolio;

(b) Holdings and its Subsidiaries (other than the IP Hold-Co) will (A) not own any Patents; (B) ensure that the IP Hold-Co maintains, and take all commercially reasonable actions to assist the IP Hold-Co in maintaining, all issued patents in the Company Patent Portfolio in full force and effect

(except for patents that naturally expire or as a result of pruning activities that rely on the advice of Fortress) including paying all fees in a timely manner and taking all reasonable legal actions to protect and maintain such issued patents for which the Administrative Agent has consented; (C) ensure that the IP Hold-Co takes all commercially reasonable actions to prosecute all patent applications in the Company Patent Portfolio in an attempt to obtain all patent rights possible using the same care and skill as used by patent practitioners in the industry and according to the requirements of applicable Law (including the Patent Act); (D) not permit the IP Hold-Co to engage, directly or indirectly, in any business other than the Business (as defined in the IP Hold-Co Operating Agreement) and it will conduct its Business (as defined in the IP Hold-Co Operating Agreement) as presently conducted, except upon the occurrence of and for the duration of a Liquidation Event or in connection with any Monetization (as defined in the IP Hold-Co Operating Agreement), in which case it will operated in the manner directed by the Fortress Manager (as defined in the IP Hold-Co Operating Agreement) pursuant to the terms of the IP Hold-Co Operating Agreement; (E) will not, and will ensure that the IP Hold-Co does not enter into any contract, agreement or transaction with any third party or any Affiliate except as otherwise expressly permitted in the Loan Documents or as expressly consented to by the Administrative Agent, provided that, in the event the Fortress Members (as defined in the IP Hold-Co Operating Agreement) consent to such contract, agreement or transaction, the terms and conditions of such contract, agreement or transaction (other than any contract, agreement or transaction with the Borrower Member (as defined in the IP Hold-Co Operating Agreement) that is expressly permitted under this Agreement) must be on the terms described in Section 7.06 of this Agreement; or (F) will not, and will ensure that the IP Hold-Co does not violate the terms of its Organization Documents or any other Loan Document;

(c) Each Loan Party has done or caused to be done and will do all things necessary to observe organizational formalities and preserve the existence of the IP Hold-Co, and the Borrower will not nor will Holdings or any of its Subsidiaries: (A) amend, modify or otherwise change the IP Hold-Co’s Organization Documents without the prior written consent of the Administrative Agent acting at the direction of the Requisite Lenders; (B) commingle the funds and other assets of the IP Hold-Co with those of any Loan Party, Subsidiary, Affiliate or member, or any affiliate of any constituent party of the thereof, or any other Person and (C) permit the IP Hold-Co to (x) guarantee or become obligated for the debts of any other Person, other than the Obligations, or (y) pledge its assets for the debts or obligations of any other Person, other than the Obligations, except upon the occurrence of and for the duration of a Liquidation Event or in connection with any Monetization (as defined in the IP Hold-Co Operating Agreement), in which case it will operated in the manner directed by the Fortress Manager (as defined in the IP Hold-Co Operating Agreement) pursuant to the terms of the IP Hold-Co Operating Agreement; and

(d) Except upon the occurrence of and for the duration of a Liquidation Event or in connection with any Monetization (as defined in the IP Hold-Co Operating Agreement), in which case it will be operated in the manner directed by the Fortress Manager (as defined in the IP Hold-Co Operating Agreement) pursuant to the terms of the IP Hold-Co Operating Agreement, the IP Hold-Co will comply with the requirements described in Section 17 of the IP Hold-Co Operating Agreement.

Section 6.15 Controlled Accounts; Cash Management Systems. Subject to the Cash Management Order, in each case, Holdings and its Subsidiaries shall establish and maintain cash management systems reasonably acceptable to the Collateral Agent. Holdings, Borrower and the Loan Parties which are Domestic Subsidiaries shall deliver to the Collateral Agent a fully executed Control Agreement with respect to each of their Deposit Accounts or Securities Accounts other than Excluded Accounts and De Minimis Accounts, and the Loan Parties which are not Domestic Subsidiaries shall (i) upon request of the Administrative Agent, take such steps as required by the Collateral Documents or which are otherwise necessary or desirable to make such accounts Controlled Accounts and provide for the equivalent perfection and priority arrangements with respect to accounts (and the funds deposited therein) under the laws of the applicable non-US jurisdiction or (ii) ensure that not more than Two Million Dollars

($2,000,000) in the aggregate in excess of the amount necessary for payroll and to operate its business as currently operated are held at any time in the deposit accounts, security accounts, custodial accounts or equivalent of the Loan Parties and their Subsidiaries in jurisdictions other than a State of the United States, England and Wales or other jurisdictions in which such accounts can be subject to a Control Agreement. Other than Excluded Accounts and De Minimis Accounts, if requested by the Administrative Agent, the Loan Parties shall subject each Deposit Account or Securities Account to a Control Agreement; provided that the Loan Parties may open new accounts, so long as prior to opening any such account (i) the Borrower has notified the Agents of the account and (ii) upon request of the Administrative Agent, the financial institution with which such account is opened, together with such Loan Party has executed and delivered to the Agents, a fully executed Control Agreement with respect to such account (or equivalent arrangement to ensure that such account is a Controlled Account), each in form and substance satisfactory to the Agents. At the request of the Administrative Agent, the Loan Parties shall ensure that their Subsidiaries which are (x) non-Loan Parties or (y) are organized or formed in jurisdictions where Control Agreements or equivalent cash control arrangements are not possible sweep cash and Cash Equivalents in their accounts into Controlled Accounts of Loan Parties on a periodic basis (prior to an Event of Default, at least once per week and after the occurrence of an Event of Default, as frequently as requested by the Agents but not more frequently than once daily); provided that prior to receipt of a written notice of an Event of Default from Agent, the Subsidiaries shall only be required to sweep into such Controlled Accounts, cash and Cash Equivalents held in such accounts in excess of the amounts necessary for required debt service and to operate its business as currently operated (in each case, based on the amounts needed for such debt service and operations as reflected in the historical financial statements and the projections delivered to the Secured Parties from time to time in accordance with the terms of this Agreement). To the fullest extent permitted by applicable law and in order to ensure that such periodic distributions described above are timely made, each of the Loan Parties shall cause each of their Subsidiaries to declare and pay dividends and/or such other payments or distributions of the types and in the manner and frequency required by Section 6.22.

Section 6.16 Lender Meetings. Loan Parties and their Subsidiaries will, upon the request of Administrative Agent or the Lenders, participate in a meeting of the Agents and the Lenders once during each fiscal quarter to be held at Borrower’s corporate offices (or at such other location as may be agreed to by the Borrower, Agents and the Lenders) at such time as may be agreed to by Borrower and Administrative Agent.

Section 6.17 [Reserved].

Section 6.18 Assigned Patents and Assigned Patent Rights.

(a) Holdings shall not, and shall not permit any Loan Party to, waive or modify, and Holdings shall, and shall cause each Loan Party to, use its best efforts not to suffer the waiver or modification of, any legal rights of a material nature arising out of or relating to the Assigned Patent Rights without the express prior written consent of the Collateral Agent (acting at the direction of the Requisite Lenders). Holdings shall, and shall cause each Loan Party to, use its best efforts in obtaining patent protection for applications for Intellectual Property including but not limited to applications for patents, including submitting claim amendments that may change the material scope of coverage of the claims. For the avoidance of doubt, patent prosecution of such pending patent applications will proceed without involvement of the Collateral Agent (except during the pendency of an Event of Default).

(b) The Loan Parties will be liable to the Secured Parties for (and Holdings shall, and shall cause each Loan Party to, pay the Secured Parties within fifteen (15) days of delivery by the Agent of any demand or invoice for any expenditures by a Secured Party) in connection with (i) the maintenance and preservation of the Collateral, including, but not limited to, taxes, recording fees, appraisal fees, certificate of title charges, recording and filing fees (including UCC financing statement fees and other equivalent filing fees and expenses in other jurisdictions, taxes (including documentary stamps) and search fees), fees arising out of or relating to the Assigned Patent Rights, the fees and disbursements for the Secured Parties’ counsel, levies, insurance and repairs; and (ii) in addition to damages for breach of warranty, misrepresentation, or breach of covenant by any Loan Party, the enforcement of this Agreement and the Loan Documents as a result of such breach or misrepresentation, including, but not limited to, the repossession, holding, preparation for sale, and the sale of the Collateral (including attorneys’ and accountants’ fees and expenses), and all such liabilities shall be included in the definition of Obligations, shall be secured by the security interest granted herein, and shall be payable upon demand.

(c) Holdings shall, and shall cause each Loan Party to, use its best efforts to ensure that no standards-setting organization shall impose an obligation to license any of the Assigned Patents on particular terms or conditions. No Loan Party shall agree to be subject to any covenant not to sue or other restrictions on its enforcement or enjoyment of the Assigned Patent Rights without the consent of Fortress.

(d) No Loan Party knows of or has received any notice or information of any kind suggesting that the Assigned Patents may be invalid, unpatentable, or unenforceable other than (i) official notices from patent offices in the course of patent prosecution and (ii) allegations from third parties in litigation involving, or invited to take a license under, certain Assigned Patents.

(e) All applications to Patent any Intellectual Property that is owned by any Loan Party (or any of their Subsidiaries) shall be filed in the name of the IP Hold-Co, and (i) Holdings shall, or shall cause each of its Subsidiaries to, file all documents and take such other actions as shall be necessary, desirable or reasonably requested by the Collateral Agent to assign all right, title and interest in and to such patent application, to Holdings or any of its Subsidiaries, including the execution of, and recording with the relevant filing office of, a Patent Assignment Agreement with respect to such patent application, and (ii) each Patent application shall automatically be deemed an Assigned Patent hereunder, and Holdings and each of its Subsidiaries, as applicable, assign to IP Hold-Co all right, title, and interest in and to such Patent applications.

(f) All Patents acquired by Holdings or any of its Subsidiaries from any other Person, or which any right, title or interest arises in Holdings or any of its Subsidiaries, shall be assigned to and held in the name of IP Hold-Co and (i) Holdings shall, or shall cause any of its Subsidiaries to, file all documents and take such other actions as shall be necessary or reasonably requested by the Secured Parties to cause all right, title and interest in and to such Patents, and all related Trade Secrets, to vest in IP Hold-Co including the execution of, and recording with the relevant filing office of, a Patent Assignment Agreement with respect to such Patents, and (ii) such Patents shall automatically be deemed Assigned Patents hereunder and shall be owned by IP Hold-Co together with all Assigned Patent Rights associated therewith, and Holdings and each of its Subsidiaries, as applicable, hereby assign to IP Hold-Co all right, title, and interest in and to such Patents.

(g) Holdings shall, and shall cause each Loan Party to, with respect to all Assigned Patents, obtain, maintain and preserve, comply with in all material respects (except where the failure to so comply could not reasonably be expected to result in the loss thereof), and take all necessary action to timely renew, all Regulatory Permits.

(h) Borrower shall, and shall cause each Loan Party to, (and will cause each of their Subsidiaries to) (i) maintain or cause to be maintained each Regulatory Permit, from, or file any notice or registration in, each jurisdiction in which any Loan Party or licensee is required to obtain any Regulatory Permit or file any notice or registration, in each case, that is necessary and material for the maintenance of the Assigned Patents, and (ii) upon request, promptly provide evidence of same to Administrative Agent.

Section 6.19 [Reserved].

Section 6.20 Maintenance of Regulatory Permits, Contracts, Intellectual Property, Etc.

Holdings shall, and shall cause each Subsidiary to, with respect to the Assigned Patents, (i) maintain in full force and effect all Material Intellectual Property, and except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, all other contract rights, authorizations or other rights necessary or material for the operations of its business, and comply with the terms and conditions applicable to the foregoing; (ii) maintain in full force and effect or pursue the prosecution of, as the case may be, and pay all costs and expenses relating to, all Material Intellectual Property owned or controlled by such Loan Party or its respective Subsidiaries, excluding the maintenance of Intellectual Property that in the commercially reasonable business judgment of the Loan Parties is not necessary or material for the conduct of the business of any Loan Party or its Subsidiaries; (iii) notify the Agents, promptly after any Responsible Officer of any Loan Party has knowledge thereof, of any infringement or other violation by any Person of its Material Intellectual Property; and (iv) use commercially reasonable efforts to pursue, enforce, and maintain in full force and effect legal protection (except as a Loan Party may otherwise determine in its reasonable business judgment) for all Material Intellectual Property developed or controlled by such Loan Party or any of its respective Subsidiaries.

Section 6.21 [Reserved].

Section 6.22 Subsidiary Distributions; Upstreaming Cashflows; Investment Documents. In each case, subject to the Orders:

(a) Each of the Loan Parties shall cause each of its Subsidiaries and Investments to declare, pay and upstream all dividends or other payments or other distributions of all cash and Cash Equivalents (each a, “Distribution”) of such Persons to the Loan Parties on account of such Loan Party’s ownership interests in the Equity Interests of such Persons to the maximum extent and with the maximum frequency permitted by applicable Law. Each of the Loan Parties shall ensure that (i) excess cashflows from each Subsidiary of the Loan Parties are upstreamed to the Borrower in an amount at least equal to the lesser of (A) ninety percent (90%) of Free Cash Flow of such Subsidiary with respect to the period as to which Distributable Income for such Subsidiary was measured for purposes of clause (B) hereof, and (B) the maximum amount of Distributable Income with respect to such Subsidiary as of the date of such Distribution permitted to be distributed under the applicable Laws of the Relevant Jurisdiction, as determined with respect to the preceding fiscal year of such Subsidiary or, in the case of Distributions made more frequently than annually, such lesser period of time as may have elapsed since the most recent determination of Distributable Income with respect to such Subsidiary hereunder (or since the Closing Date, in the case of the initial Distribution hereunder by such Subsidiary); and, (ii) to the extent restrictions are imposed by any Governmental Authority on Distributions in Dollars by any Subsidiary, cause and permit such Subsidiary to maximize Dollars available for distribution hereunder to the maximum extent permitted by applicable Law, including through the purchase and sale of Dollar-denominated Cash Equivalent debt instruments issued by the sovereign of such jurisdiction, through any other appropriate mechanism for the acquisition of Dollars in any exchange market, or through the preferential allocation towards any such distribution of Dollar-denominated and/or off-shore revenues received by such Subsidiary. Notwithstanding the foregoing, Holdings shall not be required to, and shall not be required to cause its Subsidiaries to, make distributions from any Subsidiary to the extent that in the reasonable business discretion of Holdings, including in respect of restrictions imposed by any Governmental Authority it would be illegal or have a material adverse tax consequence to Holdings, or otherwise have a material and detrimental impact on the value of such distributions.

(b) Each Loan Party will and will ensure that each of their Subsidiaries and Investments will diligently enforce all of their rights and remedies in a timely manner under the relevant Organization Documents, shareholders agreements and/or investment agreements with respect to such Subsidiaries and Investments. No Loan Party will (nor shall they permit any Subsidiary to) amend, waive, supplement or terminate any rights under any of the Organization Documents, shareholders agreements or other investment documents with respect to any of their Subsidiaries or Investments in a manner that would adversely affect the Loan Parties or the rights and remedies of the Secured Parties in any material respect (provided the Loan Parties may amend, modify, waive or supplement the rights under the Organization Documents of IP Holdco with the written consent of the Fortress Member). Holdings shall not nor shall it permit any of its Subsidiaries to enter into any agreement that limits the ability of any Subsidiary to make a dividend or distribution payment to the Loan Parties or to otherwise transfer any property to the Loan Parties, provided, however, that this sentence shall not prohibit any negative pledge incurred or provided in favor of any holder of other Indebtedness existing on the Closing Date permitted under Section 7.09 solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness.

Section 6.23 Critical Technologies. To the extent that any of the Loan Parties’ products or services become categorized as a Critical Technology other than any items eligible for license exception ENC of the Export Administration Regulations (15 CFR Part 740.17), the Borrower shall promptly notify the Administrative Agent of such categorization.

Section 6.24 Further Assurances. Subject to the applicable limitations set forth in the Loan Documents (including those set forth in the definition of Collateral and Guarantee Requirement and in the Collateral Documents), take all such actions and execute, acknowledge and deliver, and cause each of its Subsidiaries to take such all actions and execute, acknowledge and deliver, at their sole cost and expense, such agreements, instruments or other documents as any Agent or Lender may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement and the other Loan Documents, (ii) to ensure that the Guaranteed Obligations are guaranteed in the manner contemplated herein and that the current and future assets and property of the Loan Parties and their Subsidiaries are subject to valid and perfected Liens with the priority set forth in the Orders of the type contemplated by this Agreement and the other Loan Documents in accordance with the Collateral and Guarantee Requirement (to the extent required by the Administrative Agent in its sole discretion), (iii) to establish and maintain the validity and effectiveness of any of the Loan Documents and the validity, perfection and priority of the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer and confirm unto each Secured Party the rights now or hereafter intended to be granted to it under this Agreement or any other Loan Document. In furtherance of the foregoing, to the maximum extent permitted by applicable Law, each Loan Party (i) authorizes each Agent to execute any such agreements, notices, acknowledgements, instruments or other documents in such Loan Party’s name to the extent such authorization is granted under the Collateral Documents and to file such agreements, notices, acknowledgments, instruments or other documents in any appropriate filing office, (ii) authorizes each Agent to file any financing statement, registrations or similar required hereunder or under any other Loan Document, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of such Loan Party, (iii) ratifies the filing of any financing statement, and any continuation statement or amendment or equivalent with respect thereto, filed without the signature of such Loan Party prior to the Closing Date and (iv) agrees to execute any further documents, financing statements, agreements, instruments, certificates, notices and acknowledgments (or their equivalents in an applicable Relevant Jurisdiction) and take all such further actions (including the filing and recordation of financing statements, fixture filings, Mortgages and/or amendments thereto and other documents, or any equivalent action in an applicable Relevant Jurisdiction) as the Collateral Agent reasonably requests to evidence, perfect, protect or continue the Collateral Agent’s Lien in the Collateral or to effect the purposes of this Agreement and the other Loan Documents and correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation (or equivalent defect or error in a given Relevant Jurisdiction) of any Collateral Document or other document or instrument relating to this Agreement, the Loan Documents or any of the Collateral.

Section 6.25 Covenants Regarding Products and Compliance with Material Regulatory Permits. Each Loan Party and its Subsidiaries shall comply in all material respects with all Material Regulatory Permits at all times issued by any Governmental Authority with respect to such development, testing, manufacture, marketing, sales, or leasing of such Product by such Person as such activities are at any such time being conducted by such Person, including the timely filing (after giving effect to any extension duly obtained) of all notifications, reports, submissions, Material Regulatory Permit renewals, cost reports and other reports of every kind whatsoever required by applicable Laws (which reports shall be materially accurate and complete in all material respects and not misleading in any material respect and shall not remain open or unsettled) and shall operate in a manner such that the Material Regulatory Permits remain in full force and effect.

Section 6.26 Post-Closing Obligations. The Loan Parties shall deliver, or cause to be delivered, to Administrative Agent, or otherwise complete to Administrative Agent’s reasonable satisfaction, the items set forth in the list of post-closing deliverables set forth in the Closing Agenda (the “Post Closing Obligations”) on or before the date specified for such item in the applicable Exhibit (or such later date determined by Administrative Agent in its sole discretion).

Section 6.27 Performance Milestones. The Loan Parties shall comply with the Performance Milestones described on Appendix C within the time periods specified therefor on Appendix C hereto (each such date as may be extended by the Administrative Agent (acting at the direction of the Requisite Lenders) or the Requisite Lenders in writing (including by email from the Specified Lender Advisors), in each case in their sole discretion, a “Performance Due Date”). The Loan Parties shall promptly notify the Administrative Agent (for further distribution to the Lenders) if they do not expect to comply with all of the Performance Milestones and other requirements of Appendix C by their respective Performance Due Dates and shall notify the Administrative Agent not later than three (3) Business Days after the Loan Parties fail to fully comply with the Performance Milestones and reporting described in Appendix C by the applicable Performance Due Date. Without limiting the generality of the foregoing, failure at any time to comply with the permitted budget variance set forth in Appendix C or to timely deliver Variance Reports (as defined in Appendix C) reflecting such compliance shall be a breach of the Performance Milestone.

Section 6.28 Certain Bankruptcy Matters (Compliance with Orders). The Loan Parties and the Subsidiaries shall comply in all material respects (i) after entry thereof, with all of the requirements and obligations set forth in the Orders and the Cash Management Order, as each such order is amended and in effect from time to time in accordance thereof and with this Agreement, (ii) after entry thereof, with each order of the type referred to in clause (b) of the definition of “Approved Bankruptcy Court Order”, as each such order is amended and in effect in accordance with this Agreement (including, for the avoidance of doubt, the requirements set forth in clause (b) of the definition of “Approved Bankruptcy Court Order”) and (iii) after entry thereof, the First Day Orders (to the extent not covered by clause (i) or (ii) above) and the orders approving the Debtors’ “second day” relief and any pleadings seeking to establish material procedures for administration of the Chapter 11 Cases or approving significant or material outside the ordinary course of business transactions obtained in the Chapter 11 Cases, as each such order is amended and in effect in accordance with this Agreement (including, for the avoidance of doubt, the requirements set forth in clause (c) of the definition of “Approved Bankruptcy Court Order”).

Section 6.29 Bankruptcy Notices.

(a) The Borrower will furnish to the Administrative Agent (and the Administrative Agent will make available to each Lender) and the Specified Lender Advisors, to the extent reasonably practicable, no later than two (2) calendar days (or such shorter period as the Administrative Agent may agree) prior to filing with the Bankruptcy Court, the Interim and Final Order (as applicable) and all other proposed orders and pleadings relating to the Term Loans and the Loan Documents, any other financing or use of Cash Collateral, any sale or other disposition of Collateral outside the ordinary course having a value in excess of One Million Dollars ($1,000,000), cash management, adequate protection, any Chapter 11 Plan and/or any disclosure statement or supplemental document related thereto.

(b) The Borrower will furnish to the Administrative Agent (and the Administrative Agent will make available to each Lender) and the Specified Lender Advisors, to the extent reasonably practicable, no later than two (2) calendar days (or such shorter period as the Administrative Agent in its sole discretion may agree) prior to filing with the Bankruptcy Court all other filings, motions, pleadings, other papers or material notices to be filed with the Bankruptcy Court relating to any request (x) to approve any compromise and settlement of claims whether under Rule 9019 of the Federal Rules of Bankruptcy Procedure or otherwise or (y) for relief under section 363 of the Bankruptcy Code, in each case other than notices, filings, motions, pleadings or other information concerning less than One Million Dollars ($1,000,000) in value.

(c) The Borrower will furnish to the Administrative Agent (and the Administrative Agent will make available to each Lender) and the Specified Lender Advisors upon request copies of any informational packages provided to potential bidders, draft agency agreements, purchase agreements, status reports and updated information related to the sale of any assets or any other transaction and copies of any such bids and any updates, modifications or supplements to such information and materials; provided that any Agent, Lender or their respective Affiliate that is in each case a potential bidder shall not receive such information and materials, and the Specified Lender Advisors shall not receive such materials if any Agent, Lender or their respective Affiliate is a potential bidder; provided, further, it being understood and agreed that neither an Agent, the Specified Lender Advisors nor any Lender or Affiliate of the foregoing that is not a potential bidder will provide any potential bidder with any such information or materials; provided, however, that notwithstanding the foregoing, the Borrower shall not be required to furnish any information under this clause (c) to the extent (i) prohibited by applicable law or (ii) subject to attorney-client privilege.

Section 6.30 Insolvency Proceedings. If any Loan Party or any of its Subsidiaries institutes or consents to the institution of any Insolvency Proceeding (other than the Cases), the Borrower and the Loan Parties shall or shall cause such Loan Party or Subsidiary to become a Debtor under the Cases (unless such Loan Party or Subsidiary is already a Debtor under the Cases).

Article VII
NEGATIVE COVENANTS

Until the Payment in Full, no Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, directly or indirectly:

Section 7.01 Dispositions. Transfer, or permit any of its Subsidiaries to Transfer, in one (1) transaction or a series of transactions, any Equity Interests issued by its Subsidiaries or all or any part of its or its Subsidiary’s business, property or assets except for:

(a) Transfers of surplus, worn-out or obsolete equipment no longer used or useful in the business of Holdings and its Subsidiaries in the ordinary course of business and consistent with past practice;

(b) Transfers in connection with Permitted Liens, Permitted Indebtedness, Investments, and any dividends or distributions not prohibited by this Agreement;

(c) Transfers of nonexclusive licenses for the use of the property (including intellectual property except for the Assigned Patents) of Holdings or its Subsidiaries in the ordinary course of business and consistent with past practice;

(d) Transfers of cash and Cash Equivalents in the ordinary course of business and in a manner that is not prohibited by the terms of this Agreement;

(e) Permitted Intercompany Investments in the ordinary course of business and consistent with past practice, provided, that such Transfers comply with the definition of Permitted Intercompany Investments and in no case may any such Transfers consist of assets of the IP Hold-Co unless such Transfer is independently permitted under another clause of this Section 7.01;

(f) Transfers pursuant to the Patent License Agreement and transfers by the IP Hold-Co of nonexclusive licenses to the Assigned Patents in the ordinary course of their business and consistent with past practice;

(g) Sales, transfers or other dispositions of assets with respect to any Debtor pursuant to any order of the Bankruptcy Court, in form and substance reasonably satisfactory to the Administrative Agent;

(h) Sales of inventory made in the ordinary course of business;

(i) Subject to clause (x) below, Transfers required to effectuate the Divestiture Transaction in accordance with the terms of the Mimosa Purchase Agreement as in effect on the Closing Date; and

(j) Transfers of exclusive licenses for the use of the property (including intellectual property except for the Assigned Patents) of Holdings or its Subsidiaries in the ordinary course of business and consistent with past practice.

Notwithstanding the foregoing or anything else herein to the contrary, no Loan Party shall Transfer:

(x) the Assigned Patent Rights to any other Person (other than the contemplated transfer to IP Hold-Co) and other than as approved by the Agents in writing (which may be by email) and required to effectuate the Divestiture Transaction in accordance with the terms of the Mimosa Purchase Agreement as in effect on the Closing Date, and neither Holdings nor any of its Subsidiaries shall Transfer its rights under the Patent License Agreement without the Requisite Lenders’ prior written consent in their respective sole and absolute discretion (which may be by email), except that any such Transfer without the Requisite Lenders’ prior written consent shall be null and void; or

(y) (i) all or a material portion of a Loan Party’s assets except to another Loan Party, or (ii) any Equity Interests owned by Holdings, any Subsidiary that is a Guarantor or any Subsidiary directly owned by a Loan Party unless such person to whom the assets or Equity Interests were transferred is or becomes a Guarantor and Asset Security Provider under the Loan Documents and the transferred Equity Interests remain Collateral pledged for the benefit of the Secured Parties.

Section 7.02 Changes in Business, Management, Ownership, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than (i) the businesses currently engaged in by Holdings, Borrower and such Subsidiary, as applicable, or (ii) any additional lines of business engaged in by Holdings, Borrower or such Subsidiary reasonably related thereto; or (b) liquidate or dissolve (other than in the case of any Subsidiary of Holdings (other than IP Hold-Co), and solely to the extent that, if such Subsidiary is a Loan Party, the assets of such Subsidiary are transferred to another Loan Party). No Loan Party shall, and shall not permit any of their Subsidiaries which are Loan Parties to, without at least ten (10) days prior written notice to the Agents and the Secured Parties (or such shorter period as it may agree) (i) change its jurisdiction of organization; (ii) change its organizational structure or type; (iii) change its legal name; (iv) change any organizational number (if any) assigned by its jurisdiction of organization, in each case, without the prior written consent of the Requisite Lenders; or (v) form, create or incorporate any new Foreign Subsidiary.

Section 7.03 Mergers or Acquisitions. Consummate a Business Combination (except for a Permitted Investment) without obtaining the prior written consent of the Agents and the Requisite Lenders (in their sole and absolute discretion).

Section 7.04 Liens. Create, incur, assume or suffer to exist any Lien, except Permitted Liens, upon any of its property, assets or revenues, whether now owned or hereafter acquired.

Section 7.05 Distributions; Investments. (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any of its Equity Interests; provided that (i) subsidiaries of Holdings may make distributions to any Loan Party, (ii) any Loan Party may make a distribution to any Loan Party (provided, however that distributions from IP Hold-Co shall be limited to distributions in the form of cash, Cash Equivalents, or Equity Interests in the ordinary course of business unless agreed otherwise with the Administrative Agent), and (iii) the Loan Parties may make any distribution required by Section 6.22; or (b) directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so. Notwithstanding the foregoing, other than Investments in the Dense Air Group existing on the Closing Date, in no event shall any Loan Party or Subsidiary directly or indirectly make any Investment after the Closing Date in any member of the Dense Air Group other than as it may relate (on a non-cash basis) to a conversion of the current five percent (5%) equity holding of Airspan Communications Limited in Dense Air Limited into an equivalent equity holding, to be held by Airspan Communications Limited or another group company, in Dense Air Holdco or one of its subsidiaries.

Section 7.06 Transactions with Affiliates. Enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of a Loan Party on terms that are less favorable to Holdings or that Subsidiary, as the case may be, than those that might be obtained at the time from Persons who are not such an Affiliate other than (x) the Transactions and any other transactions between Borrower and IP Hold-Co expressly contemplated hereunder and (y) transactions among Loan Parties otherwise independently permitted under another clause of this Agreement (it being understood that any transactions with IP Hold-Co shall only be permitted to the extent that such transactions are in full compliance with the restrictions and limitations set forth in this Agreement, including the Conduct of Business Provisions set forth in Section 6.14 and limitation on Transfers set forth in Section 7.01).

Section 7.07 Limitation on Negative Pledges. Enter into, incur or permit to exist, or permit any Subsidiary to enter into, incur or permit to exist, directly or indirectly, any agreement, instrument, deed, lease or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Loan Party or any Subsidiary of any Loan Party to create, incur or permit to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, or that requires the grant of any security for an obligation if security is granted for another obligation, except the following: (i) this Agreement and the other Loan Documents, (ii) any customary restrictions and conditions contained in agreements relating to Indebtedness permitted under clause (xvi) of the definition of Permitted Indebtedness or in the agreements relating to the sale or other disposition of assets or of a Subsidiary pending such sale or other disposition; provided that such restrictions and conditions apply only to the assets or Subsidiary to be sold or disposed of and such sale or disposition is permitted hereunder, (iii) [reserved], and (iv) customary provisions in leases restricting the assignment or sublet thereof.

Section 7.08 Compliance. (a) Become an “investment company” or a company controlled by an “investment company” under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Federal Reserve Board), or use the proceeds of any Loan for that purpose; (b) fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; (c) fail to comply with the Federal Fair Labor Standards Act or violate any other applicable Law or regulation, or permit any of its Subsidiaries to do so, except when taken together with all other such events and failures, could not reasonably be expected to result in liability of Holdings and its Subsidiaries in an aggregate total amount exceeding One Million Dollars ($1,000,000); (d) withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Holdings or its Subsidiaries, including any liability to the PBGC or its successors or any other governmental agency.

Section 7.09 Indebtedness. Create or suffer to exist any Indebtedness, other than Permitted Indebtedness (it being expressly understood that the Loan Parties may not, and shall not permit any Subsidiary to, guarantee or provide any other security in respect of any Indebtedness of Non-Loan Parties) that is intended to be non-recourse to the Loan Parties and their Subsidiaries and the IP Hold-Co shall not incur, guarantee or provide security in respect of any Indebtedness (other than the Obligations).

Section 7.10 Amendments to Organization Documents, Patent Assignment Agreement or Patent License Agreement, Accounting Methods and Fiscal Year. Amend, or permit their Subsidiaries to permit (i) the amendment of any Loan Party’s or any of their Subsidiaries’ Organization Documents in a manner adverse to the Secured Parties in any respect; provided that any amendment, modification or waiver to the Organization Documents of IP Hold-Co shall be deemed to not be adverse to the Secured Parties if agreed to in writing by the Fortress Member, (ii) any amendment to, or the termination (other than termination at its natural term) or waiver of any Material Contract of Holdings or its Subsidiaries or any provision thereof, including the Patent Assignment Agreement or Patent License Agreement, in a manner adverse to Administrative Agent or the Lenders, (iii) the modification or any other change to, Holdings’ or any Subsidiary’s method of accounting or accounting principles from those utilized in the preparation of the Audited Financial Statements (other than as may be required to conform to the applicable GAAP), or (iv) the change of the fiscal year of Holdings and its Subsidiaries (other than any Subsidiary organized in India, which shall be March 31) to a date other than December 31 of each calendar year without the consent of the Administrative Agent (and appropriate related changes to this Agreement).

Section 7.11 Sanctions. Use the proceeds of the Loans, or lend, contribute or otherwise make available proceeds of the Loans to any Subsidiary of Holdings, joint venture partner or other individual or entity, directly, or knowingly indirectly, (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation in any material respect of the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions to the extent applicable to the Loan Parties or (b) to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions in material violation thereof, or in any other manner that will result in a material violation by an individual or entity (including any individual or entity participating in the Transactions, whether a Lender or otherwise) of Sanctions.

Section 7.12 [Reserved].

Section 7.13 Sales and Lease Backs. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Loan Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than Borrower, Holdings or any of their Loan Party Subsidiaries), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Loan Party to any Person (other than Borrower, Holdings or any of their Loan Party Subsidiaries) in connection with such lease. For the avoidance of doubt, the Transfer pursuant to the Patent Assignment Agreement and the licensure pursuant to the terms of the Patent Assignment Agreement shall not be prohibited by this Section 7.13.

Section 7.14 Deposit Accounts. Except as permitted by the Orders or any Approved Bankruptcy Court Order or as expressly permitted by Section 6.15, no Loan Party that is a U.S. Person shall establish or maintain a Deposit Account that is not a Controlled Account (except as permitted by the Administrative Agent in its sole discretion), and (i) no Loan Party that is a U.S. Person will deposit and maintain proceeds in any Deposit Account which is not a Controlled Account or an Excluded Account (except as permitted by the Administrative Agent in its sole discretion) in excess of the amounts permitted by Section 6.15 and (ii) in the case of a jurisdiction where Controlled Accounts are not possible, at the request of the Administrative Agent, no Loan Party shall maintain accounts which are not subject to the cash management systems and periodic sweeps described in Section 6.15 and Section 6.22.

Section 7.15 Prepayments of Certain Indebtedness. No Loan Party shall, nor shall it permit any of its Affiliates to, directly or indirectly, purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity, other than (i) the Obligations; (ii) Prepetition Indebtedness or Indebtedness as permitted by (A) the Orders, (B) any Approved Bankruptcy Court Order and consistent with the Budget (subject to permitted variances) and (C) any other order of the Bankruptcy Court in amounts satisfactory to the Requisite Lenders; and (iii) Permitted Intercompany investments to the extent permitted by the Intercompany Subordination Agreement.

Section 7.16 Minimum Liquidity. Commencing on the Monday in the first full calendar week following the Closing Date, the Loan Parties shall not permit Liquidity to be less than Two Million and Three Hundred Thousand Dollars ($2,300,000) on the last date of each calendar week.

Section 7.17 Pensions. No Loan Party shall, nor shall it permit any Loan Party incorporated under the laws of England and Wales, at any time be (a) an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pensions Schemes Act 1993); or (b) ‘connected’ with or an ‘associate’ of (as those terms are used in sections 38 and 43 of the Pensions Act 2004) such an employer.

Section 7.18 Centre of Main Interests and Establishment. No Loan Party (i) incorporated in a member state of the European Union shall, without the prior written consent of the Administrative Agent, take any action that shall cause its centre of main interests (as that term is used in Article 3(1) of the Regulation) to be situated outside of its jurisdiction of incorporation or (ii) incorporated under the laws of England and Wales shall change its center of main interests or acquire an “establishment” in any other jurisdiction.

Section 7.19 No Non-ordinary Course Transactions. From and after the Closing Date, no Loan Party shall, or shall permit any of its Subsidiaries to, make any payment, transfer any assets, impose any liens or commence or engage in any transaction outside the ordinary course of the business of such Loan Party or Subsidiary, as applicable, unless such payment, transfer, imposition or transaction is disclosed in the Budget and approved by the Administrative Agent, acting in its sole discretion (which approval may be given by approving a Budget which includes an itemized description of such payment, transfer, agreement or transaction, as applicable).

Section 7.20 Priority of Liens and Claims. Each Loan Party that is a Debtor hereby covenants, represents and warrants that:

(a) upon entry of the Interim Order (and when applicable, the Final Order), its Obligations hereunder and under the other Loan Documents, in each case subject to the Orders, as applicable shall at all times (i) constitute an allowed Superpriority Claim against such Loan Party, which will be payable from and have recourse to all pre- and Post-Petition property of such Loan Party and all proceeds thereof (excluding Avoidance Actions but including, subject to entry of a Final Order, Avoidance Proceeds other than Avoidance Proceeds arising out of Avoidance Actions against non-insiders of the Borrower and its Subsidiaries), subject to the Carve-Out to the extent provided in the Interim Order or the Final Order, as applicable, and any payments or proceeds on account of such Superpriority Claim shall be distributed in accordance with Section 2.07 and (ii) be secured by a valid, binding, continuing, enforceable, fully-perfected senior security interest and Lien on all of the assets of such Loan Party, whether currently existing or thereafter acquired, of the same nature, scope and type as the Collateral with the priorities set forth in the Orders.

(b) Subject to and effective only upon entry of the Final Order, except to the extent of the Carve-Out and the Orders, no costs or expenses of administration of the Chapter 11 Cases or any future proceeding that may result therefrom, including a case under Chapter 7 of the Bankruptcy Code, shall be charged against or recovered from the Collateral pursuant to sections 105 or 506(c) of the Bankruptcy Code, the enhancement of collateral provisions of section 552 of the Bankruptcy Code, or any other legal or equitable doctrine (including, without limitation, unjust enrichment) or any similar principle of law, without the prior written consent of the Administrative Agent, the Collateral Agent and the Requisite Lenders, as the case may be with respect to their respective interests, and no consent shall be implied from any action, inaction or acquiescence by the Administrative Agent, the Collateral Agent or the Lenders. In no event shall the Administrative Agent, the Collateral Agent, the Lenders or the Prepetition Secured Parties (as defined in the Orders) be subject to (i) the “equities of the case” exception contained in section 552(b) of the Bankruptcy Code (subject only to and effective upon entry of the Final Order), or (ii) the equitable doctrine of “marshaling” or any other similar doctrine with respect to the Collateral.

(c) Except for the Carve-Out and as otherwise set forth in the applicable Order and herein, the Superpriority Claims shall at all times be senior to the rights of such Loan Party, any Chapter 11 trustee and, subject to section 726 of the Bankruptcy Code, any Chapter 7 trustee, or any other creditor (including, without limitation, Post-Petition counterparties and other Post-Petition creditors) in the Chapter 11 Cases or any subsequent proceedings under the Bankruptcy Code, including, without limitation, any Chapter 7 cases (if any of the Chapter 11 Cases are converted to cases under Chapter 7 of the Bankruptcy Code).

Section 7.21 Additional Bankruptcy Matters. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, without the Requisite Lenders’ prior written consent, do any of the following:

(a) assert, join, investigate, support or prosecute any claim or cause of action against any of the Secured Parties (in their capacities as such), unless such claim or cause of action is in connection with the enforcement of the Loan Documents against any of the Administrative Agent or Lenders;

(b) subject to the terms of the Orders, object to, contest, delay, prevent or interfere with in any material manner the exercise of rights and remedies by the Administrative Agent, the Collateral Agent or the Lenders with respect to the Collateral following the occurrence, and during the continuance, of a Default or an Event of Default; provided that any Loan Party may contest or dispute whether a Default has occurred, has been cured or has been waived in accordance with the terms of the Orders; or

(c) except as expressly provided or permitted hereunder (including, without limitation, to the extent authorized pursuant to any order of the Bankruptcy Court complying with the terms of this Agreement) or with the prior consent of the Requisite Lenders (and, if applicable, the Administrative Agent and/or the Collateral Agent) or provided pursuant to an Approved Bankruptcy Court Order, make any payment or distribution to any non-Debtor affiliate or insider unless such payment or distribution is on arm’s length terms, consistent with past practice and in the ordinary course of business for the applicable Loan Party or Subsidiary; provided that, any vote, decision or other action of any independent director of the board of directors, members or other governing body of any Loan Party (whether or not such vote, decision or other action binds such Loan Party to such vote, decision or other action) shall not be subject to this Section 7.21.

Notwithstanding anything to the contrary in this Article VII, nothing in this Article VII shall prohibit the consummation of any of the transaction steps described in the Restructuring Steps Memorandum in accordance with the Acceptable Plan of Reorganization.

Article VIII
EVENTS OF DEFAULT

Section 8.01 Events of Default. Any one (1) of the following shall constitute an event of default (an “Event of Default”):

(a) Payment Default. A Loan Party fails to (i) make any payment of principal or interest on any Loan when due and payable or when declared due and payable in accordance with this Agreement, (ii) pay any other payment Obligation and such default shall continue unremedied for a period of, solely in the case of clause (ii), five (5) Business Days, after the date when due and payable or when declared due and payable in accordance with this Agreement or (iii) make any payment of amounts due pursuant to the Orders.

(b) Representations and Warranties. Any representation, warranty, certification or other statement made by Holdings or any of its Subsidiaries in any Loan Document or in any statement or certificate at any time given by Holdings or any of its Subsidiaries pursuant hereto or thereto or in connection herewith or therewith shall have been false in any material respect on the date as of which made so as to make such representation, warranty, certification or other statement misleading.

(c) Specific Covenants. Holdings or any Subsidiary thereof fails to deliver any item required in Sections 6.02 or 6.03 or fails to perform or observe any term, covenant or agreement contained in Sections 6.04, 6.05, 6.07, 6.09, 6.10, 6.12, 6.13, 6.14, 6.15, 6.20, 6.22, 6.24, 6.25, 6.26, 6.27, 6.28, 6.29, or Article VII.

(d) Other Defaults. Holdings or any of its Subsidiaries fails to perform or observe any other covenant or agreement (not specified in Sections 8.01(a), (b), or (c)) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after the earlier of (i) a Responsible Officer of a Loan Party’s obtaining actual or constructive knowledge of such default or (ii) the Borrower receiving written notice of such default from the Agent or any Lender.

(e) Cross-Default.

(i) Holdings or any of its Subsidiaries shall fail to pay when due any principal of or interest on or any other amount payable in respect of one (1) or more items of Material Indebtedness in an individual principal amount of One Million Dollars ($1,000,000) or more or with an aggregate principal amount of Two Million Dollars ($2,000,000) or more (other than any Indebtedness that arose prior to the Petition Date so long as the remedies under such Indebtedness are subject to the automatic stay applicable under section 362 of the Bankruptcy Code); or

(ii) The breach or default by Holdings or any of its Subsidiaries with respect to any other term of (a) one (1) or more items of Indebtedness in the individual or aggregate principal amounts referred to in clause (i) above or (b) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders) to cause, that Indebtedness to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (upon the giving or receiving of notice, lapse of time, both, or otherwise), in each case, other than any Prepetition Indebtedness or other Indebtedness the breach or default of which resulted solely from the commencement of the Cases so long as the remedies under such Prepetition Indebtedness or other Indebtedness are subject to the automatic stay applicable under section 362 of the Bankruptcy Code.

(f) Restraint on Business. Other than in connection with the Cases, any injunction, whether temporary or permanent, shall be rendered against any Loan Party or any of its material Subsidiaries that prevents Holdings or any of its material Subsidiaries from operating or otherwise conducting a material portion of the business of Holdings and its Subsidiaries in the aggregate in the ordinary course for more than thirty (30) consecutive calendar days after the earlier of (i) a Responsible Officer of a Loan Party’s obtaining actual or constructive knowledge of such default or (ii) the Borrower receiving written notice of such default from the Agent or any Lender.

(g) Asset Seizure. Other than in connection with the Cases, (a) any material portion of any Loan Party and its material Subsidiaries’ assets is attached, seized or appropriated, levied on or condemned, or otherwise comes into possession or control of a trustee or receiver or any other Governmental Authority or any Person acting or purporting to act under such authority; or (b) any court order (other than court ordered operational interruptions solely attributable to the COVID-19 pandemic) enjoins, restrains, or prevents Holdings and its Subsidiaries from conducting any material part of its business, in each case, as to each of clauses (a) and (b), which event continues in existence and is not remedied, dismissed or stayed for thirty (30) days after the earlier of (i) a Responsible Officer of a Loan Party’s obtaining actual or constructive knowledge of such default or (ii) the Borrower receiving written notice of such default from the Agent or any Lender.

(h) Insolvency Proceedings. Other than the Cases and other than to the extent in compliance with Section 6.30, (a) any Loan Party or any of its material Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors, or enters into a composition, compromise or arrangement with any creditor (other than in the ordinary course of business and on a solvent basis), or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; (b) any receiver, administrative receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, compulsory manager, or similar officer is appointed without the application or consent of such Person; in each case with respect to clauses (b) and (c) above which event continues in existence and is not dismissed or stayed for sixty (60) days after a Loan Party’s receipt of actual or constructive notice of the occurrence thereof.

(i) Inability to Pay Debts. Any material Subsidiaries of the Borrower (other than a Debtor) becomes unable or admits in writing its inability to pay its debts when due, whether or not the maturity date therefor has arrived or the value of its assets exceeds its obligations (including future and contingent obligations), or fails generally to pay its debts as they become due and such circumstance, event or failure continues in existence and is not remedied for sixty (60) days after a Loan Party’s receipt of actual or constructive notice of such circumstance, event or failure.

(j) Judgments. Except for any order fixing the amount of any claim in any Case, any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of One Million Dollars ($1,000,000) over the amount covered by independent third-party insurance as to which liability has been accepted by the applicable insurance carrier or (ii) in the aggregate at any time an amount in excess of Two Million Dollars ($2,000,000) over the amount covered by independent third-party insurance as to which liability has been accepted by the applicable insurance carrier, shall be entered or filed against Holdings or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days (or in any event later than five (5) days prior to the date of any proposed sale thereunder).

(k) Change of Control. A Change of Control occurs.

(l) ERISA and Foreign Plans. (a) An ERISA Event occurs with respect to a Pension Plan, Multiemployer Plan or a Foreign Plan which has resulted or could reasonably be expected to result in liability of a Loan Party or its Subsidiaries under Title IV of ERISA to the Pension Plan, Multiemployer Plan or Foreign Plan or the PBGC (or equivalent Governmental Authority in a non-US jurisdiction) in an aggregate amount in excess of One Million Dollars ($1,000,000) and such ERISA Event continues in existence and is not remedied for thirty (30) days after actual or constructive notice of the occurrence thereof, or (b) Holdings, or its Subsidiaries or ERISA Affiliates fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan or equivalent under a Foreign Plan in an aggregate amount in excess of One Million Dollars ($1,000,000) and such failure to pay continues in existence and is not remedied for thirty (30) days after the date when such payment was due.

(m) Invalidity of Loan Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Guaranteed Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) (a) this Agreement, the Orders or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or (b) without the advance consent of the Collateral Agent, the Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral with a fair market value in excess of One Million Dollars ($1,000,000) after delivery thereof pursuant to the terms of the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than (x) to the extent permitted by the terms hereof or thereof or (y) if such loss of perfection or priority result from the failure of Collateral Agent or a Secured Party to take such actions in the control of such Secured Party (including the failure to maintain possession of any certificated Equity Interests actually delivered to it representing Equity Interests pledged as Collateral pursuant to the Collateral Documents), (iii) Holdings or any of its Subsidiaries shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Loan Document to which it is a party, (iv) [reserved]; (v) the Subordination Agreement (or subordination provisions incorporated in any Subordinated Indebtedness), or any provisions thereof, ceases to be valid and enforceable against any holder of Indebtedness secured by a Lien intended to be subordinated to the Obligations or any holder of such Indebtedness shall so assert in writing or (vi) the failure of any party thereto to comply with the terms of the Subordination Agreement.

(n) Intellectual Property. (a) Holdings or any of its Subsidiaries fails to comply with the Conduct of Business Provisions or fails to meet its obligations under the Loan Documents and/or Section 17 of the IP Hold-Co Operating Agreement for the timely payment of maintenance fees, annuities or the like for any Patent or fails to meet its obligations relating to the timely prosecution of each patent application in the set of Assigned Patents (including future filed patent applications), provided such failure or delay can no longer be substantially remedied by making a late payment, obtaining an extension or taking further or remedial action in the prosecution of such patent, or (b) any Assigned Patent that constitutes Material Intellectual Property is found unpatentable or unenforceable due to the inequitable conduct or gross negligence or willful misconduct of any Loan Party.

(o) Moratorium; Availability of Foreign Exchange. A moratorium shall be agreed or declared in respect of any Indebtedness of Holdings or any of its Subsidiaries or any restriction or requirement not in effect on the Closing Date shall be imposed, whether by legislative enactment, decree, regulation, order or otherwise, which limits the availability or the transfer of foreign exchange by Holdings and/or its Subsidiaries for the purpose of performing any payment obligation under any Loan Document to which it is a party and such moratorium, restriction, or requirement, has a material adverse effect on the ability of the Loan Parties to perform their payment obligations under the Loan Documents.

(p) Invalidity of Upstreaming. Any governmental or other consent, license, approval, permit or authorization which is now or may in the future be necessary or appropriate under any applicable law for the upstreaming or other transfer of dividends or Distributable Income from any of the Subsidiaries to any Loan Party or to make such upstreaming, transfer or loan legal, valid, enforceable and admissible in evidence shall not be obtained or shall be withdrawn, revoked or modified or shall cease to be in full force and effect or shall be modified in any manner that would have a Material Adverse Effect.

(q) Specified Bankruptcy Events of Default. There occurs any of the following:

(i) The entry of an order dismissing any of the Chapter 11 Cases, converting any of the Chapter 11 Cases to a case under Chapter 7 of the Bankruptcy Code or any filing by any Loan Party (or any Subsidiary thereof) of a motion or other pleading seeking entry of such an order, in each case, without the consent of the Requisite Lenders;

(ii) a trustee, a responsible officer or an examiner having expanded powers (beyond those set forth under sections 1106(a)(3) and (4) of the Bankruptcy Code) under Bankruptcy Code section 1104 (other than a fee examiner), or any similar person is appointed or elected in the any of the Chapter 11 Cases, any Loan Party (or any Subsidiary thereof) applies for, consents to, or fails to contest, any such appointment, or the Bankruptcy Court shall have entered an order providing for such appointment, in each case, without the consent of the Requisite Lenders in their sole discretion;

(iii) the entry of an order or the filing by any Loan Party (or any Subsidiary thereof) of an application, motion or other pleading seeking entry of an order staying, reversing, amending, supplementing, vacating or otherwise modifying the Interim Order or the Final Order, or any of the Borrower or any of its Subsidiaries shall apply for authority to do so (unless substantially concurrently with the entry of such order the DIP Term Facility will be repaid in full and the Commitments will be terminated), without the consent of the Requisite Lenders, or the Interim Order or Final Order shall cease to be in full force and effect;

(iv) (1) the entry of an order in any of the Chapter 11 Cases denying or terminating use of Cash Collateral by the Loan Parties; (2) the termination of the right of any Loan Party to use any Cash Collateral under the Orders or the Cash Management Order, and in either case, the Loan Parties have not otherwise obtained authorization to use Cash Collateral with the prior written consent of the Administrative Agent and the Requisite Lenders; or (3) any other event that terminates the Loan Parties’ right to use Cash Collateral, in each case, without the consent of the Requisite Lenders;

(v) any of the Loan Parties or any of their Subsidiaries shall commence, join in, assist, support or otherwise participate as an adverse party in any suit or other proceeding against the Administrative Agent, the Collateral Agent or the Lenders (in each case, in their capacities as such), including, without limitation, with respect to the Debtors’ stipulations, admissions, agreements and releases contained in this Orders, the invalidation, subordination or other challenging of the Superpriority Claims and Liens granted to secure the Obligations of the Debtors or any other rights granted to the Administrative Agent, the Collateral Agent or the Lenders in the Orders or this Agreement or with respect to any relief under section 506(c) of the Bankruptcy Code with respect to any Collateral of the Debtors, in each case, without the consent of the Requisite Lenders;

(vi) the entry of an order in any of the Chapter 11 Cases (other than the Orders and the Cash Management Order) granting authority to use Cash Collateral (other than with the prior written consent of the Administrative Agent and the Collateral Agent (in each case, solely with respect to its own rights, obligations, liabilities, duties and treatment) and the Requisite Lenders) or to obtain financing under section 364 of the Bankruptcy Code (other than the DIP Term Facility);

(vii) without the written consent of the Administrative Agent and the Collateral Agent (in each case, solely with respect to its own rights, obligations, liabilities, duties and treatment) and the Requisite Lenders, the entry of an order in any of the Chapter 11 Cases granting adequate protection to any other person (which, for the avoidance of doubt, shall not apply to any payments made pursuant to any Order or any First Day Order reasonably acceptable to the Requisite Lenders);

(viii) the filing or support of any pleading by any Loan Party (or any of its Subsidiaries) seeking, or otherwise consenting to, any of the matters set forth in clauses (i) through (vii) above or which could otherwise be reasonably expected to result in the occurrence of a Default;

(ix) an order of the Bankruptcy Court granting, other than in respect of this Agreement and the Carve-Out or pursuant to the Orders, any superpriority administrative expense claim in the Chapter 11 Cases pursuant to section 364(c)(1) of the Bankruptcy Code pari passu with or senior to the claims of the Administrative Agent, the Collateral Agent and the Lenders, or the filing by any Loan Party (or any of its Subsidiaries) of a motion or application seeking entry of such an order;

(x) the Final Order is not entered by the date that is twenty-five days after the Petition Date;

(xi) noncompliance by any Loan Party or any of its Subsidiaries with the terms of the Interim Order or the Final Order in any material respects;

(xii) the filing of a Chapter 11 Plan that is not an Acceptable Plan of Reorganization;

(xiii) the filing of a motion, pleading or proceeding by any Loan Party or any of its Subsidiaries that constitutes a Challenge (as defined in the Interim Order (or, as applicable, the Final Order)) with respect to, or that could reasonably be expected to result in any material impairment of the rights or interests of the Secured Parties in their capacities as holders of the Obligations and/or Prepetition Indebtedness, in each case, without the prior written consent of the Requisite Lenders;

(xiv) any Loan Party (or any of its Subsidiaries) shall file a motion, without the Requisite Lenders’ written consent, seeking authority to sell all or substantially all of its assets or consummate a sale of assets of the Loan Parties or the Collateral having a value in excess of One Million Dollars ($1,000,000) and not otherwise permitted hereunder in a transaction, in each case that is not approved by the Requisite Lenders; or

(xv) the termination of the RSA.

Section 8.02 Rights and Remedies.

(a) Rights and Remedies. Subject to the Carve-Out and the Orders,

(i) Upon the occurrence of any Event of Default, at the request of (or with the consent of) the Requisite Lenders, the Agents may, without notice or demand, do any or all of the following, singularly, consecutively or cumulatively:

(A) declare all Guaranteed Obligations (including any Administration Fee, Commitment Premium and/or Exit Premium, in each case, to the extent then unpaid) immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties (but if an Event of Default described in Section 8.01(h) occurs, all Guaranteed Obligations (including any Administration Fee, Commitment Premium and/or Exit Premium, in each case, to the extent then unpaid) shall become and shall automatically be immediately due and payable without any action by the Administrative Agent or Secured Parties));

(B) stop advancing money or extending credit for the Borrower’s benefit under this Agreement or under any other Loan Document between any of the Loan Parties and any of the Secured Parties; and

(C) exercise all rights and remedies available to the Secured Parties under the Loan Documents or at Law or equity, including all remedies provided under the UCC, all of which rights and remedies shall be cumulative and nonexclusive to the extent permitted by law, including, without limitation, the following:

(1) Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent shall have all rights and remedies provided by Law, including but not limited to those of a lender and/or a secured party under the UCC as in effect in the States of New York and Delaware on the Closing Date and as amended after the Closing Date (and any equivalent rights under the Laws of any other Relevant Jurisdiction), in addition to the rights and remedies provided herein or in the Loan Documents.

(2) All cash proceeds received by the Collateral Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Requisite Lenders, be held by the Collateral Agent as Collateral for, or then or at any time thereafter applied in whole or in part by the Secured Parties against all or any part of the Obligations in the order set forth in Section 2.07 or in such other order as the Agent acting at the direction of the Requisite Lenders shall elect. Any surplus of such cash or cash proceeds held by the Collateral Agent and remaining after payment in full of all the Obligations shall be paid over to the Loan Parties or to whomsoever may be lawfully entitled to receive such surplus.

(3) Whether or not an Event of Default shall have occurred, if the Loan Parties fail to perform any agreement contained herein, the Agents may, in their sole discretion, themselves perform, or cause performance of, such agreement, and the reasonable expenses of the Agents incurred in connection therewith shall be payable by Loan Parties. The powers conferred upon the Agents hereunder are solely for the protection of its interest in the Collateral and shall not impose any duty upon it to exercise any such powers.

(ii) The Loan Parties shall pay to the Agents, on behalf of and for the benefit of the Secured Parties, on demand and as part of the Obligations, all reasonable costs and expenses, including court costs and costs of sale, incurred by the Agents in exercising any of the rights or remedies of the Secured Parties hereunder.

(b) Application of Payments and Proceeds Upon Default. Subject to the Carve-Out and the Orders, if (i) an Event of Default has occurred and is continuing, the Collateral Agent, on behalf of and for the benefit of the Secured Parties, may apply any funds in its possession to the Obligations in the manner provided in Section 2.07 hereof, and (ii) if a Triggering Event (as defined in the IP Hold-Co Operating Agreement) has occurred and is continuing, distributions made pursuant to the IP Hold-Co Operating Agreement shall be made in accordance with the IP Hold-Co Operating Agreement and applied to the Obligations in the order provided by the IP Hold-Co Operating Agreement and then in the manner provided in Section 2.07. It being understood that in all cases the Loan Parties shall remain liable to the Secured Parties for any deficiency. If the Collateral Agent, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, the Secured Parties shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by the Secured Parties of cash therefor.

(c) No Waiver; Remedies Cumulative. The Collateral Agent and Secured Parties’ failure, at any time or times, to require strict performance by the Loan Parties of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of the Secured Parties thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. The Agents and Secured Parties’ rights and remedies under this Agreement and the other Loan Documents are cumulative. The Agents and Secured Parties have all rights and remedies provided under the UCC, by Law, or in equity. The Agents and Secured Parties’ exercise of one (1) right or remedy is not an election and shall not preclude the Agents or Secured Parties from exercising any other remedy under this Agreement or other remedy available at Law or in equity, and the Agents or Secured Parties’ waiver of any Event of Default is not a continuing waiver. The Agents or Secured Parties’ delay in exercising any remedy is not a waiver, election, or acquiescence.

(d) Notwithstanding anything to the contrary herein, the enforcement of Liens or remedies with respect to the Collateral and the exercise of all other remedies provided for in this Agreement and the other Loan Documents, shall be subject to the provisions of the applicable Order (including notice periods as provided therein).

Article IX
Guaranty

Section 9.01 Guaranty of the Obligations. Subject to the Orders and Section 9.02, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent for the ratable benefit of the Lenders the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

Section 9.02 Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor, to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by, (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the Fair Share Contribution Amount with respect to any Contributing Guarantor for purposes of this Section 9.02, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 9.02), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 9.02. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 9.02 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 9.02.

Section 9.03 Payment by Guarantors. Subject to the Orders and Section 9.02, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of the Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

Section 9.04 Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations (other than contingent indemnification obligations for which no claim has been asserted). In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a) this Guaranty is a guaranty of payment when due and not of collectability; this Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b) Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Borrower and any Beneficiary with respect to the existence of such Event of Default;

(c) the obligations of each Guarantor hereunder are independent of the obligations of Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Borrower or any of such other guarantors and whether or not Borrower is joined in any such action or actions;

(d) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid; provided that, without limiting the generality of the foregoing, if any Agent or the Secured Parties are awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e) any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one (1) or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against Borrower or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Loan Documents; and

(f) this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Loan Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Loan Document or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Loan Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Borrower, Holdings or any of their Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set offs or counterclaims which Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

Section 9.05 Waivers by Guarantors.

(a) Each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of Borrower or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to gross negligence, willful misconduct, or bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Borrower and notices of any of the matters referred to in Section 9.04 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

(b) Each Guarantor waives all rights and defenses that it may have because the Obligations are secured by real property. This means, among other things: (i) the Beneficiaries may collect from any Guarantor without first foreclosing on any real or personal property Collateral pledged by Borrower or any other Guarantor; and (ii) if the Beneficiaries foreclose on any real property Collateral pledged by Borrower or any Guarantor: (A) the amount of the Obligations may be reduced only by the price for which that Collateral is sold at the foreclosure sale, even if the Collateral is worth more than the sale price; and (B) the Beneficiaries may collect from the other Guarantors even if the Beneficiaries, by foreclosing on the real property Collateral, have destroyed any right the Guarantors may have to collect from Borrower or any other Guarantor. This is an unconditional and irrevocable waiver of any rights and defenses the Guarantors may have because the Obligations are secured by real property. In the event that all or any part of the Guaranteed Obligations at any time are secured by any one (1) or more deeds of trust, security deeds or mortgages creating or granting Liens on any interests in Real Estate Assets, each of the Guarantors authorizes the Beneficiaries, upon the occurrence of and during the continuance of any Event of Default, at their sole option, without notice or demand and without affecting any Obligations, the enforceability of the Guaranteed Obligations under this Guaranty, or the validity or enforceability of any Liens of the Beneficiaries on any Collateral securing the Guaranteed Obligations, to foreclose any or all of such deeds of trust, security deeds or mortgages by judicial or nonjudicial sale. Insofar as the Liens created by the Collateral Documents secure the Guaranteed Obligations of other Persons, each of the Guarantors expressly waives any defenses to the enforcement of this Guaranty or the other Loan Documents or any Liens created or granted hereby or by the other Loan Documents or to the recovery by the Beneficiaries against Borrower, any Guarantor or any other Person liable therefor of any deficiency after a judicial or nonjudicial foreclosure or sale, even though such a foreclosure or sale may impair the subrogation rights of such Guarantor and may preclude any of them from obtaining reimbursement or contribution from any other Person.

Section 9.06 Guarantors’ Rights of Subrogation, Contribution, etc. Until the Guaranteed Obligations shall have been indefeasibly paid in full (other than contingent indemnification obligations for which no claim has been asserted) and the Term Loan Commitments shall have terminated, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full (other than contingent indemnification obligations for which no claim has been asserted) and the Term Loan Commitments shall have terminated, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 9.02. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for the Agents on behalf of Beneficiaries and shall forthwith be paid over to the Agents for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

Section 9.07 Subordination of Other Obligations. Any Indebtedness of Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for the Agents on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

Section 9.08 Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been indefeasibly paid in full (other than contingent indemnification obligations for which no claim has been asserted) and the Term Loan Commitments shall have terminated. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

Section 9.09 Authority of Guarantors or Borrower. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

Section 9.10 Collateral Matters. The Lenders and Loan Parties irrevocably authorize the Collateral Agent, in its option and in its best discretion,

(a) to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) upon termination of the Term Loan Commitments and payment in full of all Obligations (excluding contingent indemnification obligations for which no claim has been asserted), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing by the Requisite Lenders;

(b) to subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by the definition of Permitted Liens; and

(c) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Agent at any time, the Requisite Lenders will confirm in writing the Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations with respect to the Guaranteed Obligations pursuant to this Section 9.10.

In each case as specified in this Section 9.10, the Agent will, at the Loan Parties’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations with respect to the Guaranteed Obligations, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

Section 9.11 Financial Condition of Borrower. Any Credit Extensions may be made to Borrower or continued from time to time without notice to or authorization from any Guarantor regardless of the financial or other condition of Borrower at the time of any such grant or continuation. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Borrower. Each Guarantor has adequate means to obtain information from Borrower on a continuing basis concerning the financial condition of Borrower and its ability to perform its obligations under the Loan Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Borrower now known or hereafter known by any Beneficiary.

Section 9.12 Bankruptcy, etc.

(a) Except for the Cases, so long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against Borrower or any other Guarantor, other than in compliance with Section 6.30. Except for the Cases, the obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Borrower or any other Guarantor or by any defense which Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Borrower of any portion of such Guaranteed Obligations. Subject to the Laws of the applicable jurisdiction, Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay the Agent and/or the Secured Parties, or allow the claim of the Agent on behalf of the Secured Parties in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c) In the event that all or any portion of the Guaranteed Obligations are paid by Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

Section 9.13 Discharge of Guaranty Upon Sale of Guarantor. If all of the Equity Interests of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such Transfer.

Article X
AGENTS

Section 10.01 Appointment of Agents. Fortress is hereby appointed Administrative Agent and Collateral Agent hereunder and under the other Loan Documents and each Lender hereby authorizes Fortress, in such capacity, to act as its agent in accordance with the terms hereof and the other Loan Documents. Each Agent hereby agrees to act upon the express conditions contained herein and the other Loan Documents, as applicable. The provisions of this Article X are solely for the benefit of Agents and the Lenders, and no Loan Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Borrower, Holdings or any of their Subsidiaries. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 10.02 Powers and Duties. Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Loan Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Loan Documents, a fiduciary relationship or other implied (or express) obligations arising under agency doctrine of any applicable law in respect of any Lender; and nothing herein or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Loan Documents except as expressly set forth herein or therein.

Section 10.03 General Immunity.

(a) No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Loan Document, the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to either Agent thereunder, or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Loan Party to any Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Loan Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.

(b) Exculpatory Provisions. No Agent nor any of its officers, partners, directors, managers, members, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Loan Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 13.05) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions; provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall no liability for relying, upon any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Holdings and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Loan Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 13.05). Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, each Administrative Agent may presume that such condition is satisfactory to such Lender unless such Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. No Agent shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings, Borrower or any of their Affiliates that is communicated to or obtained by the Person serving as an Agent or any of its Affiliates in any capacity.

Section 10.04 Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Holdings, Borrower or any of their Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from the Loan Parties and their Subsidiaries for services in connection herewith and otherwise without having to account for the same to Lenders.

Section 10.05 Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective and their respective Related Parties. Each Agent shall be entitled to seek and rely on advice of counsel and other advisors or advisory committees of any Secured Party concerning all matters pertaining to such duties, and shall be entitled to act upon, and shall be fully protected in taking action in reliance upon any advice or opinion given by legal counsel or such other advisors or advisory committees of any Secured Party. The exculpatory provisions of this Article X shall apply to any such sub-agent and to the Related Parties of such Agent and any such sub-agent. No Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 10.06 Lenders’ Representations, Warranties and Acknowledgment.

(a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Holdings and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b) Each Lender, by delivering its signature page to this Agreement and funding its Initial Term Loan on the Closing Date and/or by the funding of any Delayed Draw Term Loan on the Delayed Draw Term Loan Borrowing Date, as the case may be, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date or, as of the Delayed Draw Term Loan Borrowing Date.

(c) Each Lender (other than Fortress) (i) represents and warrants that as of the Closing Date neither such Lender nor its Affiliates or Approved Funds owns or controls, or owns or controls any Person owning or controlling, any trade debt or Indebtedness of any Loan Party other than the Obligations or, except with respect to any Affiliate of Fortress, any Equity Interest of any Loan Party and (ii) covenants and agrees that from and after the Closing Date neither such Lender nor its Affiliates and Approved Funds shall purchase any trade debt or Indebtedness of any Loan Party (other than the Obligations) or Equity Interests described in clause (i) above without the prior written consent of Administrative Agent.

Section 10.07 Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent and their respective Related Parties (each, an “Indemnitee Related Party”), to the extent that such Indemnitee Related Party shall not have been reimbursed by any Loan Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Indemnitee Related Party in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as such Indemnitee Related Party in any way relating to or arising out of this Agreement or the other Loan Documents, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE RELATED PARTY; provided, (x) no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Indemnitee Related Party’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order, and (y) the unreimbursed liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements, as the case may be, was incurred by or asserted against such Agent (or any such sub-agent) in its capacity as such, or against any Indemnitee Related Party of any of the foregoing acting for such Agent (or any such sub-agent) in connection with such capacity. If any indemnity furnished to any Indemnitee Related Party for any purpose shall, in the opinion of such Indemnitee Related Party, be insufficient or become impaired, such Indemnitee Related Party may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Indemnitee Related Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Indemnitee Related Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

Section 10.08 Successor Administrative Agent and Collateral Agent.

(a) Administrative Agent and Collateral Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to Lenders and Borrower. Upon any such notice of resignation, Requisite Lenders shall have the right, upon five (5) Business Days’ notice to Borrower, to appoint a successor Administrative Agent and Collateral Agent; provided that in no event shall any such successor Agent be a Defaulting Lender. Upon the acceptance of any appointment as Administrative Agent and Collateral Agent hereunder by a successor Administrative Agent and Collateral Agent, that successor Administrative Agent and Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and Collateral Agent and the retiring Administrative Agent and Collateral Agent shall promptly (i) transfer to such successor Administrative Agent and Collateral Agent all sums, securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent and Collateral Agent under the Loan Documents, and (ii) execute and deliver to such successor Administrative Agent and

Collateral Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent and Collateral Agent of the security interests created under the Collateral Documents, whereupon such retiring Administrative Agent and Collateral Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s and Collateral Agent’s resignation hereunder as Administrative Agent and Collateral Agent, the provisions of this Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent and Collateral Agent hereunder.

(b) Notwithstanding anything herein to the contrary, Administrative Agent and Collateral Agent may assign their rights and duties as Administrative Agent and Collateral Agent hereunder to an Affiliate of Fortress without the prior written consent of, or prior written notice to, Borrower or the Lenders; provided that Borrower and the Lenders may deem and treat such assigning Administrative Agent and Collateral Agent as Administrative Agent and Collateral Agent for all purposes hereof, unless and until such assigning Administrative Agent or Collateral Agent, as the case may be, provides written notice to Borrower and the Lenders of such assignment. Upon such assignment such Affiliate shall succeed to and become vested with all rights, powers, privileges and duties as Administrative Agent and Collateral Agent hereunder and under the other Loan Documents.

Section 10.09 Collateral Documents and Guaranty

(a) Agents under Collateral Documents and Guaranty. Each Lender hereby further authorizes Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Lenders, to be the agent for and representative of Lenders with respect to the Guaranty, the Collateral and the Collateral Documents. Subject to Section 13.05, without further written consent or authorization from Lenders, Administrative Agent or Collateral Agent, as applicable may execute any documents or instruments necessary to (i) release any Lien encumbering any item of Collateral (A) that is the subject of a sale or other disposition of assets permitted hereby or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 13.05) have otherwise consented or (B) upon termination of all Term Loan Commitments and payment in full of all Obligations, or (ii) release any Guarantor from the Guaranty pursuant to Section 9.13 or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 13.05) have otherwise consented. Upon request by any Agent at any time, the Requisite Lenders will confirm in writing such Agent’s authority to release its interest in particular types or items of Collateral, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 10.09.

(b) Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Loan Documents to the contrary notwithstanding, Borrower, Administrative Agent, Collateral Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of Lenders in accordance with the terms hereof and all powers, rights and remedies under the Loan Documents may be exercised solely by Collateral Agent, and (ii) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale, Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale.

(c) No Duty With Respect to Collateral. No Agent shall be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall such Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Section 10.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and Administrative Agent under Sections 2.01(c), 2.02(b), and 13.02) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

(c) and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 2.01(c), 2.02(b), and 13.02.

Section 10.11 Credit Bidding. The Secured Parties hereby irrevocably authorize each Agent, at the direction of the Requisite Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) any Agent acting at the direction of the Requisite Lenders (whether by judicial action or otherwise) in accordance with any applicable law; provided that the Obligations of any regulated Lender may not be credit bid if such regulated Lender cannot comply with such applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase); provided that none of the Secured Parties shall be allowed to credit bid any of the Obligations independently and all such credit bids shall have to be submitted through, and administered by, an Agent (acting at the direction of the Requisite Lenders), as set forth herein. In connection with any such bid (i) each Agent shall be authorized to (x) form one or more acquisition vehicles to make a bid and (y) adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by any Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof, shall be governed, directly or indirectly, by the vote of the Requisite Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Requisite Lenders contained in Section 8.02 of this Agreement) and (ii) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

Article XI
[RESERVED]

Article XII
NOTICES, GOVERNING LAW, SUBMISSION TO JURISDICTION, JURY TRIAL WAIVER,

AND JUDICIAL REFERENCE

Section 12.01 Notices. All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered (a) upon transmission, when sent by email or fax transmission (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient); (b) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (c) when delivered, if hand- delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. The Agents, Lenders or Loan Parties may change their mailing or email address, facsimile number or wiring details by giving the other parties written notice thereof in accordance with the terms of this Section 12.01.

If to the Loan Parties:

Airspan Networks Inc.
Capital Point
33 Bath Road
Slough, Berkshire SL1 3UF
United Kingdom
Attention: David Brant, Chief Financial Officer
Fax number: [***]
Email: [***]

With a copy (which shall not constitute notice) to:

Dorsey & Whitney LLP
50 South Sixth Street – Suite 1500
Minneapolis, MN 55402-1498
USA
Attention: Betsy Sanders Parker

Eric Lopez Schnabel

Samuel S. Kohn

Fax number: [***]

Email: [***]

[***]

[***]

If to the Agents or the Lenders, at the address, notice and wiring details as indicated on Appendix B next to the name of such Lender or otherwise indicated to Administrative Agent in writing, with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Ave

New York, NY 10017

Attention: Christian Fischer

Email: [***]

Section 12.02 Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its rules of conflict of law, except Section 5-1401 of the New York General Obligations Law and, to the extent applicable, the Bankruptcy Code. Each Loan Party, Agent and Lender hereby irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court and, if the Bankruptcy Court does not have, or abstains from jurisdiction, any New York State or Federal court sitting in the County of New York over any suit, action or proceeding arising out of or relating to this Agreement or any Loan Document, and each Loan Party, Agent and Lender hereby agrees and consents that, in addition to any methods of service of process provided for under applicable Law, all service of process in any such suit, action or proceeding in any New York State or Federal court sitting in the County of New York may be made by certified or registered mail, return receipt requested, or overnight mail with a reputable national carrier, directed to the Loan Parties at the address indicated above, and service so made shall be complete five (5) days after the same shall have been so mailed (one (1) day in the case of an overnight mail service).

Section 12.03 Jury Trial Waiver. EACH OF THE LOAN PARTIES, THE AGENTS AND LENDERS HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY THE LOAN PARTIES AND LENDERS, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH OF THE LOAN PARTIES, THE AGENTS AND LENDERS ARE EACH HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.

Section 12.04 Additional Waivers in the Event of Enforcement. OTHER THAN WITH RESPECT TO IP HOLD-CO, EACH LOAN PARTY HEREBY EXPRESSLY AND UNCONDITIONALLY WAIVES, IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING BROUGHT BY OR ON BEHALF OF THE LENDERS UNDER THIS AGREEMENT, ANY AND EVERY RIGHT THE LOAN PARTIES MAY HAVE TO (A) INJUNCTIVE RELIEF AND (B) ANY COUNTERCLAIM (OTHER THAN COMPULSORY COUNTERCLAIMS) CONSOLIDATED WITH ANY OTHER OR SEPARATE SUIT, ACTION OR PROCEEDING.

Section 12.05 APPOINTMENT OF PROCESS AGENT; SERVICE OF PROCESS. EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12.01. EACH NON-U.S. LOAN PARTY IRREVOCABLY DESIGNATES AND APPOINTS THE BORROWER, WITH AN OFFICE ON THE CLOSING DATE AT THE ADDRESS LISTED FOR BORROWER IN SECTION 12.01, AS ITS AUTHORIZED AGENT (THE “PROCESS AGENT”), TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF, SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUIT, ACTION OR PROCEEDING OF THE NATURE REFERRED TO IN THIS ARTICLE XII OR IN ANY OTHER LOAN DOCUMENT IN ANY FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK CITY. EACH OF THE NON-U.S. LOAN PARTIES AND THE BORROWER HEREBY REPRESENTS, WARRANTS AND CONFIRMS THAT THE BORROWER HAS AGREED TO ACCEPT SUCH APPOINTMENT (AND ANY SIMILAR APPOINTMENT BY ANY OTHER NON-U.S. LOAN PARTY). SAID DESIGNATION AND APPOINTMENT SHALL BE IRREVOCABLE BY EACH SUCH NON-U.S. LOAN PARTY UNTIL ALL AMOUNTS PAYABLE BY SUCH NON-U.S. LOAN PARTY HEREUNDER AND UNDER THE OTHER LOAN DOCUMENTS SHALL HAVE BEEN PAID IN FULL IN ACCORDANCE WITH THE PROVISIONS HEREOF AND THEREOF AND, AS APPLICABLE, SUCH NON-U.S. LOAN PARTY SHALL HAVE BEEN TERMINATED OR RELEASED AS A GUARANTOR PURSUANT TO THE TERMS OF THE APPLICABLE LOAN DOCUMENTS. EACH NON-U.S. LOAN PARTY HEREBY CONSENTS TO PROCESS BEING SERVED IN ANY SUIT, ACTION OR PROCEEDING OF THE NATURE REFERRED TO IN THIS ARTICLE XII IN ANY FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK CITY BY SERVICE OF PROCESS UPON THE BORROWER AS PROVIDED IN THIS SECTION 12.05. EACH NON-U.S. LOAN PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL CLAIM OF ERROR BY REASON OF ANY SUCH SERVICE IN SUCH MANNER AND AGREES THAT SUCH SERVICE SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON SUCH NON-U.S. LOAN PARTY IN ANY SUCH SUIT, ACTION OR PROCEEDING AND SHALL, TO THE FULLEST EXTENT PERMITTED BY LAW, BE TAKEN AND HELD TO BE VALID AND PERSONAL SERVICE UPON AND PERSONAL DELIVERY TO SUCH NON-U.S. LOAN PARTY. TO THE EXTENT ANY NON-U.S. LOAN PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER FROM SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF A JUDGMENT, EXECUTION OR OTHERWISE), EACH NON-U.S. LOAN PARTY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 12.06 Borrower as Agent for Notice for Loan Parties. Each Loan Party hereby appoints the Borrower as its agent for delivery and receipt of all notices required under this Article XII and any other Loan Document. Each Loan Party hereby acknowledges and agrees that, notwithstanding anything herein to the contrary, (i) the delivery by the Agents or Secured Parties to the Borrower of any notice required or permitted to be delivered hereunder or under any other Loan Document shall constitute and be deemed to be delivery to all the Loan Parties and (ii) delivery by the Borrower of any notice required to be delivered hereunder or under any other Loan Document shall constitute and shall be deemed to be delivered for and on behalf of all of the Loan Parties, and each Loan Party shall be deemed to have actual notice of the delivery or receipt of and the contents of each such notice.

Section 12.07 Loan Party Agent.

(a) Each Loan Party (other than the Borrower) by its execution of this Agreement or Counterpart Agreement irrevocably appoints Borrower to act on its behalf as the Loan Party Agent (the “Loan Party Agent”) in relation to the Loan Documents and irrevocably authorizes:

(i) The Loan Party Agent on its behalf to supply all information concerning itself contemplated by this Agreement to the Secured Parties and to give all notices and instructions, to execute on its behalf a Counterpart Agreement, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Loan Party notwithstanding that they may affect the Loan Party, without further reference to or the consent of that Loan Party; and

(ii) Each Secured Party to give any notice, demand or other communication to the Loan Party Agent pursuant to the Loan Documents.

With respect to both Section 12.07(a)(i) and (ii), the Loan Party shall be bound as though the Loan Party itself had given the notices and instructions or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b) Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement variation, notice or other communication given or made by the Loan Party Agent or given to the Loan Party Agent under any Loan Document on behalf of another Loan Party or in connection with any Loan Document (whether or not known to any other Loan Party and whether occurring before or after such other Loan Party became a Loan Party under any Loan Document) shall be binding for all purposes on that Loan Party as if that Loan Party had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Loan Party Agent and any other Loan Party, those of the Loan Party Agent shall prevail.

Article XIII
GENERAL PROVISIONS

Section 13.01 Successors and Assigns; Participations.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section 13.01, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section 13.01, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section 13.01 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, participants to the extent provided in paragraph (d) of this Section 13.01 and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent and Collateral Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one (1) or more Eligible Assignees all or a portion of its rights and obligations under this Agreement and any other Loan Documents (including all or a portion of its Term Loan Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(1) in the case of an assignment of the entire remaining amount of the assigning Lender’s Term Loan Commitment and/or the Loans at the time owing to it that equal at least the amount specified in Section 13.01(b)(i)(2) in the aggregate or in the case of an assignment to a Lender or an Affiliate of a Lender, no minimum amount need be assigned.

(2) in any case not described in Section 13.01(b)(i)(1), the aggregate amount of the Term Loan Commitment (which for this purpose includes Loans and Initial Term Loan Exposure, Delayed Draw Term Loan Exposure and Rolled-Up Term Loan Exposure outstanding thereunder) or, if the applicable Term Loan Commitment is not then in effect, the principal outstanding balance of the Loans and Initial Term Loan Exposure, Delayed Draw Term Loan Exposure or Rolled-Up Term Loan Exposure of the assigning Lender subject to each such assignment (determined as of the date the Assignment Agreement with respect to such assignment is delivered to the Administrative Agent) shall not be less than One Million Dollars ($1,000,000), unless each of the Administrative Agent and the Lender shall consent in writing thereto.

(ii) [Reserved].

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by Section 13.01(b)(v) and, in addition the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Loans to a Person who is not a Lender or an Affiliate of a Lender.

(iv) Assignment Agreement. The parties to each assignment shall execute and deliver to Administrative Agent an Assignment Agreement, together with a processing and recordation fee of Three Thousand Five Hundred Dollars ($3,500); provided that Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to Administrative Agent an administrative questionnaire (in a form reasonably satisfactory to Administrative Agent) and any and all documentation and other information with respect to the assignee that is required in order to permit the Administrative Agent to complete its review under “know your customer” and anti-money laundering regulations, including the PATRIOT Act.

(v) No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(c) Register. Administrative Agent, acting solely for this purpose as a non-fiduciary agent of Borrower, shall maintain at its offices a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and principal amounts (and stated interest) of and the Term Loan Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior written notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, Borrower or Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or Borrower or any of Borrower’s Affiliates or Subsidiaries) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Term Loan Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) Borrower, Administrative Agent, and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the participant, agree to any amendment, modification or waiver described in Section 13.05 that affects such participant. Each Loan Party agrees that each participant (A) shall be entitled to the benefits of Sections 2.03, 2.04, 2.05 and 2.06 subject to the requirements and limitations therein, including the requirements under Section 6.09 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.01(b); and (B) shall not be entitled to receive any greater payment under Section 2.03 or 2.06 with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the participant acquired the applicable participation. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 13.15 as though it were a Lender; provided, that such participant agrees to be subject to Section 2.04 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Term Loan Commitment and/or the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any Term Loan Commitments, Loans, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that no such pledge or assignment shall release such Lender from any of its obligations hereunder.

Section 13.02 Costs and Expenses; Indemnification.

(a) Costs and Expenses. Whether or not the transactions contemplated hereby shall be consummated, each Borrower agrees to pay promptly (i) all of each Agents’ and Lenders actual and reasonable costs and expenses of preparation of the Loan Documents (including the reasonable fees, charges and disbursements of counsel for each Agent and the Lenders) and any consents, amendments, waivers or other modifications thereto; (ii) all the reasonable fees, expenses and disbursements of counsel to each Agent and the Lenders in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by a Loan Party; (iii) all the actual costs and reasonable expenses of creating and perfecting Liens in favor of the Collateral Agent, for the benefit of the Secured Parties, including without limitation filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, translation fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to each Agent and the Lenders and of counsel providing any opinions that any Agent or Lender may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (iv) all of each Secured Party’s actual costs and reasonable fees, expenses for, and disbursements of any of each Secured Party, auditors, accountants, consultants or appraisers whether internal or external, and all reasonable attorneys’ fees (including allocated costs of internal counsel and expenses and disbursements of outside counsel) incurred by each Secured Party; (v) all the actual costs and expenses (including the fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by each Secured Party and its counsel) in connection with the custody or preservation of any of the Collateral; (vi) all other actual and reasonable costs and expenses incurred by each Secured Party in connection with the syndication of the Loans and Term Loan Commitments and the negotiation, preparation and execution of the Loan Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (vii) after the occurrence of a Default or an Event of Default, all costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel) and costs of settlement, incurred by each Agent, any Lender in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents by reason of such Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings. For the avoidance of doubt, with respect to the fees of counsel for the Agent and each Lender provided for in clauses (i)-(vi) of this Section 13.02(a), such fees shall be limited to a single external lead counsel, which shall be Davis Polk & Wardwell LLP, a single special counsel acting in each relevant jurisdiction, a single special counsel for each relevant specialty and in the case of an actual or perceived conflict arises, the fees, costs, client charges and expenses of conflicts counsel.

(b) Indemnification by the Loan Parties. In addition to the payment of expenses pursuant to Section 13.02(a), whether or not the transactions contemplated hereby shall be consummated, each Loan Party shall indemnify the Lenders and each Related Party of the Lenders (each such Person being called an “Indemnitee”) from and against any and all Indemnified Liabilities, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE; provided, no Loan Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order, of that Indemnitee. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 13.02(b) may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Loan Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable Law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them. This Section 13.02(b) shall not apply with respect to Taxes (which shall be indemnified pursuant to the provisions of Section 2.03) other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Loan Parties shall not assert, and each Loan Party hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or other extension of credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with any Loan Document or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction. No Loan Party shall have any liability for any special, punitive, indirect or consequential damages relating to the Loan Documents or arising out of its activities in connection with any Loan Document.

(d) Payments. Except as otherwise provided in this Agreement, all amounts due under this Section shall be payable not later than ten (10) Business Days following demand therefor.

(e) Survival. The agreements and indemnity provisions in this Section shall survive the repayment, satisfaction or discharge of all the other Obligations.

Section 13.03 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement and each Loan Document.

Section 13.04 Severability of Provisions. If any provision of any Loan Document is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of the Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 13.05 Amendments in Writing; Waiver; Integration;

(a) No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed (x) in the case of an amendment, consent or waiver to cure any ambiguity, omission, defect or inconsistency or granting a new Lien for the benefit of the Agents and the Lenders or extending an existing Lien over additional property, by the Agents and the Borrower or the applicable Loan Party (or by the Borrower on behalf of the other Loan Parties), (y) in the case of any other waiver or consent, by the Requisite Lenders (or by the Agent with the consent of the Requisite Lenders) and (z) in the case of any other amendment, by the Requisite Lenders (or by the Agent with the consent of the Requisite Lenders) and the Loan Parties (or by the Borrower on behalf of the Loan Parties), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall:

(i) increase the Term Loan Commitments of any Lender, reduce the principal of, or interest on, the Loans payable to any Lender, reduce the amount of any fee payable for the account of any Lender, or postpone or extend any scheduled date fixed for any payment of principal of, or interest or fees on, the Loans payable to any Lender, in each case, without the written consent of such Lender (it being understood that a waiver of any condition precedent or of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an increase of any Commitment of any Lender and shall require the consent of the Requisite Lenders only);

(ii) change the percentage of the Term Loan Commitments or of the aggregate unpaid principal amount of the Loans that is required for the Lenders or any of them to take any action hereunder without the written consent of each affected Lender;

(iii) amend the definition of “Requisite Lenders” or “Pro Rata Share” without the written consent of each Lender;

(iv) release all or a substantial portion of the Collateral (except as otherwise provided in this Agreement and the other Loan Documents), subordinate any Lien granted in favor of the Collateral Agent for the benefit of the Secured Parties (except as otherwise expressly provided in this Agreement and the other Loan Documents), or release Borrower or any Guarantor (except in connection with a Transfer permitted under the Loan Documents), in each case, without the written consent of each affected Lender;

(v) amend, modify or waive Section 2.04, Section 2.07 or this Section 13.05 of this Agreement without the written consent of each Lender;

(vi) extend the grace period applicable to Defaults described in Section 8.01 without the written consent of each affected Lender;

(vii) modify the restriction in Section 10.11 regarding the prohibition on Secured Parties credit bidding independently without the written consent of each affected Lender; or

(viii) amend or modify the Superpriority Claim status of the Lenders under the Orders or under any Loan Document without the written consent of each Lender.

(b) Notwithstanding anything to the contrary in Section 13.05(a):

(i) no amendment, waiver or consent shall, unless in writing and signed by an Agent, affect the rights or duties of such Agent (but not in its capacity as a Lender) under this Agreement or the other Loan Documents;

(ii) any amendment, waiver or consent to any provision of this Agreement (including Sections 2.04 and 2.07) that permits any Loan Party, any equity holder of the Borrower or any of their respective Affiliates to purchase Loans on a non-pro rata basis, become an Eligible Assignee pursuant to Section 13.01 and/or make offers to make optional prepayments on a non-pro rata basis shall require the prior written consent of each Lender;

(iii) any Control Agreement, Guaranty, Mortgage, Collateral Document, collateral access agreement, landlord waiver or other agreement or document purporting to create or perfect a security interest in any of the Collateral may be amended, waived or otherwise modified with the consent of the applicable Agent and the applicable Loan Party without the need to obtain the consent of any Lender or any other Person if such amendment, modification, supplement or waiver is delivered in order (A) to comply with local requirements of applicable Law (including foreign law or regulatory requirements) or advice of local counsel, (B) to cure any ambiguity, inconsistency, omission, mistake or defect or (C) to cause such Collateral Document to be consistent with this Agreement and the other Loan Documents, and if the Collateral Agent and the Borrower shall have jointly identified an ambiguity, inconsistency, omission, mistake or defect, in each case, in any provision of any Loan Document (other than a Collateral Document), then the Collateral Agent and the Borrower shall be permitted to amend such provision; any amendment, waiver or modification pursuant to this paragraph shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Requisite Lenders within five (5) Business Days following receipt of notice thereof; and

(iv) no consent of any Loan Party shall be required to change any order of priority set forth in Section 2.07;

(v) the Administrative Agent and the Borrower may enter into an amendment to this Agreement pursuant to Section 2.05 to reflect an alternate service or index rate and such other related changes to this Agreement as may be applicable;

(vi) no Defaulting Lender or Affiliate thereof that is a Lender shall have any right to approve or disapprove any amendment, waiver or consent under the Loan Documents and any Loans held by such Person for purposes hereof shall be automatically deemed to be voted pro rata according to the Term Loan Commitments of all other Lenders in the aggregate (other than such Defaulting Lender or Affiliate).

(c) Defaulting Lenders; Events of Default. Notwithstanding anything contained herein to the contrary, (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (A) the Term Loan Commitments of such Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender and (B) subject in all respects to Section 2.07, no amendment or waiver shall reduce the principal amount of any Loan or reduce the rate of interest on any Loan, in each case, owing to a Defaulting Lender, without the consent of such Defaulting Lender and (ii) this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Term Loan Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Section 2.02(e), Section 2.03, Section 2.04(a), Section 2.05(c), Section 2.06, Section 13.02(a) and Section 13.02(b)), such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement. Notwithstanding anything herein or otherwise to the contrary, any Event of Default occurring hereunder shall continue to exist (and shall be deemed to be continuing) until such time as such Event of Default is waived in writing in accordance with the terms of this Section 13.05 notwithstanding (x) any attempted cure or other action taken by the Borrower or any other Person subsequent to the occurrence of such Event of Default or (y) any action taken or omitted to be taken by the Administrative Agent or any Lender prior to or subsequent to the occurrence of such Event of Default (other than the granting of a waiver in writing in accordance with the terms of this Section 13.05).

(d) Execution of Amendments, etc. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 13.05 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Loan Party, on such Loan Party.

(e) Integration. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.

Section 13.06 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

Section 13.07 Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms, and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full and satisfied.

Section 13.08 Affiliate Activities. Subject to Bankruptcy Law, the obligations of the Lenders hereunder are several and no Lender shall be responsible for the obligations or Term Loan Commitment of any other Lender hereunder. The Loan Parties hereby expressly acknowledge that certain of the Agents, Lenders and/or certain Affiliates of the Fortress Investment Group (collectively, “FIG”) are, or on or after the Closing Date may become, direct or indirect owners of warrants or of equity of a Loan Party. Notwithstanding any common ownership and/or control between FIG, on the one hand, and the Lenders, on the other hand, (i) the Loan Parties acknowledge and agree that: (a) FIG, on the one hand, and the Lenders, on the other hand, are separate and distinct legal entities and (b) the Lenders may exercise all the rights, privileges and benefits of the holder of any Loan and enforce all remedies and other provisions hereunder and under any other Loan Document without regard to the fact that FIG is an owner of warrants or of equity of a Loan Party; (ii) to the maximum extent permitted by applicable law, (x) the Loan Parties hereby waive and release any and all defenses, affirmative defenses, set-offs, claims, counterclaims or causes of action of any kind of nature that the Loan Parties may have against FIG or the Lenders relating to any Loan, this Agreement or the other Loan Documents, or the enforcement by FIG or the Lenders of the rights and remedies hereunder and thereunder, arising by reason of the fact that FIG or any Lender is an owner of warrants or of other Equity Interests of a Loan Party and (y) the Loan Parties waive any and all defenses, affirmative defenses, setoffs, claims counterclaims or causes of action of any kind or nature that the Loan Parties may have against FIG arising by reason of the fact that FIG or any Lender holds warrants or other Equity Interests and is also acting in its capacity as the Agent and/or a lender hereunder; and (iii) the Loan Parties covenant and agree never to institute or cause to be instituted or continue prosecution of any suit or cause of action or proceeding of any kind or nature whatsoever against the Lenders in contravention of the foregoing. Anything in this Agreement or any other Loan Document to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or otherwise with respect to the Obligations without first obtaining the prior written consent of the Agents or Requisite Lenders (as applicable), it being the intent of Lenders that any such action to protect or enforce rights under this Agreement or otherwise with respect to the Obligations shall be taken in concert and at the direction or with the consent of the Agents or Requisite Lenders (as applicable).

Section 13.09 Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable Law, including any state Law based on the Uniform Electronic Transactions Act.

Section 13.10 Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

Section 13.11 Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

Section 13.12 Relationship. The relationship between the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

Section 13.13 Third Parties. Nothing in this Agreement or any Loan Document, whether express or implied, is intended to (a) confer any benefits, rights or remedies under or by reason of this Agreement on any Persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any Person not an express party to this Agreement; or (c) give any Person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

Section 13.14 Payments Set Aside. To the extent that any payment applied to any Obligation (including any payment by way of setoff) is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the Obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

Section 13.15 Right of Setoff. If an Event of Default has occurred and is continuing, the Administrative Agent is hereby authorized, on behalf of and for the benefit of the Secured Parties, at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Lenders or any of its Affiliates to or for the credit or the account of the Loan Parties against any and all of the Obligations, irrespective of whether the Lenders have made demand under any Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such Indebtedness. The Lenders’ rights under this Section are in addition to other rights and remedies (including other rights of setoff) that the Lenders or their Affiliates may have. The Lenders shall endeavor to notify the Loan Parties promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 13.16 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Lenders receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the applicable Loan or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged, or received by the Lenders exceeds the Maximum Rate, the Lenders may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.

Section 13.17 Orders Control. To the extent that any representation, warranty, covenant or other provision hereof or in any other Loan Document is inconsistent with any of the Orders, the Interim Order or the Final Order (as applicable) shall control.

Section 13.18 Confidentiality. Each Agent and each Lender shall hold all non-public information regarding the Loan Parties and their subsidiaries and their businesses identified as confidential by Borrower and obtained by such Agent or Lender pursuant to the requirements hereof in accordance with such Agent’s or Lender’s customary procedures for handling its own confidential information of such nature, it being understood and agreed by Borrower that, in any event, an Agent may disclose such information to the Lenders and each Agent and each Lender may make (i) disclosures of such information to Affiliates of such Lender or Agent and to their Affiliates’ and respective current and prospective Related Parties of such Persons and of such Person’s Affiliates (and to other persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 13.18), (it being understood that the Persons to whom disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation by such Lender of any Term Loan Commitments and/Loans or any participations therein or an assignment of any Agent’s obligations hereunder or by any direct or indirect contractual counterparts (or the professional advisors thereto) to any swap or derivative transaction relating to Borrower and its obligations (provided, such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 13.18 or other provisions at least as restrictive as this Section 13.18), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Loan Parties received by it from any Agent or any Lender, (iv) disclosure to any Lender’s direct or indirect equityholders (including, without limitation, any partners), current and prospective agents, securitization vehicles, financing sources and/or their agents and advisors, provided that prior to any disclosure to such person, such person is informed of the confidential nature of the information, (v) in connection with any litigation or dispute (including with respect to the exercise of any remedies hereunder) which relates to this Agreement or any other Loan Document to which any Agent or any Lender is a party or is otherwise subject and (vi) disclosures to its accountants and auditors and as required or requested by any Governmental Authority or representative thereof (including any self-regulatory authority, such as the NAIC) purporting to have authority over such Person or its Affiliates, respective current and prospective lenders, financing sources, equity holders (including, without limitation, partners) and Related Parties of such Person and of such Person’s Affiliates or to the extent required by applicable Law or pursuant to a subpoena or similar legal or judicial process or other legal proceeding; provided, unless specifically prohibited by applicable law or court order, each Agent or such Lender, as the case may be, shall make reasonable efforts to notify Borrower of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such lender by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information. In addition, each Agent and each Lender may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement or the other Loan Documents. Notwithstanding anything to the contrary contained in any Loan Document, none of the Secured Parties shall publicly announce, or authorize any press release regarding, the transactions contemplated hereby, in each case without the prior written consent of the Borrower.

Section 13.19 No Fiduciary Duty. Each Agent, each Secured Party, and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their other equityholders and/or their affiliates. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Loan Party, its equityholders or its affiliates, on the other. Each Loan Party acknowledges and agrees on its own behalf and on behalf of its subsidiaries that (i) the transactions contemplated by the Loan Documents hereunder (including the exercise of rights and remedies hereunder and under the other Loan Documents) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto,

(x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its equityholders, it subsidiaries or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its equityholders, subsidiaries or its affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Loan Party, its management, equityholders, subsidiaries, creditors or any other Person. Each Loan Party acknowledges and agrees on its own behalf and on behalf of its subsidiaries that it has consulted its own legal and financial advisors and advisory committees to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Loan Party agrees that neither it nor will any of its subsidiaries claim that any Agent or Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party or any of their subsidiaries, in connection with such transaction or the process leading thereto.

Section 13.20 Judgement Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower or any other Loan Party in respect of any such sum due from it to the Agents or the Secured Parties hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower or any Secured Party in the Agreement Currency, the Borrower and Secured Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

Section 13.21 Corporate Seal. The Borrower represents that neither it nor any other Loan Party is required to affix its corporate seal to this Agreement or any other Loan Document pursuant to any applicable Law.

Section 13.22 Location of Closing. All parties hereto agree that the closing of the transactions contemplated by this Agreement has occurred in New York.

Section 13.23 Waiver of Immunity. To the extent that any Loan Party has or hereafter may acquire (or may be attributed, whether or not claimed) any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service of process or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such Loan Party hereby irrevocably waives and agrees not to plead or claim, to the fullest extent permitted by law, such immunity in respect of (a) its obligations under the Loan Documents, (b) any legal proceedings to enforce such obligations and (c) any legal proceedings to enforce any judgment rendered in any proceedings to enforce such obligations.

Section 13.24 Acknowledgement Regarding Any Supported QFCs.

(a) To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Interest Rate Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(b) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

Section 13.25 English Language. This Agreement and each other Loan Document have been negotiated and executed in English. All certificates, reports, notices and other documents and communications given or delivered by any party hereto pursuant to this Agreement or any other Loan Document shall be in English or, if not in English, accompanied by a certified English translation thereof. The English version of any such document shall control the meaning of the matters set forth herein.

Section 13.26 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 13.27 Attachments. The exhibits, schedules and annexes attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein, except that in the event of any conflict between any of the provisions of such exhibits and the provisions of this Agreement, the provisions of this Agreement shall prevail.

[Remainder of page intentionally left blank]

COLLATERAL AGENT AND ADMINISTRATIVE AGENT:

DBFIP ANI LLC, a Delaware limited liability company

By:	/s/ Paul Lyons
Name:	Paul Lyons
Title:	Chief Financial Officer

[Lender signature pages on file with the Company.]

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed and made effective as of the date first written above:

LOAN PARTIES:

AIRSPAN NETWORKS HOLDINGS INC. (f/k/a New Beginnings Acquisition Corp.), a Delaware corporation, as a Guarantor and Grantor

By:	/s/ Glenn Laxdal
Name:	Glenn Laxdal
Title:	President and Chief Executive Officer

AIRSPAN NETWORKS INC., a Delaware corporation, as Borrower and Grantor

By:	/s/ Glenn Laxdal
Name:	Glenn Laxdal
Title:	President and Chief Executive Officer

AIRSPAN IP HOLDCO LLC, a Delaware limited liability company, as a Guarantor and Grantor

By:	/s/ Glenn Laxdal
Name:	Glenn Laxdal
Title:	President and Chief Executive Officer

AIRSPAN NETWORKS (SG) INC., a Delaware corporation, as a Guarantor and Grantor

By:	/s/ Glenn Laxdal
Name:	Glenn Laxdal
Title:	President and Chief Executive Officer

[Signature Page – DIP Credit Agreement]

Appendix A

[***]

Appendix B

APPENDIX B TO SENIOR SECURED SUPERPRIORITY DEBTOR-IN-
POSSESSION TERM LOAN CREDIT AGREEMENT

Principal Office

DBFIP ANI LLC

Attention: General Counsel – Credit Funds/David Sharpe DBFIP ANI LLC

c/o Fortress Investment Group

1345 Avenue of the Americas, 46th Floor

New York, NY 10105

Fax No.: [***]

Email: [***]

[***]

Appendix C

APPENDIX C TO SENIOR SECURED SUPERPRIORITY DEBTOR-
IN-POSSESSION TERM LOAN CREDIT AGREEMENT

Performance Milestones

Performane Milestone/Reporting Requirement	Due date for Performance	Description
Petition	March 31, 2024	The Petition Date shall have occurred and solicitation of the Chapter 11 Plan and a disclosure statement in respect thereof, each in form and substance satisfactory to the Requisite Lenders, shall have been commenced prior to filing of the Chapter 11 Cases.
Disclosure Statement / Plan	Petition Date + 1 day	The Company shall have filed a (i) motion seeking the scheduling of a combined hearing for approval of the Chapter 11 Plan and a disclosure statement in respect thereof (each in form and substance satisfactory to the Requisite Lenders) and (ii) motion seeking entry of the Interim Order (in form and substance satisfactory to the Requisite Lenders) with the U.S. Bankruptcy Court.
Interim Order	Petition Date + 3 days	The U.S. Bankruptcy Court shall have entered the Interim Order in form and substance satisfactory to the Requisite Lenders.
Final Order	Petition Date + 25 days	The U.S. Bankruptcy Court shall have entered the Final Order in form and substance satisfactory to the Requisite Lenders.
Confirmation Order	Petition Date + 45 days	The U.S. Bankruptcy Court shall have entered the Confirmation Order in form and substance satisfactory to the Requisite Lenders.
Plan Effective Date	Petition Date + 60 days	The Plan Effective Date shall have occurred.
Budget	On the Closing Date and thereafter, no later than 5:00 p.m. (New York City time) on Friday of every calendar week	The Borrower shall deliver to the Administrative Agent (i) a 13-week rolling cash flow forecast for Holdings and its Subsidiaries including a forecast of expenditures for the upcoming 13-week period, which shall be acceptable to the Administrative Agent and reflect the Borrower’s good faith projection of all weekly cash receipts and disbursements in connection with the operation of its business for the 13-week period beginning on such date of delivery; and (ii) a report certified by a Responsible Officer of the Borrower detailing the variances for the immediately preceding weekly period (as compared to the prior cash flow forecast) of the actual operating cash of the Borrower and providing supporting detail as to any material variances.
Variance of Receipts and Disbursements	No later than 5:00 p.m. (New York City time) on Friday of every calendar week, commencing with the Friday in the first full calendar week following the Closing Date

The Borrower shall deliver a report certified by a Responsible Officer of the Borrower in a form satisfactory to the Administrative Agent detailing the variances for the immediately preceding two weeks (as compared to the prior cash flow forecast) of the net cash flow of the Borrower and providing supporting detail as to any material variances (“Variance Report”).

Except as otherwise permitted in writing by the Administrative Agent in its sole discretion, the Borrower shall not permit the net cash flow for any two-week period ended on the close of business on the Friday immediately prior to the date on which the delivery of the Variance Report is required to be less than 80% of the net cash flow projected for such period in the previously delivered Budget.

As of March 31, 2024

SCHEDULE 1.01(b)

Guarantors

Legal Name	Jurisdiction	Type of Entity
Airspan Networks Holdings Inc.	Delaware	Corporation
Airspan IP Holdco LLC	Delaware	Limited Liability Company
Airspan Networks (SG) Inc.	Delaware	Corporation

[***]

EXHIBIT A-1

FORM OF NOTICE OF BORROWING

[Borrower Letterhead]

____________, 20[_]1

To:	DBFIP ANI LLC, as Administrative Agent Attention: General Counsel – Credit Funds/David Sharpe DBFIP ANI LLC c/o Fortress Investment Group 1345 Avenue of the Americas, 46th Floor New York, NY 10105 [***]
	Email:	[***]
[***]

Ladies and Gentlemen:

The undersigned, AIRSPAN NETWORKS INC., a Delaware corporation and a debtor-in-possession under Chapter 11 of the Bankruptcy Code (“Borrower”) makes reference to that certain Senior Secured Superpriority Debtor-in-Possession Term Loan Credit Agreement, dated as of April 8, 2024 (as the same may be amended, restated, amended and restated, supplemented or modified from time to time, the “DIP Credit Agreement”), by and among the Borrower, AIRSPAN NETWORKS HOLDINGS INC., a Delaware corporation and a debtor-in-possession under Chapter 11 of the Bankruptcy Code (“Holdings”), AIRSPAN IP HOLDCO LLC, a Delaware limited liability company, and AIRSPAN NETWORKS (SG) INC., a Delaware corporation, each a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code (together with each other Person that executes a joinder agreement and becomes a “Guarantor” thereunder, each a “Guarantor” and collectively, the “Guarantors”), the lenders from time to time party thereto (each a “Lender” and collectively, the “Lenders”), DBFIP ANI LLC, a Delaware limited liability company (“Fortress”), as administrative agent and collateral agent (in such capacity, together with its successors and assigns in such capacity, the “Agent”). Capitalized terms used herein but not specifically defined herein shall have the meanings ascribed to them in the DIP Credit Agreement.

Pursuant to Section 2.01(a) of the DIP Credit Agreement, the Borrower hereby requests the following Term Loans under the DIP Credit Agreement, and in that connection sets forth below the information relating to such term loan (the “Proposed Loan”):

[1]	Pursuant to Section 2.01(a)(v)(A) of the DIP Credit Agreement this irrevocable notice must be delivered not later than (i) 1:00 p.m. (New York time) on the date that is one (1) Business Day prior to the Closing Date to request Initial Term Loans and (ii) 1.00 p.m. (New York time) on the date that is two (2) Business Days prior to the anticipated Delayed Draw Term Loan Borrowing Date to request Delayed Draw Term Loans.

Exhibit A-1-1

(1) The aggregate principal amount of the Proposed Loan is $[____] million.

(2) The Proposed Loan is a [Base Rate Loan][SOFR Loan, with an initial Interest Period of [one (1)][three (3)] month[s][shorter requested period].

= The borrowing date of the Proposed Loan is __________, 20[_]2 (the “Borrowing Date”).

The proceeds of the Proposed Loan are to be disbursed in accordance with the wire instructions set forth on Annex I attached hereto.

The undersigned certifies as of the date of this notice and as of the date the Proposed Loan is made that (i) the representations and warranties contained in Article V of the DIP Credit Agreement and in each other Loan Document are true and correct, both immediately before and after giving effect to the Proposed Loans to be made on such date (ii) no Default or Event of Default shall have occurred and be continuing or would result from the DIP Credit Agreement or any other Loan Documents becoming effective in accordance with its or their respective terms or the making of the Proposed Loan and (iii) all applicable conditions set forth in [Section 3.01][Section 3.02] of the DIP Credit Agreement shall have been satisfied or waived in writing by the applicable Lenders.

The undersigned certifies as of the date of this notice and as of the date the Proposed Loan is made that the Loan Parties are in compliance with the minimum Liquidity covenant set forth in Section 7.16 of the DIP Credit Agreement both before and after giving effect to the Proposed Loan and attached hereto as Annex II are the calculations required to establish such compliance and satisfaction.

[To induce the Administrative Agent and the Lenders to accept this request for a Proposed Loan, the Borrower hereby agrees that if the Borrower fails to borrow the Proposed Loan on the date specified in (3) above for any reason whatsoever, then the Borrower shall compensate each Lender for any loss, cost and expense substantiated by such Lender and attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds or from any fees payable (but excluding a loss of anticipated profits). A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this paragraph shall be delivered to Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate upon receipt thereof.]3

[2]	The Borrowing Date shall be a Business Day.
[3]	To be included if making a request for SOFR Loans.

Exhibit A-1-2

THIS NOTICE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND, TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE WITHOUT REGARD TO ITS RULES OF CONFLICT OF LAW, EXCEPT SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND, TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE.

[Signature Page Follows]

Exhibit A-1-3

Very truly yours,

AIRSPAN NETWORKS INC., a Delaware corporation

By:
Name:
Title:

[Signature Page to Form of Notice of Borrowing]

Exhibit A-1-4

ANNEX I

Wire Instructions

[____]

Exhibit A-1-5

ANNEX II

Funding Conditions

1.	Attached hereto as Schedule I is evidence of Holding and its Subsidiaries having a minimum Liquidity of $[_______] for the period ending [______].

Exhibit A-1-6

Schedule I

Minimum Liquidity

[See attached]

Exhibit A-1-7

EXHIBIT A-2

FORM OF CONVERSION/CONTINUATION NOTICE

____________, 20[_]4

DBFIP ANI LLC,
as Administrative Agent and Collateral Agent
Attention: General Counsel - Credit Funds/David Sharpe DBFIP ANI LLC
c/o Fortress Investment Group
1345 Avenue of the Americas, 46th Floor
New York, NY 10105
Fax No.: [***]

Email:	[***]
[***]

AIRSPAN NETWORKS INC.

Ladies and Gentlemen:

This Conversion/Continuation Notice is delivered to you pursuant to Section 2.02(a)(iv), and in accordance with the requirements of Section 2.02(a)(v) of that certain Senior Secured Superpriority Debtor-in-Possession Term Loan Credit Agreement, dated as of April 8, 2024 (as the same may be amended, restated, amended and restated, supplemented or modified from time to time, the “DIP Credit Agreement”), by and among AIRSPAN NETWORKS INC., a Delaware corporation and a debtor-in-possession under Chapter 11 of the Bankruptcy Code (“Borrower”), AIRSPAN NETWORKS HOLDINGS INC., a Delaware corporation and a debtor-in-possession under Chapter 11 of the Bankruptcy Code (“Holdings”), AIRSPAN IP HOLDCO LLC, a Delaware limited liability company, and AIRSPAN NETWORKS (SG) INC., a Delaware corporation, each a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code (together with each other Person that executes a joinder agreement and becomes a “Guarantor” thereunder, each a “Guarantor” and collectively, the “Guarantors”), the lenders from time to time party thereto (each a “Lender” and collectively, the “Lenders”), DBFIP ANI LLC, a Delaware limited liability company (“Fortress”), as administrative agent and collateral agent (in such capacity, together with its successors and assigns in such capacity, the “Agent”). Capitalized terms used herein but not specifically defined herein shall have the meanings ascribed to them in the DIP Credit Agreement.

Borrower hereby requests that on ________, 20[_], [all Loans]/[the Initial Term Loan]/[the Delayed Draw Term Loan(s)] presently being maintained as [Base Rate Loan(s)]/[SOFR Loan(s) having an Interest Period of [one month][three months]/[shorter requested period]], be [converted into]/[continued as], [Base Rate Loan(s)]/[SOFR Loan(s) having an Interest Period of [one month][three months]/[shorter requested period].

[4]	Pursuant to Section 2.02(a)(iv) of the DIP Credit Agreement this irrevocable notice must be delivered not later than 12:00 p.m. (New York time) on the date that is five (5) Business Day prior to the anticipated effective date of the proposed election.

Exhibit A-2-1

Borrower hereby:

(a) certifies and warrants that no Default has occurred and is continuing or will (immediately after giving effect to the continuation or conversion requested hereby) occur and be continuing; and

(b) agrees that if prior to the time of such continuation or conversion any matter certified to herein by it will not be true and correct at such time as if then made, it will immediately so notify the Administrative Agent.

Except to the extent, if any, that prior to the time of the continuation or conversion requested hereby the Administrative Agent shall receive written notice to the contrary from Borrower, each matter certified to herein shall be deemed to be certified at the date of such continuation or conversion as if then made.

THIS NOTICE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS RULES OF CONFLICT OF LAW, EXCEPT SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

[Signature Page Follows]

Exhibit A-2-2

IN WITNESS WHEREOF, the Borrower has caused this Conversion/Continuation Notice to be executed and delivered, and the certification and representations and warranties contained herein to be made, by its duly Authorized Officer as of the date first listed above.

AIRSPAN NETWORKS INC.

By:
Name:
Title:

[Signature Page to Form of Conversion/Continuation Notice]

Exhibit A-2-3

EXHIBIT B

[Reserved]

Exhibit B-1

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

DBFIP ANI LLC,
as Administrative Agent for the Lenders
party to the DIP Credit Agreement referred to below
c/o Fortress Investment Group
1345 Avenue of the Americas, 46th Floor
New York, NY 10105
Attention: General Counsel - Credit Funds/David Sharpe

Re:	Compliance Certificate dated [●], 202[●]

Ladies and Gentlemen:

Reference is made to that certain Senior Secured Superpriority Debtor-in-Possession Term Loan Credit Agreement, dated as of April 8, 2024 (as the same may be amended, restated, amended and restated, supplemented or modified from time to time, the “DIP Credit Agreement”), by and among the AIRSPAN NETWORKS INC., a Delaware corporation and a debtor-in-possession under Chapter 11 of the Bankruptcy Code (“Borrower”), AIRSPAN NETWORKS HOLDINGS INC., a Delaware corporation and a debtor-in-possession under Chapter 11 of the Bankruptcy Code (“Holdings”), AIRSPAN IP HOLDCO LLC, a Delaware limited liability company, and AIRSPAN NETWORKS (SG) INC., a Delaware corporation, each a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code (together with each other Person that executes a joinder agreement and becomes a “Guarantor” thereunder, each a “Guarantor” and collectively, the “Guarantors”), the lenders from time to time party thereto (each a “Lender” and collectively, the “Lenders”), DBFIP ANI LLC, a Delaware limited liability company (“Fortress”), as administrative agent and collateral agent (in such capacity, together with its successors and assigns in such capacity, the “Agent”). Capitalized terms used herein but not specifically defined herein shall have the meanings ascribed to them in the DIP Credit Agreement.

Pursuant to the terms of the DIP Credit Agreement, the undersigned officer of Holdings hereby certifies that:

1.	I have reviewed the provisions of the DIP Credit Agreement and the other Loan Documents and have made, or caused to be made under my supervision, a review of the condition and operations of Holdings and its Subsidiaries during the period covered by the financial statements delivered pursuant to Sections 6.02(a), 6.02(b), and 6.02(c) of the DIP Credit Agreement with a view to determining whether Holdings and its Subsidiaries were in compliance with all of the provisions of the DIP Credit Agreement and the other Loan Documents during such period.

2.	Such review has not disclosed the occurrence and continuance during such period, and I have no knowledge of the occurrence and continuance during such period, of a Default or Event of Default, except as listed on Schedule 1 hereto, describing the nature and period of existence thereof and the action Holdings and its Subsidiaries have taken, are taking, or propose to take with respect thereto.

Exhibit C-1

3.	Such consolidated statements fairly present the financial condition, results of operations, shareholders’ equity and cash flows, expenses and sales, as applicable, of Holdings and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

4.	Set forth on Schedule 2 hereto, is a copy of management’s discussion and analysis for the financial conditions and results of operations of the Loan Parties and their Subsidiaries for the applicable Test Period, as compared to prior periods, along with details of any material developments or proposals affecting the Loan Parties or their business and the reason for any significant variations from prior periods.

5.	All UCC financing statements and other appropriate filings, recordings or registrations, including all re-filings, re-recordings and re-registrations, have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction necessary to protect and perfect the Liens under the Collateral Documents to the extent required under the Collateral Documents

6.	Set forth on Schedule 3 is a report supplementing Schedules 1, 3(a), 4, 5, 6, 7 and 8 to the Security Agreement and Sections 5(a) and 18 of the Perfection Certificate.

[Signature Page Follows]

Exhibit C-2

IN WITNESS WHEREOF, this Compliance Certificate is executed by the undersigned as of the date hereof.

AIRSPAN NETWORKS HOLDINGS INC.

By:
Name:
Title:

[Signature Page to Form Of Compliance Certificate]

Exhibit C-3

SCHEDULE 1

Default or Event of Default

[See Attached]

Exhibit C-4

SCHEDULE 2

Management’s Discussion and Analysis

[See attached]

Exhibit C-5

SCHEDULE 3

Report Supplementing Perfection Certificate and Security Agreement Schedules

[See Attached]

Exhibit C-6

EXHIBIT D

FORM OF CLOSING AGENDA

[***]

Exhibit D-1

EXHIBIT H

FORM OF ASSIGNMENT AGREEMENT

This ASSIGNMENT AGREEMENT (“Assignment Agreement”) is entered into as of _______ __, 20___ between ________ (“Assignor”) and _________ (“Assignee”). Reference is made to the agreement described in Item 2 of Annex I annexed hereto (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “DIP Credit Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the DIP Credit Agreement.

1.	In accordance with the terms and conditions of Section 13.01(b) of the DIP Credit Agreement, the Assignor hereby irrevocably sells, transfers, conveys and assigns without recourse, representation or warranty (expect as expressly set forth herein) to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, that interest in and to the Assignor’s rights and obligations under the Loan Documents with respect to the Obligations owing to the Assignor, and the Assignor’s portion of the Commitments and the Loans as specified on Annex I.

2.	The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim, and (ii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; and (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under the Loan Documents or any other instrument or document furnished pursuant thereto.

3.	The Assignee (a) confirms that it has received copies of the DIP Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (b) agrees that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent, the Assignor, or any other Lender, based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (c) confirms that it is eligible as an eligible assignee under the terms of the DIP Credit Agreement; (d) appoints and authorizes each of the Administrative Agent and the Collateral Agent to take such action as the Administrative Agent or the Collateral Agent (as the case may be) on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent or the Collateral Agent (as the case may be) by the terms

Exhibit H-1

thereof, together with such powers as are reasonably incidental thereto; (e) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; and (f) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the DIP Credit Agreement or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty.

4.	Following the execution of this Assignment Agreement by the Assignor and the Assignee, it will be delivered by the Assignor to the Agents for recording by the Administrative Agent. The effective date of this Assignment Agreement (the “Settlement Date”) shall be the latest of (a) the date of the execution hereof by the Assignor and the Assignee, (b) the date this Assignment Agreement has been accepted by the Collateral Agent (and the Administrative Agent if required by the DIP Credit Agreement) and recorded in the Register by the Administrative Agent, (c) the date of receipt by the Collateral Agent of a processing and recordation fee in the amount of $3,500, (d) the settlement date specified on Annex I, and (e) the receipt by Assignor of the Purchase Price specified in Annex I.

5.	As of the Settlement Date (a) the Assignee shall be a party to the DIP Credit Agreement and, to the extent of the interest assigned pursuant to this Assignment Agreement, have the rights and obligations of a Lender thereunder and under the other Loan Documents, and (b) the Assignor shall, to the extent of the interest assigned pursuant to this Assignment Agreement, relinquish its rights and be released from its obligations under the DIP Credit Agreement and the other Loan Documents.

6.	Upon recording by the Administrative Agent, from and after the Settlement Date, the Administrative Agent shall make all payments under the DIP Credit Agreement and the other Loan Documents in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees (if applicable) with respect thereto) to the Assignee. The Assignor and the Assignee shall make all appropriate adjustments in payments under the DIP Credit Agreement and the other Loan Documents for periods prior to the Settlement Date directly between themselves on the Settlement Date.

7.	THIS ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK AND, TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE WITHOUT REGARD TO ITS RULES OF CONFLICT OF LAW, EXCEPT SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND, TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE.

Exhibit H-2

8.	EACH OF THE PARTIES HERETO HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS ASSIGNMENT AGREEMENT, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION HEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY THE PARTIES HERETO, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH OF PARTIES HERETO ARE EACH HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.

9.	This Assignment Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Assignment Agreement by facsimile or electronic mail shall be equally effective as delivery of an original executed counterpart.

[Remainder of page left intentionally blank.]

Exhibit H-3

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, as of the date first above written.

ASSIGNOR:

[ ]

By:
Name:
Title:

ASSIGNEE:

[ ]

By:
Name:
Title:

ACCEPTED AND CONSENTED TO
as of the date first above written.5

DBFIP ANI LLC,
as Administrative Agent

By:
Name:
Title:

[5]	Consent not required for assignments to existing Lenders or Affiliates of existing Lenders.

[Signature Page to Assignment Agreement]

Exhibit H-4

ACCEPTED AND CONSENTED TO
as of the date first above written.6

BORROWER:

AIRSPAN NETWORKS INC.,
a Delaware corporation

By:
Name:
Title:

[6]	Consent not required for assignments to existing Lenders or Affiliates of existing Lenders.

[Signature Page to Assignment Agreement]

Exhibit H-5

ANNEX FOR ASSIGNMENT AND ACCEPTANCE

ANNEX I

1.	Borrower: AIRSPAN NETWORKS INC., a Delaware corporation (“Borrower”)

2.	Name and Date of Credit Agreement: Senior Secured Superpriority Debtor-in-Possession Term Loan Credit Agreement, dated as of April 8, 2024 (as the same may be amended, restated, amended and restated, supplemented or modified from time to time, the “DIP Credit Agreement”), by and among the AIRSPAN NETWORKS INC., a Delaware corporation and a debtor-in-possession under Chapter 11 of the Bankruptcy Code (“Borrower”), AIRSPAN NETWORKS HOLDINGS INC., a Delaware corporation and a debtor-in-possession under Chapter 11 of the Bankruptcy Code (“Holdings”), AIRSPAN IP HOLDCO LLC, a Delaware limited liability company, and AIRSPAN NETWORKS (SG) INC., a Delaware corporation, each a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code (together with each other Person that executes a joinder agreement and becomes a “Guarantor” thereunder, each a “Guarantor” and collectively, the “Guarantors”), the lenders from time to time party thereto (each a “Lender” and collectively, the “Lenders”), DBFIP ANI LLC, a Delaware limited liability company (“Fortress”), as administrative agent and collateral agent (in such capacity, together with its successors and assigns in such capacity, the “Agent”).

3.	Date of Assignment Agreement

4.	Amount of Initial Term Loan Commitment Assigned:	$

5.	Amount of Initial Term Loan Assigned:	$

8.	Amount of Delayed Draw Term Loan Commitment Assigned:	$

9.	Amount of Delayed Draw Term Loan Assigned:	$

10.	Amount of Rolled-Up Term Loan Assigned:	$

11.	Purchase Price:	$

12.	Settlement Date:

13.	Notice and Payment Instructions, etc.

Exhibit H-6

Assignee:	Assignor:

Attn:	Attn
Fax No.	Fax No.

Bank Name:	Bank Name:
ABA Number:	ABA Number:
Account Name:	Account Name:
Account Number:	Account Number:
Sub-Account Name:	Sub-Account Name:
Sub-Account Number:	Sub-Account Number:
Reference:	Reference:
Attn:	Attn:

Exhibit H-7

EXHIBIT J-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships
For U.S. Federal Income Tax Purposes)

Reference is made to that certain Senior Secured Superpriority Debtor-in-Possession Term Loan Credit Agreement, dated as of April 8, 2024 (as the same may be amended, restated, amended and restated, supplemented or modified from time to time, the “DIP Credit Agreement”), by and among the AIRSPAN NETWORKS INC., a Delaware corporation and a debtor-in-possession under Chapter 11 of the Bankruptcy Code (“Borrower”), AIRSPAN NETWORKS HOLDINGS INC., a Delaware corporation and a debtor-in-possession under Chapter 11 of the Bankruptcy Code (“Holdings”), AIRSPAN IP HOLDCO LLC, a Delaware limited liability company, and AIRSPAN NETWORKS (SG) INC., a Delaware corporation, each a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code (together with each other Person that executes a joinder agreement and becomes a “Guarantor” thereunder, each a “Guarantor” and collectively, the “Guarantors”), the lenders from time to time party thereto (each a “Lender” and collectively, the “Lenders”), DBFIP ANI LLC, a Delaware limited liability company (“Fortress”), as administrative agent and collateral agent (in such capacity, together with its successors and assigns in such capacity, the “Agent”). Capitalized terms used herein but not specifically defined herein shall have the meanings ascribed to them in the DIP Credit Agreement.

Pursuant to the provisions of Section 2.03(e) of the DIP Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “ten percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Remainder of page left intentionally blank.]

Exhibit J-1-1

[NAME OF LENDER]

By:
Name:
Title:

Date: __________, 20[ ]

Exhibit J-1-2

EXHIBIT J-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships
For U.S. Federal Income Tax Purposes)

Reference is made to that certain Senior Secured Superpriority Debtor-in-Possession Term Loan Credit Agreement, dated as of April 8, 2024 (as the same may be amended, restated, amended and restated, supplemented or modified from time to time, the “DIP Credit Agreement”), by and among the AIRSPAN NETWORKS INC., a Delaware corporation and a debtor-in-possession under Chapter 11 of the Bankruptcy Code (“Borrower”), AIRSPAN NETWORKS HOLDINGS INC., a Delaware corporation and a debtor-in-possession under Chapter 11 of the Bankruptcy Code (“Holdings”), AIRSPAN IP HOLDCO LLC, a Delaware limited liability company, and AIRSPAN NETWORKS (SG) INC., a Delaware corporation, each a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code (together with each other Person that executes a joinder agreement and becomes a “Guarantor” thereunder, each a “Guarantor” and collectively, the “Guarantors”), the lenders from time to time party thereto (each a “Lender” and collectively, the “Lenders”), DBFIP ANI LLC, a Delaware limited liability company (“Fortress”), as administrative agent and collateral agent (in such capacity, together with its successors and assigns in such capacity, the “Agent”). Capitalized terms used herein but not specifically defined herein shall have the meanings ascribed to them in the DIP Credit Agreement.

Pursuant to the provisions of Section 2.03(e) of the DIP Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “ten percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Remainder of page left intentionally blank.]

Exhibit J-2-1

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date __________ 20[ ]

Exhibit J-2-2

EXHIBIT J-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships
For U.S. Federal Income Tax Purposes)

Reference is made to that certain Senior Secured Superpriority Debtor-in-Possession Term Loan Credit Agreement, dated as of April 8, 2024 (as the same may be amended, restated, amended and restated, supplemented or modified from time to time, the “DIP Credit Agreement”), by and among the AIRSPAN NETWORKS INC., a Delaware corporation and a debtor-in-possession under Chapter 11 of the Bankruptcy Code (“Borrower”), AIRSPAN NETWORKS HOLDINGS INC., a Delaware corporation and a debtor-in-possession under Chapter 11 of the Bankruptcy Code (“Holdings”), AIRSPAN IP HOLDCO LLC, a Delaware limited liability company, and AIRSPAN NETWORKS (SG) INC., a Delaware corporation, each a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code (together with each other Person that executes a joinder agreement and becomes a “Guarantor” thereunder, each a “Guarantor” and collectively, the “Guarantors”), the lenders from time to time party thereto (each a “Lender” and collectively, the “Lenders”), DBFIP ANI LLC, a Delaware limited liability company (“Fortress”), as administrative agent and collateral agent (in such capacity, together with its successors and assigns in such capacity, the “Agent”). Capitalized terms used herein but not specifically defined herein shall have the meanings ascribed to them in the DIP Credit Agreement.

Pursuant to the provisions of Section 2.03(e) of the DIP Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “ten percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (v) none of its direct or indirect partners/members is a “controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Remainder of page left intentionally blank.]

Exhibit J-3-1

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date __________ 20[ ]

[Signature Page to Form of U.S. Tax Compliance Certificate]

Exhibit J-3-2

EXHIBIT J-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships
For U.S. Federal Income Tax Purposes)

Reference is made to that certain Senior Secured Superpriority Debtor-in-Possession Term Loan Credit Agreement, dated as of April 8, 2024 (as the same may be amended, restated, amended and restated, supplemented or modified from time to time, the “DIP Credit Agreement”), by and among the AIRSPAN NETWORKS INC., a Delaware corporation and a debtor-in-possession under Chapter 11 of the Bankruptcy Code (“Borrower”), AIRSPAN NETWORKS HOLDINGS INC., a Delaware corporation and a debtor-in-possession under Chapter 11 of the Bankruptcy Code (“Holdings”), AIRSPAN IP HOLDCO LLC, a Delaware limited liability company, and AIRSPAN NETWORKS (SG) INC., a Delaware corporation, each a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code (together with each other Person that executes a joinder agreement and becomes a “Guarantor” thereunder, each a “Guarantor” and collectively, the “Guarantors”), the lenders from time to time party thereto (each a “Lender” and collectively, the “Lenders”), DBFIP ANI LLC, a Delaware limited liability company (“Fortress”), as administrative agent and collateral agent (in such capacity, together with its successors and assigns in such capacity, the “Agent”). Capitalized terms used herein but not specifically defined herein shall have the meanings ascribed to them in the DIP Credit Agreement.

Pursuant to the provisions of Section 2.03(e) of the DIP Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this DIP Credit Agreement or any other Collateral Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “ten percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN- E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Remainder of page left intentionally blank.]

Exhibit J-4-1

[NAME OF LENDER]

By:
Name:
Title:

Date __________ 20[ ]

Exhibit J-4-2

EXHIBIT K

COUNTERPART AGREEMENT

This COUNTERPART AGREEMENT (“Counterpart Agreement”), dated as of ________, 20[_] is made by [JOINING GUARANTOR], a [●] (the “Joining Guarantor”), and delivered to DBFIP ANI LLC, a Delaware limited liability company, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”), and as collateral agent and trustee for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent” and together with the Administrative Agent, each an “Agent” and, collectively, the “Agents”) under that certain Senior Secured Superpriority Debtor-in-Possession Term Loan Credit Agreement, dated as of April 8, 2024 (as the same may be amended, restated, amended and restated, supplemented or modified from time to time, the “DIP Credit Agreement”), by and among the AIRSPAN NETWORKS INC., a Delaware corporation and a debtor-in-possession under Chapter 11 of the Bankruptcy Code (“Borrower”), AIRSPAN NETWORKS HOLDINGS INC., a Delaware corporation and a debtor-in-possession under Chapter 11 of the Bankruptcy Code (“Holdings”), AIRSPAN IP HOLDCO LLC, a Delaware limited liability company, and AIRSPAN NETWORKS (SG) INC., a Delaware corporation, each a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code (together with each other Person that executes a joinder agreement and becomes a “Guarantor” thereunder, each a “Guarantor” and collectively, the “Guarantors”), the lenders from time to time party thereto (each a “Lender” and collectively, the “Lenders”), DBFIP ANI LLC, a Delaware limited liability company (“Fortress”), as administrative agent and collateral agent (in such capacity, together with its successors and assigns in such capacity, the “Agent”). Capitalized terms used herein but not specifically defined herein shall have the meanings ascribed to them in the DIP Credit Agreement.

WHEREAS, the Joining Guarantor is a Subsidiary of Holdings or any other Loan Party and required by the terms of Section 6.12 of the DIP Credit Agreement to become a Guarantor and be joined as a party to the DIP Credit Agreement as a Guarantor; and

WHEREAS, this Counterpart Agreement supplements the DIP Credit Agreement and is delivered by the Joining Guarantor pursuant to Section 6.12 of the DIP Credit Agreement; and

WHEREAS, the Joining Guarantor has determined that the execution, delivery and performance of this Agreement and the assumption of the Obligations as a Guarantor under the DIP Credit Agreement and other Loan Documents will materially benefit directly and indirectly benefits, and are within the corporate purposes and best interest of the Joining Guarantor; and

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

Exhibit K-1

1. Joinder. The Joining Guarantor hereby irrevocably, absolutely and unconditionally becomes a party to the DIP Credit Agreement as a Guarantor and agrees to be bound to the Guaranteed Obligations, including all the terms, conditions, covenants, obligations, liabilities and undertakings of each Guarantor or to which each Guarantor is subject thereunder, all with the same force and effect as if the Joining Guarantor were a signatory to the DIP Credit Agreement as a Guarantor on the Closing Date.

2. Affirmations. The Joining Guarantor acknowledges that it has received a copy of the DIP Credit Agreement and each other Loan Document and that it has read and understands the terms thereof. The Joining Guarantor hereby makes each of the representations and warranties and agrees to each of the covenants applicable to the Guarantors contained in the DIP Credit Agreement. The Joining Guarantor also represents and warrants to the Collateral Agent and the Secured Parties that (a) it has the [corporate] power and authority, and the legal right, to make, deliver and perform this Counterpart Agreement and has taken all necessary [corporate] action to authorize the execution, delivery and performance of this Counterpart Agreement, (b) no consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person that has not been obtained, made or completed is required in connection with the execution, delivery and performance, validity or enforceability of this Counterpart Agreement, (c) this Counterpart Agreement has been duly executed and delivered on behalf of the Joining Guarantor and (d) this Counterpart Agreement constitutes a legal, valid and binding obligation of the Joining Guarantor enforceable against such Joining Guarantor in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

3. Schedule Supplements. Attached hereto are supplements to each Schedule to the DIP Credit Agreement revised to include all information required to be provided therein with respect to, and only with respect to, the Joining Guarantor. The Schedules to the DIP Credit Agreement shall, without further action, be amended to include the information contained in each such supplement.

4. Effectiveness. This Agreement shall become effective upon its execution by the Joining Guarantor, the Borrower, each Guarantor and each Agent and receipt by the Agents of the following, in each case in form and substance reasonably satisfactory to the Agents:

(a)	original counterparts to this Agreement, duly executed by each Borrower, the Joining Guarantor and the Agents, together with the Schedules referred to in Section 3 hereof;

(b)	in the case of a Joining Guarantor organized in a state of the United States or the District of Columbia (a “US Joining Guarantor”), a Supplement to the Security Agreement substantially in the form of attached to the Security Agreement (the “Security Agreement Supplement”) or in the case of a Joining Guarantor which is not a US Joining Guarantor, the equivalent non-US security documents, duly executed by the Joining Guarantor and its parent, and any instruments of assignment or other documents required to be delivered to the Agents pursuant to the terms thereof;

Exhibit K-2

(c)	a pledge agreement, share charge or equivalent to which the parent company of the Joining Guarantor is a party duly executed by such parent company and providing for all Equity Interests of the Joining Guarantor to be pledged to the Collateral Agent pursuant to the terms thereof;

(d)	(i) certificates, if any, representing 100% of the issued and outstanding Equity Interests of the Joining Guarantor and each of its Subsidiaries and (ii) all original promissory notes of such Joining Guarantor, if any, in each case, that are required to be delivered under the Loan Documents, in each case, accompanied by instruments of assignment and transfer in such form as the Collateral Agent may reasonably request;

(e)	[include any other local perfection or security documents to be added]

(f)	(i) appropriate financing statements on Form UCC-1 (or equivalent) duly filed in such office or offices as may be necessary or, in the opinion of the Collateral Agent,

(g)	desirable to perfect the security interests purported to be created by the Collateral Documents described above and (ii) evidence reasonably satisfactory to the Collateral Agent of such filings or registrations;

(h)	a favorable written opinion of counsel to the Loan Parties as to such matters as the Agents may reasonably request; and

(i)	such other agreements, instruments or other documents reasonably requested by the Collateral Agent in order to create, perfect, establish the first priority (subject to Permitted Liens) of or otherwise protect any Lien purported to be covered by the Collateral Documents described above or otherwise to effect the intent that the Joining Guarantor shall become bound by all of the terms, covenants and agreements contained in the Loan Documents and that such property and assets of such Subsidiary shall become Collateral for the Obligations free and clear of all Liens other than Permitted Liens.

5. Severability. The provisions of this Counterpart Agreement are independent of and separable from each other. If any provision hereof shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision hereof, but this Counterpart Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein.

Exhibit K-3

6. Counterparts. This Counterpart Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page to this Counterpart Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Counterpart Agreement.

7. Delivery. The Joining Guarantor hereby irrevocably waives notice of acceptance of this Counterpart Agreement and acknowledges that the Secured Obligations are incurred, and credit extensions under the DIP Credit Agreement and the other Loan Documents made and maintained, in reliance on this Counterpart Agreement and the Joining Guarantor’s joinder as a party to the DIP Credit Agreement as herein provided.

8. Governing Law; Venue; Waiver of Jury Trial. The provisions of Article XII (including the appointment of the Borrower as Process Agent) and Section 13.02 of the DIP Credit Agreement are hereby incorporated by reference herein, mutatis mutandis, as to apply to this Counterpart Agreement.

9. Entire Agreement. This Agreement, together with the DIP Credit Agreement and the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and thereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

[Signature Page Follows]

Exhibit K-4

IN WITNESS WHEREOF, the parties hereto have caused this Counterpart Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

[NAME OF JOINING GUARANTOR], as Joining Guarantor

By:
Name:
Title:

Address for Notices:

[Signature Page to Counterpart Agreement]

Exhibit K-5

EXHIBIT L

[RESERVED]

Exhibit L-1

EXHIBIT M

FORM OF INTERIM ORDER

Exhibit M-1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re:	Chapter 11

AIRSPAN NETWORKS HOLDINGS INC., et al.,[1]	Case No. 24-10621 (TMH)

Debtors.	(Jointly Administered)

Re: Docket Nos. 16, 56

INTERIM ORDER (I) AUTHORIZING DEBTORS TO (A) OBTAIN POSTPETITION FINANCING AND (B) USE CASH COLLATERAL, (II) GRANTING LIENS AND PROVIDING CLAIMS WITH SUPERPRIORITY ADMINISTRATIVE EXPENSE STATUS, (III) GRANTING ADEQUATE PROTECTION TO THE PREPETITION SECURED PARTIES, (IV) MODIFYING THE AUTOMATIC STAY, (V) SCHEDULING A FINAL HEARING AND (VI) GRANTING RELATED RELIEF

Upon the motion (the “DIP Motion”)2 of Airspan Networks Holdings Inc. and each of its affiliates that are debtors and debtors-in-possession (each, a “Debtor” and collectively, the “Debtors”) in the above-captioned cases (the “Chapter 11 Cases”), pursuant to sections 105, 361, 362, 363(b), 363(c)(2), 363(m), 364(c)(1), 364(c)(2), 364(c)(3), 364(d)(1), 364(e), 503, 506(c) and 507 of title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (the “Bankruptcy Code”), Rules 2002, 4001, 6003, 6004 and 9014 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), and Rules 2002-1(b), 4001-2, 9006-1, and 9013 of the Local Rules of Bankruptcy Practice and Procedure of the United States Bankruptcy Court for the District of Delaware (the “Local Rules”), seeking entry of this interim order (this “Interim Order”) among other things:

(a)	authorizing Airspan Networks Inc. (the “DIP Borrower”) to obtain postpetition financing (“DIP Financing”) pursuant to a superpriority, senior secured and priming debtor-in-possession term loan credit facility (the “DIP Facility”) subject to the terms and conditions set forth in that certain Senior Secured Superpriority Debtor-in-Possession Term Loan Credit Agreement attached hereto as Exhibit 1 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “DIP Credit Agreement”), by and among the DIP Borrower, the DIP Guarantors (as defined below), the lenders from time to time party thereto (collectively the “DIP Lenders”) and DBFIP ANI LLC, as Administrative Agent and Collateral Agent (in its respective capacities, the “DIP Agent” and, collectively, with the DIP Lenders, the “DIP Secured Parties”), in an aggregate principal amount not to exceed $53,848,837 (the commitments in respect thereof, the “DIP Commitments”), consisting of:

i.	a new money superpriority senior secured delayed draw term loan in the aggregate principal amount of $16,500,000 (the “DIP New Money Commitments” and the term loans made thereunder, the “New Money Term Loans”), of which $7,500,000 will be immediately available upon entry of this Interim Order in accordance with the terms and conditions set forth in the DIP Credit Agreement; and

[1]	The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are: Airspan Networks Holdings Inc. (2786); Airspan Networks Inc. (0097); Airspan IP Holdco LLC (9270); and Airspan Networks (SG) Inc. (2232). The location of the Debtors’ service address is: 777 Yamato Road, Suite 310, Boca Raton, FL 33431.
[2]	Capitalized terms used but not defined herein are given the meanings ascribed to such terms in the DIP Credit Agreement (as defined herein) or the DIP Motion, as applicable.

ii.	a superpriority term loan facility in an aggregate principal amount of $37,348,837 (the “Roll-Up Loans” and, together with the DIP New Money Commitments, the “DIP Loans”), which, concurrently with the initial funding of the DIP New Money Commitments, shall be deemed funded in an equal amount of, and deemed substituted and exchanged with, certain Senior Secured Term Loans (as defined herein) which shall be deemed converted into and exchanged for, such Roll-Up Loans in accordance with the terms and conditions set forth in the DIP Credit Agreement and the other DIP Documents as set forth below.

(b)	authorizing the Debtors other than the DIP Borrower (such Debtors, the “Debtor DIP Guarantors”) to jointly and severally guarantee the DIP Loans and the other DIP Obligations;

(c)	authorizing the Debtors, subject to this Interim Order, to effectuate and incur the Roll-Up Loans;

(d)	authorizing the Debtors to execute, deliver and perform under the DIP Credit Agreement and all other loan documentation related to the DIP Facility, including, without limitation, as applicable, security agreements, pledge agreements, control agreements, mortgages, deeds, charges, guarantees, promissory notes, intercompany notes, certificates, instruments, intellectual property security agreements, notes, and such other documents that may be reasonably requested by the DIP Agent and the DIP Lenders, in each case, as amended, restated, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof and hereof (collectively, together with the DIP Credit Agreement and any other Loan Documents (as defined in the DIP Credit Agreement), the “DIP Documents”);

(e)	authorizing the Debtors to incur loans, advances, extensions of credit, financial accommodations, reimbursement obligations, fees (including, without limitation, commitment fees and any other fees payable pursuant to the DIP Documents), costs, expenses and other liabilities, and all other obligations (including indemnities and similar obligations, whether contingent or absolute) and all other obligations due or payable under the DIP Documents (collectively, the “DIP Obligations”), and to perform such other and further acts as may be necessary, desirable or appropriate in connection therewith;

(f)	subject to the Carve Out (as defined herein), granting to the DIP Agent, for itself and for the benefit of the DIP Secured Parties, allowed superpriority administrative expense claims pursuant to section 364(c)(1) of the Bankruptcy Code in respect of all DIP Obligations of the Debtors;

(g)	granting to the DIP Agent, for itself and for the benefit of the DIP Secured Parties, valid, enforceable, non-avoidable and automatically perfected liens pursuant to sections 364(c)(2) and 364(c)(3) of the Bankruptcy Code and priming liens pursuant to section 364(d) of the Bankruptcy Code on all prepetition and postpetition property of the Debtors’ estates (other than certain excluded property as provided in the DIP Documents (the “Excluded Assets”)) and all proceeds thereof, including, subject only to and effective upon entry of the Final Order, any Avoidance Proceeds (as defined herein), in each case subject to the Carve Out;

(h)	authorizing the DIP Agent, acting at the direction of the Requisite Lenders (as defined in the DIP Credit Agreement), and the Prepetition Secured Parties (as defined herein), to take all commercially reasonable actions to implement and effectuate the terms of this Interim Order;

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(i)	authorizing the Debtors to waive, subject to entry of the Final Order, (a) their right to surcharge the Prepetition Collateral (as defined herein) and the DIP Collateral (as defined herein) (together, the “Collateral”) pursuant to section 506(c) of the Bankruptcy Code and (b) any “equities of the case” exception under section 552(b) of the Bankruptcy Code;

(j)	subject to entry of the Final Order, waiving the equitable doctrine of “marshaling” and other similar doctrines (i) with respect to the DIP Collateral for the benefit of any party other than the DIP Secured Parties and (ii) with respect to any of the Prepetition Collateral (including the Cash Collateral (as defined herein)) for the benefit of any party other than the Prepetition Secured Parties;

(k)	authorizing the Debtors to use proceeds of the DIP Facility solely in accordance with this Interim Order and the DIP Documents;

(l)	authorizing the Debtors to pay the principal, interest, fees, expenses and other amounts payable under the DIP Documents as such become earned, due and payable to the extent provided in, and in accordance with, the DIP Documents;

(m)	subject to the restrictions set forth in the DIP Documents and this Interim Order, authorizing the Debtors to use the Prepetition Collateral, including Cash Collateral of the Prepetition Secured Parties under the Prepetition Secured Debt Documents (as defined herein), and provide adequate protection to the Prepetition Secured Parties for any diminution in value of their interests in the applicable Prepetition Collateral (including Cash Collateral), including, without limitation, any diminution in value resulting from the imposition of the automatic stay under section 362 of the Bankruptcy Code (the “Automatic Stay”), the Debtors’ use, sale, or lease of the Prepetition Collateral (including Cash Collateral), and the priming of its interests in the Prepetition Collateral (including Cash Collateral);

(n)	vacating and modifying the Automatic Stay to the extent set forth herein to the extent necessary to permit the Debtors and their affiliates, the DIP Secured Parties and the Prepetition Secured Parties to implement and effectuate the terms and provisions of this Interim Order, the DIP Documents and, upon entry, the Final Order and to deliver any notices of termination described below and as further set forth herein;

(o)	waiving any applicable stay (including under Bankruptcy Rule 6004) and providing for immediate effectiveness of this Interim Order and, upon entry, the Final Order; and

(p)	scheduling a final hearing (the “Final Hearing”) to consider final approval of the DIP Facility and use of Cash Collateral pursuant to a proposed final order (the “Final Order”), as set forth in the DIP Motion and the DIP Documents filed with this Court.

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The Court having considered the interim relief requested in the DIP Motion, the exhibits attached thereto, the Declaration of Glenn Laxdal in Support of the First Day Motions (the “First Day Declaration”), the Declaration of Lorie Beers in Support of Motion of Debtors for Entry of Interim and Final Orders (I) Authorizing Debtors to (A) Obtain Postpetition Financing and (B) Use Cash Collateral, (II) Granting Liens and Providing Claims with Superpriority Administrative Expense Status, (III) Granting Adequate Protection to the Prepetition Secured Parties, (IV) Modifying the Automatic Stay, (V) Scheduling a Final Hearing and (VI) Granting Related Relief (the “Beers Declaration”), and the Declaration of Jeffrey Varsalone in Support of Motion of Debtors for Entry of Interim and Final Orders (I) Authorizing Debtors to (A) Obtain Postpetition Financing and (B) Use Cash Collateral, (II) Granting Liens and Providing Claims with Superpriority Administrative Expense Status, (III) Granting Adequate Protection to the Prepetition Secured Parties, (IV) Modifying the Automatic Stay, (V) Scheduling a Final Hearing and (VI) Granting Related Relief (the “Varsalone Declaration” and, together with the Beers Declaration and the First Day Declaration, the “DIP Declarations”), the available DIP Documents, and the evidence submitted and arguments made at the interim hearing held on April 2, 2024 (the “Interim Hearing”); and notice of the Interim Hearing having been given in accordance with Bankruptcy Rules 2002, 4001(b), (c) and (d), and all applicable Local Rules; and the Interim Hearing having been held and concluded; and all objections, if any, to the interim relief requested in the DIP Motion having been withdrawn, resolved or overruled by the Court; and it appearing that approval of the interim relief requested in the DIP Motion is necessary to avoid immediate and irreparable harm to the Debtors and their estates pending the Final Hearing, otherwise is fair and reasonable and in the best interests of the Debtors and their estates, and is essential for the continued operation of the Debtors’ businesses and the preservation of the value of the Debtors’ assets; and it appearing that the Debtors’ entry into the DIP Documents is a sound and prudent exercise of the Debtors’ business judgment; and after due deliberation and consideration, and good and sufficient cause appearing therefor.

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BASED UPON THE RECORD ESTABLISHED AT THE INTERIM HEARING, THE COURT MAKES THE FOLLOWING FINDINGS OF FACT AND CONCLUSIONS OF LAW:3

A. Petition Date. On March 31, 2024 (the “Petition Date”), each of the Debtors filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the District of Delaware (the “Court”). On April 2, 2024, this Court entered an order approving the joint administration of the Chapter 11 Cases.

B. Debtors in Possession. The Debtors have continued in the management and operation of their businesses and properties as debtors in possession pursuant to sections 1107 and 1108 of the Bankruptcy Code.

C. Jurisdiction and Venue. This Court has core jurisdiction over the Chapter 11 Cases, the DIP Motion, and the parties and property affected hereby pursuant to 28 U.S.C. §§ 157(a)–(b) and 1334 and the Amended Standing Order of Reference from the United States District Court for the District of Delaware, dated February 29, 2012. Consideration of the DIP Motion constitutes a core proceeding pursuant to 28 U.S.C. § 157(b)(2). The Court may enter a final order consistent with Article III of the United States Constitution. Venue for the Chapter 11 Cases and proceedings on the DIP Motion is proper before this Court pursuant to 28 U.S.C. §§ 1408 and 1409.

D. Committee Formation. As of the date hereof, the United States Trustee for the District of Delaware (the “U.S. Trustee”) has not appointed an official committee of unsecured creditors in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code (a “Creditors’ Committee”).

E. Notice. The Interim Hearing was held pursuant to Bankruptcy Rule 4001(b)(2) and (c)(2). Notice of the Interim Hearing and the DIP Motion has been provided in accordance with the Bankruptcy Code, the Bankruptcy Rules and the Local Rules, and no other or further notice of the Interim Hearing or the entry of this Interim Order shall be required.

F. Cash Collateral. As used herein, the term “Cash Collateral” shall mean all of the Debtors’ cash except for cash that is an Excluded Asset, wherever located and held, including cash in deposit accounts, that constitutes or will constitute “cash collateral” of the Prepetition Secured Parties and DIP Secured Parties within the meaning of section 363(a) of the Bankruptcy Code.

G. Debtors’ Stipulations. Subject only to the limitations contained in paragraph 19 hereof, and after consultation with their attorneys and financial advisors, the Debtors admit, stipulate and agree that:

(i) Prepetition Senior Secured Term Loan Facility.

(a) Prepetition Senior Secured Term Loan Credit Agreement. Pursuant to that certain Senior Secured Credit Agreement, dated as of December 30, 2020 (which amended, restated, replaced and reaffirmed that certain Second Amended and Restated Loan and Security Agreement, dated as of November 20, 2018, by and among the Debtor and non-debtor guarantors party thereto, the lenders and financial institutions party thereto and Pacific Western Bank, the successor in interest by merger to Square 1 Bank, as agent) (as may be amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time prior to the Petition

[3]	The findings and conclusions set forth herein constitute the Court’s findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to this proceeding pursuant to Bankruptcy Rule 9014. To the extent that any of the following findings of fact constitute conclusions of law, they are adopted as such. To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such.

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Date, the “Prepetition Senior Secured Credit Agreement” and the other Loan Documents (as defined in Prepetition Senior Secured Credit Agreement) and any other agreements and documents executed or delivered in connection therewith, each as may be amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time prior to the Petition Date, the “Prepetition Senior Secured Term Loan Documents” and the term loans issued pursuant thereto, the “Prepetition Senior Secured Term Loans”) by and among (1) the DIP Borrower, as borrower (the “Prepetition Senior Secured Term Loan Borrower”), (2) each of the debtor and non-debtor guarantors from time to time party thereto (collectively, the “Prepetition Senior Secured Term Loan Guarantors” and, together with the Prepetition Senior Secured Term Loan Borrower, the “Prepetition Senior Secured Term Loan Parties”), (3) the Lenders (as defined in the Prepetition Senior Secured Credit Agreement) from time to time party thereto (collectively, the “Prepetition Senior Secured Term Loan Lenders”) and (4) DBFIP ANI LLC, as successor administrative agent and collateral agent (in such capacities, the “Prepetition Agent” and, collectively, with the Prepetition Senior Secured Term Loan Lenders the “Prepetition Term Loan Secured Parties”), the Prepetition Term Loan Secured Parties have extended the Prepetition Senior Secured Term Loans, for the benefit of the Prepetition Senior Secured Term Loan Parties.

(b) Prepetition Senior Secured Term Loan Obligations. The Prepetition Senior Secured Term Loan Parties are justly and lawfully indebted and liable to the Prepetition Term Loan Secured Parties without defense, challenge, objection, claim, counterclaim, or offset of any kind, in the aggregate principal amount as of the Petition Date of not less than $102.2 million of outstanding Prepetition Senior Secured Term Loans, including delayed draw bridge term loans in the aggregate principal amount of $37,348,837, which loans were provided by certain Prepetition Senior Secured Term Loan Lenders pursuant to the amendments to the under the Prepetition Senior Secured Term Loan Credit Agreement, which term loans were issued pursuant to, and in accordance with the Prepetition Senior Secured Term Loan Documents, plus accrued and unpaid interest thereon, premiums, reimbursement obligations (contingent or otherwise), fees, costs, expenses (including any attorneys’, accountants’, appraisers’, and financial advisors’ fees and expenses), charges, indemnities, and any other amounts, liabilities, or obligations of whatever nature, whenever arising or accruing (whether before or after the Petition Date), that may be due, owing, or chargeable in connection therewith, in each case, as and to the extent provided in the Prepetition Senior Secured Credit Agreement, including all “Obligations” as defined in the Prepetition Senior Secured Credit Agreement (collectively, the “Prepetition Senior Secured Term Loan Obligations”).

(c) Prepetition Senior Secured Term Loan Liens. As more fully set forth in the Prepetition Senior Secured Term Loan Documents, prior to the Petition Date, to secure the Prepetition Senior Secured Term Loan Obligations, the Prepetition Senior Secured Term Loan Parties granted to the Prepetition Agent, in its capacity as collateral agent, for its benefit and for the benefit of the other Prepetition Senior Secured Term Loan Lenders, valid, binding, non-avoidable, properly perfected and enforceable first priority continuing liens on and security interests in (ranking pari passu with the Prepetition Senior Secured Convertible Note Liens (as defined below)) (collectively, the “Prepetition Senior Secured Term Loan Liens”) the “Collateral” as defined in the Prepetition Senior Secured Credit Agreement, including, for the avoidance of doubt, Cash Collateral (the “Prepetition Senior Secured Term Loan Collateral”).

(ii) Prepetition Senior Secured Convertible Notes.

(a) Prepetition Senior Secured Convertible Note Purchase Agreement. Pursuant to that certain senior secured convertible note purchase agreement and guarantee agreement for the 10.000% senior secured convertible notes due December 30, 2024 (the “Prepetition Senior Secured Convertible Notes” and, collectively with the Prepetition Senior Secured Term Loans, the “Prepetition Secured Debt”), dated as of July 30, 2021 (as may be further amended, restated, amended and restated, supplemented, waived, or otherwise modified from time to time before Petition Date, the “Prepetition Senior Secured Convertible Note Purchase Agreement” and, collectively with the other Note Documents (as defined in the Prepetition Senior Secured Convertible Note Purchase Agreement) and any other agreements and documents executed or delivered in connection therewith, each as may have been amended, restated, amended and restated, supplemented, waived, or otherwise modified from time to time before the Petition Date, the “Prepetition Senior Secured Convertible Note Purchase Agreement Documents” and, together with the Prepetition Senior Secured Term Loan Documents, the “Prepetition Secured Debt Documents”), by and among (1) the DIP Borrower, as issuer (the “Prepetition Senior Secured Convertible Notes Issuer” and, together with the Prepetition Senior Secured Term Loan Borrower, the “Prepetition Borrowers”), (2) each of the debtor and non-debtor guarantors from time to time party thereto (collectively, the “Prepetition Senior Secured Convertible Notes Guarantors” and, together with the Prepetition Senior Secured Convertible Notes Issuer,

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the “Prepetition Senior Secured Convertible Notes Parties”), and (3) the Prepetition Agent, for the benefit of the holders of the Prepetition Senior Secured Convertible Notes (the “Prepetition Senior Secured Convertible Noteholders” and, together with the Prepetition Agent, the “Prepetition Convertible Notes Secured Parties”), the Prepetition Senior Secured Convertible Notes Issuer issued the Prepetition Senior Secured Convertible Notes and the Prepetition Senior Secured Convertible Note Guarantors guaranteed, on a joint and several basis, the obligations of the Prepetition Senior Secured Convertible Notes Issuer under the Prepetition Senior Secured Convertible Note Purchase Agreement and the other Prepetition Senior Secured Convertible Note Purchase Agreement Documents. The Prepetition Convertible Notes Secured Parties and the Prepetition Term Loan Secured Parties are referred to collectively herein as the “Prepetition Secured Parties.”

(b) Prepetition Senior Secured Convertible Note Obligations. The Prepetition Senior Secured Convertible Notes Parties are justly and lawfully indebted and liable to the Prepetition Convertible Notes Secured Parties without defense, challenge, objection, claim, counterclaim, or offset of any kind, in the aggregate principal amount as of the Petition Date of not less than $44.66 million of outstanding Prepetition Senior Secured Convertible Notes, which notes were issued pursuant to, and in accordance with the terms of the Prepetition Senior Secured Convertible Note Purchase Agreement Documents, plus accrued and unpaid interest thereon, premiums, reimbursement obligations (contingent or otherwise), fees, costs, expenses (including any attorneys’, accountants’, appraisers’, and financial advisors’ fees and expenses), charges, indemnities, and any other amounts, liabilities, or obligations of whatever nature, whenever arising or accruing (whether before or after the Petition Date), that may be due, owing, or chargeable in connection therewith, in each case, as and to the extent provided in the Prepetition Senior Secured Convertible Notes Purchase Agreement including all “Obligations” as defined in the Prepetition Senior Secured Convertible Note Purchase Agreement (collectively, the “Prepetition Senior Secured Convertible Notes Obligations” and, collectively with the Prepetition Senior Secured Term Loan Obligations, the “Prepetition Secured Obligations”).

(c) Prepetition Senior Secured Convertible Notes Liens. As more fully set forth in the Prepetition Senior Secured Convertible Note Purchase Agreement Documents, prior to the Petition Date, to secure the Prepetition Senior Secured Convertible Notes Obligations, the Prepetition Senior Secured Convertible Notes Parties granted to the Prepetition Agent, for its benefit and for the benefit of the Prepetition Senior Secured Convertible Noteholders, valid, binding, non-avoidable, properly perfected and enforceable first priority continuing liens on and security interests in (ranking pari passu with the Prepetition Senior Secured Term Loan Liens) (collectively, the “Prepetition Senior Secured Convertible Notes Liens” and, collectively with the Prepetition Senior Secured Term Loan Liens, the “Prepetition Liens”) the “Collateral” as defined in the Prepetition Senior Secured Convertible Note Purchase Agreement, including, for the avoidance of doubt, Cash Collateral (the “Prepetition Senior Secured Convertible Notes Collateral” and, collectively with the Prepetition Senior Secured Term Loan Collateral, the “Prepetition Collateral”).

(iii) Prepetition Subordinated Term Loan Facility.

(a) Prepetition Subordinated Credit Agreement. Pursuant to that certain Subordinated Credit Agreement, dated as of February 9, 2016 (as may be amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time prior to the Petition Date, the “Prepetition Subordinated Credit Agreement” and, collectively with the Subordination Agreements (as defined below), as applicable, and the other Loan Documents (as defined in Prepetition Subordinated Credit Agreement) and any other agreements and documents executed or delivered in connection therewith, each as may be amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time prior to the Petition Date, the “Prepetition Subordinated Term Loan Documents” and the term loans issued pursuant thereto, the “Prepetition Subordinated Term Loans” and the obligations in connection therewith, the “Prepetition Subordinated Term Loan Obligations”) by and among (1) the DIP Borrower, as borrower (the “Prepetition Subordinated Term Loan Borrower”) and the (2) the original lender party thereto (together with any transferees, the “Prepetition Subordinated Term Loan Lenders”), the Prepetition Subordinated Term Loan Lenders have extended the Prepetition Subordinated Term Loans, for the benefit of the Prepetition Subordinated Term Loan Borrower.

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(b) Subordination of Prepetition Subordinated Term Loan Obligations. As set forth more fully in the Subordination Agreements, as applicable, the Prepetition Subordinated Term Loan Obligations are (i) fully subordinated and junior in right to payment to the Prepetition Secured Obligations, (ii) have no right to payment prior to the indefeasible repayment in full of the Prepetition Obligations and (iii) have no claim on any assets of the Debtors on parity with or prior to the claim of the Prepetition Senior Secured Parties.

(iv) Prepetition Subordinated Convertible Notes.

(a) Prepetition Subordinated Convertible Note Purchase Agreement. Pursuant to that certain convertible note purchase agreement for the 8.000% subordinated convertible note (collectively, the “Prepetition Subordinated Convertible Note” and the obligations thereunder, the “Prepetition Subordinated Convertible Note Obligations” and, together with the Prepetition Subordinated Term Loan Obligations, the “Prepetition Subordinated Obligations”), dated as of August 6, 2015 (as may be amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time before the Petition Date, the “Prepetition Subordinated Convertible Note Purchase Agreement”), and collectively with the Subordination Agreements and any other agreements and documents executed or delivered in connection with the Prepetition Subordinated Convertible Note (the “Prepetition Subordinated Convertible Note Documents” and, together with the Prepetition Subordinated Term Loan Documents, the “Prepetition Subordinated Debt Documents” and, collectively with the Prepetition Secured Debt Documents, the “Prepetition Debt Documents”) by and among the (1) DIP Borrower, as issuer (the “Prepetition Subordinated Convertible Note Issuer”) and (2) the holder of the Prepetition Subordinated Convertible Note (the “Prepetition Subordinated Convertible Noteholder” and, together with the Prepetition Subordinated Term Loan Lenders, the “Prepetition Subordinated Parties”), the Prepetition Subordinated Convertible Note Issuer issued the Prepetition Subordinated Convertible Note to the Prepetition Subordinated Convertible Noteholder under the Prepetition Subordinated Convertible Note Purchase Agreement and the other Prepetition Subordinated Convertible Note Documents.

(b) Subordination of Prepetition Subordinated Convertible Note Obligations. As set forth more fully in the Subordination Agreements, as applicable, the Prepetition Subordinated Convertible Note Obligations are (i) fully subordinated and junior in right to payment to the Prepetition Secured Obligations, (ii) have no right to payment prior to the indefeasible repayment in full of the Prepetition Obligations and (iii) have no claim on any assets of the Debtors on parity with or prior to the claim of the Prepetition Senior Secured Parties.

(v) Validity, Perfection and Priority of Prepetition Liens and Prepetition Secured Debt. The Debtors acknowledge and agree that as of the Petition Date (a) the Prepetition Liens on the Prepetition Collateral were valid, binding, enforceable, non-avoidable and properly perfected and were granted to, or for the benefit of, the Prepetition Secured Parties for fair consideration and reasonably equivalent value; (b) the Prepetition Liens were senior in priority over any and all other liens on the Prepetition Collateral, subject only to certain liens senior by operation of law (solely to the extent any such liens were valid, properly perfected, non-avoidable and senior in priority to the Prepetition Liens as of the Petition Date, the “Prepetition Permitted Prior Liens”); (c) the Prepetition Secured Debt constitutes legal, valid, binding, and non-avoidable obligations of the Prepetition Borrowers and Prepetition Guarantors enforceable in accordance with the terms of the applicable Prepetition Secured Debt Documents; (d) no offsets, recoupments, challenges, objections, defenses, claims or counterclaims of any kind or nature to any of the Prepetition Liens or Prepetition Secured Debt exist, and no portion of the Prepetition Liens or Prepetition Secured Debt is subject to any challenge or defense, including avoidance, disallowance, disgorgement, recharacterization, or subordination (equitable or otherwise) pursuant to the Bankruptcy Code or applicable non-bankruptcy law; (e) the Debtors and their estates have no claims, objections, challenges, causes of action, and/or choses in action, including avoidance claims under Chapter 5 of the Bankruptcy Code or applicable state law equivalents or actions for recovery or disgorgement, against any of the Prepetition Secured Parties or their respective affiliates, agents, attorneys, advisors, professionals, officers, directors and employees arising out of, based upon or related to either the Prepetition Senior Secured Term Loans or Prepetition Senior Secured Convertible Notes; and (f) the Debtors waive, discharge, and release any right to challenge any of the Prepetition Secured Debt, the priority of the Debtors’ obligations thereunder, and the validity, extent, and priority of the Prepetition Liens securing the Prepetition Secured Debt.

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(vi) Subordination Agreements. Pursuant to Section 510 of the Bankruptcy Code, (a) that certain Intercreditor and Subordination Agreement, dated as of December 30, 2020, by and among the Prepetition Subordinated Term Loan Borrower, the Prepetition Subordinated Term Loan Lenders and the Prepetition Agent, for the benefit of the Prepetition Agent (as may be amended, restated, amended and restated, supplemented or modified from time to time, the “Prepetition Subordinated Term Loan Subordination Agreement”) and (b) that certain Debt Subordination Agreement, dated as of August, 2015, by and among the Prepetition Subordinated Convertible Note Issuer and the Prepetition Subordinated Convertible Noteholder, for the benefit of the Prepetition Agent (as may be amended, restated, amended and restated, supplemented or modified from time to time prior to the Petition Date, the “Prepetition Subordinated Note Subordination Agreement,” and, together with the Prepetition Subordinated Term Loan Subordination Agreement, the “Subordination Agreements”) shall (i) remain in full force and effect, (ii) continue to validly govern the relative priorities, rights and remedies of the Prepetition Secured Parties and the Prepetition Subordinated Parties (including the full payment subordination of the Prepetition Subordinated Obligation and the rights in favor of the Prepetition Agent, for the benefit of the Prepetition Secured Parties, as set forth more fully therein) and (iii) not be deemed to be amended, altered or modified by the terms of this Interim Order or the DIP Documents.

(vii) No Control. None of the Prepetition Secured Parties control the Debtors or their properties or operations, have authority to determine the manner in which any Debtors’ operations are conducted or are control persons or insiders of the Debtors by virtue of any of the actions taken with respect to, in connection with, related to or arising from the Prepetition Secured Debt Documents.

(viii) No Claims or Causes of Action. No claims or causes of action held by the Debtors or their estates exist against, or with respect to, the Prepetition Secured Parties (in their capacity as such) under any agreements by and among the Debtors and any Prepetition Secured Parties that are in existence as of the Petition Date.

(ix) Release. Effective as of the date of entry of this Interim Order, each of the Debtors and (subject to paragraph 19) the Debtors’ estates, on its and their own behalf and on behalf of its and their respective past, present and future predecessors, heirs, successors, subsidiaries, and assigns, hereby absolutely, unconditionally and irrevocably releases and forever discharges and acquits the Prepetition Secured Parties, the DIP Secured Parties, and each of their respective Representatives (as defined herein) (collectively, the “Released Parties”), from any and all (a) obligations and liabilities to the Debtors (and their successors and assigns) and (b) claims, counterclaims, demands, defenses, offsets, debts, accounts, contracts, liabilities, actions and causes of action of any kind, nature or description, whether matured or unmatured, known or unknown, asserted or unasserted, foreseen or unforeseen, accrued or unaccrued, suspected or unsuspected, liquidated or unliquidated, pending or threatened, arising in law or equity, upon contract or tort or under any state or federal law or otherwise, in each case arising out of or related to (as applicable) the Prepetition Secured Debt Documents, the DIP Documents, the obligations owing and the financial obligations made thereunder, the negotiation thereof and of the transactions and agreements reflected thereby, and the obligations and financial obligations made thereunder, in each case that the Debtors at any time had, now have or may have, or that their predecessors, successors or assigns at any time had or hereafter can or may have against any of the Released Parties for or by reason of any act, omission, matter, cause or thing whatsoever arising at any time on or prior to the date of this Interim Order. For the avoidance of doubt, nothing in this release shall relieve the DIP Lenders or the Debtors of their Obligations under the DIP Documents from and after the date of this Interim Order.

H. Corporate Authority. Each Debtor has all requisite corporate power and authority to execute and deliver the DIP Documents to which it is a party and to perform its obligations thereunder.

I. Findings Regarding the DIP Financing and Use of Cash Collateral.

(i) Good and sufficient cause has been shown for the entry of this Interim Order and for authorization of the Debtors to obtain financing pursuant to the DIP Documents.

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(ii) The Debtors have an immediate and critical need to obtain the DIP Financing and to use the Prepetition Collateral (including Cash Collateral) in order to, among other things (a) permit the orderly continuation of the operation of their business, (b) maintain business relationships with vendors, suppliers and customers, including certain governmental entities, (c) make payroll, (d) make capital expenditures, (e) satisfy other working capital and operational needs and (f) fund expenses of the Chapter 11 Cases. In the absence of the DIP Facility and the use of Cash Collateral, the Debtors’ business and estates would suffer immediate and irreparable harm. The access of the Debtors to sufficient working capital and liquidity through the use of Cash Collateral and other Prepetition Collateral, the incurrence of new indebtedness under the DIP Documents and other financial accommodations provided under the DIP Documents are necessary and vital to the preservation and maintenance of the values of the Debtors and to a successful reorganization of the Debtors.

(iii) The Debtors are unable to obtain financing on more favorable terms from sources other than the DIP Lenders under the DIP Documents and are unable to obtain adequate unsecured credit allowable under section 503(b)(1) of the Bankruptcy Code as an administrative expense. The Debtors are also unable to obtain secured credit allowable under sections 364(c)(1), 364(c)(2) and 364(c)(3) of the Bankruptcy Code without granting to the DIP Lenders, the DIP Liens and the DIP Superpriority Claims (each as defined herein) and incurring the Adequate Protection Obligations (as defined herein), in each case subject to the Carve Out to the extent set forth herein, under the terms and conditions set forth in this Interim Order and in the DIP Documents.

(iv) The Debtors may continue to collect cash, rents, income, offspring, products, proceeds, and profits generated from the Prepetition Collateral and acquire equipment, inventory and other personal property, all of which constitute Prepetition Collateral under the Prepetition Secured Debt Documents that are subject to the Prepetition Secured Parties’ security interests as set forth in the Prepetition Secured Debt Documents, as applicable.

(v) The Debtors desire to use a portion of the cash, rents, income, offspring, products, proceeds and profits described in the preceding paragraph in their business operations that constitute Cash Collateral of the Prepetition Secured Parties under section 363(a) of the Bankruptcy Code. Certain prepetition rents, income, offspring, products, proceeds, and profits, in existence as of the Petition Date, including balances of funds in the Debtors’ prepetition and postpetition operating bank accounts, also constitute Cash Collateral.

(vi) Based on the DIP Motion, the DIP Declarations and the record presented to the Court at the Interim Hearing, the extension of credit under the DIP Financing, the terms of the adequate protection granted to the Prepetition Secured Parties as provided in paragraph 14 of this Interim Order (the “Adequate Protection”), and the terms on which the Debtors may continue to use the Prepetition Collateral (including Cash Collateral) pursuant to this Interim Order and the DIP Documents are fair and reasonable, reflect the Debtors’ exercise of prudent business judgment consistent with their fiduciary duties and constitute reasonably equivalent value and fair consideration.

(vii) The DIP Financing (including the Roll-Up Loans), the Adequate Protection and the use of the Prepetition Collateral (including Cash Collateral) have been negotiated in good faith and at arm’s length among the Debtors, the DIP Secured Parties and the Prepetition Secured Parties, and all of the Debtors’ obligations and indebtedness arising under, in respect of, or in connection with, the DIP Financing and the DIP Documents, including, without limitation: all loans made to and guarantees issued by the Debtors pursuant to the DIP Documents and any DIP Obligations shall be deemed to have been extended by the DIP Secured Parties and their respective affiliates in good faith, as that term is used in section 364(e) of the Bankruptcy Code and in express reliance upon the protections offered by section 364(e) of the Bankruptcy Code, and the DIP Secured Parties (and the successors and assigns thereof) shall be entitled to the full protection of section 364(e) of the Bankruptcy Code in the event that this Interim Order or any provision hereof is vacated, reversed or modified, on appeal or otherwise.

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(viii) The Prepetition Secured Parties have acted in good faith regarding the DIP Financing and the Debtors’ continued use of the Prepetition Collateral (including Cash Collateral) to fund the administration of the Debtors’ estates and continued operation of their businesses (including the incurrence and payment of and performance under the Adequate Protection Obligations and the granting of the Adequate Protection Liens (as defined herein)), in accordance with the terms hereof, and the Prepetition Secured Parties (and the successors and assigns thereof) shall be entitled to the full protection of sections 363(m) and 364(e) of the Bankruptcy Code in the event that this Interim Order or any provision hereof is vacated, reversed or modified, on appeal or otherwise.

(ix) The Prepetition Secured Parties are entitled to the Adequate Protection provided in this Interim Order as and to the extent set forth herein pursuant to sections 361, 362, 363 and 364 of the Bankruptcy Code. Based on the DIP Motion and on the record presented to the Court, the terms of the proposed adequate protection arrangements and of the use of the Prepetition Collateral (including Cash Collateral) are fair and reasonable, reflect the Debtors’ prudent exercise of business judgment and constitute reasonably equivalent value and fair consideration for the use of the Prepetition Collateral, including the Cash Collateral, and the Prepetition Secured Parties have consented or are deemed hereby to have consented to the use of the Prepetition Collateral, including the Cash Collateral, the priming of the Prepetition Liens by the DIP Liens pursuant to the terms set forth in this Interim Order and the DIP Documents, including the Roll-Up Loans; provided that nothing in this Interim Order or the DIP Documents shall (x) be construed as the affirmative consent by the Prepetition Secured Parties for the use of Cash Collateral other than on the terms set forth in this Interim Order and in the context of the DIP Financing authorized by this Interim Order to the extent such consent has been or is deemed to have been given, (y) be construed as a consent by any party to the terms of any other financing or any other lien encumbering the Prepetition Collateral (whether senior or junior) other than as contemplated by the DIP Financing authorized by this Interim Order or (z) prejudice, limit or otherwise impair the rights of the Prepetition Secured Parties to seek new, different or additional adequate protection or assert any rights of the Prepetition Secured Parties, and the rights of any other party in interest, including the Debtors, to object to such relief are hereby preserved.

(x) Upon entry of this Interim Order, the exchange and substitution of certain Prepetition Senior Secured Term Loans with Roll-Up Loans on a dollar-for-dollar basis reflects the Debtors’ exercise of prudent business judgment consistent with their fiduciary duties. The Prepetition Secured Parties would not otherwise consent to the use of their Cash Collateral or the subordination of their liens to the DIP Liens (as defined herein), and the DIP Secured Parties would not be willing to provide the DIP Facility or extend credit to the Debtors thereunder without the roll-up of certain Prepetition Senior Secured Term Loans. The Roll-Up Loans will benefit the Debtors and their estates because they will enable the Debtors to obtain urgently needed financing critical to administering the Chapter 11 Cases and funding their operations, which financing would not otherwise be available.

(xi) The Debtors have prepared and delivered to the advisors to the DIP Secured Parties an initial budget (the “Initial DIP Budget”), attached hereto as Exhibit 2. The Initial DIP Budget reflects, among other things, the DIP Borrower’s and its subsidiaries’ anticipated sources and uses of cash for each calendar week, in form and substance satisfactory to the Requisite Lenders. The Initial DIP Budget may be modified, amended, extended and updated from time to time in accordance with the DIP Credit Agreement, and once approved by the Requisite Lenders, shall supplement and replace the Initial DIP Budget (the Initial DIP Budget and each subsequent approved budget, shall constitute without duplication, an “Approved Budget”). The Debtors believe that the Initial DIP Budget is reasonable under the facts and circumstances. The DIP Secured Parties are relying, in part, upon the Debtors’ agreement to comply with the Approved Budget (subject only to permitted variances), the other DIP Documents and this Interim Order in determining to enter into the postpetition financing arrangements provided for in this Interim Order.

(xii) Subject to entry of the Final Order, the Prepetition Secured Parties shall be entitled to all of the rights and benefits of section 552(b) of the Bankruptcy Code and the “equities of the case” exception under section 552(b) of the Bankruptcy Code shall not apply to the Prepetition Secured Parties with respect to proceeds, product, offspring, or profits with respect to any of the Prepetition Collateral.

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J. Immediate Entry. Sufficient cause exists for immediate entry of this Interim Order pursuant to Bankruptcy Rules 4001(b)(2), (c)(2) and 6003. Absent granting the relief set forth in this Interim Order, the Debtors’ estates will be immediately and irreparably harmed. Consummation of the DIP Financing and the use of Prepetition Collateral (including Cash Collateral), in accordance with this Interim Order and the DIP Documents are therefore in the best interests of the Debtors’ estates and consistent with the Debtors’ exercise of their fiduciary duties.

K. Prepetition Permitted Prior Liens; Continuation of Prepetition Liens. Nothing herein shall constitute a finding or ruling by this Court that any alleged Prepetition Permitted Prior Lien is valid, senior, enforceable, prior, perfected, or non-avoidable. Moreover, nothing herein shall prejudice the rights of any party-in-interest, including, but not limited to, the Debtors, the DIP Secured Parties or the Prepetition Secured Parties to challenge the validity, priority, enforceability, seniority, avoidability, perfection, or extent of any alleged Prepetition Permitted Prior Lien and/or security interests. The right of a seller of goods to reclaim such goods under section 546(c) of the Bankruptcy Code is not a Prepetition Permitted Prior Lien and is expressly subject to the DIP Liens. The Prepetition Liens, and the DIP Liens that prime the Prepetition Liens, are continuing liens and the DIP Collateral is and will continue to be encumbered by such liens until indefeasible payment in full of all Prepetition Secured Debt and all DIP Obligations, respectively, in light of the integrated nature of the DIP Facility, the DIP Documents and the Prepetition Secured Debt Documents.

Based upon the foregoing findings and conclusions, the DIP Motion and the record before the Court with respect to the DIP Motion, and after due consideration and good and sufficient cause appearing therefor,

IT IS HEREBY ORDERED THAT:

1. Motion Granted. The interim relief sought in the DIP Motion is granted as set forth herein, on an interim basis. The interim financing described herein is authorized and approved, and the use of Cash Collateral on an interim basis is authorized, in each case subject to the terms and conditions set forth in the DIP Documents and this Interim Order. All objections to entry of this Interim Order to the extent not withdrawn, waived, settled, or resolved are hereby denied and overruled on the merits. The rights of all parties in interest to object to the entry of a Final Order on the DIP Motion are fully reserved.

2. Authorization of the DIP Financing and the DIP Documents.

(a) The Debtors are hereby authorized to execute, deliver, enter into and, as applicable, perform all of their obligations under the DIP Documents and such other and further acts as may be necessary, appropriate or desirable in connection therewith. The DIP Borrower is hereby authorized to borrow money pursuant to the DIP Credit Agreement and each DIP Guarantor is hereby authorized to provide a guaranty of payment in respect of the DIP Borrower’s obligations with respect to such borrowings, subject to any limitations on borrowing under the DIP Documents, which shall be used for all purposes permitted under the DIP Documents (and subject to and in accordance with the Approved Budget) (subject to any permitted variances).

(b) In furtherance of the foregoing and without further approval of this Court, each Debtor is authorized to perform all acts, to make, execute and deliver all instruments, certificates, agreements, charges, deeds and documents (including, without limitation, the execution or recordation of pledge and security agreements, mortgages, financing statements and other similar documents), and to pay all fees, expenses and indemnities in connection with or that may be reasonably required, necessary, or desirable for the Debtors’ performance of their obligations under or related to the DIP Financing, including, without limitation:

(i) the execution and delivery of, and performance under, each of the DIP Documents;

(ii) the execution and delivery of, and performance under, one or more amendments, waivers, consents or other modifications to and under the DIP Documents, in each case, in such form as the Debtors and the DIP Agent (acting in accordance with the terms of the DIP Credit Agreement and at the direction of the Requisite Lenders) may agree, it being understood that no further approval of this Court shall be required for any authorizations, amendments, waivers, consents or other modifications to and under the DIP

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Documents (and any fees and other expenses (including attorneys’, accountants’, appraisers’ and financial advisors’ fees), amounts, charges, costs, indemnities and other like obligations paid in connection therewith) that do not shorten the maturity of the extensions of credit thereunder or increase the aggregate commitments, the fees or the rate of interest payable thereunder; provided that, for the avoidance of doubt, updates and supplements to the Approved Budget required to be delivered by the Debtors under the DIP Documents shall not, for purposes of this Interim Order or any Final Order, be considered amendments or modifications to the Approved Budget or the DIP Documents that require further approval of this Court;

(iii) the non-refundable payment to the DIP Secured Parties of all fees, premiums and rights received as consideration under, or in connection with the DIP Facility, including, amendment fees, prepayment premiums, early termination fees, servicing fees, audit fees, liquidator fees, structuring fees, administrative agent’s collateral agent’s or security trustee’s fees, upfront fees, closing fees, commitment premiums, closing date premiums or original issue discount fees or agency fees, indemnities and professional fees (subject to the terms of paragraph 18 below) (the payment of which fees shall be irrevocable, and shall be, and shall be deemed to have been, approved upon entry of this Interim Order, whether any such fees arose before or after the Petition Date, and whether or not the transactions contemplated hereby are consummated, and upon payment thereof, shall not be subject to any contest, attack, rejection, recoupment, reduction, defense, counterclaim, offset, subordination, recharacterization, avoidance, disallowance, impairment, or other claim, cause of action or other challenge of any nature under the Bankruptcy Code, applicable non-bankruptcy law or otherwise by any person or entity) and any amounts due (or that may become due) in respect of any indemnification and expense reimbursement obligations, in each case referred to in the DIP Credit Agreement or DIP Documents (or in any separate letter agreements) and the costs and expenses as may be due from time to time, including, without limitation, the fees and expenses of the professionals retained by, or on behalf of, any of the DIP Agent or DIP Secured Parties (subject to the terms of paragraph 18 below) (including without limitation those of Davis Polk & Wardwell LLP, Richards, Layton & Finger, P.A. and any local legal counsel or other advisors in any foreign jurisdictions and any other advisors as are permitted under the applicable DIP Documents), in each case, as provided for in the DIP Documents (collectively, the “DIP Fees and Expenses”), without the need to file retention motions or fee applications; and

(iv) the performance of all other acts required under or in connection with the DIP Documents, including the granting of the DIP Liens and the DIP Superpriority Claims and perfection of the DIP Liens and DIP Superpriority Claims as permitted herein and therein, and to perform such other and further acts as may be necessary, desirable or appropriate in connection therewith, in each case in accordance with the terms of the DIP Documents.

3. DIP Obligations. Upon execution and delivery of the DIP Documents, the DIP Documents shall constitute legal, valid, binding and non-avoidable obligations of the Loan Parties, enforceable against each DIP Loan Party and its estate and each Non-Debtor DIP Loan Party in accordance with the terms of the DIP Documents and this Interim Order, and any successors thereto, including any trustee appointed in the Chapter 11 Cases, or in any case under Chapter 7 of the Bankruptcy Code upon the conversion of any of the Chapter 11 Cases, or in any other proceedings superseding or related to any of the foregoing (collectively, the “Successor Cases”). Upon execution and delivery of the DIP Documents, the DIP Obligations will include all loans and any other indebtedness or obligations, contingent or absolute, which may now or from time to time be owing by any of the Debtors to any of the DIP Agent or DIP Secured Parties, in each case, under, or secured by, the DIP Documents or this Interim Order, including all principal, interest, costs, fees, expenses, premiums, indemnities and other amounts under the DIP Documents (including this Interim Order). The Debtors shall be jointly and severally liable for the DIP Obligations. Except as permitted hereby, no obligation, payment, transfer, or grant of security hereunder or under the DIP Documents to the DIP Agent and/or the DIP Secured Parties (including their Representatives) shall be stayed, restrained, voidable, avoidable, or recoverable, under the Bankruptcy Code or under any applicable law (including, without limitation, under sections 502(d), 544, and 547 to 550 of the Bankruptcy Code or under any applicable state Uniform Voidable Transactions Act, Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act, or similar statute or common law), or subject to any defense, avoidance, reduction, setoff, recoupment, offset, recharacterization, subordination (whether equitable, contractual, or otherwise), disallowance, impairment, claim, counterclaim, cross-claim, or any other challenge under the Bankruptcy Code or any applicable law or regulation by any person or entity.

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4. Prepetition Secured Debt Roll-Up.

(a) Upon entry of and in accordance with the terms of this Interim Order, without any further action by the Debtors or any other party, the Debtors shall be deemed to substitute and exchange certain of the Prepetition Senior Secured Term Loans of the DIP Lenders on a cashless, dollar-for-dollar basis with Roll-Up Loans, with interest deemed to accrue on such Roll-Up Loans as though issued on the Petition Date, and subject to the terms and conditions set forth in the DIP Documents and this Interim Order. The Roll-Up Loans deemed substituted and exchanged under this paragraph 4(a) shall be deemed indefeasible and the Prepetition Senior Secured Term Loans substituted thereby shall be deemed exchanged therefor by the DIP Lenders (or an investment advisor, manager, or beneficial owner for the account of such DIP Lender, or an affiliated fund or trade counterparty designated by such DIP Lender). The cashless substitution and exchange dollar-for-dollar of Prepetition Senior Secured Term Loans under the Prepetition Secured Debt Documents, as applicable, by “rolling-up” such amounts into DIP Obligations as described in this paragraph 4(a) shall be authorized as compensation for, in consideration for, as a necessary inducement for, and on account of the agreement of the DIP Lenders to fund the DIP Loans. Notwithstanding anything to the contrary herein or in the DIP Documents, the claims and liens in respect of the Roll-Up Loans shall be subject and subordinate to the claims and liens in respect of the Carve Out in all respects.

(b) The Roll-Up Loans authorized upon entry of this Interim Order shall be final, subject only to the challenge rights in paragraph 19 hereof.

(c) The DIP Agent, acting at the direction of the Requisite Lenders, and the Prepetition Secured Parties are hereby authorized to take any actions as may be necessary or advisable to effectuate the issuance of the Roll-Up Loans.

5. Carve Out.

(a) Carve Out. As used in this Interim Order, the term “Carve Out” means the sum of (i) all unpaid fees required to be paid to the Clerk of the Court and to the U.S. Trustee under 28 U.S.C. § 1930(a) plus interest at the statutory rate pursuant to 31 U.S.C. § 3717, (ii) all unpaid reasonable fees and expenses up to $50,000 incurred by a trustee under section 726(b) of the Bankruptcy Code (without regard to the Carve Out Notice (as defined below)), (iii) to the extent allowed at any time, whether by interim order, final order, or other order, all accrued but unpaid fees and expenses (excluding any restructuring, sale, success, or other transaction fee of any investment bankers or financial advisors) (the “Allowed Professional Fees”) incurred by persons or firms retained by the Debtors pursuant to section 327, 328, or 363 of the Bankruptcy Code and any Creditors’ Committee (the “Estate Professionals”) at any time on or before the date of delivery by the DIP Agent (acting at the direction of Requisite Lenders) or the Prepetition Agent (acting at the direction of Requisite Lenders (as defined in the Prepetition Secured Debt Documents)), as applicable, of a Carve Out Notice (as defined below), whether allowed by the Court prior to or after delivery of a Carve Out Notice up to the amounts for the Estate Professionals included in the Approved Budget through the date of the Carve Out Notice (the amounts set forth in the foregoing clauses (i), (ii) and (iii), the “Pre Carve Out Notice Amount”); and (iv) Allowed Professional Fees of the Estate Professionals incurred after the date of delivery by the DIP Lender or the Prepetition Secured Parties, as applicable, of the Carve Out Notice, to the extent allowed at any time, whether by interim order, final order or other court order, in an aggregate amount not to exceed $500,000 (the amount set forth in this clause (iv) being the “Post-Carve Out Notice Cap”). For purposes of this Interim Order, the “Carve Out Notice” shall mean a written notice (which may be via electronic mail) delivered by the DIP Agent (acting at the direction of Requisite Lenders) or the Prepetition Agent (acting at the direction of the Requisite Lenders (as defined in the Prepetition Secured Debt Documents)), as applicable, to the Debtors and their counsel, Dorsey & Whitney (Delaware) LLP, the U.S. Trustee, counsel to the Prepetition Secured Parties and counsel to the any Creditors’ Committee stating that the Post-Carve Out Notice Cap has been invoked, which Carve Out Notice may, but need not, be included in a Termination Declaration (as defined herein). Such Carve Out Notice may be delivered following the occurrence and during the continuation of an Event of Default (as defined in the DIP Credit Agreement).

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(b) Pre-Carve Out Notice. Prior to the date on which a Carve Out Notice is delivered in accordance with this paragraph 5, (any such date, the “Carve Out Trigger Date”), the Debtors shall fund on a weekly basis a reserve in an aggregate amount equal to the Pre-Carve Out Notice Amount, which shall be earmarked and held in trust to pay unpaid fees and expenses incurred by Estate Professionals, to the extent allowed by the Court at any time, prior to any and all other claims in the Chapter 11 Cases (the “Carve Out Reserve”), which funds shall be used to pay the obligations of the Estate Professionals as set forth in the Approved Budget.

(c) Post-Carve Out Notice. On the Carve Out Trigger Date, the Debtors shall utilize all cash on hand (including from the proceeds of the DIP Financing) to fund, in an amount equal to the Carve Out, the Carve Out Reserve. All funds in the Carve Out Reserve shall be used first to pay the obligations set forth in clauses (i)-(iv) in the above definition of “Carve Out” until paid in full, and second, to pay the DIP Lenders until paid and full and, third to pay the Prepetition Secured Parties until paid in full. Notwithstanding anything to the contrary in this Final Order or the DIP Documents, the failure of the Carve Out Reserve to satisfy in full the fees of Estate Professionals shall not affect the priority of the Carve Out.

(d) Payment of Carve Out on or After the Carve Out Trigger Date. Any payment or reimbursement made on or after the occurrence of the Carve Out Trigger Date in respect of any Allowed Professional Fees incurred after the occurrence of the Carve Out Trigger Date shall permanently reduce the Carve Out Amount on a dollar-for-dollar basis.

(e) No Direct Obligation to Pay Allowed Professional Fees. None of the DIP Lenders nor the Prepetition Secured Parties shall be responsible for the payment or reimbursement of any fees or disbursements of any Estate Professional incurred in connection with these Chapter 11 Cases or any Successor Cases under any chapter of the Bankruptcy Code, regardless of whether such fees or expenses have been allowed by the Court. Nothing in this Interim Order or otherwise shall be construed to obligate the DIP Lender or the Prepetition Secured Parties, in any way, to pay compensation to, or to reimburse expenses of, any Estate Professionals or to guarantee that the Debtors have sufficient funds to pay such compensation or reimbursement.

6. DIP Superpriority Claims. Pursuant to section 364(c)(1) of the Bankruptcy Code, all of the DIP Obligations shall constitute allowed superpriority administrative expense claims against the Debtors on a joint and several basis (without the need to file any proof of claim) with, to the fullest extent permitted under the Bankruptcy Code or other applicable law, priority over any and all claims against the Debtors, now existing or hereafter arising, of any kind whatsoever, including, without limitation, all administrative expenses of the kind specified in sections 503(b) and 507(b) of the Bankruptcy Code, including any and all administrative expenses or other claims arising under sections 105, 326, 327, 328, 330, 331, 365, 503(b), 506(c), 507(a) (other than section 507(a)(1)), 507(b), 1113 or 1114 of the Bankruptcy Code (including the Adequate Protection Obligations), whether or not such expenses or claims may become secured by a judgment lien or other non-consensual lien, levy or attachment, which allowed claims (the “DIP Superpriority Claims”) shall for purposes of section 1129(a)(9)(A) of the Bankruptcy Code be considered administrative expenses allowed under section 503(b) of the Bankruptcy Code, and which DIP Superpriority Claims shall be payable from all prepetition and postpetition property of the Debtors and all proceeds thereof (excluding claims and causes of action under sections 502(d), 544, 545, 547, 548 and 550 of the Bankruptcy Code, or any other avoidance actions under the Bankruptcy Code (collectively, “Avoidance Actions”) but, subject to the entry of the Final Order, including any proceeds or property recovered, unencumbered or otherwise, from Avoidance Actions, whether by judgment, settlement or otherwise (“Avoidance Proceeds”)) in accordance with the DIP Documents, this Interim Order or the Final Order, subject only to the Carve Out. The DIP Superpriority Claims shall be entitled to the full protection of section 364(e) of the Bankruptcy Code in the event that this Interim Order or any provision hereof is vacated, reversed or modified, on appeal or otherwise; provided, for the avoidance of doubt, that such DIP Superpriority Claims shall not have priority over claims of the type specified in section 507(a)(1) of the Bankruptcy Code. The DIP Superpriority Claims shall be pari passu in right of payment with one another and senior to the 507(b) Claims (as defined herein), and subordinated to the Carve Out.

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7. DIP Liens. As security for the DIP Obligations, effective and automatically and properly perfected upon the date of this Interim Order and without the necessity of the execution, recordation or filing by the Debtors or any of the DIP Secured Parties of mortgages, security agreements, control agreements, pledge agreements, financing statements, intellectual property filings or other similar documents, notation of certificates of title for titled goods or other similar documents, instruments, deeds, charges or certificates, or the possession or control by the DIP Agent of, or over, any Collateral, without any further action by the DIP Agent, the following valid, binding, continuing, enforceable and non-avoidable security interests and liens (all security interests and liens granted to the DIP Agent, for its benefit and for the benefit of the DIP Secured Parties, pursuant to this Interim Order and the DIP Documents, the “DIP Liens”) are hereby granted to the DIP Agent for its own benefit and the benefit of the DIP Secured Parties (all property identified in clauses (a) through (c) below being collectively referred to as the “DIP Collateral”); provided that notwithstanding anything herein to the contrary, the DIP Liens shall be (i) subject and junior to the Carve Out in all respects, (ii) senior in all respects to the Prepetition Liens and (iii) senior in all respects to the Adequate Protection Liens:

(a) Liens on Unencumbered Property. Pursuant to section 364(c)(2) of the Bankruptcy Code, a valid, binding, continuing, enforceable, fully-perfected first priority senior security interest in and lien upon all tangible and intangible prepetition and postpetition property of the Debtors, whether existing on the Petition Date or thereafter acquired, and the proceeds, products, rents, and profits thereof, that, on or as of the Petition Date, is not subject to (i) a valid, perfected and non-avoidable lien or (ii) a valid and non-avoidable lien in existence as of the Petition Date that is perfected subsequent to the Petition Date as permitted by section 546(b) of the Bankruptcy Code, including, without limitation, any and all unencumbered cash of the Debtors and any investment of cash, inventory, accounts receivable, other rights to payment whether arising before or after the Petition Date, contracts, properties, plants, fixtures, machinery, equipment, general intangibles, documents, instruments, securities, goodwill, causes of action, insurance policies and rights, claims and proceeds from insurance, commercial tort claims and claims that may constitute commercial tort claims (known and unknown), chattel paper (including electronic chattel paper and tangible chattel paper), interests in leaseholds, real properties, deposit accounts, patents, copyrights, trademarks, trade names, rights under license agreements and other intellectual property, equity interests of subsidiaries, joint ventures and other entities, wherever located, and the proceeds, products, rents and profits of the foregoing, whether arising under section 552(b) of the Bankruptcy Code or otherwise (the “Unencumbered Property”), in each case other than the Avoidance Actions (but, for the avoidance of doubt, subject to entry of the Final Order, “Unencumbered Property” shall include Avoidance Proceeds).

(b) Liens Priming Certain Prepetition Secured Parties’ Liens. Pursuant to section 364(d)(1) of the Bankruptcy Code, a valid, binding, continuing, enforceable, fully-perfected first priority senior priming security interest in and lien upon all tangible and intangible prepetition and postpetition property of the Debtors subject to the Prepetition Liens, regardless of where located, regardless whether or not any liens on such assets are voided, avoided, invalidated, lapsed or unperfected (the “Priming Liens”), which Priming Liens shall prime in all respects the interests of the Prepetition Secured Parties arising from the current and future liens of the Prepetition Secured Parties (including, without limitation, the Adequate Protection Liens granted to the Prepetition Secured Parties) (the “Primed Liens”).

(c) Liens Junior to Certain Other Liens. Pursuant to section 364(c)(3) of the Bankruptcy Code, a valid, binding, continuing, enforceable, fully perfected security interest in and lien upon all tangible and intangible prepetition and postpetition property of each of the Debtors that is subject to (i) valid, perfected and non-avoidable senior liens in existence immediately prior to the Petition Date (other than the Primed Liens) or (ii) valid and non-avoidable senior liens (other than the Primed Liens) in existence immediately prior to the Petition Date that are perfected subsequent to the Petition Date, as permitted by section 546(b) of the Bankruptcy Code, which shall be (x) immediately junior and subordinate to any valid, perfected and non-avoidable liens (other than the Primed Liens) in existence immediately prior to the Petition Date, and (y) any such valid and non-avoidable liens in existence immediately prior to the Petition Date that are perfected subsequent to the Petition Date as permitted by section 546(b) of the Bankruptcy Code; provided that nothing in the foregoing clauses (i) and (ii) shall limit the rights of the DIP Secured Parties under the DIP Documents to the extent such liens are not permitted thereunder; and

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(d) Liens Senior to Certain Other Liens. The DIP Liens shall not be (i) subject or subordinate to or made pari passu with (A) any lien or security interest that is avoided and preserved for the benefit of the Debtors or their estates under section 551 of the Bankruptcy Code, (B) unless otherwise provided for in the DIP Documents or in this Interim Order, any liens or security interests arising after the Petition Date, including, without limitation, any liens or security interests granted in favor of any federal, state, municipal or other governmental unit (including any regulatory body), commission, board or court for any liability of the Debtors, or (C) any intercompany or affiliate liens of the Debtors or security interests of the Debtors; or (ii) subordinated to or made pari passu with any other lien or security interest under section 363 or 364 of the Bankruptcy Code granted after the date hereof.

8. Protection of DIP Lenders’ and Prepetition Secured Parties’ Rights.

(a) So long as there are any DIP Obligations outstanding or the DIP Lenders have any outstanding DIP Commitments under the DIP Documents, the Prepetition Secured Parties shall: (i) have no right to and shall take no action to foreclose upon, or recover in connection with, the liens granted thereto pursuant to the Prepetition Secured Debt Documents or this Interim Order, or otherwise seek to exercise or enforce any rights or remedies against the DIP Collateral, including in connection with the Adequate Protection Liens; (ii) be deemed to have consented to any transfer, disposition or sale of, or release of liens on, the DIP Collateral (but not any proceeds of such transfer, disposition or sale to the extent remaining after payment in cash in full of the DIP Obligations and termination of the DIP Commitments), to the extent such transfer, disposition, sale or release is authorized under the DIP Documents; (iii) not file any further financing statements, trademark filings, copyright filings, mortgages, notices of lien or similar instruments, or otherwise take any action to perfect their security interests in the DIP Collateral other than as necessary to give effect to this Interim Order other than, (x) solely as to this clause (iii), the DIP Agent filing financing statements or other documents to perfect the liens granted pursuant to this Interim Order, or (y) as may be required by applicable state law or foreign law to complete a previously commenced process of perfection or to continue the perfection of valid and non-avoidable liens or security interests existing as of the Petition Date; and (iv) deliver or cause to be delivered, at the Debtors’ cost and expense, any termination statements, releases and/or assignments in favor of the DIP Secured Parties or other documents necessary to effectuate and/or evidence the release, termination and/or assignment of liens on any portion of the DIP Collateral subject to any sale or disposition permitted by this Interim Order and the other DIP Documents.

(b) To the extent any Prepetition Secured Party has possession of any Prepetition Collateral or DIP Collateral or has control with respect to any Prepetition Collateral or DIP Collateral, or has been noted as a secured party on any certificate of title for a titled good constituting Prepetition Collateral or DIP Collateral, then such Prepetition Secured Party shall be deemed to maintain such possession or notation or exercise such control as a gratuitous bailee and/or gratuitous agent for perfection for the benefit of the DIP Secured Parties, and such Prepetition Secured Party shall comply with the instructions of the DIP Agent, acting at the direction of the Requisite Lenders, with respect to the exercise of such control or possession.

(c) Any proceeds of Prepetition Collateral received by the Prepetition Secured Parties, whether in connection with the exercise of any right or remedy (including setoff) relating to the Prepetition Collateral or otherwise received by a Prepetition Secured Party, shall be segregated and held in trust for the benefit of and forthwith paid over to the DIP Agent for the benefit of the DIP Secured Parties in the same form as received by the Prepetition Secured Parties, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. The DIP Agent is hereby authorized to make any such endorsements as agent for the Prepetition Secured Parties. This authorization is coupled with an interest and is irrevocable.

(d) Termination Date. On the Termination Date (as defined below), consistent with Section 8.02 of the DIP Credit Agreement, (i) all DIP Obligations shall be immediately due and payable and all DIP Commitments will terminate; (ii) the Prepetition Secured Parties may terminate, reduce or restrict the ability of the Debtors to use Cash Collateral; provided, however, that during the Remedies Notice Period (as defined below), the Debtors may use Cash Collateral solely to fund the Carve Out and pay payroll and other expenses critical to the administration of the Debtors’ estates strictly in accordance with the Approved Budget; and (iii) the DIP Agent or the DIP Secured Parties shall be otherwise entitled to exercise rights and remedies under the DIP Documents in accordance with this Interim Order.

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(e) Rights and Remedies Upon Event of Default. Immediately upon the occurrence and during the continuation of an Event of Default, notwithstanding the provisions of section 362 of the Bankruptcy Code, without any application, motion, or notice to, hearing before, or order from the Court, but subject to the terms of the DIP Documents and this Interim Order, including the Remedies Notice Period for the exercise of remedies other than the following (i) the DIP Agent or DIP Secured Parties may declare, which declaration shall be in writing and delivered by email or overnight mail to the Debtors, any Creditors’ Committee, and the U.S. Trustee (any such declaration shall be referred to herein as a “Termination Declaration”) (A) all DIP Obligations owing under the DIP Documents to be immediately due and payable, (B) the termination, reduction or restriction of any further commitment to extend credit to the Debtors to the extent any such commitment remains under the DIP Facility, (C) termination of the DIP Facility and the DIP Documents as to any future liability or obligation of the DIP Agent or DIP Secured Parties, but without affecting any of the DIP Liens or the DIP Obligations, and (D) that any obligations to fund the Carve Out Reserve shall be triggered, through the delivery of the Carve Out Notice to the DIP Borrower; and (ii) subject to paragraph 8(b), the Prepetition Secured Parties may declare a termination, reduction or restriction on the ability of the Debtors to use Cash Collateral (the date on which a Termination Declaration is delivered, the “Termination Date”). The automatic stay in the Chapter 11 Cases otherwise applicable to the DIP Agent, the DIP Secured Parties and the Prepetition Secured Parties is hereby modified so that five (5) calendar days after the Termination Date (the “Remedies Notice Period”): (a) the DIP Agent, on behalf of the DIP Secured Parties, shall be entitled to exercise all of its rights and remedies in accordance with the DIP Documents and this Interim Order to satisfy the DIP Obligations, DIP Superpriority Claims, and DIP Liens, including (subject to: (i) the funding of the Carve Out Reserve in accordance with paragraph 5(c) hereof; and (ii) payment of all accrued but unpaid wages and benefits to the Debtors’ employees) (w) freeze or sweep monies or balances in the Debtors’ accounts; (x) immediately set-off any and all amounts in accounts maintained by the Debtors with the DIP Secured Parties against the DIP Obligations; (y) enforce any and all rights against DIP Collateral, including, without limitation, foreclosure on all or any portion of the DIP collateral, occupying the Debtors’ premises, sale or disposition of the DIP Collateral and (z) take any other actions or exercise any other rights or remedies permitted under this Interim Order, the DIP Documents or applicable law and (b) subject to the foregoing clause (a), the Prepetition Secured Parties shall be entitled to exercise their rights and remedies to the extent available in accordance with the applicable Prepetition Secured Debt Documents and this Interim Order with respect to the Debtors’ use of Cash Collateral. During the Remedies Notice Period, the Debtors shall be entitled to seek an emergency hearing within the Remedies Notice Period with the Court for the purpose of determining whether an Event of Default has occurred or is continuing, and with respect to such other matters determined to be relevant by the Court. Unless the Court orders otherwise prior to the expiration of the Remedies Notice Period, the automatic stay, as to the DIP Agent, the DIP Secured Parties and the Prepetition Secured Parties shall automatically be terminated at the end of the Remedies Notice Period without further notice or order. Upon expiration of the Remedies Notice Period, absent order of the Court to the contrary, the DIP Agent, the DIP Secured Parties and the Prepetition Secured Parties shall be permitted to exercise all remedies set forth herein, and in the DIP Documents, and as otherwise available at law without further order of or application or motion to this Court consistent with this Interim Order.

(f) No rights, protections or remedies of the DIP Secured Parties or the Prepetition Secured Parties granted by the provisions of this Interim Order or the other DIP Documents shall be limited, modified or impaired in any way by: (i) any actual or purported withdrawal of the consent of any party to the Debtors’ authority to continue to use Cash Collateral; (ii) any actual or purported termination of the Debtors’ authority to continue to use Cash Collateral; or (iii) the terms of any other order or stipulation related to the Debtors’ continued use of Cash Collateral or the provision of adequate protection to any party.

9. Limitation on Charging Expenses Against Collateral. Subject to entry of the Final Order, no costs or expenses of administration of the Chapter 11 Cases or any Successor Cases or any future proceeding that may result therefrom, including liquidation in bankruptcy or other proceedings under the Bankruptcy Code, shall be charged against or recovered from the DIP Collateral (including Cash Collateral) or Prepetition Collateral pursuant to section 506(c) of the Bankruptcy Code or any similar principle of law, without the prior written consent of the DIP Agent or the Prepetition Agent, as applicable, and no consent shall be implied from any other action, inaction or acquiescence by the DIP Secured Parties or the Prepetition Secured Parties, and nothing contained in this Interim Order shall be deemed to be a consent by the DIP Secured Parties or the Prepetition Secured Parties to any charge, lien, assessment or claims against the DIP Collateral under section 506(c) of the Bankruptcy Code or otherwise.

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10. No Marshaling. Subject to entry of the Final Order, in no event shall the DIP Secured Parties or the Prepetition Secured Parties be subject to the equitable doctrine of “marshaling” or any similar doctrine with respect to the DIP Collateral, the DIP Obligations, the Prepetition Secured Debt, or the Prepetition Collateral. Further, subject to entry of the Final Order, in no event shall the “equities of the case” exception in section 552(b) of the Bankruptcy Code apply to the Prepetition Secured Parties with respect to proceeds, products, offspring or profits of any Prepetition Collateral.

11. Payments Free and Clear. Any and all payments or proceeds remitted to the DIP Agent by, through or on behalf of the DIP Secured Parties pursuant to the provisions of this Interim Order or the DIP Documents shall be irrevocable, received free and clear of any claim, charge, assessment or other liability, including without limitation, any claim or charge arising out of or based on, directly or indirectly, sections 506(c) or 552(b) of the Bankruptcy Code, whether asserted or assessed by through or on behalf of the Debtors, subject to the Carve Out in all respects.

12. Use of Cash Collateral. The Debtors are hereby authorized, subject to the terms and conditions of this Interim Order, to use all Cash Collateral in accordance with the DIP Documents and the Approved Budget; provided that (a) the Prepetition Secured Parties are granted the Adequate Protection as hereinafter set forth and (b) except on the terms and conditions of this Interim Order, the Debtors shall be enjoined and prohibited from at any times using the Cash Collateral absent further order of the Court.

13. Disposition of DIP Collateral. The Debtors shall not sell, transfer, lease, encumber or otherwise dispose of any portion of the DIP Collateral, except as otherwise provided for in the DIP Documents or an order of the Court.

14. Adequate Protection of Prepetition Secured Parties. The Prepetition Secured Parties are entitled, pursuant to sections 361, 362, 363(e), 364(d)(1) and 507 of the Bankruptcy Code, to adequate protection of their interests in all Prepetition Collateral (including Cash Collateral) in an amount equal to the aggregate diminution in the value of the Prepetition Secured Parties’ interests in the Prepetition Collateral (including Cash Collateral) from and after the Petition Date (with, upon the assertion of any Adequate Protection Claims (as defined below), the presumption being that diminution in value has occurred and the burden being on any party opposing the assertion of any Adequate Protection Claims to show that such diminution has not occurred), for any reason provided for under the Bankruptcy Code, including, without limitation, any diminution resulting from the sale, lease or use by the Debtors of the Prepetition Collateral, the priming of the Prepetition Liens by the DIP Liens pursuant to the DIP Documents and this Interim Order, the grant of any other lien under section 364 of the Bankruptcy Code or the stay of the Prepetition Secured Parties’ rights under the Prepetition Collateral, the payment of any amounts under the Carve Out or pursuant to this Interim Order, the Final Order or any other order of the Court or provision of the Bankruptcy Code or otherwise, and the imposition of the Automatic Stay (the “Adequate Protection Claims”). In consideration of the foregoing, the Prepetition Secured Parties are hereby granted the following as Adequate Protection for, and to secure repayment of an amount equal to such Adequate Protection Claims, and as an inducement to the Prepetition Secured Parties to consent to the priming of the Prepetition Liens and use of the Prepetition Collateral (including Cash Collateral) (collectively, the “Adequate Protection Obligations”):

(a) Prepetition Adequate Protection Liens. The Prepetition Agent, for itself and for the benefit of the other Prepetition Secured Parties are hereby granted (effective and perfected upon the date of this Interim Order and without the necessity of the execution of any mortgages, security agreements, pledge agreements, financing statements or other agreements) in the amount of the Prepetition Secured Parties’ Adequate Protection Claims, a valid, perfected replacement security interest in and lien upon all of the DIP Collateral (the “Adequate Protection Liens”), in each case senior to all other liens but subject and subordinate only to (A) the DIP Liens, (B) the Carve Out, and (C) Prepetition Permitted Prior Liens.

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(b) Section 507(b) Claims. The Prepetition Secured Parties are hereby granted, subject to the Carve Out, an allowed superpriority administrative expense claim in each of the Chapter 11 Cases as provided for in section 507(b) of the Bankruptcy Code in the amount of the Adequate Protection Claims, with, to the fullest extent permitted under the Bankruptcy Code, priority in payment over any and all administrative expenses of the kind specified or ordered pursuant to any provision of the Bankruptcy Code (the “507(b) Claims”), which 507(b) Claims shall be payable from all prepetition and postpetition property of the Debtors and all proceeds thereof (excluding Avoidance Actions, but including, subject to entry of the Final Order, Avoidance Proceeds). The 507(b) Claims shall be subject and subordinate only to the Carve Out and the DIP Superpriority Claims. Except to the extent expressly set forth in this Interim Order, the Final Order or the DIP Documents, the Prepetition Secured Parties shall not receive or retain any payments, property or other amounts in respect of the 507(b) Claims unless and until the DIP Obligations (other than contingent indemnification obligations as to which no claim has been asserted) have indefeasibly been paid in cash in full and all DIP Commitments have been terminated.

(c) Prepetition Secured Parties Fees and Expenses. The Debtors shall provide the Prepetition Agent and Prepetition Secured Parties holding a majority of the Prepetition Secured Obligations cash payments of all reasonable and documented prepetition and postpetition fees and expenses, including, but not limited to, the reasonable and documented fees and out-of-pocket expenses of primary, special and local counsel (in each applicable jurisdiction) and financial advisors to the Prepetition Secured Parties, including without limitation the Prepetition Secured Party Advisors (the “Adequate Protection Fees and Expenses”) (and such counsel and advisors, the “Prepetition Secured Party Advisors”), subject to the review procedures set forth in paragraph 18 of this Interim Order.

(d) Prepetition Secured Parties Payments. To the extent allowed pursuant to section 506(b) of the Bankruptcy Code, to the extent not duplicative of any interest accrued in connection with the Roll-Up Loans, interest shall continue to accrue on the Prepetition Secured Debt at the applicable rate of interest under the Prepetition Secured Debt Documents, paid in kind by capitalizing such interest and adding it to the outstanding principal balance of the Prepetition Secured Debt in accordance with the Prepetition Secured Debt Documents.

(e) Milestones. Upon indefeasible payment in full of all DIP Obligations and termination of all DIP Commitments, the Prepetition Secured Parties are hereby entitled to performance of those certain case milestones set forth in Section 6.27 and Appendix C of the DIP Credit Agreement (for such purposes, the “Adequate Protection Milestones”).

(f) Budget and Financial Covenants. Upon indefeasible payment in full of all DIP Obligations and all other obligations under the DIP Facility, (i) the Approved Budget shall continue to be updated in accordance with the terms and conditions of the DIP Credit Agreement (for such purposes, the “Adequate Protection Budget Requirement”) and (ii) the Prepetition Secured Parties are hereby entitled to performance of those certain financial and other covenants set forth in Sections 6.02 and 7.16 of the DIP Credit Agreement (for such purposes, the “Adequate Protection Covenants”).

(g) Prepetition Secured Parties’ Adequate Protection Information Rights. Unless otherwise agreed by the Prepetition Agent, the Debtors shall promptly provide the Prepetition Agent and, to the extent applicable, counsel to such party (and subject to applicable confidentiality restrictions contained in any of the Prepetition Secured Debt Documents), with all required written financial reporting and other periodic reporting that is required to be provided to the DIP Agent or the DIP Secured Parties under the DIP Documents, including without limitation the reporting required under Section 6.02 of the DIP Credit Agreement (the “Adequate Protection Reporting Requirements”). Upon indefeasible payment in full of all DIP Obligations and termination of all DIP Commitments, the Prepetition Secured Parties shall continue to be entitled hereby to satisfaction of the Adequate Protection Reporting Requirement.

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(h) Maintenance of Collateral. The Debtors shall continue to maintain and insure the Prepetition Collateral and DIP Collateral in amounts and for the risks, and by the entities, as required under the Prepetition Secured Debt Documents and the DIP Documents.

15. Reservation of Rights of Prepetition Secured Parties. Under the circumstances and given that the above-described Adequate Protection is consistent with the Bankruptcy Code, including section 506(b) thereof, the Court finds that the Adequate Protection provided herein is reasonable and sufficient to protect the interests of the Prepetition Secured Parties and any other parties’ holding interests that are secured by liens primed by the DIP Financing; provided that any of the Prepetition Secured Parties may request further or different adequate protection and the Debtors or any other party in interest may contest any such request.

16. Perfection of DIP Liens and Adequate Protection Liens.

(a) Without in any way limiting the automatic validity and effective perfection of the DIP Liens granted pursuant to paragraph 7 hereof and the Adequate Protection Liens granted pursuant to paragraph 15 hereof, the DIP Secured Parties and the Prepetition Secured Parties are hereby authorized, but not required, to file or record (and to execute in the name of the Debtors and the Prepetition Secured Parties (as applicable), as their true and lawful attorneys, with full power of substitution, to the maximum extent permitted by law) financing statements, trademark filings, copyright filings, mortgages, notices of lien or similar instruments in any jurisdiction, including as may be reasonably required or deemed appropriate by the DIP Agent, acting at the direction of the Requisite Lenders, or take possession of or control over cash or securities, or to amend or modify security documents, or enter into, amend or modify intercreditor agreements, or to subordinate existing liens and any other similar action or action in connection therewith or take any other action in order to document, validate and perfect the liens and security interests granted to them hereunder the (“Perfection Actions”). Whether or not the DIP Agent, on behalf of the DIP Secured Parties and acting at the direction of the Requisite Lenders, or the Prepetition Secured Parties shall take such Perfection Actions, the liens and security interests shall be deemed valid, perfected, allowed, enforceable, non-avoidable and not subject to challenge, dispute or subordination, at the time and on the date of entry of this Interim Order. Upon the request of DIP Agent, acting at the direction of the Requisite Lenders, the Prepetition Secured Parties and the Debtors, without any further consent of any party, and at the sole cost of the Debtors as set forth herein, are authorized, and such direction is hereby deemed to constitute required direction under the applicable DIP Documents or Prepetition Secured Debt Documents, to take, execute, deliver and file such actions, instruments and agreements (in each case, without representation or warranty of any kind) to enable the DIP Agent to further validate, perfect, preserve and enforce the DIP Liens in all jurisdictions required under the DIP Credit Agreement, including all local law documentation therefor determined to be reasonably necessary by the DIP Agent, acting at the direction of the Requisite Lenders; provided, however, that no action need be taken in a foreign jurisdiction that would jeopardize the validity and enforceability of the Prepetition Liens. All such documents will be deemed to have been recorded and filed as of the Petition Date. To the extent necessary to effectuate the terms of this Interim Order and the DIP Documents, each of the DIP Agent and the Prepetition Agent hereby is deemed to appoint the other (and deemed to have accepted such appointment) to act as its agent with respect to the Collateral (as defined in the DIP Documents) and under the Security Documents (as defined in the DIP Documents) to which they are a party in such capacity, with such powers as are expressly delegated thereto under the DIP Documents and Prepetition Secured Debt Documents, (and even if it involves self-contracting and multiple representation to the extent legally possible), together with such other powers as are reasonably incidental thereto.

(b) A certified copy of this Interim Order may, in the discretion of the DIP Agent or the Prepetition Secured Parties, in each case, acting at the direction of Requisite Lenders, as applicable be filed with or recorded in filing or recording offices in addition to or in lieu of such financing statements, mortgages, notices of lien or similar instruments, and all filing offices are hereby authorized to accept a certified copy of this Interim Order for filing and/or recording, as applicable. The Automatic Stay shall be modified to the extent necessary to permit the DIP Agent and the Prepetition Secured Parties to take all actions, as applicable, referenced in this subparagraph (b) and the immediately preceding subparagraph (a).

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17. Preservation of Rights Granted Under this Interim Order.

(a) Other than the Carve Out and other claims and liens expressly granted by this Interim Order, no claim or lien having a priority superior to or pari passu with those granted by this Interim Order to the DIP Secured Parties or the Prepetition Secured Parties shall be permitted while any of the DIP Obligations or the Adequate Protection Obligations remain outstanding, and, except as otherwise expressly provided in or permitted under this Interim Order, the DIP Liens and the Adequate Protection Liens shall not be: (i) subject or junior to any lien or security interest that is avoided and preserved for the benefit of the Debtors’ estates under section 551 of the Bankruptcy Code; (ii) subordinated to or made pari passu with any other lien or security interest, whether under section 364(d) of the Bankruptcy Code or otherwise; (iii) subordinated to or made pari passu with any liens arising after the Petition Date including, without limitation, any liens or security interests granted in favor of any federal, state, municipal or other domestic or foreign governmental unit (including any regulatory body), commission, board or court for any liability of the Debtors; or (iv) subject or junior to any intercompany or affiliate liens or security interests of the Debtors.

(b) Upon the occurrence of any Event of Default, interest, including, where applicable, default interest, shall accrue and be paid as set forth in the DIP Credit Agreement. Notwithstanding any order that may be entered dismissing any of the Chapter 11 Cases under section 1112 of the Bankruptcy Code: (i) the DIP Superpriority Claims, the 507(b) Claims, the DIP Liens, and the Adequate Protection Liens, and any claims related to the foregoing, shall continue in full force and effect and shall maintain their priorities as provided in this Interim Order until all DIP Obligations and Adequate Protection Obligations shall have been paid in full (and that such DIP Superpriority Claims, 507(b) Claims, DIP Liens and Adequate Protection Liens shall, notwithstanding such dismissal, remain binding on all parties in interest); (ii) the other rights granted by this Interim Order, including with respect to the Carve Out, shall not be affected and (iii) this Court shall, to the fullest extent permitted under applicable law, retain jurisdiction, notwithstanding such dismissal, for the purposes of enforcing the claims, liens and security interests referred to in this paragraph and otherwise in this Interim Order.

(c) If any or all of the provisions of this Interim Order are hereafter reversed, modified, vacated or stayed, such reversal, modification, vacatur or stay shall not affect: (i) the validity, priority or enforceability of any DIP Obligations or Adequate Protection Obligations incurred prior to the DIP Agent’s or the Prepetition Agent’s, as applicable, actual receipt of written notice of the effective date of such reversal, modification, vacatur or stay; or (ii) the validity, priority or enforceability of the DIP Liens or the Adequate Protection Liens (with such protections applying as and to the extent afforded in accordance with and consistent with sections 364(e) and 363(m) of the Bankruptcy Code (as applicable)). Notwithstanding any such reversal, modification, vacatur or stay of any use of Cash Collateral, any DIP Obligations, DIP Liens, Adequate Protection Claims, Adequate Protection Liens or other Adequate Protection Obligations incurred by the Debtors and granted to the DIP Secured Parties or the Prepetition Secured Parties, as the case may be, prior to the DIP Agent’s or the Prepetition Agent’s, as applicable, actual receipt of written notice of the effective date of such reversal, modification, vacatur or stay shall be governed in all respects by the original provisions of this Interim Order, and the DIP Secured Parties and the Prepetition Secured Parties shall be entitled to, and are hereby granted, all the rights, remedies, privileges and benefits arising under sections 364(e) and 363(m) of the Bankruptcy Code, this Interim Order and the other DIP Documents with respect to all uses of Cash Collateral, DIP Obligations and Adequate Protection Obligations.

(d) Except as expressly provided in this Interim Order or in the DIP Documents, the DIP Liens, the DIP Superpriority Claims, the Adequate Protection Liens, the Adequate Protection Obligations, the 507(b) Claims and all other rights and remedies of the DIP Secured Parties and the Prepetition Secured Parties granted by the provisions of this Interim Order and the DIP Documents and the Carve Out shall survive, and shall not be modified, impaired or discharged by: (i) the entry of an order converting any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, dismissing any of the Chapter 11 Cases or terminating the joint administration of the Chapter 11 Cases or by any other act or omission; (ii) the entry of an order approving the sale of any DIP Collateral pursuant to section 363(b) of the Bankruptcy Code (except to the extent permitted by the DIP Documents); (iii) the entry of an order confirming a chapter 11 plan in any of the Chapter 11 Cases and, pursuant to section 1141(d)(4) of the Bankruptcy Code, the Debtors have waived any discharge as to any remaining DIP Obligations or Adequate Protection Obligations. The

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terms and provisions of this Interim Order and the DIP Documents shall continue in the Chapter 11 Cases, in any Successor Cases if these Chapter 11 Cases cease to be jointly administered and in any superseding chapter 7 cases under the Bankruptcy Code, and the DIP Liens, the DIP Superpriority Claims, the Adequate Protection Liens and the Adequate Protection Obligations and all other rights and remedies of the DIP Secured Parties and the Prepetition Secured Parties granted by the provisions of this Interim Order and the DIP Documents shall continue in full force and effect until the DIP Obligations are indefeasibly paid in full in cash, as set forth herein and in the DIP Documents, and the DIP Commitments have been terminated (and in the case of rights and remedies of the Prepetition Secured Parties, shall remain in full force and effect thereafter, subject to the terms of this Interim Order), and the Carve Out shall continue in full force and effect.

18. Payment of Fees and Expenses. The Debtors are authorized to and shall pay the DIP Fees and Expenses and the Adequate Protection Fees and Expenses whether or not included in the Approved Budget. Subject to the review procedures set forth in this paragraph 18, payment of all DIP Fees and Expenses and Adequate Protection Fees and Expenses shall not be subject to allowance or review by the Court. Professionals for the DIP Secured Parties and the Prepetition Secured Parties shall not be required to comply with the U.S. Trustee fee guidelines, however, any time that such professionals seek payment of fees and expenses from the Debtors prior to the effective date of a chapter 11 plan, each professional shall provide summary copies of its invoices with aggregate amounts of fees and expenses and total time on a per-professional basis (which shall include a general description of the nature of the matters worked on, but shall not be required to contain time detail and which may be redacted or modified to the extent necessary to delete any information subject to the attorney-client privilege, any information constituting attorney work product, or any other confidential information, and the provision of such invoices shall not constitute any waiver of attorney-client privilege or of any benefits of the attorney work product doctrine or any other evidentiary privilege or protection recognized under applicable law) to the Debtors, the U.S. Trustee, and counsel to any statutory committee appointed in the Chapter 11 Cases (together, the “Review Parties”). Any objections raised by any Review Party with respect to such invoices must be in writing and state with particularity the grounds therefor and must be submitted to the applicable professional within ten (10) calendar days after the receipt of any such invoice by the Review Parties (the “Review Period”). If no written objection is received by 12:00 p.m. prevailing Eastern Time on the end date of the Review Period, the Debtors shall promptly pay such invoices within five (5) calendar days. If an objection to a professional’s invoice is received within the Review Period, the Debtors shall promptly pay the undisputed amount of the invoice (without further order of, or application to, the Court or notice to any other party) and this Court shall have jurisdiction to determine the disputed portion of such invoice if the parties are unable to resolve the dispute consensually. Notwithstanding the foregoing, the Debtors are authorized and directed to pay on the closing date of the DIP Facility, the DIP Fees and Expenses and Adequate Protection Fees and Expenses incurred on or prior to such date without the need for any professional engaged by, or on behalf of, the DIP Secured Parties or the Prepetition Secured Parties to first deliver a copy of its invoice or other supporting documentation to the Review Parties (other than the Debtors). No attorney or advisor to the DIP Secured Parties or the Prepetition Secured Parties shall be required to file an application seeking compensation for services or reimbursement of expenses with the Court. Any and all fees, costs, and expenses paid prior to the Petition Date by any of the Debtors to the (i) the DIP Secured Parties in connection with or with respect to the DIP Facility and (ii) the Prepetition Secured Parties in connection with or with respect to these matters, shall not be subject to recharacterization, avoidance, subordination, disgorgement or any similar form of recovery by the Debtors or any other person.

19. Effect of Stipulations on Third Parties. The Debtors’ stipulations, admissions, agreements and releases contained in this Interim Order shall be binding upon the Debtors and any successor thereto (including, without limitation, any chapter 7 or chapter 11 trustee or examiner appointed or elected for any of the Debtors) in all circumstances and for all purposes. The Debtors’ stipulations, admissions, agreements and releases contained in this Interim Order shall be binding upon all other parties in interest, including, without limitation, any statutory or non-statutory committees appointed or formed in the Chapter 11 Cases and any other person or entity acting or seeking to act on behalf of the Debtors’ estates in all circumstances and for all purposes unless (a) such committee or any other party in interest with requisite standing (in each case, to the extent requisite standing is obtained pursuant to an order of this Court entered prior to the expiration of the Challenge Period (as defined hereim) and subject in all respects to any agreement or applicable law that may limit or affect such entity’s right or ability to do so) has timely filed an adversary

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proceeding or contested matter (subject to the limitations contained herein, including, inter alia, in this paragraph) by no later than (i) the earlier of (x) an order confirming a chapter 11 plan and (y) 75 calendar days after entry of this Interim Order; (ii) any such later date agreed to in writing by the Debtors, the DIP Agent (acting with the direction of the Requisite Lenders) and Prepetition Secured Parties; and (iii) any such later date as has been ordered by the Court for cause upon a motion filed and served within any applicable period (the time period established by the foregoing clauses (i)-(iii), the “Challenge Period”), (A) objecting to or challenging the amount, validity, perfection, enforceability, priority or extent of the Prepetition Secured Debt or the Prepetition Liens, or (B) otherwise asserting or prosecuting any action for preferences, fraudulent transfers or conveyances, other avoidance power claims or any other claims, counterclaims or causes of action, objections, contests or defenses (collectively, the “Challenges”) against the Prepetition Secured Parties or their respective subsidiaries, affiliates, officers, directors, managers, principals, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives and other professionals and the respective successors and assigns thereof, in each case in their respective capacity as such (each, a “Representative” and, collectively, the “Representatives”) in connection with matters related to the Prepetition Secured Debt Documents, the Prepetition Secured Debt, the Prepetition Liens and the Prepetition Collateral; and (b) there is a final non-appealable order in favor of the plaintiff sustaining any such Challenge in any such timely filed adversary proceeding or contested matter; provided, however, that any pleadings filed in connection with any Challenge shall set forth with specificity the basis for such challenge or claim, and any challenges or claims not so specified prior to the expiration of the Challenge Period shall be deemed forever, waived, released and barred, including any amended or additional claims that may or could have been asserted thereafter through an amended complaint under Fed. R. Civ. P. 15 or otherwise. In the event that a chapter 7 or chapter 11 trustee is appointed prior to the end of the Challenge Period, the Challenge Period solely for such chapter 7 or chapter 11 trustee shall be extended (unless and until an order confirming a plan is entered by the Court) to the date that is the later of (A) 75 calendar days after entry of this Interim Order or (B) the date that is 30 calendar days following the appointment of such trustee. If no such Challenge is timely and properly filed during the Challenge Period or the Court does not rule in favor of the plaintiff in any such proceeding then: (1) the Debtors’ stipulations, admissions, agreements and releases contained in this Interim Order shall be binding on all parties in interest; (2) the obligations of the Debtors under the Prepetition Secured Debt Documents, including the Prepetition Secured Debt, shall constitute allowed claims not subject to defense, claim, counterclaim, recharacterization, subordination (whether equitable, contractual, or otherwise), disallowance, recoupment, offset or avoidance, for all purposes in the Chapter 11 Cases, and any subsequent chapter 7 case(s); (3) the Prepetition Liens on the Prepetition Collateral shall be deemed to have been, as of the Petition Date, legal, valid, binding, perfected, security interests and liens, not subject to recharacterization, subordination (whether equitable, contractual or otherwise), disallowance, impairment, claim, counterclaim, cross-claim, avoidance or other defense; and (4) the Prepetition Secured Debt and the Prepetition Liens on the Prepetition Collateral shall not be subject to any other or further claim or challenge by any statutory or non-statutory committees appointed or formed in the Chapter 11 Cases or any other party in interest acting or seeking to act on behalf of the Debtors’ estates, including, without limitation, any successor thereto (including, without limitation, any chapter 7 trustee or chapter 11 trustee or examiner appointed or elected for any of the Debtors) and any defenses, claims, causes of action, counterclaims and offsets by any statutory or non-statutory committees appointed or formed in the Chapter 11 Cases or any other party acting or seeking to act on behalf of the Debtors’ estates, including, without limitation, any successor thereto (including, without limitation, any chapter 7 trustee or chapter 11 trustee or examiner appointed or elected for any of the Debtors), whether arising under the Bankruptcy Code or otherwise, against the Prepetition Secured Parties and their Representatives arising out of or relating to any of the Prepetition Secured Debt Documents, the Prepetition Secured Debt, the Prepetition Liens and the Prepetition Collateral shall be deemed forever waived, released and barred. If any such Challenge is timely filed during the Challenge Period, the stipulations, admissions, agreements and releases contained in this Interim Order shall nonetheless remain binding and preclusive (as provided in the second sentence of this paragraph) on any statutory or nonstatutory committee appointed or formed in the Chapter 11 Cases and on any other person or entity, except to the extent that such stipulations, admissions, agreements and releases were expressly and successfully challenged in such Challenge as set forth in a final, non-appealable order of a court of competent jurisdiction. Nothing in this Interim Order vests or confers on any Person (as defined in the Bankruptcy Code), including any statutory or non-statutory committees appointed or formed in the Chapter 11 Cases, standing or authority to pursue any claim or cause of action belonging to the Debtors or their estates, including, without limitation, Challenges with respect to the Prepetition Secured Debt Documents, the Prepetition Secured Debt or the Prepetition Liens, and any ruling on standing, if appealed, shall not stay or otherwise delay the Chapter 11 Cases or confirmation of any plan of reorganization. For the avoidance of doubt, any chapter 11 or chapter 7 trustee appointed or elected in these cases, until the expiration of the Challenge Period, and thereafter for the duration of any adversary proceeding or contested matter commenced pursuant to this paragraph (whether commenced by such trustee or commenced by any other party in interest on behalf of the Debtors’ estates), shall be bound by the acknowledgements, admissions, confirmations and stipulations of the Debtors in paragraph G of this Interim Order.

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20. Limitation on Use of DIP Financing Proceeds and Collateral. Notwithstanding any other provision of this Interim Order or any other order entered by the Court, no DIP Loans, DIP Collateral, Prepetition Collateral (including Cash Collateral) or any portion of the Carve Out, may be used directly or indirectly, including without limitation through reimbursement of professional fees of any non-Debtor party: (a) in connection with the investigation, threatened initiation or prosecution of any claims, causes of action, adversary proceedings or other litigation (i) against any of the DIP Secured Parties, the Prepetition Secured Parties, or their respective predecessors-in-interest, agents, affiliates, representatives, attorneys, or advisors, in each case in their respective capacity as such, or any action purporting to do the foregoing in respect of the DIP Obligations, DIP Liens, DIP Superpriority Claims, Prepetition Secured Debt, and/or the Adequate Protection Obligations and Adequate Protection Liens granted to the Prepetition Secured Parties, as applicable, or (ii) challenging the amount, validity, perfection, priority or enforceability of or asserting any defense, counterclaim or offset with respect to the DIP Obligations, the Prepetition Secured Debt and/or the liens, claims, rights, or security interests securing or supporting the DIP Obligations granted under this Interim Order, the Final Order, the DIP Documents or the Prepetition Secured Debt Documents in respect of the Prepetition Secured Debt, including, in the case of each (i) and (ii), without limitation, for lender liability or pursuant to section 105, 510, 544, 547, 548, 549, 550 or 552 of the Bankruptcy Code, applicable non-bankruptcy law or otherwise (provided that, notwithstanding anything to the contrary herein, the proceeds of the DIP Loans and/or DIP Collateral (including Cash Collateral) may be used by the Creditors’ Committee to investigate (but not to prosecute or initiate the prosecution of, including the preparation of any complaint or motion on account of) (A) the claims and liens (including the validity and priority thereof whether by legal, equitable or other means) of the Prepetition Secured Parties and (B) potential claims, counterclaims, causes of action or defenses against the Prepetition Secured Parties, up to an aggregate cap of no more than $25,000); (b) to prevent, hinder, or otherwise delay or otherwise delay or interfere with the Prepetition Secured Parties’ or the DIP Secured Parties’, as applicable, enforcement or realization on the Prepetition Secured Debt, Prepetition Collateral, DIP Obligations, DIP Collateral, and the liens, claims and rights granted to such parties under the Interim Order or Final Order, as applicable, each in accordance with the DIP Documents, the Prepetition Secured Debt Documents or this Interim Order; (c) to seek to modify any of the rights and remedies granted to the Prepetition Secured Parties or the DIP Secured Parties under this Interim Order, the Prepetition Secured Debt Documents or the DIP Documents, as applicable; (d) to apply to the Court for authority to approve superpriority claims or grant liens (other than the liens permitted pursuant to the DIP Documents) or security interests in the DIP Collateral or any portion thereof that are senior to, or on parity with, the DIP Liens, DIP Superpriority Claims, Adequate Protection Liens and 507(b) Claims granted to the Prepetition Secured Parties; or (e) to pay or to seek to pay any amount on account of any claims arising prior to the Petition Date unless such payments are approved or authorized by the Court, agreed to in writing by the DIP Lenders, expressly permitted under this Interim Order or permitted under the DIP Documents (including the Approved Budget, subject to permitted variances), in each case unless all DIP Obligations, Prepetition Secured Debt, Adequate Protection Obligations, and claims granted to the DIP Secured Parties and Prepetition Secured Parties under this Interim Order have been refinanced or paid in full in cash (including the cash collateralization of any letters of credit). For the avoidance of doubt, this paragraph 20 shall not limit the Debtors’ right to use DIP Collateral to contest whether an Event of Default has occurred hereunder pursuant to and consistent with paragraph 8 of this Interim Order.

21. Indemnification. The Prepetition Secured Parties and the DIP Secured Parties have acted in good faith and without negligence, misconduct, or violation of public policy or law, in respect of all actions taken by them in connection with or related in any way to negotiating, implementing, documenting, or obtaining requisite approvals of the DIP Facility and the use of Cash Collateral, including in respect of the granting of the DIP Liens and the Adequate Protection Liens, any challenges or objections to the DIP Facility or the use of Cash Collateral, the DIP Documents, and all other documents related to and all transactions contemplated by the foregoing. Accordingly, without limitation to any other right to indemnification, the Prepetition Secured Parties and the DIP Secured Parties shall be and hereby are indemnified (as applicable) as provided in the Prepetition Secured Debt Documents and DIP Documents, as applicable, including, without limitation, Section 13.02(b) of the DIP Credit Agreement, subject only to the Carve Out. The Debtors agree that no exception or defense in contract, law, or equity exists as of the date of this Interim Order to any obligation set forth, as the case may be, in this paragraph 21 or otherwise in the DIP Documents or in the Prepetition Secured Debt Documents to indemnify and/or hold harmless the DIP Secured Parties or any Prepetition Secured Parties, as the case may be, and any such defenses that may be in existence as of the date of this Interim Order are hereby waived.

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22. Interim Order Governs. In the event of any inconsistency between the provisions of this Interim Order and the DIP Documents (including, but not limited to, with respect to the Adequate Protection Obligations) or any other order entered by this Court, the provisions of this Interim Order shall govern. Notwithstanding the relief granted in any other order by this Court, (a) all payments and actions by any of the Debtors pursuant to the authority granted therein shall be subject to this Interim Order, including compliance with the Approved Budget (subject to permitted variances) and all other terms and conditions hereof, and (b) to the extent there is any inconsistency between the terms of such other order and this Interim Order, this Interim Order shall control, in each case, except to the extent expressly provided otherwise in such other order.

23. Binding Effect; Successors and Assigns. The DIP Documents and the provisions of this Interim Order, including all findings herein, shall be binding upon all parties in interest in the Chapter 11 Cases, including, without limitation, the DIP Secured Parties, the Prepetition Secured Parties, any statutory or non-statutory committees appointed or formed in the Chapter 11 Cases, the Debtors and their respective successors and assigns (including any chapter 7 or chapter 11 trustee hereinafter appointed or elected for the estate of any of the Debtors, an examiner appointed pursuant to section 1104 of the Bankruptcy Code, or any other fiduciary appointed as a legal representative of any of the Debtors or with respect to the property of the estate of any of the Debtors) and shall inure to the benefit of the DIP Secured Parties, the Prepetition Secured Parties and the Debtors and their respective successors and assigns; provided that the DIP Secured Parties and the Prepetition Secured Parties shall have no obligation to permit the use of the Prepetition Collateral (including Cash Collateral) by, or to extend any financing to, any chapter 7 trustee, chapter 11 trustee or similar responsible person appointed for the estates of the Debtors.

24. Limitation on Liability. Nothing in this Interim Order, the DIP Documents, the Prepetition Secured Debt Documents or any other documents related to the transactions contemplated hereby shall in any way be construed or interpreted to impose or allow the imposition upon the DIP Secured Parties or the Prepetition Secured Parties any liability for any claims arising from the prepetition or postpetition activities of the Debtors in the operation of their businesses, or in connection with their restructuring efforts. The DIP Secured Parties and Prepetition Secured Parties shall not, in any way or manner, be liable or responsible for (i) the safekeeping of the DIP Collateral or Prepetition Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof or (iv) any act or default of any carrier, servicer, bailee, custodian, forwarding agency or other person and all risk of loss, damage or destruction of the DIP Collateral or Prepetition Collateral shall be borne by the Debtors. By virtue of making any loan or other extension of credit under the DIP Documents, to permit the use of the DIP Collateral or Prepetition Collateral (including Cash Collateral) or in exercising any rights or remedies as and when permitted pursuant to this Interim Order or the DIP Documents or Prepetition Secured Debt Documents, none of the DIP Secured Parties or the Prepetition Secured Parties shall (a) have any liability to any third party or be deemed to be in “control” of the operations of the Debtors; (b) owe any fiduciary duty to the Debtors, their respective creditors, shareholders or estates; or (c) be deemed to be acting as a “Responsible Person” or “Owner” or “Operator” or “managing agent” with respect to the operation or management of any of the Debtors (as such terms or similar terms are used in the United States Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601, et seq., as amended, or any other federal or state statute, including the Internal Revenue Code). Furthermore, nothing in this Interim Order shall in any way be construed or interpreted to impose or allow the imposition upon any of the DIP Secured Parties or the Prepetition Secured Parties of any liability for any claims arising from the prepetition or postpetition activities of any of the Debtors and their respective affiliates (as defined in section 101(2) of the Bankruptcy Code).

25. Master Proof of Claim. The Prepetition Secured Parties shall not be required to file proofs of claim in the Chapter 11 Cases or any Successor Case in order to assert claims on behalf of themselves or the other Prepetition Secured Parties for payment of the Prepetition Secured Debt arising under the Prepetition Secured Debt Documents, including, without limitation, any principal, unpaid interest, fees, expenses and other amounts under the Prepetition Secured Debt Documents. The statements of claim in respect of such indebtedness set forth in this Interim Order is deemed sufficient to and shall hereby constitute proofs of claim in respect of such debt and such secured status. Any order entered by this Court in relation to the establishment of a bar date for any claim (including, without limitation, administrative claims) in any of the

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Chapter 11 Cases or any Successor Cases shall not apply to the Prepetition Secured Parties with respect to the Prepetition Secured Debt (or with respect to the Adequate Protection Obligations). However, in order to facilitate the processing of claims, the Prepetition Agent (at the direction of the applicable Requisite Lenders) is authorized, but not directed or required, to file in the Debtors’ lead chapter 11 case, Case No. 24-10621, a single master proof of claim on behalf of the applicable Prepetition Secured Parties on account of any and all of their respective claims against any of the Debtors arising under the applicable Prepetition Secured Debt Documents and hereunder (each, a “Master Proof of Claim”). Upon the filing of a Master Proof of Claim by either Prepetition Agent, it shall be deemed to have filed a proof of claim in the amount set forth therein in respect of its claims against each of the Debtors of any type or nature whatsoever with respect to the applicable Prepetition Secured Debt Documents, and the claim of each applicable Prepetition Secured Party (and each of its respective successors and assigns) specified in a Master Proof of Claim shall be treated as if it had filed a separate proof of claim in each of these Chapter 11 Cases. The Master Proofs of Claim shall not be required to identify whether any Prepetition Secured Party acquired its claim from another party or the identity of any such party or to be amended to reflect a change in the holders of the claims set forth therein or a reallocation among the holders of the claims asserted therein resulting from the transfer of all or any portion of such claims. The provisions of this paragraph 25 and each Master Proof of Claim are intended solely for the purpose of administrative convenience and shall not affect the right of each Prepetition Secured Party (or its successors in interest) to vote separately on any plan proposed in these Chapter 11 Cases. The Master Proofs of Claim shall not be required to attach any instruments, agreements or other documents evidencing the obligations owing by each of the Debtors to the applicable Prepetition Secured Parties, which instruments, agreements or other documents will be provided upon written request to counsel to the applicable Prepetition Agent. The DIP Secured Parties shall similarly not be required to file proofs of claim with respect to their DIP Obligations under the DIP Documents, and the evidence presented with the DIP Motion and the record established at the Interim Hearing are deemed sufficient to, and do, constitute proofs of claim with respect to their obligations, secured status, and priority.

26. Insurance. To the extent that the Prepetition Agent is listed as loss payee under the DIP Borrower’s or DIP Guarantors’ insurance policies, the DIP Agent is also deemed to be the loss payee under the insurance policies (in any such case with the same priority of liens and claims thereunder relative to the priority of the Prepetition Liens and Adequate Protection Liens as set forth herein), and shall act in that capacity and distribute any proceeds recovered or received in respect of the insurance policies, to the indefeasible payment in full of the DIP Obligations (other than contingent indemnification obligations as to which no claim has been asserted) and termination of the DIP Commitments, and to the payment of the applicable Prepetition Secured Debt.

27. Credit Bidding. (a) The DIP Agent (acting at the direction of Requisite Lenders), on behalf of itself and the other DIP Lenders, shall have the right to credit bid in accordance with the DIP Documents, up to the full amount of the DIP Obligations in any sale of the DIP Collateral (or any portion thereof), including any accrued interest, fees, and expenses and (b) the Prepetition Agent (acting at the direction of Requisite Lenders (as defined in the Prepetition Secured Debt Documents)) shall have the right, consistent with the provisions of the Prepetition Secured Debt Documents (and providing for the DIP Obligations to be indefeasibly repaid in full in cash and the termination of the DIP Commitments), to credit bid up to the full amount of the Prepetition Secured Debt (including aby Adequate Protection Obligations) in each case including any accrued interest, fees, and expenses, in the sale of the Prepetition Collateral (or any portion thereof), in each case (i) without the need for further Court order authorizing the same, (ii) subject, as applicable to section 363(k) of the Bankruptcy Code and (iii) whether any such sale is effectuated through section 363(k), 1123 or 1129(b) of the Bankruptcy Code, by a chapter 7 trustee under section 725 of the Bankruptcy Code, or otherwise. No Debtor shall object to any DIP Secured Party or any Prepetition Secured Party credit bidding up to the full amount of the applicable outstanding DIP Obligations or Prepetition Obligations (including any DIP Superpriority Claims and Adequate Protection Obligations), in each case including any accrued interest, fees, and expenses, in any sale of any DIP Collateral or Prepetition Collateral, as applicable, whether such sale is effectuated through sections 363 or 1129 of the Bankruptcy Code, by a chapter 7 trustee under section 725 of the Bankruptcy Code, or otherwise.

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28. Effectiveness. This Interim Order shall constitute findings of fact and conclusions of law in accordance with Bankruptcy Rule 7052 and shall take effect and be fully enforceable nunc pro tunc to the Petition Date immediately upon entry hereof. Notwithstanding Bankruptcy Rules 4001(a)(3), 6004(h), 6006(d), 7062, or 9014 of the Bankruptcy Rules or any Local Rules, or Rule 62(a) of the Federal Rules of Civil Procedure, this Interim Order shall be immediately effective and enforceable upon its entry and there shall be no stay of execution or effectiveness of this Interim Order.

29. Modification of DIP Documents and Approved Budget. The Debtors are hereby authorized, without further order of this Court, to enter into agreements with the DIP Secured Parties (or the Prepetition Secured Parties after the indefeasible payment in full of the DIP Obligations and termination of the DIP Commitments) providing for any consensual non-material modifications to the Approved Budget or the DIP Documents, or of any other modifications to the DIP Documents necessary to conform the terms of the DIP Documents to this Interim Order, in each case consistent with the amendment provisions of the DIP Documents; provided, however, that notice of any material modification or amendment to the DIP Documents shall be filed on the docket and also provided to the U.S. Trustee, any statutory committee, and parties in interest requesting notice pursuant to Rule 2002, which shall have three (3) business days from the date of receipt of such notice within which to object, in writing, to the modification or amendment. If the U.S. Trustee, any statutory committee, or any party in interest timely objects to any material modification or amendment to the DIP Documents, the modification or amendment shall only be permitted pursuant to an order of the Court. The foregoing shall be without prejudice to the Debtors’ right to seek approval from the Court of a material modification on an expedited basis.

30. Headings. Section headings used herein are for convenience only and are not to affect the construction of or to be taken into consideration in interpreting this Interim Order.

31. Payments Held in Trust. Except as expressly permitted in this Interim Order or the DIP Documents and except with respect to the Debtors, in the event that any person or entity receives any payment on account of a security interest in DIP Collateral, receives any DIP Collateral or any proceeds of DIP Collateral or receives any other payment with respect thereto from any other source prior to indefeasible payment in full in cash of all DIP Obligations and termination of all DIP Commitments, such person or entity shall be deemed to have received, and shall hold, any such payment or proceeds of DIP Collateral in trust for the benefit of the DIP Secured Parties and shall immediately turn over the proceeds to the DIP Agent, or as otherwise instructed by this Court, for application in accordance with the DIP Documents and this Interim Order.

32. Bankruptcy Rules. The requirements of Bankruptcy Rules 4001, 6003 and 6004, in each case to the extent applicable, are satisfied by the contents of the DIP Motion.

33. No Third-Party Rights. Except as explicitly provided for herein, this Interim Order does not create any rights for the benefit of any third party, creditor, equity holder or any direct, indirect or incidental beneficiary.

34. Necessary Action. The Debtors, the DIP Secured Parties and the Prepetition Secured Parties are authorized to take all actions as are necessary or appropriate to implement the terms of this Interim Order. In addition, the Automatic Stay is modified to permit affiliates of the Debtors who are not debtors in the Chapter 11 Cases to take all actions as are necessary or appropriate to implement the terms of this Interim Order.

35. Retention of Jurisdiction. The Court shall retain jurisdiction to enforce the provisions of this Interim Order, and this retention of jurisdiction shall survive the confirmation and consummation of any chapter 11 plan for any one or more of the Debtors notwithstanding the terms or provisions of any such chapter 11 plan or any order confirming any such chapter 11 plan.

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36. Final Hearing. A final hearing to consider the relief requested in the DIP Motion shall be held on April 22, 2024 at 1:00 p.m. (prevailing Eastern Time). Any objections or responses to the DIP Motion shall be filed on or prior to April 15, 2024 at 4:30 p.m. (prevailing Eastern Time) and served on the following parties: (a) the U.S. Trustee, 844 King Street, Suite 2207, Lockbox 35, Wilmington, Delaware 19801, Attn. Jonathan Lipshie; (b) the Debtors, 777 Yamato Road, Boca Raton, Florida, 33431, Attn: General Counsel, (c) proposed counsel to the Debtors: Dorsey & Whitney (Delaware) LLP, 300 Delaware Avenue, Suite 1010, Wilmington, Delaware 19801, Attn: Eric Lopez Schnabel (schnabel.eric@dorsey.com) and Samuel S. Kohn (kohn.sam@dorsey.com); (d) counsel to the Senior Secured Creditors, (i) Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, NY 10017, Attn: David Schiff (david.schiff@davispolk.com) and Amber Leary (amber.leary@davispolk.com) and (ii) Richards, Layton & Finger, P.A., 920 North King Street, Wilmington, DE, Attn: John H. Knight (knight@rlf.com) and Brendan Schlauch (schlauch@rlf.com); (e) counsel to the Prepetition Subordinated Term Loan lenders, Sidley & Austin LLP, Anthony R. Grossi (agrossi@sidley.com) and Jason L. Hufendick (jhufendick@sidley.com); (f) the Prepetition Subordinated Noteholder; (g) counsel to any committee appointed in these Chapter 11 Cases; (h) the Securities and Exchange Commission; and (i) the U.S. Attorney’s Office for the District of Delaware; and (j) Delaware Attorney General.

/s/ THOMAS M. HORAN
Dated: April 3rd, 2024	THOMAS M. HORAN
Wilmington, Delaware	UNITED STATES BANKRUPTCY JUDGE

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